 As filed with the Securities and Exchange Commission on November 21, 2001


                                                 Registration No. 333-72184

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1


                                    TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ---------------
                              CBOT Holdings, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                     6231                   36-4468986
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of       Industrial Classification   Identification Number)
     incorporation or             Code Number)
      organization)
                           141 West Jackson Boulevard
                            Chicago, Illinois 60604
                                 (312) 435-3500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                 Carol A. Burke
                  Executive Vice President and General Counsel
                            CBOT Holdings, Inc. and
                  Board of Trade of the City of Chicago, Inc.
                           141 West Jackson Boulevard
                            Chicago, Illinois 60604
                                 (312) 435-3500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                             John H. Stassen, P.C.
                              Joseph P. Gromacki
                               Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                                (312) 861-2000

                                ---------------

   Approximate date of commencement of proposed sale to public: As promptly as practicable after this Registration Statement becomes effective and the satisfaction or waiver of certain other conditions described herein.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                                ---------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this document may change. We may not complete    +
+the transactions described in this document, and issue the securities         +
+described in this document, until the registration statement is filed with    +
+the Securities and Exchange Commission and is declared effective. This        +
+document is not an offer to sell these securities and it is not soliciting an + +offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROXY STATEMENT AND PROSPECTUS (SUBJECT TO CHANGE) DATED NOVEMBER 21, 2001


[Logo of Chicago Board of Trade]
                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                           141 WEST JACKSON BOULEVARD
                            CHICAGO, ILLINOIS 60604
                                            , 2001
Dear Voting Member:

  It is my privilege to present to you this proxy statement and prospectus in connection with a historic membership vote on a proposed restructuring of the Chicago Board of Trade, which is intended to enhance its competitiveness within the futures industry. You are being asked to vote on the restructuring transactions described in this document. The restructuring transactions are designed to:

  . demutualize our organization by creating a stock, for-profit holding company and distributing shares of common stock of the holding company to our members, while maintaining the CBOT as a nonstock subsidiary of the holding company;

  . modernize our corporate governance structure; and

  . reorganize and consolidate our electronic trading business.

  Pursuant to the restructuring transactions, we will create a new stock, for-profit holding company and reorganize the CBOT, which is currently a nonstock, not-for-profit corporation, into a for-profit, nonstock corporation that will be a subsidiary of the holding company. Each CBOT member will receive shares of common stock in the holding company in accordance with an allocation methodology described in this document and one of the five series of Class B membership in the CBOT subsidiary in respect of each membership held by such member. The shares of common stock in the holding company will represent an equity interest in the holding company. Each series of Class B membership will, subject to satisfaction of applicable membership and eligibility requirements, entitle the holder to trading rights and privileges that correspond to the trading rights and privileges currently associated with that holder's class of membership in the CBOT. In addition, each Full Member will receive a Class C membership in the CBOT subsidiary, which will, subject to satisfaction of certain requirements, entitle the holder to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange. Following the completion of the restructuring transactions, the Class C membership will represent the Chicago Board Options Exchange "exercise right" currently held by each Full Member.


  In connection with the restructuring transactions, we will modernize our corporate governance structure by making certain changes designed to improve our corporate decision-making process. In addition, we currently intend that our electronic trading business will be reorganized and consolidated into our wholly owned subsidiary, Electronic Chicago Board of Trade, Inc., in connection with the restructuring transactions. As a result, members who are limited partners of Ceres Trading Limited Partnership will receive a cash payment in exchange for their limited partnership interests and Ceres will be liquidated.

  Our Full Members and Associate Members will be entitled to vote on the restructuring transactions. Full Members will be entitled to one vote for each Full Membership owned and Associate Members will be entitled to one-sixth of one vote for each Associate Membership owned. No other class of membership will be entitled to vote on the restructuring transactions.

  Please review carefully the attached document, which provides important information regarding the restructuring transactions. In particular, you should carefully consider the matters discussed under "Risk Factors" beginning on page 19.


  Our board of directors has approved the restructuring transactions and recommends that you vote "FOR" each of the three propositions relating to the restructuring transactions being submitted for your approval. We believe that the restructuring transactions will better position us to compete in the rapidly changing and consolidating futures industry and will give our organization greater structural flexibility and easier access to equity capital, if needed, to grow and continue to offer quality products and services.

                          Sincerely,

                          /s/ Nickolas J. Neubauer
                          Nickolas J. Neubauer
                          Chairman of the Board

  Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  This document is dated             , 2001 and was first mailed, with the form
of proxy, to members on or about             , 2001.

                      [Logo of Chicago Board of Trade}

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                           141 WEST JACKSON BOULEVARD
                            CHICAGO, ILLINOIS 60604

                           NOTICE OF SPECIAL MEETING
To Our Voting Members:

   The board of directors of the Board of Trade of the City of Chicago, Inc. has called a special meeting of the membership, to be held at 2:30 p.m.,
Central time, on            , 2002 in the Visitor Center Theater, Fifth Floor,
at our offices at 141 West Jackson Boulevard, Chicago, Illinois 60604. The purpose of the meeting is to vote on three propositions relating to the restructuring transactions described in this document: (1) the approval and adoption of the agreement and plan of merger relating to the merger of the CBOT with a newly formed, nonstock, for-profit corporation, which will facilitate the demutualization of the CBOT; (2) ratification of the agreements relating to the exercise right recently entered into by us and the Chicago Board Options Exchange; and (3) the approval and adoption of all other matters relating to the restructuring transactions, including a new certificate of incorporation and bylaws for the holding company and the CBOT subsidiary, a technical amendment to the CBOT's bylaws and certain changes to the rules and regulations, which, collectively, will facilitate the demutualization, the modernization of certain aspects of our corporate governance structure and the reorganization of our electronic trading business. Unless all three of these propositions are approved, the restructuring transactions will not have been approved by the members and, accordingly, will not be completed.


   Holders of Full Memberships and Associate Memberships will be entitled to vote on these matters at the special meeting of the membership. Full Members will be entitled to one vote for each Full Membership owned and Associate Members will be entitled to one-sixth of one vote for each Associate Membership owned. No other class of membership will be entitled to vote on the restructuring transactions.

   We have enclosed a proxy ballot for your use in voting on the propositions described above and in this document. The special meeting of the membership and related proxy ballot solicitation will be conducted in accordance with our certificate of incorporation, bylaws and rules and regulations and applicable law. In particular, the propositions described in this document are being submitted to a vote of the membership pursuant to Sections 5 and 7 of Exhibit A to our certificate of incorporation.


   In connection with the proxy ballot solicitation, please note the following instructions:

  . Please mark the enclosed proxy ballot with respect to each proposition and provide your signature, printed name and date where indicated, and enclose and seal the completed proxy ballot in the gold envelope addressed to the Secretary of the CBOT. Each proxy ballot must be signed in order to be effective.

  . Print your name in the upper left-hand corner of the gold envelope and deliver or mail it to the Secretary's Office. Alternatively, you may submit your completed proxy ballot to the Secretary's Office by depositing the proxy ballot in the ballot box located in the fourth floor lobby of our offices between the hours of 8:00 a.m. and 2:15 p.m.,
    Central time, on          , 2002.


   In the absence of specific direction, proxies will be voted "FOR" approval of the propositions. Proxies that are marked both "FOR" and "AGAINST" a given proposition will not count and will not be treated as votes cast with respect to such proposition. Proxy ballots must be received at the Board of Trade of the City of Chicago, Inc., Office of the Secretary, 141 West Jackson Boulevard,
Chicago, Illinois 60604 prior to 2:15 p.m., Central time, on           , 2002
in order to be counted.


   Returning your completed proxy ballot will not prevent you from voting in person at the special meeting of the membership if you are present and wish to vote. Please note, however, that if you vote by proxy ballot you will not need to attend the special meeting of the membership, or take any further action in connection with the special meeting, because you already will have directed the proxy how you wish to vote with respect to the propositions. You may revoke your proxy ballot any time before the special meeting of the membership by providing written notice to the Secretary or by submission of a later-dated proxy ballot.

   Your board of directors has carefully considered and approved these matters and recommends that you vote "FOR" approval of each of the three propositions relating to the restructuring transactions being submitted for your approval.

                                          By Order of the Board of Directors,

                                          /s/ Paul J. Draths
                                          Paul J. Draths
                                          Vice President and Secretary
         , 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary...................................................................    1
Risk Factors..............................................................   19
The Restructuring Transactions............................................   36
Capitalization............................................................   77
Selected Consolidated Financial Data......................................   78
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   80
Our Business .............................................................   91
Management and Executive Compensation.....................................  115
Description of Capital Stock..............................................  128
Comparison of the Rights of Members of the CBOT Prior to and After
 Completion of the Restructuring Transactions ............................  135
Shares Eligible for Future Sale...........................................  146
Material U.S. Federal Income Tax Consequences of the Restructuring
 Transactions ............................................................  147
Special Meeting and Proxy Information.....................................  149
Legal Matters.............................................................  151
Experts...................................................................  151
Where You Can Find More Information.......................................  151
Appendix A
  Board of Trade of the City of Chicago, Inc. and Subsidiaries Financial
  Statements..............................................................  A-1
Appendix B
  Pro Forma Financial Information of Board of Trade of the City of
  Chicago, Inc. and Subsidiaries..........................................  B-1
Appendix C
  Agreement and Plan of Merger Relating to the Reorganization Merger......  C-1


                                                                          Page
                                                                          ----
Appendix D
  Appendix D-1: William Blair Fairness Opinion........................... D-1-1
  Appendix D-2: Arthur Andersen Fairness Opinion......................... D-2-1
  Appendix D-3: Preliminary Ceres Valuation Analysis..................... D-3-1
Appendix E
  Appendix E-1: August 7, 2001 Agreement between the Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange .......... E-1-1
  Appendix E-2: October 24, 2001 Letter Agreement between the Board of
  Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago
  Board Options Exchange ................................................ E-2-1
Appendix F
  Amended and Restated Certificate
  of Incorporation of CBOT
  Holdings, Inc. ........................................................   F-1
Appendix G
  Amended and Restated Bylaws of CBOT Holdings, Inc......................   G-1
Appendix H
  Amended and Restated Certificate of Incorporation of the Board of Trade
  of the City of Chicago, Inc............................................   H-1
Appendix I
  Amended and Restated Bylaws of
  the Board of Trade of the City of
  Chicago, Inc...........................................................   I-1
Appendix J
  Status of Certain Current CBOT Rules and Regulations as a Result of the
  Restructuring Transactions.............................................   J-1


   References to "we," "us" or "our" refer to either the CBOT, in its current form as a nonstock, not-for-profit corporation or in its post-restructuring form as the CBOT subsidiary, a nonstock, for-profit corporation, or CBOT Holdings, the stock, for-profit holding company that will result from completion of the restructuring transactions described in this document, as the context requires, together with its consolidated subsidiaries.


   Project A(R) is a registered trademark of Ceres. Certain other trademarks used herein are the property of their respective owners.

   On January 26, 2001, the CBOT initially filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (Registration No. 353-54370), including a proxy statement and prospectus, relating to the restructuring transactions described in this document, which was subsequently amended on March 6, 2001, March 26, 2001, April 6, 2001 and May 2, 2001. In addition, the CBOT and its predecessor have filed various communications relating to the restructuring transactions described in this document with the Securities and Exchange Commission pursuant to Rule 425 under the Securities Act of 1933, as amended. As a result of certain refinements to the restructuring transactions described in this document, the CBOT has withdrawn its Registration Statement on Form S-4 as of October 24, 2001 and caused CBOT Holdings to file a Registration Statement on Form S-4 (Registration No. 333-72184), of which this document forms a part, relating to the restructuring transactions, as refined and described in this document. All communications relating to the restructuring transactions described in this document and previously filed with the Securities and Exchange Commission by the CBOT and its predecessor pursuant to Rule 425 under the Securities Act of 1933, as amended, shall be deemed to refer to the restructuring transactions described in this document.


   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to issue these securities. The information contained in this document is accurate only as of the date of this document, regardless of the date of delivery of this document or of the sale of any securities.

                                    SUMMARY

   This summary highlights information contained elsewhere in this document. It does not contain all of the information which you should consider before voting on the propositions relating to the restructuring transactions and may not contain all of the information that is important to your individual situation. Consequently, you should read this entire document very carefully before voting on the propositions relating to the restructuring transactions.


Overview of the Restructuring Transactions

   As a result of rapidly evolving changes in the futures industry, principally the increasing importance of electronic trading, we have determined that it is necessary to restructure our organization in order to enhance its competitiveness. Over the last several years, with the assistance of various outside advisors, we have conducted an ongoing and extensive evaluation process with respect to our need to restructure. As a result of this process, we have developed, and are proposing for your approval, a series of transactions designed to restructure the CBOT.

   These transactions, which we sometimes refer to in this document as the "restructuring transactions," are designed to:

  . demutualize our organization by creating a stock, for-profit holding company, which we sometimes refer to in this document as "CBOT Holdings," and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings, which we sometimes refer to in this document as the "CBOT subsidiary;"


  . modernize our corporate governance structure by substantially eliminating the current membership "petition process," adopting a more modern mechanism for initiating and voting on stockholder proposals and making other changes to improve our corporate decision-making process; and


  . reorganize and consolidate our electronic trading business, part of which is currently operated by Ceres Trading Limited Partnership, or "Ceres," into Electronic Chicago Board of Trade, Inc., or "eCBOT," our wholly owned corporate subsidiary formed for that purpose.

We believe that the completion of the restructuring transactions will enable us to enhance our competitiveness within the futures industry, including our competitiveness within both the open outcry and electronic trading markets.

   We currently anticipate that we will complete the restructuring transactions as soon as reasonably practicable following membership approval, subject to receiving a favorable ruling from the Internal Revenue Service and/or an opinion of counsel, and any required regulatory approvals from the Commodity Futures Trading Commission. However, our obligation to complete the restructuring transactions is subject to satisfaction of a number of conditions, including, among other things, a condition that our board of directors shall not have determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or that the restructuring transactions are not fair to each class of CBOT membership. For more information about the IRS ruling and opinion of counsel, CFTC approvals and other conditions to our obligation to complete the restructuring transactions, see "The Restructuring Transactions--Regulatory Matters," "-- Conditions to Completing the Restructuring Transactions" and "Description of the Restructuring Transactions--Reorganization of Our Electronic Trading Business."


Our Business

   Founded in 1848, we are one of the world's leading exchanges for the trading of futures and options on futures contracts, with total volume traded in the first half of 2001 of about 127 million contracts, which represented about 9% of the total volume of global listed futures, options on futures and equity index futures contracts traded. From our origins in the nineteenth century as a market for trading grains, we have evolved into a major financial center in the twenty-first century, offering a diverse range of futures and options on futures products based on interest rates, debt instruments, agricultural commodities, equity indices and other underlying instruments.

   We operate markets for the trading of commodity and financial futures contracts, as well as options on futures contracts. Our products trade on traditional open outcry auction markets on our trading floors in Chicago where members trade among themselves for their own accounts and for the accounts of their customers. We also make our products available for trading on the a/c/e electronic trading system operated by our joint venture with the Eurex Group, which includes Deutsche Borse AG, the Swiss Stock Exchange and Eurex Zurich AG. The a/c/e system uses a modified form of the technology used at Eurex, the largest derivatives exchange in the world.

   We also engage in market surveillance and financial supervision activities designed to ensure market integrity and provide financial safeguards for users of our markets. Further, we market and distribute real-time and historical market data generated from trading activity in our markets to users of our products and related cash and derivative markets.

   Our principal executive offices are located at 141 West Jackson Boulevard, Chicago, Illinois 60604, and our telephone number is (312) 435-3500. For more information about our business, see "Our Business."

Common Stock

   In connection with the restructuring transactions, each member of the CBOT, including each Full Member, Associate Member, GIM, IDEM and COM, as well as each member holding a one-half Associate Membership, will receive an appropriate number of shares of common stock of CBOT Holdings. The number of shares of common stock to be received by each member will be based upon the allocation methodology developed and recommended by our board's Independent Allocation Committee and approved by our board of directors. For purposes of the restructuring transactions, including the allocation of common stock of CBOT Holdings, each member holding a one-half Associate Membership will be treated as a GIM.

   The common stock of CBOT Holdings will generally have traditional features of common stock, including, among other things, dividend, voting and liquidation rights. In particular, the common stock of CBOT Holdings will provide the holder with the right to receive dividends as determined by the board of directors and the right to share in the proceeds of liquidation, in each case ratably on the basis of the number of shares held and subject to the rights of any preferred stock that could be issued in the future. In addition, holders of common stock of CBOT Holdings will have the right to vote on all matters upon which stockholders of CBOT Holdings will be entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings.


   For more information about the common stock of CBOT Holdings, see "Description of Capital Stock."

Memberships


   In connection with the restructuring transactions, each CBOT member will also receive one of the five series of Class B membership in the CBOT subsidiary in respect of each membership currently held by such member. Each series of Class B membership will, subject to satisfaction of applicable membership and eligibility requirements, entitle the holder to trading rights and privileges that correspond to the trading rights and privileges currently associated with that holder's class of membership in the CBOT. In addition, each Full Member will receive a Class C membership in the CBOT subsidiary, which will, subject to satisfaction of certain requirements, entitle the holder to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange. We sometimes refer to this right in this document as the "exercise right" of Full Members with respect to the Chicago Board Options Exchange. The exercise right is set forth in the certificate of incorporation of the Chicago Board Options Exchange and is currently held by each Full Member of the CBOT.


   For more information about the Class B and Class C memberships in the CBOT subsidiary, see "Comparison of the Rights of Members of the CBOT Prior to and After Completion of the Restructuring Transactions."

The Restructuring Transactions

   The restructuring transactions consist of a series of transactions designed to demutualize our organization by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings, the CBOT subsidiary; modernize our corporate governance structure; and reorganize and consolidate our electronic trading business into our wholly owned subsidiary, eCBOT.


   Let us tell you more about the restructuring transactions:

 Demutualization

   The demutualization of the CBOT will be accomplished, in part, by merging a newly formed nonstock, for-profit subsidiary with and into the CBOT, which will result in the CBOT being the surviving entity. We sometimes refer to this merger in this document as the "reorganization merger." Upon completion of the reorganization merger, the CBOT will become a nonstock, for-profit corporation and a subsidiary of CBOT Holdings. For more information on the reorganization merger, including a chart depicting the organizational structure of CBOT Holdings following the completion of the reorganization merger, see "The Restructuring Transactions--Description of the Restructuring Transactions."


   In connection with the completion of the reorganization merger, members will receive a dividend of shares of common stock of CBOT Holdings that will be payable to each CBOT member immediately prior to the effectiveness of the reorganization merger in accordance with an allocation methodology described in this document, as set forth in the table below.


                    Shares of Common Stock of CBOT Holdings
                       to Be Received Per CBOT Membership


              Class of CBOT                                        Shares of
               Membership                                         Common Stock
              -------------                                       ------------
              Full                                                   25,000
              Associate                                               5,000
              GIM                                                     2,500
              IDEM                                                      300
              COM                                                       350


   Immediately after the completion of the restructuring transactions, our members will be the only common stockholders of CBOT Holdings.

   In addition, upon completion of the reorganization merger, the CBOT subsidiary will have three new classes of membership: Class A memberships, Class B memberships and Class C memberships. CBOT Holdings will hold the sole Class A membership in the CBOT subsidiary, which will entitle CBOT Holdings to the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, as well as the exclusive right to receive all distributions, dividends and proceeds upon liquidation from the CBOT subsidiary. The Class B memberships will consist of five separate series:
Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5, with each series having associated with it trading rights and privileges that correspond to one of the five current classes of CBOT membership. As set forth in the table below, members of the CBOT will receive one of the five series of Class B memberships in the CBOT subsidiary in respect of each membership held by such member and, in addition, each Full Member will also receive a Class C membership in the CBOT subsidiary, which will represent the exercise right.

                       Memberships in the CBOT Subsidiary
                       to be Received Per CBOT Membership

                                                                            Number of
                                Number and Series of                     CBOT Subsidiary
      Class of CBOT               CBOT Subsidiary                            Class C
       Membership               Class B Memberships                        Memberships
      -------------             --------------------                     ---------------
      Full                          1 Series B-1                            1 Class C
      Associate                     1 Series B-2                               --
      GIM                           1 Series B-3                               --
      IDEM                          1 Series B-4                               --
      COM                           1 Series B-5                               --

   You are being asked to, among other things, adopt and approve the agreement and plan of merger pursuant to which the reorganization merger will occur. We have included as Appendix C to this document the form of the agreement and plan of merger relating to the reorganization merger. We urge you to review carefully the agreement and plan of merger before voting on the propositions relating to the restructuring transactions.


   For more information about our demutualization, including the allocation of shares of common stock of CBOT Holdings among members, see "The Restructuring Transactions--Description of the Restructuring Transactions--Demutualization," "--Independent Allocation Committee of the Board" and "--Opinion of the Financial Advisor to the Independent Allocation Committee of the Board."

 Modernizing Our Corporate Governance Structure

   In connection with the restructuring transactions, we will modernize certain aspects of our corporate governance structure. These changes will occur as a result of the creation of a holding company structure and certain changes to be made to the certificate of incorporation, bylaws and rules and regulations of the CBOT subsidiary in connection with the reorganization merger.


   Because CBOT members will receive interests in both CBOT Holdings and the CBOT subsidiary as a result of the completion of the restructuring transactions, it is important for you to understand the scope and nature of your rights and obligations in these two organizations. Upon the completion of the restructuring transactions, you will be a stockholder of CBOT Holdings and a member of the CBOT subsidiary. Your rights as a stockholder of CBOT Holdings will resemble those of a stockholder of a public company and your rights as a member of the CBOT subsidiary will more closely resemble your current trading rights and privileges as CBOT members. However, as explained below, there will be important changes to your rights and obligations as a result of the modernization of our corporate governance structure.


   CBOT Holdings. CBOT Holdings will have a corporate governance structure more customary for a for-profit, stock corporation. The holders of the common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings. However, the holders of the common stock of CBOT Holdings will not be entitled to initiate proposals to amend the certificate of incorporation of CBOT Holdings or, as described below, the certificate of incorporation, bylaws and rules and regulations of the CBOT subsidiary. Although stockholders of CBOT Holdings will be entitled to initiate proposals to amend the bylaws of CBOT Holdings, such proposals may only be brought to a vote at an annual meeting after satisfying certain advance notice requirements and will require the approval of two-thirds of the voting power of the stockholders of CBOT Holdings entitled to vote generally in the election of directors.


   CBOT Subsidiary. The CBOT subsidiary will have a unique corporate governance structure, which is designed generally to vest control with CBOT Holdings, but provide the holders of Series B-1 and Series B-2, Class B memberships with certain special voting rights with respect to the trading rights and privileges associated with Class B memberships. In particular, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary including, among other things, the election of directors to the board of directors of the CBOT subsidiary. The holders of Class B and Class C memberships will not have voting rights with respect to matters requiring a vote of the members of the CBOT subsidiary, except that holders of Series B-1 and Series B-2, Class B memberships will have limited voting rights to approve changes that would adversely affect certain core rights relating to the trading rights and privileges of Class B memberships.

   Specifically, the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary will have the right to vote on any amendment to the certificate of incorporation or bylaws, which will include the rules and regulations, of the CBOT subsidiary that would adversely affect the following core rights:


  . the allocation of products that a holder of a specific series of Class B membership is permitted to trade on the exchange facilities of the CBOT subsidiary, e.g., the elimination of any product from a holder's trading rights and privileges;

  . the requirement that Class B members of the CBOT subsidiary will be charged transaction fees for trades of the CBOT subsidiary's products for their accounts that are lower than the transaction fees charged to any participant who is not a Class B member for the same products;

  . the authorized number of any class or series of memberships in the CBOT subsidiary;


  . the membership and eligibility requirements to become a Class B member of the CBOT subsidiary or to exercise the associated trading rights or privileges; and

  . the commitment to maintain current open outcry markets so long as each such market is deemed liquid unless the discontinuance of any such market is approved by the holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

Holders of Series B-1, Class B memberships in the CBOT subsidiary will have one vote per membership and holders of Series B-2, Class B memberships in the CBOT subsidiary will have one-sixth of one vote per membership in any vote with respect to a proposed amendment to the certificate of incorporation or bylaws of the CBOT subsidiary that would adversely affect any of the above-described core rights. The holders of Series B-3, Series B-4 and Series B-5, Class B memberships and Class C memberships in the CBOT subsidiary will not have the right to vote on such matters.


   The certificate of incorporation and bylaws of CBOT Holdings and the CBOT subsidiary will limit the ability of stockholders and members, respectively, to participate in the day-to-day management and operations of CBOT Holdings and the CBOT subsidiary. For example, the boards of directors of CBOT Holdings and the CBOT subsidiary will generally have the authority to adopt, repeal and amend the bylaws of CBOT Holdings and the CBOT subsidiary, respectively, without approval by the holders of its common stock or members, as the case may be. In addition, the petition process of the members of the CBOT, which includes, among other things, the ability of voting members to petition the board of directors to call special meetings of members and the requirement that members approve all changes to the certificate of incorporation and bylaws, will be substantially eliminated.


   Boards of Directors. On October 31, 2001, our members approved and adopted amendments to our certificate of incorporation and bylaws that became effective on November 14, 2001, which authorize our board of directors to delay the next annual election until no later than March 31, 2002, reduce the size of our board of directors from 18 directors to nine directors at the first annual election following timely approval of the restructuring transactions by our members, clarify our board of directors' discretion as to the timing of its regular meetings and make certain other conforming changes. If our members approve the restructuring transactions in a timely manner, our board of directors will be reduced in size from 18 directors to nine directors in connection with the next annual election, which will be held as soon as reasonably practicable following membership approval of the restructuring transactions, but in no event later than March 31, 2002. At such annual election, our members will elect eight new directors to serve on the nine-member board of directors, with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. Upon completion of the restructuring transactions, the new directors elected to serve on the nine-member board of directors will continue to serve on the boards of directors of both CBOT Holdings and the CBOT subsidiary until the next annual meeting of each such corporation.


   If the membership vote on the restructuring transactions does not occur in a timely manner, and, as a result, the size of our board of directors is not reduced from 18 directors to nine directors prior to the completion of the restructuring transactions, such directors will continue as members of the boards of directors of both CBOT Holdings and the CBOT subsidiary immediately following completion of the restructuring transactions. The size of the board of directors of CBOT Holdings will thereafter be reduced to nine directors in connection with a special meeting of stockholders to be held as soon as reasonably practicable following completion of the restructuring transactions. At such special meeting, the stockholders will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. In connection with the election of directors to the new nine-member board of directors of CBOT Holdings, it is anticipated that CBOT Holdings, as the sole Class A member of the CBOT subsidiary, will elect the same nine persons as members of the board of directors of the CBOT subsidiary. Each director of CBOT Holdings and the CBOT subsidiary will be elected to serve as a director until the next annual meeting of each such corporation and will not be subject to term limits.


   In order to ensure that the board of directors of CBOT Holdings is generally identical in size and composition to the board of directors of the CBOT subsidiary, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings. The nine-member boards of directors of CBOT Holdings and the CBOT subsidiary will each consist of the chairman of the board, five directors who are Class B members of the CBOT subsidiary, two directors who are "independent" within the meaning of the certificate of incorporation and bylaws of CBOT Holdings and one director who is "at-large," or generally not subject to qualifications. We currently expect that the president and chief executive officer of CBOT Holdings will be nominated for election as the at-large director.


   Certain Other Changes. We will also make certain changes to the rules and regulations of the CBOT. After completion of the restructuring transactions, the rules and regulations will be part of the bylaws of the CBOT subsidiary and, accordingly, the authority to adopt, repeal and amend the rules and regulations will be vested solely and exclusively in the board of directors of the CBOT subsidiary and CBOT Holdings, as the holder of the Class A membership, except for amendments which would adversely affect the core rights of the Series B-1 and Series B-2, Class B members, as described above, which will also require the approval of the holders of Series B-1 and Series B-2, Class B memberships. As a result, the holders of common stock of CBOT Holdings and the holders of memberships in the CBOT subsidiary will not generally have the authority to adopt, repeal or amend the rules and regulations.


   The substantial elimination of the petition process and the elimination of the requirement of membership approval to adopt, repeal or amend the bylaws and rules are designed to modernize our corporate governance structure in order to improve the efficiency of our decision-making process. Since these changes will materially affect your rights and obligations, we urge you to give careful consideration to these aspects of the restructuring transactions before voting on the propositions relating to the restructuring transactions.


   For more information about these changes to our corporate governance structure, see "The Restructuring Transactions--Description of the Restructuring Transactions--Modernization of Our Corporate Governance Structure."

 Reorganizing Our Electronic Trading Business

   In connection with the restructuring transactions, we currently intend that our electronic trading business will be reorganized and consolidated into our wholly owned eCBOT subsidiary, so that following completion of the restructuring transactions, eCBOT will conduct the electronic trading business of the CBOT. This will be accomplished pursuant to certain transactions described below involving Ceres, which currently operates part of the electronic trading business of the CBOT, on the terms and subject to the conditions described in greater detail elsewhere in this document.


   As part of the reorganization of our electronic trading business, a newly-formed corporate subsidiary of the CBOT subsidiary will merge with and into Ceres, with Ceres as the surviving entity. As a result of this merger, which we sometimes refer to in this document as the "Ceres merger," eCBOT will remain the general partner of Ceres and the CBOT subsidiary will become a limited partner of Ceres. Following the Ceres merger, Ceres will liquidate and its assets will be distributed to the CBOT subsidiary and eCBOT. The CBOT subsidiary will then transfer to eCBOT assets relating to the electronic trading business received in such distribution. As a result, eCBOT will own and operate the electronic trading business of the CBOT subsidiary.

   Pursuant to the Ceres merger, the limited partners of Ceres, other than eCBOT, will receive a cash payment in exchange for their limited partnership interests. The amount of the cash payment that will be distributed in exchange for each limited partnership interest will be determined by our board and the board of directors of eCBOT, the general partner of Ceres, after considering each limited partnership interest's allocable portion of the value of Ceres as presented in the final valuation report of Arthur Andersen LLP regarding the value of Ceres and the partnership interests in Ceres, to be delivered as of a date reasonably proximate to the date of the completion of the Ceres merger.

  As described further below, we engaged Arthur Andersen to determine the fair market value of Ceres and the limited partnership interests and evaluate the fairness, from a financial point of view, to Ceres and each class of limited partners of the consideration to be issued in the Ceres merger to each class of the Ceres limited partners.

   In November 2001, Arthur Andersen prepared a preliminary valuation analysis that concluded the fair market value of Ceres as of September 30, 2001 was $25,600,000. For purposes of illustration, the chart below indicates the amount of the cash payment that would have been distributed for each Class A limited partnership interest in Ceres if the distribution had been made on the basis of Arthur Andersen's valuation analysis of Ceres as of September 30, 2001. The actual amount of the cash payment that will be distributed to each limited partner of Ceres will not be determined until shortly before the completion of the Ceres merger.


          Illustrative Example of the Amount of the Cash Payment To Be
            Received Per Ceres Class A Limited Partnership Interest

                         As of September 30, 2001



               Limited
             Partnership                                               Cash
              Interest                                               Payment
             -----------                                            ----------
             Class A-1                                              $11,539.50
             Class A-2                                                1,923.29
             Class A-3                                                  961.58
             Class A-4                                                   57.70


   Class B limited partnership interests in Ceres, which are currently held only by our clearing members, are valued, in part, based upon the CBOT trading volume of the member holding such limited partnership interest. As a result, the value of each Class B limited partnership interest and the amount of the cash payment to be distributed in exchange for that limited partnership interest varies by holder. Based upon the September 30, 2001 valuation of Ceres, a total of $5,120,000 would be distributed to the 60 holders of Class B limited partnership interests in Ceres.

   You should understand that the actual amount of the cash payment to be distributed to each Ceres limited partner will be determined by our board of directors and the board of directors of eCBOT after considering the value of each limited partnership interest as presented in Arthur Andersen's final valuation report to be delivered to us as of a date reasonably proximate to the date of the completion of the Ceres merger and is not capable of determination at this time. Accordingly, the description set forth above is for illustrative purposes only.


   For more information about the reorganization of our electronic trading business, including the Ceres merger, conditions to our obligation to complete the Ceres merger as described herein, the valuation of Ceres and the distribution of, and expected sources for, cash payments to the Ceres limited partners, see "The Restructuring Transactions--Description of the Restructuring Transactions--Reorganization of Our Electronic Trading Business," "--Opinion of Arthur Andersen to the Board of Directors Regarding the Fairness of the Ceres Merger" and "--Ceres Valuation Analysis of Arthur Andersen."


Fairness Opinions

   Our board of directors has received two fairness opinions from our financial advisors in connection with the restructuring transactions: one opinion relating to the allocation of shares of common stock of CBOT Holdings among the CBOT members in connection with the demutualization and another opinion relating to the amount of the cash payments to be distributed among the Ceres limited partners as merger consideration pursuant to the Ceres merger in connection with the reorganization of our electronic trading business.


   Neither of these two fairness opinions addresses the value of the CBOT or the memberships before or after completion of the restructuring transactions, or the fairness of the consideration to be received by CBOT members in respect of their memberships in connection with the restructuring transactions. See "Risk Factors--Risks Relating to the Restructuring Transactions--We Have Not Determined or Received Any Opinion Regarding the Value of the CBOT Before or After the Restructuring Transactions or the Value of the Securities and/or Memberships You Will Receive in the Restructuring Transactions Compared to the Value of the Memberships You Currently Own."


 William Blair Fairness Opinion

   Since no mechanism currently exists in our certificate of incorporation, bylaws or rules and regulations for allocating ownership in our organization among the members in connection with a restructuring such as the restructuring transactions, our board of directors appointed an Independent Allocation Committee, composed solely of public or independent directors of the board, to determine and recommend to the full board an appropriate and fair allocation of equity among the CBOT members of shares of common stock of CBOT Holdings.

   William Blair & Company, L.L.C. was retained by the Independent Allocation Committee and the board of directors to deliver a written opinion as to the fairness, from a financial point of view, of the allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions. The opinion, dated September 24, 2001, states that, based upon and subject to the matters set forth in the opinion, the allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions in the ratio of 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively, is fair, from a financial point of view, to each of the five classes of CBOT members. The full text of the William Blair fairness opinion is attached as Appendix D-1 to this document.


 Arthur Andersen Fairness Opinion

   Arthur Andersen was retained by our board of directors and the board of directors of eCBOT to render a written opinion as to the fairness, from a financial point of view, to Ceres and each class of the limited partners of Ceres of the consideration to be received by each limited partner of Ceres in exchange for their respective limited partnership interests pursuant to the Ceres merger.

   The opinion, dated October 2, 2001, states that, based upon and subject to the matters set forth in the opinion, the consideration to be received by each limited partner of Ceres in exchange for their respective limited partnership interests pursuant to the Ceres merger, is fair, from a financial point of view, to Ceres and each class of the limited partners of Ceres. The full text of the Arthur Andersen fairness opinion is attached as Appendix D-2 to this document.

Ceres Valuation

   Arthur Andersen was also retained to provide us with a valuation of Ceres and its partnership interests. This valuation analysis will provide the basis for determining the amount of the cash payment to be distributed as merger consideration among the Ceres limited partners in the Ceres merger.


   As described in greater detail elsewhere in this document, Arthur Andersen has determined the value of Ceres to be $25,600,000 as of September 30, 2001. The full text of the preliminary Ceres valuation analysis as of such date is attached as Appendix D-3 to this document.


   Arthur Andersen will provide us with its final valuation report, including its valuation analysis of Ceres and the limited partnership interests as of such date, on a date reasonably proximate to the date of the completion of the Ceres merger. This report will be considered by our board of directors and the board of directors of eCBOT when determining the actual amount of the cash payment to be distributed to the Ceres limited partners pursuant to the Ceres merger.


Agreements Relating to the Exercise Right


   Since 1973, when we created the Chicago Board Options Exchange, our Full Members have had a legal right to become members of that exchange without having to purchase a membership on that exchange. Over the last year or more, since we first announced our desire to pursue a strategic restructuring of the CBOT into a stock, for-profit company, the Chicago Board Options Exchange has stated publicly its view that, if consummated, the restructuring transactions would extinguish the exercise right under certain circumstances. In particular, the Chicago Board Options Exchange stated in a proposed interpretation and change to its rules relating to the exercise right that the exercise right would be terminated:


  . for any Full Member, if that Full Member sells or otherwise transfers any of the stock and other interests received as a result of completing the restructuring transactions in respect of his or her Full Membership;

  . for all Full Members, if the CBOT by expanding electronic trading on the a/c/e system or otherwise, allows non-members to trade directly on the CBOT on the same basis as members; or

  . for all Full Members, if CBOT members who exercise their right to become members of the Chicago Board Options Exchange are able to trade at member rates all of the CBOT's products and the Chicago Board Options Exchange's products simultaneously.

   In connection with the proposed change to the rules of the Chicago Board Options Exchange, the Chicago Board Options Exchange also took the position that:

  . the a/c/e system gives our members who exercise the right to become
    Chicago Board Options Exchange members the ability to trade on the Chicago Board Options Exchange trading floor and through the CBOT at the same time, an activity that the Chicago Board Options Exchange claimed was incompatible with the exercise right; and


  . the exercise right may be terminated after completion of the restructuring transactions because certain non-trading rights, including voting rights, of the current Full Members of the CBOT would change in connection with the completion of the restructuring transactions.

   Because we believed that the Chicago Board Options Exchange's position violated a 1992 agreement between us and the Chicago Board Options Exchange, which addresses the exercise right, and because the exercise right is valuable to our Full Members, we at that time initiated litigation in the Illinois Circuit Court against the Chicago Board Options Exchange intended to protect the exercise right.

   On August 7, 2001, the CBOT entered into an agreement with the Chicago Board Options Exchange for the stated purpose of resolving the dispute between the parties regarding the exercise right within the context of the restructuring transactions and electronic trading generally at the CBOT. Subject to satisfaction of certain conditions, including, among other things, approval of the August 7, 2001 agreement by the membership of the Chicago Board Options Exchange, approval of the agreement by the SEC as an interpretation of the certificate of incorporation of the Chicago Board Options Exchange, and the effectiveness of the registration statement of which this document is part, the parties agreed, among other things, to clarify the nature and scope of the exercise right in the context of the CBOT's proposed strategic restructuring and the expanded operation of the CBOT's electronic trading system. In addition, the CBOT agreed to dismiss pending litigation and the CBOE agreed to withdraw its proposed interpretation and rule change that had been filed with the SEC and to take no further action to amend, modify, or otherwise limit, or terminate or cause to expire, the exercise right as a result of the completion of the restructuring transactions except as contemplated in the agreement.


   On October 24, 2001, the CBOT, CBOT Holdings and the Chicago Board Options Exchange entered into a letter agreement that, among other things, specified the terms and conditions under which the August 7, 2001 agreement will apply upon completion of the restructuring transactions as revised to provide for the holding company structure. For more information on the conditions and other terms of the August 7, 2001 agreement and related October 24, 2001 letter agreement, see "Our Business--Legal Proceedings--Chicago Board Options Exchange Dispute." For more information on the risks associated with the exercise right, see "Risk Factors--Risks Relating to the Restructuring Transactions--The "Exercise Right' Could be Subject to Further Challenge by the Chicago Board Options Exchange."


   You are being asked to vote to ratify the agreements recently entered into by us and the Chicago Board Options Exchange. We have included as Appendices E-1 and E-2 to this document a copy of the August 7, 2001 agreement and related October 24, 2001 letter agreement, respectively. We urge you to review carefully both agreements before voting on the propositions relating to the restructuring transactions.


Differences in Rights

   Following the completion of the restructuring transactions, you will become stockholders in a Delaware stock, for-profit holding company and members of a Delaware nonstock, for-profit corporation that will be a subsidiary of the holding company, and you will no longer be members of a Delaware nonstock, not-for-profit corporation. You should consider carefully the differences in your rights and obligations that will result from this change in structure before voting on the propositions relating to the restructuring transactions.


   Some of these differences arise from differences between the corporate law applicable to the different types of organizations. Other differences arise from choices that we have made in designing the certificates of incorporation and bylaws of CBOT Holdings and the CBOT subsidiary. We briefly summarize below some of the important differences in your rights and obligations that will result from completion of the restructuring transactions:


  . Voting. The holders of the common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings. However, the holders of the common stock of CBOT Holdings will not be entitled to initiate proposals to amend the certificate of incorporation of CBOT Holdings or, as described below, the certificate of incorporation, and bylaws, which will include the rules and regulations, of the CBOT subsidiary. Although stockholders of CBOT Holdings will be able to initiate proposals to amend the bylaws of CBOT Holdings, such proposals may only be brought to a vote at an annual meeting of the stockholders after satisfying certain advance notice requirements and will require the approval of two-thirds of the voting power of the stockholders of CBOT Holdings entitled to vote generally in the election of directors.

   CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, including, among other things, the election of directors to the board of directors of the CBOT subsidiary. The holders of Class B and Class C memberships will not have voting rights with respect to matters requiring a vote of the members of the CBOT subsidiary except that Series B-1 and Series B-2, Class B members will have limited voting rights to approve amendments or changes that would adversely affect certain core rights relating to the trading rights and privileges of Class B members.


  . Board of Directors. On October 31, 2001, our members approved and adopted amendments to our certificate of incorporation and bylaws that became effective on November 14, 2001, which authorize our board of directors to delay the next annual election until no later than March 31, 2002, reduce the size of our board of directors from 18 directors to nine directors at the first annual election following timely approval of the restructuring transactions by our members, clarify our board of directors' discretion as to the timing of its regular meetings and make certain other conforming changes. If our members approve the restructuring transactions in a timely manner, our board of directors will be reduced in size from 18 directors to nine directors in connection with the next annual election, which will be held as soon as reasonably practicable following membership approval of the restructuring transactions, but in no event later than March 31, 2002. At such annual election, our members will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. Upon completion of the restructuring transactions, the new directors elected to serve on the nine-member board of directors will continue to serve on the boards of directors of both CBOT Holdings and the CBOT subsidiary until the next annual meeting of each such corporation.


   If the membership vote on the restructuring transactions does not occur in a timely manner, and, as a result, the size of our board of directors is not reduced from 18 directors to nine directors prior to the completion of the restructuring transactions, such directors will continue as members of the boards of directors of both CBOT Holdings and the CBOT subsidiary immediately following completion of the restructuring transactions. The size of the board of directors of CBOT Holdings will thereafter be reduced to nine directors in connection with a special meeting of stockholders, to be held as soon as reasonably practicable following completion of the restructuring transactions. At such special meeting, the stockholders will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. In connection with the election of directors to the new nine-member board of directors of CBOT Holdings, it is anticipated that CBOT Holdings, as the sole Class A member of the CBOT subsidiary, will elect the same nine persons as members of the board of directors of the CBOT subsidiary. Each director of CBOT Holdings and the CBOT subsidiary will be elected to serve as a director until the next annual meeting of each such corporation and will not be subject to term limits.


   In order to ensure that the board of directors of CBOT Holdings is generally identical in size and composition to the board of directors of the CBOT subsidiary, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings. The nine-member boards of directors of CBOT Holdings and the CBOT subsidiary will each consist of the chairman of the board, five directors who are Class B members of the CBOT subsidiary, two directors who are independent within the meaning of the certificate of incorporation and bylaws of CBOT Holdings and one director who is at-large, or generally not subject to qualifications. We currently expect that the president and chief executive officer of CBOT Holdings will be nominated for election as the at-large director.

  . Committees. In general, CBOT Holdings and the CBOT subsidiary will each have a limited number of board committees and certain board and other committees currently maintained by the CBOT will be eliminated in order to further streamline our corporate governance structure. We currently expect that CBOT Holdings will have a nominating committee of the board, an executive committee of the board, an audit committee of the board and a compensation committee of the board. In addition to these committees, we currently anticipate that the boards of directors of CBOT Holdings and the CBOT subsidiary will create or maintain certain non-board advisory committees and other non-board committees comprised of directors, officers and stockholders or members, as appropriate.


  . Substantial Elimination of the Petition Process. Currently, voting members of the CBOT have the right to vote on all amendments to the certificate of incorporation and bylaws, which include the rules of the CBOT. In addition, members have the right to petition the board to call a special meeting of members for the purpose of voting on amendments to the bylaws and rules. This process, together with certain other provisions, including those relating to the nomination procedures for elective officers and the annual election, constitutes what is sometimes referred to as the petition process of the CBOT membership.


   In connection with the restructuring transactions, the petition process is being substantially eliminated, with the principal exception consisting of the limited voting rights of Series B-1 and B-2, Class B members relating to certain core rights associated with the trading rights and privileges of the Class B members of the CBOT subsidiary. As a result, the ability of the holders of common stock of CBOT Holdings and the Class B and Class C members of the CBOT subsidiary to participate in the day-to-day management and operations of CBOT Holdings and the CBOT subsidiary, respectively, will be significantly reduced. In sharp contrast to the substantial rights of current CBOT members pursuant to the petition process, stockholders of CBOT Holdings will have rights more consistent with those of stockholders of a publicly held corporation and members of the CBOT subsidiary will have substantially reduced rights relative to those of the members of the CBOT.


  . Dividends. Although nonstock, not-for-profit corporations are permitted to declare and pay dividends under Delaware law, dividends are a more typical feature of stock, for-profit corporations. CBOT Holdings will generally have the ability to declare and pay dividends to its common stockholders out of its "surplus" as defined under Delaware law. The board of directors of CBOT Holdings will be able to determine, in its sole and absolute discretion, the time of declarations and payments, and the amounts, if any, of dividends on the common stock. It is not currently anticipated that CBOT Holdings will pay cash dividends on its common stock in the near future. However, CBOT Holdings may later determine to pay cash dividends out of its available surplus. As a Delaware corporation, the CBOT subsidiary will also have the ability to declare and pay dividends as described above. However, the certificate of incorporation of the CBOT subsidiary will provide that such dividends may only be declared and paid to CBOT Holdings, the holder of the sole Class A membership in the CBOT subsidiary.


  . Capital Stock. Under the terms of its certificate of incorporation, following completion of the restructuring transactions, CBOT Holdings will be authorized to issue over 60,000,000 additional shares of common stock and up to 10,000,000 shares of preferred stock, in each case, without stockholder approval. The certificate of incorporation of CBOT Holdings will authorize the board of directors, without approval of the stockholders, to cause CBOT Holdings to issue shares of preferred stock from time to time in one or more series, to establish the number of shares to be included in each series and to fix the rights, preferences and privileges of the shares of each wholly unissued series as well as any qualifications, limitations or restrictions on the shares.

  . Assessments and Dues. The board of directors of the CBOT currently possesses the authority to levy assessments upon the CBOT membership as it may deem necessary or advisable to meet certain anticipated operating deficits. The board of directors of the CBOT subsidiary will continue to possess the authority to levy assessments upon the CBOT subsidiary membership on substantially the same terms as the board of directors of the CBOT. The common stock of CBOT Holdings will be issued as fully paid and non-assessable. As such, CBOT Holdings will have no authority to assess its stockholders.

  . Change of Control Provisions. CBOT Holdings' certificate of incorporation and bylaws will contain a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. The provisions will include, among other things:

   . advance notice requirements for stockholder proposals;

   . application of the Delaware anti-takeover statute;

   . a requirement that special meetings of the stockholders of CBOT Holdings be called by only the chairman of the board, the president or the board of directors;

   . a prohibition on the ability of stockholders to take action by written consent; and

   . a requirement that any stockholder proposal to amend the bylaws be approved by at least two-thirds of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors.

   In addition, we currently anticipate that the board of directors of CBOT Holdings would be asked to consider, and may adopt, a stockholder rights plan or "poison pill" in connection with any future underwritten public offering of its common stock. We have no current plan or intention to conduct any such offering.


   For more information about the differences in the rights and obligations of CBOT members, CBOT Holdings stockholders and the CBOT subsidiary members, see "Comparison of the Rights of Members of the CBOT Prior to and After Completion of the Restructuring Transactions."

Transfer Restrictions

   The shares of common stock of CBOT Holdings will generally be subject to a complete restriction on transfer for the first 270 days following the date on which the common stock is issued, as described in greater detail elsewhere in this document. Thereafter, on an incremental basis, 15%, an additional 25%, an additional 25% and an additional 35% of the shares of common stock of CBOT Holdings will become eligible for transfer after the date that is 270, 450, 630 and 810 days, respectively, following the date on which the common stock is issued. Notwithstanding these restrictions on transfer, stockholders may transfer all, but not less than all, of the shares of common stock associated with a Class B membership and, to the extent applicable, a Class C membership, in the CBOT subsidiary if all such shares of common stock are transferred together with the associated Class B membership and, to the extent applicable, Class C membership. The certificate of incorporation of CBOT Holdings will grant authority to its board of directors to remove or reduce this restriction on transfer of the common stock if it determines, in its sole and absolute discretion, that such action is appropriate.


   Although Class B memberships in the CBOT subsidiary generally will not be subject to any transfer restrictions, the exercise of the trading rights and privileges associated with the Class B memberships will be subject to substantially the same application and approval process that currently applies to CBOT membership candidates. Under that process, any adult, other than an employee of the CBOT subsidiary, of good character, reputation, financial responsibility and credit will be eligible to become a Class B member of, and exercise trading rights and privileges at, the CBOT subsidiary. Candidates will be reviewed to determine whether they meet applicable requirements in accordance with the rules and regulations of the CBOT subsidiary.

   The Class C memberships in the CBOT subsidiary generally will also not be subject to any transfer restrictions. However, a holder of a Class C membership seeking to become a member of the Chicago Board Options Exchange must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership, along with such Class C membership, in each case subject to certain adjustments, in order to be eligible to become a member of the Chicago Board Options Exchange without having to purchase a membership in such exchange. Accordingly, if you are a Full Member of the CBOT, you should give careful consideration to this requirement before either transferring some or all of your common stock of CBOT Holdings without all of your other shares of common stock of CBOT Holdings and your Series B-1, Class B membership and Class C membership in the CBOT subsidiary or transferring your Series B-1, Class B membership or Class C membership in the CBOT subsidiary without all of your shares of common stock of CBOT Holdings.


   In addition to the restrictions discussed above, shares of common stock of CBOT Holdings received in connection with the restructuring transactions by "affiliates" may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act.

   For more information, see "Shares Eligible for Future Sale."

U.S. Federal Income Tax Consequences

   We are seeking a ruling from the Internal Revenue Service to the effect that, for U.S. federal income tax purposes, you will not recognize any gain or loss strictly as a result of receiving shares of common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary or as a result of CBOT Holdings receiving a Class A membership in the CBOT subsidiary in connection with the restructuring transactions. Assuming this non-recognition treatment, the tax basis in your membership will carry over to your common stock of CBOT Holdings and memberships in the CBOT subsidiary. Receipt of a favorable ruling from the IRS with respect to the receipt by members of Class B and Class C memberships in the CBOT subsidiary and receipt of a favorable ruling from the IRS or an opinion of counsel with respect to the receipt by CBOT Holdings of a Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case, in form and substance satisfactory to our board, are conditions to our obligation to complete the restructuring transactions.


   We anticipate that the receipt of a cash payment by the limited partners of Ceres in connection with the reorganization of our electronic trading business will be taxable to such limited partners.

   We have received an opinion of Kirkland & Ellis, tax counsel to the CBOT and CBOT Holdings, that the discussions set forth under "Material U.S. Federal Income Tax Consequences of the Restructuring Transactions" expresses its opinion as to the material U.S. federal income tax consequences of the Restructuring Transactions, subject to the qualifications set forth therein, and are based on reasonable interpretation of existing law.


   For more information, see "Material U.S. Federal Income Tax Consequences of the Restructuring Transactions."

Accounting Matters

   The accounting treatment of certain aspects of the restructuring transactions will be treated similar to a reorganization of entities under common control. Under this method of accounting, no gain or loss will be recognized, and the assets and liabilities of CBOT will appear on the books of CBOT Holdings at their same recorded amounts. For more information, see "The Restructuring Transactions--Accounting Matters."

Regulatory Matters

   The completion of the restructuring transactions is subject to our receipt of any approvals required by the Commodity Futures Trading Commission in connection with the proposed changes to our certificate of incorporation, bylaws and rules and regulations that will be made in connection with the restructuring transactions and confirmation by the CFTC that implementation of the restructuring transactions will not have a material adverse effect on our current contract market designation.

   In addition, the restructuring transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities. We are currently working to evaluate and comply in all material respects with these requirements and do not currently anticipate that they will delay completion of the restructuring transactions.

   For more information, see "The Restructuring Transactions--Regulatory
Matters."

Conditions to Completing the Restructuring Transactions

   We will not be obligated to complete the restructuring transactions unless and until each of the following conditions has been satisfied:

  . the members of the CBOT have approved each of the three propositions being submitted for their approval in connection with the restructuring transactions;

  . we have received (1) a favorable ruling from the IRS to the effect that receipt by members of Class B and Class C memberships in the CBOT subsidiary and (2) a favorable ruling from the IRS or an opinion of counsel to the effect that receipt by CBOT Holdings of a Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case, in form and substance satisfactory to our board of directors, will not result in the recognition of gain or loss to our members under U.S. federal tax law;


  . we have received any approvals required by the Commodity Futures Trading Commission in connection with changes to our corporate governance structure and we have confirmed with the CFTC that implementation of the restructuring transactions will not have a material adverse effect on our current contract market designation, and we have received any other governmental or regulatory approvals and authorizations determined by us to be necessary;

  . we have received each required material third party consent;


  . there is no court order or other regulation prohibiting or restricting the restructuring transactions; and

  . our board of directors has not determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or that the restructuring transactions are not fair to each class of CBOT membership.



   In addition, our obligation to complete the Ceres merger is subject to the condition that we have adequate funds available to make payment of the cash consideration required to be paid to Ceres limited partners pursuant to the Ceres merger.


   For more information, see "The Restructuring Transactions--Conditions to Completing the Restructuring Transactions" and "--Description of the Restructuring Transactions--Reorganization of Our Electronic Trading Business."


Stock Exchange Listing; Market for Shares and Memberships


   No market presently exists for the common stock of CBOT Holdings. A market for shares of common stock of CBOT Holdings may develop following the expiration of any applicable restrictions on transfer. However, we cannot provide any assurances in this regard. We have no current plans to list the common stock of CBOT Holdings on any stock exchange.

   We currently expect that a market for the Class B and Class C memberships in the CBOT subsidiary will develop that is similar to the current market for CBOT memberships. The current markets for memberships in the CBOT should facilitate the development of new markets for the corresponding Class B and Class C memberships in the CBOT subsidiary.

Risk Factors

   There are significant risks associated with the restructuring transactions that you should consider very carefully. These risks include, among other things, our ability to implement in a timely and successful manner changes to our organizational and corporate governance structure that are required in order to operate more efficiently. Although we have a long history of operating as a successful member-owned institution, significant changes will be required in the manner in which we evaluate and undertake activities. For more information about these and other risks, see "Risk Factors" beginning on page 19 below.

Matters To Be Approved; Vote Required

   Full Members and Associate Members are being asked to approve the restructuring transactions described in this document, including (1) the approval and adoption of the agreement and plan of merger relating to the merger of the CBOT with a newly formed nonstock, for-profit corporation, which will facilitate the demutualization of the CBOT, (2) ratification of the agreements relating to the exercise right recently entered into by us and the Chicago Board Options Exchange and (3) the approval and adoption of all other matters relating to the restructuring transactions, including a new certificate of incorporation and bylaws for each of CBOT Holdings and the CBOT subsidiary, a technical amendment to the CBOT's bylaws and certain changes to the rules and regulations of the CBOT subsidiary, which, collectively, will facilitate the demutualization, the modernization of certain aspects of our corporate governance structure and the reorganization of our electronic trading business. Unless all three of these propositions are approved, the restructuring transactions will not have been approved by the members and, accordingly, will not be completed.


   The restructuring transactions will be approved if Full Members and Associate Members, voting together as a single class based upon their respective voting rights, cast at least 300 votes at the special meeting, in person or by proxy ballot, and at least a majority of the votes cast are in favor of each of the three propositions being submitted for their approval in connection with the restructuring transactions. Full Members will be entitled to one vote for each Full Membership owned and Associate Members will be entitled to one-sixth of one vote for each Associate Membership owned. No other class of CBOT membership will be entitled to vote on the restructuring transactions.


   For more information, see "Special Meeting and Proxy Information--Available Votes; Required Vote."

Absence of Appraisal Rights

   Members who object to the restructuring transactions will have no appraisal rights under Delaware law. If the restructuring transactions are completed and regardless of whether you voted for or against the restructuring transactions, your membership in the CBOT will be eliminated and you will receive shares of common stock of CBOT Holdings and memberships in the CBOT subsidiary, in each case, as described in this document.

   For more information, see "The Restructuring Transactions--Absence of Appraisal Rights."

Board Recommendation

   Our board of directors has determined that the restructuring transactions are in the best interests of the CBOT and its members and that the restructuring transactions are fair to each class of CBOT membership. Our board of directors has approved the restructuring transactions and recommends that you vote "FOR" approval of each of the three propositions being submitted for your approval in connection with the restructuring transactions.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following table sets forth a summary of consolidated financial and other information for the CBOT. The balance sheet data as of December 31, 2000 and 1999 and operating data for the years ended December 31, 2000, 1999 and 1998 have been derived from the audited consolidated financial statements and related notes included elsewhere in this document. The balance sheet data as of December 31, 1998, 1997 and 1996 and operating data for the years ended December 31, 1997 and 1996 have been derived from the audited financial statements and related notes not included in this document. The balance sheet and operating data as of, and for each of the nine months ended September 30, 2001 and 2000 are unaudited but include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of such data. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and the related notes, the unaudited pro forma condensed consolidated financial statements and other financial information included elsewhere in this document.


                         Nine Months Ended
                           September 30,               Year Ended December 31,
                         ------------------  ------------------------------------------------
                           2001      2000      2000      1999      1998      1997      1996
                         --------  --------  --------  --------  --------  --------  --------
                                 (dollars in thousands, except per share data)
Operating Data
 Total revenues......... $177,480  $158,647  $212,919  $202,896  $205,238  $175,385  $154,578
 Operating expenses.....  154,771   158,517   215,546   214,529   188,320   148,186   123,808
                         --------  --------  --------  --------  --------  --------  --------
     Income (loss) from
      operations........   22,709       130    (2,627)  (11,633)   16,918    27,199    30,770
 Other income and
  expenses
   Interest income......      913       884     1,242     1,052     1,947     2,090     1,986
   Interest expense.....    5,280     4,704     6,773     6,774     7,170     6,483       --
                         --------  --------  --------  --------  --------  --------  --------
     Income (loss)
      before income
      taxes and
      cumulative effect
      of change in
      accounting
      principle.........   18,342    (3,690)   (8,158)  (17,355)   11,695    22,806    32,756
 Provision (benefit)
  for income taxes......    7,486     1,690     1,950    (2,895)    5,051     6,147    13,109
                         --------  --------  --------  --------  --------  --------  --------
   Income (loss) before
    cumulative effect of
    changes in
    accounting
    principle...........   10,856    (5,380)  (10,108)  (14,460)    6,644    16,659    19,647
 Cumulative effect of
  change in accounting
  principle--net of tax
  of $36 (1) and $2,026
  (2), respectively.....       51       --        --      2,920       --        --        --
                         --------  --------  --------  --------  --------  --------  --------
     Income (loss)
      before minority
      interest..........   10,805    (5,380)  (10,108)  (17,380)    6,644    16,659    19,647
 Minority interest in
  (income) loss of
  subsidiaries..........      --        --        --      6,933       (38)   (6,995)      --
                         --------  --------  --------  --------  --------  --------  --------
     Net income (loss).. $ 10,805  $ (5,380) $(10,108) $(10,447) $  6,606  $  9,664  $ 19,647
                         ========  ========  ========  ========  ========  ========  ========
Balance Sheet Data
 Total assets........... $369,747  $372,276  $372,194  $373,379  $400,971  $397,449  $355,585
 Total liabilities......  167,229   176,400   180,874   172,405   189,924   193,538   160,765
 Short-term borrowings..   19,767    18,014    27,296     6,500       --      1,662    14,357
 Long-term debt.........   59,158    64,286    64,286    87,500   100,726   105,000    76,166
 Total equity ..........  202,518   195,876   191,320   200,974   211,047   203,911   194,820
Pro forma Data (3)
 Total assets........... $366,859  $369,388  $369,306  $370,491  $398,083  $394,561  $352,697
 Total liabilities......  187,229   196,400   200,874   192,405   203,396   207,692   180,765
 Short-term borrowings..   39,767    38,014    47,296    26,500    20,000    21,662    34,357
 Long-term debt.........   59,158    64,286    64,286    87,500   100,726   105,000    76,166
 Total equity ..........  179,630   172,988   168,432   178,086   188,159   181,023   171,932
 Net income (loss)......   10,355    (5,830)  (10,708)  (17,980)    6,044    16,059    19,047
 Net income (loss) per
  share (4).............     0.26     (0.15)    (0.27)    (0.45)     0.15      0.40      0.48
Other Data
 Current ratio (5)......     0.99      0.66      0.68      1.02      1.41      1.42      1.15
 Working capital
  (deficit)............. $ (1,110) $(23,145) $(24,149) $  1,067  $ 18,574  $ 18,457  $  7,729
 Capital expenditures...   10,336    29,301    38,497    25,165    26,985    48,529    90,393
 Times interest earned
  (6)...................     4.47       N/A       N/A       N/A      2.63      4.52       N/A
 Number of full time
  employees at end of
  period................      640       728       711       846       853       805       811
 Sales price per Full
  CBOT membership
   High................. $    360  $    642  $    642  $    633  $    780  $    857  $    690
   Low..................      295       328       255       400       384       660       531

--------
(1) In 2001, the CBOT adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted, requiring recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the intended use of the derivatives.
(2) In 1999, the CBOT adopted Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that start-up activities be expensed as incurred. Previously, start-up activities were capitalized and amortized.

(3) Reflects the conversion of members' equity to common stock of CBOT Holdings and the exchange of the limited partnership interests in Ceres for cash, of which $20.0 million is expected to be borrowed.


(4) Based on 39,802,650 shares issued and outstanding immediately following completion of the restructuring transactions.

(5) Equals current assets divided by current liabilities.
(6) Equals the sum of income (loss) before cumulative effect of change in accounting principle and provision (benefit) for income taxes plus interest expense, divided by interest expense.

                                  RISK FACTORS

   If the restructuring transactions are completed, you will receive shares of common stock of CBOT Holdings and a membership or memberships in the CBOT subsidiary. Therefore, you should carefully consider each of the following risks and uncertainties, and all other information set forth in this document, before deciding whether to vote for or against the restructuring transactions. The following risks relate principally to:

    . the restructuring transactions, particularly the demutualization;

    . our business in general and the industry in which we operate;

    . regulations applicable to our business and litigation in which we are, or may be, involved; and

    . changes in our corporate governance structure that will be implemented as part of the restructuring transactions.

You should be aware that the risks and uncertainties described below are not the only risks and uncertainties we are facing or will face in the future. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

   This document contains forward-looking statements that involve risks and uncertainties. The results of CBOT Holdings could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by CBOT Holdings and the CBOT subsidiary described below and elsewhere in this document.

Risks Relating to the Restructuring Transactions

   We are subject to the following risks in connection with the restructuring transactions, particularly our demutualization. Certain other risks relating to changes in our governing documents in connection with the restructuring transactions are described below under "--Risks Relating to Changes in Our Corporate Governance Structure."

 We Have No Internal Experience and Little Representative External Experience Upon Which to Rely in Operating as a For-Profit Futures Exchange

   We have been operating as a nonstock, not-for-profit corporation for the benefit of our members. As such, we have been a mutual organization focused on delivering member benefits and enhancing member opportunity at reasonable cost. After the restructuring transactions are completed, CBOT Holdings will be operated for the long-term benefit of its stockholders rather than for the purpose of delivering member benefits and enhancing member opportunity. In addition, after the restructuring transactions are completed, the CBOT subsidiary will itself become a for-profit corporation. Although our management has experience operating a for-profit corporation, they have no experience, and there is relatively little history of or experience by other U.S. futures exchanges, operating a for-profit futures exchange. Consequently, our transition to for-profit operations will be subject to risks, expenses and difficulties that we cannot predict and may not be capable of handling in an efficient manner.


 Our Holding Company Structure May Not Achieve its Intended Benefits

   We believe that a holding company structure will provide us increased flexibility to operate in a manner that will allow us to pursue our strategic goals while preserving certain desirable attributes of nonstock membership corporations. The expected benefits of the holding company structure may not be realized if market conditions, the regulatory environment or other circumstances limit us from pursuing our strategic goals. As a result, we could incur the costs of maintaining a holding company structure without realizing all of its intended benefits.

 As a Holding Company, CBOT Holdings Will be Totally Dependent on Distributions and Dividends from its Operating Subsidiaries to Pay Dividends and Other Obligations


   Immediately following completion of the restructuring transactions, CBOT Holdings will have no business operations of its own. The only significant asset of CBOT Holdings will initially consist of the Class A membership in the CBOT subsidiary. As a result, CBOT Holdings will rely upon distributions from the CBOT subsidiary to meet its obligations. We currently expect that most of the earnings and cash flow of the CBOT subsidiary will initially be retained and used by it in its operations, including for purposes of servicing debt obligations it may have now or incur in the future.


 The "Exercise Right" Could be Subject to Further Challenge by the Chicago Board Options Exchange


   Notwithstanding our execution of the August 7, 2001 agreement and related October 24, 2001 letter agreement with the Chicago Board Options Exchange, we cannot assure you that the Chicago Board Options Exchange will not take other actions in the future to challenge or interfere with the exercise right in reliance upon its interpretation of these agreements, the 1992 agreement or article fifth (b) of the Chicago Board Options Exchange's certificate of incorporation, which granted the exercise right in 1973. We also cannot assure you that the Chicago Board Options Exchange will not otherwise be successful in terminating the exercise right or preventing Full Members from exercising such right in the future in response to future innovations by CBOT Holdings or the CBOT subsidiary in implementing their business strategies, especially in the area of electronic trading.


   For more information on the Chicago Board Options Exchange exercise right and the Chicago Board Options Exchange's recent attempts to restrict the scope of the exercise right, see "Our Business--Legal Proceedings--Chicago Board Options Exchange Dispute."

 Certain Members Have Filed a Complaint in Illinois State Court Challenging the Proposed Allocation of Equity in the CBOT

   Certain Associate Members, GIMs, IDEMs and COMs have instituted litigation in Cook County Circuit Court against certain individual Full Members and a proposed class of all Full Members alleging that the proposed allocation of equity in the CBOT as part of the restructuring transactions unfairly favors Full Members to the detriment of Associate Members, GIMs, IDEMs and COMs. The individual plaintiffs seek to represent a class of all Associate Members, GIMs, IDEMs and COMs, and have requested, among other things, that the court enjoin Full Members from voting in favor of the allocation contemplated by the restructuring transactions and that the court declare a fair and equitable allocation of shares among the members. On March 23, 2001, the circuit court granted the defendant's motion to stay these proceedings and compel arbitration under the CBOT's rules and regulations. Plaintiffs appealed that ruling to the Illinois Court of Appeals and, on November 15, 2001, the Appellate Court reversed that ruling on the grounds that the five named defendants had waived their right to arbitration. Although we believe that the plaintiffs' position is without merit, we cannot provide any assurances as to the outcome of this matter or that the plaintiffs will not succeed in preventing or delaying the vote which is the subject of this proxy solicitation or in altering the proposed allocation of equity in the restructuring transactions. Additionally, we cannot assure you that the plaintiffs will not attempt to pursue other remedies, such as damages, in the event that the restructuring transactions are completed on the terms proposed in this document. For more information, see "Our Business--Legal Proceedings--Minority Member Litigation."


 We Have Not Determined or Received Any Opinion Regarding the Value of the CBOT Before or After the Restructuring Transactions or the Value of the Securities and/or Memberships You Will Receive in the Restructuring Transactions Compared to the Value of the Memberships You Currently Own


   We have not determined the value of the CBOT in its current form as a nonstock, not-for-profit corporation or its value as a stock, for-profit holding company after the restructuring transactions, nor have we determined the value of the securities and/or memberships that will be issued in respect of the existing

CBOT memberships in connection with the restructuring transactions. The fairness opinions that we have received from William Blair and from Arthur Andersen are limited in scope and do not address either of the foregoing valuation matters. Accordingly, we can give you no assurance that the value of CBOT Holdings will be at least equal to the value of the CBOT or that the value of the securities of CBOT Holdings and/or memberships in the CBOT subsidiary will be at least equal to the value of the corresponding memberships in the CBOT that you currently own.


 The Allocation of the Equity in CBOT Holdings Depends on Several Relative
Factors

   The Independent Allocation Committee and our board of directors considered a number of factors in determining the allocation of equity in CBOT Holdings among the existing CBOT members in connection with the restructuring transactions. The Independent Allocation Committee based its recommendation on a combination of factors including, among other things, relative voting rights, relative liquidation rights, the allocation of partnership interests in connection with the formation of Ceres, membership or seat prices and contract volumes. There are other equity allocation methods that could be applied and, if applied, might produce different results. However, the Independent Allocation Committee and our board of directors have determined that the proposed allocation will accomplish a fair allocation of the common stock of CBOT Holdings among the CBOT members in respect of their memberships. See "The Restructuring Transactions--Independent Allocation Committee of the Board" for more information regarding the Independent Allocation Committee and the allocation methodology.


   Certain members of the CBOT have initiated litigation against certain Full Members in the Cook County Circuit Court challenging our allocation determination. For more information regarding this litigation, see "--Certain Members Have Filed a Complaint in Illinois State Court Challenging the Proposed Allocation of Equity in the CBOT" above and "Our Business--Legal Proceedings-- Minority Member Litigation."

 Your Voting Rights Will Change as a Result of the Restructuring Transactions and Full Members Will Experience Dilution in Their Relative Voting Powers

   As a result of the allocation of common stock of CBOT Holdings among our members and the substantial limitation on the voting rights of Class B and Class C members of the CBOT subsidiary resulting from completion of the restructuring transactions, Full Members will experience dilution of their voting power on general matters relative to the voting power of Associate Members, GIMs, IDEMs and COMs on such matters. This is a material change in your voting rights. Our current certificate of incorporation and bylaws provide that the Full Members are entitled to one vote per membership and Associate Members are entitled to one-sixth of one vote per membership on all matters subject to a membership vote, while GIMs, IDEMs and COMs do not have the right to vote on any matters. Upon completion of the restructuring transactions, the holders of the common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings. CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, including, among other things, the election of directors to the board of directors of the CBOT subsidiary. The holders of Class B and Class C memberships will not have voting rights with respect to matters requiring a vote of the members of the CBOT subsidiary, except that holders of Series B-1 and Series B-2, Class B memberships will have limited voting rights to approve changes that would adversely affect certain core rights relating to the trading rights and privileges of the Class B memberships. To the extent that they remain holders of the common stock of CBOT Holdings, GIMs, IDEMs and COMs who do not currently have voting rights in the CBOT will be entitled as common stockholders to vote on all matters submitted to the stockholders of CBOT Holdings for a vote. See "The Restructuring Transactions--Independent Allocation Committee of the Board" and "Description of Capital Stock."

 Your Relative Liquidation Rights Will Change as a Result of the Restructuring Transactions and Full Members and GIMs Will Experience Dilution in Their Relative Liquidation Rights

   As a result of the allocation of common stock of CBOT Holdings among members and the exclusive right of CBOT Holdings as the sole Class A member of the CBOT subsidiary to share in the proceeds of liquidation of the CBOT subsidiary resulting from completion of the restructuring transactions, Full Members and GIMs will experience dilution of their liquidation rights in CBOT Holdings relative to the liquidation rights of Associate Members, IDEMs and COMs. Our current certificate of incorporation and bylaws provide that the members would share in the proceeds upon liquidation in a ratio of 1.000 : 0.167 : 0.111 :
0.005 : 0.005 to each Full Member, Associate Member, GIM, IDEM and COM, respectively. This represents an implied allocation among Full Members, Associate Members, GIMs, IDEMs and COMs as follows: 6.00 : 1.00 : 0.67 : 0.03 :
0.03. Upon completion of the restructuring transactions, CBOT Holdings common stockholders will have the right to share in the proceeds of liquidation of CBOT Holdings pro rata on the basis of the number of shares of common stock owned and CBOT Holdings, as the sole Class A member of the CBOT subsidiary, will have the exclusive right to share in the proceeds of liquidation of the CBOT subsidiary.

   Accordingly, upon completion of the restructuring transactions, the proceeds upon liquidation would be shared among CBOT Holdings common stockholders in accordance with the ratio used to allocate equity in CBOT Holdings pursuant to the restructuring transactions, which is 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively. This will increase somewhat the liquidation rights of stockholders who are now Associate Members, IDEMs and COMs and will reduce in a corresponding manner the relative liquidation rights of stockholders who are now Full Members and GIMs. See "The Restructuring Transactions--Independent Allocation Committee of the Board" and "Description of Capital Stock."

 Our Business May Be Materially Adversely Affected if We Do Not Timely Complete the Restructuring Transactions

   If we fail to complete the restructuring transactions substantially in a timely fashion, our business may be materially adversely affected. Specifically, we believe that we would likely be significantly less capable of making decisions on important issues in an expeditious manner, responding rapidly to the technological innovations currently shaping the derivatives markets, maximizing the value of our organization or achieving the other benefits we expect to achieve in connection with the restructuring transactions, all of which are important to our business strategy. Although we currently plan to complete the restructuring transactions as promptly as reasonably practicable following satisfaction of all conditions, we cannot assure you as to whether or when implementation of the restructuring transactions will occur. In addition, under certain circumstances, the Ceres merger may be completed after the completion of other aspects of the restructuring transactions, or may not be completed at all, as described in greater detail elsewhere in this document. This means that we cannot assure you that we will obtain the expected benefits or as to the timing of any such benefits. For more information about the restructuring transactions and the benefits we expect to achieve in connection with the restructuring transactions, see "The Restructuring Transactions--Background of the Restructuring Transactions--Reasons for the Restructuring Strategy" and "-- Description of the Restructuring Transactions--Reorganization of our Electronic Trading Business."


 We May Incur Material, Unanticipated Costs in Connection with the Restructuring Transactions

   We have already incurred substantial expenses in connection with the restructuring transactions and have planned for additional expenditures necessary for completion of the transactions. We may, however, incur additional significant costs and expenses greater than those we have planned for in connection with the restructuring transactions. We cannot assure you that these additional costs will not be material to our business.

 We Will Be Unable to Complete the Restructuring Transactions Unless We Can Obtain a Favorable Ruling from the IRS and/or an Opinion of Counsel

   We have designed and structured the restructuring transactions with the intention that neither the CBOT nor its members will recognize any gain or loss for U.S. federal income tax purposes in connection with the demutualization. On October 30, 2001, we filed a request for a ruling from the Internal Revenue Service to the effect that you will not recognize gain or loss strictly as a result of the receipt of shares of common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary or as a result of the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary in connection with the restructuring transactions. Because there is limited authority for the tax treatment of the demutualization aspect of our restructuring transactions, we cannot be sure that the IRS will issue the requested ruling or, if issued, that we will receive the requested ruling in the near future. Generally speaking, if the IRS issues a ruling, it is not received by the requesting company until at least four months after the initial filing of the ruling request. Moreover, this process can, under certain circumstances, take significantly longer. Receipt of a favorable ruling from the IRS with respect to receipt by the members of Class B and Class C memberships in the CBOT subsidiary and receipt of a favorable ruling from the IRS or an opinion of counsel with respect to the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case, in form and substance satisfactory to our board, are conditions to our obligation to complete the restructuring transactions, and we will not complete the restructuring transactions unless and until we receive the ruling and/or opinion, as applicable. Even if we do receive the requested ruling from the IRS, any significant delay in the implementation of the restructuring transactions caused by the IRS could jeopardize our ability to achieve the expected benefits of the restructuring transactions.


 We Will Be Unable to Complete the Restructuring Transactions Unless We Can Obtain Necessary Regulatory Approvals, Including from the Commodity Futures Trading Commission

   In order to complete the restructuring transactions, we currently anticipate that the Commodity Futures Trading Commission will be asked to approve changes to our certificate of incorporation, bylaws and rules and regulations, and that the CFTC will be asked to confirm that implementation of the restructuring transactions will not have a material adverse effect on our current contract market designation. If these CFTC approvals and any other necessary regulatory approvals and authorizations cannot be obtained, we may not be able to complete the restructuring transactions and any delay in the implementation of the restructuring transactions caused by the CFTC or other regulators may jeopardize the expected benefits of the restructuring transactions. Generally speaking, we currently expect that it could take several months to receive the necessary approvals from the CFTC. We cannot assure you that the CFTC and other regulatory approvals will be obtained in connection with the restructuring transactions or, if obtained, that the approvals will be timely received.

 Common Stockholders of CBOT Holdings May Support Decisions That Are Contrary to the Interests of Members of the CBOT Subsidiary

   Following completion of the restructuring transactions, it will be possible for persons who are not holders of memberships in the CBOT subsidiary, and therefore are not entitled to and do not utilize trading rights and privileges in the CBOT subsidiary, to hold voting securities of CBOT Holdings, either as a result of future capital raising activities, if any, or as a result of the sale or transfer of the shares of common stock of CBOT Holdings to be issued to the CBOT members in the restructuring transactions after expiration of applicable transfer restrictions. In addition, the holders of Class B and Class C memberships in the CBOT subsidiary will generally not have the right to vote on matters upon which CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will be entitled to vote generally, including the right to elect directors. Because holders of common stock of CBOT Holdings may have solely an economic interest in the CBOT subsidiary and no interest in the trading opportunities made available by the CBOT subsidiary, they may be more likely to advocate that CBOT Holdings use its control over the CBOT subsidiary to maximize the long-term enterprise value of CBOT Holdings and the CBOT subsidiary rather than to enhance or protect the trading opportunities available to the Class B members of the CBOT subsidiary or the exercise right associated with the Class C memberships in the CBOT subsidiary. This could lead to decisions or outcomes that are contrary to the interests of Class B and Class C members of the CBOT subsidiary.

 The Absence of a Prior Public Market Limits Our Ability to Predict Whether and to What Extent a Public Market Will Develop in Our Shares

   Immediately after the restructuring transactions, all of the common stock of CBOT Holdings will be held by the members of our organization. There will be no outside investors in shares of CBOT Holdings' common stock and no market for such stock at that time. Because we are not offering any shares to outside investors at this time, we have not undertaken the traditional marketing activities associated with bringing a company to the public markets. Moreover, we have no current plans to undertake such activities or to list our shares on a stock exchange. We do not know whether third parties will find the shares of common stock of CBOT Holdings to be an attractive investment, or whether firms will be interested in making a market in shares of the CBOT Holdings common stock. Consequently, we cannot assure you that any trading market for any shares of our capital stock will develop or, if one or more develops, how strong it may be.


 We Cannot Assure You That an Orderly Market in Our Common Stock Will Develop

   The shares of common stock of CBOT Holdings that you will receive in the restructuring transactions will not be listed on a national securities exchange or traded in an organized public market. In addition, the shares of common stock of CBOT Holdings will generally be subject to a complete restriction on transfer for the first 270 days following the date on which the common stock is issued, as described in greater detail elsewhere in this document. Thereafter, on an incremental basis, 15%, an additional 25%, an additional 25% and an additional 35% of the shares of common stock of CBOT Holdings will become eligible for transfer after the date that is 270, 450, 630 and 810 days, respectively, following the date on which the common stock is issued. We have imposed transfer restrictions on the shares of common stock of CBOT Holdings in order to encourage the development of an orderly market in our common stock. We cannot give any assurance that these restrictions will achieve their intended purpose. In addition, if our stockholders sell a large number of shares of our common stock upon the expiration of some or all of the transfer restrictions, the market prices for our common stock could decline significantly.


 The Market Price for Our Shares May Fluctuate Widely and Trade at Prices Below the Recent Price of Memberships of the CBOT

   The market price of the shares of common stock of CBOT Holdings received by you in the restructuring transactions may fluctuate widely. Factors causing these fluctuations will include our perceived prospects, the prospects of the financial and futures industries and exchanges in general, and differences between our actual financial and operating results and those expected by investors. Changes in general economic or market conditions and broad market fluctuations may influence the market price for our stock. In addition, the trading rights and privileges associated with CBOT memberships will not be associated with the common stock of CBOT Holdings after completion of the restructuring transactions. As a result, the shares of common stock of CBOT Holdings may trade at prices significantly below the price of the CBOT memberships in respect of which they were issued.

Risks Relating to Our Business

   Our business, and the value of the stock to be issued by CBOT Holdings and the memberships to be issued by the CBOT subsidiary, are subject to the following risks, which include risks relating to the industry in which we operate.


 We May Be Unable to Meet Our Future Capital and Liquidity Requirements

   Due primarily to lower than historical volumes in our open outcry trading market and the significant capital expenditures relating to the development and launch of our newly established electronic trading system and the support of our open outcry system, we had a working capital deficit for the nine months ended September 30, 2001 of about $1 million. We cannot assure you that we will be able to meet our future capital expenditure or liquidity requirements or that we will be able to secure any additional financing to meet our capital expenditure or liquidity requirements, including, among other things, the obligation to make payment of the cash consideration required to be paid to Ceres limited partners pursuant to the Ceres merger. For more information regarding these and other factors affecting our liquidity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."



 Our Decision to Operate Both Pit-Based, Open Outcry Trading and Electronic Trading, Including Our Commitment to Maintain Open Outcry Markets, May Materially Adversely Affect Our Operating Costs, Markets and Profitability

   It is expensive in terms of costs and management and other resources to continue operating two trading systems for the same products. Our current business strategy involves the operation of both pit-based, open outcry trading and electronic trading systems for our products. In addition, the certificate of incorporation of the CBOT subsidiary will contain a provision requiring the CBOT subsidiary to maintain current open outcry markets so long as each such market is deemed liquid under the terms of the certificate of incorporation unless the discontinuance of any such market is approved by the holders of Series B-1 and Series B-2, Class B members of the CBOT subsidiary. As a result, the CBOT subsidiary will be obligated under the terms of its certificate of incorporation to provide financial and other support to these markets. We may not have sufficient resources to adequately fund or manage both trading systems. This may result in resource allocation decisions that adversely impact one or both systems. Also, if we continue to operate both trading systems, liquidity on each may be less than the liquidity on a competitive unified trading system, making our trading systems less attractive and less competitive. As a result, our total revenues may be lower than if we operated only open outcry trading or only electronic trading. Moreover, to the extent that we continue to operate two trading systems, our board and management may make decisions which are designed to enhance the continued viability of two separate trading systems. These decisions may have a negative impact on the overall competitiveness of each trading system.

 We are Subject to Certain Risks Associated with the Globalization of Our
Business

   We expect that the expansion of our electronic markets will increase the portion of our business that is generated from outside the United States. We have entered into a strategic alliance with the Eurex Group, a Swiss-German group that operates the world's largest derivatives exchange, and that alliance may be expanded to include other exchanges inside and outside the United States. The globalization of our business presents a number of inherent risks, including, among other things, the following:

  . potential difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

  . the evolving global tax treatment of electronic commerce, and the possibility that foreign governments could adopt onerous or inconsistent tax policies with respect to taxation of products traded on our markets or of the services that we provide;

  . tax rates in certain foreign countries may exceed those of the United
    States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

  . listed derivatives markets are regulated in most developed nations, and it may be impractical for us to secure or maintain the regulatory approvals necessary for our markets to be accessible from one or more nations;

  . certain of our expenses are denominated in foreign currencies, including expenses relating to the a/c/e system denominated in euros, which exposes us to the risk of fluctuating exchange rates and we may not fully eliminate this risk through our hedging activity;

  . general economic and political conditions in the countries from which our markets are accessed may have an adverse effect on our trading from those countries; and

  . it may be difficult to enforce our intellectual property rights in certain foreign countries.

   As we expand our business globally, our success will be dependent, in part, on our ability to anticipate and manage these and other risks effectively. We cannot assure you that these and other factors will not have a material adverse effect on our business as a whole.

 We May Not Be Successful in Executing our Electronic Trading Strategy

   We have committed substantial resources to develop our electronic trading capabilities. We began to offer our products electronically over the a/c/e system, which is the product of our alliance with the Eurex Group, in August 2000. In implementing this system, we balanced the desire to maximize system functionality against the associated costs, in both capital expenditure and time to market. While we believe these decisions will benefit our electronic trading capabilities, we cannot assure you these initiatives will be successful. For instance:

  . contract volume may be lower than the break-even volume on which we budgeted costs for the a/c/e system, either because overall volume is lower than our projections, because the portion of volume traded electronically is lower than we projected or because our market share is lower than we projected;

  . competitors that offer systems capable of 24-hour trading may gain a competitive advantage over the a/c/e system, which is not yet capable of operating 24 hours a day; and

  . users may prefer the features and technology of other systems or products of other exchanges over ours.

 We Are Subject to Certain Risks Relating to the Operation of an Electronic Trading Market

   The foundation of our electronic trading strategy is our alliance with the Eurex Group. We have a perpetual license to use the base software and, with Deutsche Borse AG and the Swiss Stock Exchange, we own and have the right to use certain modifications to that software. If our alliance with the Eurex Group is terminated, our agreements provide for the provision of transition services while we find another technology platform and/or provider. However, we cannot assure you that we would be able to replace this technology in a timely or cost-effective manner. In addition, we cannot assure you that the Eurex Group would provide such transition services if the alliance is terminated as a result of a party's breach of such agreements.

   We are subject to risks relating generally to the provision of electronic transaction services which include our failure or inability to:

  . purchase, develop or implement new, enhanced or updated versions of electronic trading software;

  . attract independent software vendors to write front-end software that effectively accesses our electronic trading system;

  . increase the number of devices, e.g., trading and order routing terminals, capable of sending orders to our floor and to our electronic trading system; and

  . respond effectively to technological developments or service offerings by competitors.

If our electronic trading operations are not successful, our business or future financial condition or operating results could be materially adversely affected.

 Because We Do Not Control the Joint Venture, We Are Dependent Upon the Cooperation of Our Joint Venture Partners

   Our alliance with the Eurex Group involves significant risks. We cannot provide you any assurance that the Eurex Group will share our views or long-term strategic goals with respect to the development of electronic trading. The joint venture operating agreement is not yet signed and is not likely to be finished until decisions are made regarding its structure and functions. Although we have a perpetual license to the base software and, with Deutsche Borse AG and the Swiss Stock Exchange, own and have the right to use certain modifications to the software that have been created to the present date, the alliance has outsourced the operation of the system to Deutsche Borse Systems AG, a subsidiary of Deutsche Borse AG. As a result, we will also be dependent upon our venture partners for the day-to-day operation of the a/c/e system.

 Our Decision Not to Fund the Development of Certain Upgrades to the a/c/e System Could Significantly Harm Our Electronic Trading Operations

   A principal objective of the agreements relating to our alliance with the Eurex Group is the development of updates and enhancements to the common source code for the software that operates the electronic markets of the CBOT and Eurex. The parties' general agreement to share the cost of this development and to deploy sufficient resources to achieve this objective is subject to a party's unilateral right to decline to accept and pay for an enhancement, in which case it would forego the right to use that enhancement until it reimburses the other party for one-half of the costs relating to the development of the update. We were granted a perpetual royalty-free license to the Eurex Release 2.0 software on October 1, 1999, and we have paid for or agreed to pay for certain other modifications that have been made to the software since September 1998.

   Our financial resources were depleted as a result of, among other things, lower trading volumes in 2000 and the substantial expenditures necessary to launch and operate the a/c/e system and support our open outcry system. In order to conserve our financial resources and as a result of our belief that the expected benefits would not justify the costs, we declined to participate in the development of the next release of the a/c/e software, a/c/e Release
2.0. We understand that the Eurex Group is proceeding on its own with the development of this release. We believe that the CBOT and the Eurex Group are not obligated by the agreements between the parties to jointly fund the development of any particular enhancement. If we later elect to use enhancements contained in a/c/e Release 2.0, we will be obligated to reimburse Deutsche Borse AG and the Swiss Stock Exchange for one-half of the development costs of those enhancements. The Eurex Group has taken the position that our agreements with them require Ceres to participate in the joint development of a/c/e Release 2.0 and formally invoked the dispute resolution procedure established under these agreements in connection with this issue. The parties have commenced discussions to attempt to resolve this and other issues, but no assurance can be made about whether, when or how this issue will be resolved. For more information on this issue, see "Our Business--Execution Facilities-- Electronic Trading."


 Intense Competition Could Materially Adversely Affect Our Market Share and Financial Performance

   The futures industry is highly competitive. Many of our competitors and potential competitors are more established or have greater financial resources than we do. We expect that competition will intensify in the future as a result of continuing consolidation in the futures exchange industry and the increasing automation of risk management services. Many of our competitors also have greater marketing capabilities and financial, technological and personnel resources.

   Competitive pressures may cause us to re-evaluate our current business model and strategy. For example, in an industry where substantially all derivatives are traded electronically, the concept of an open outcry exchange, including the services we provide and our sources of revenue, may change swiftly and substantially. Increased development of the electronic trading markets could increase substantially competition for some or all of the products and services we currently provide.

   In addition, our competitors may:

  . respond more quickly to competitive pressures due to their corporate governance structures, which may be more flexible and efficient than our corporate-governance structure;

  . develop similar products that are preferred by our customers;

  . develop non-traditional alternative risk transfer products that compete with our products;

  . price their products and services more competitively;

  . develop and expand their network infrastructures and service offerings more efficiently;

  . adapt more swiftly to new or emerging technologies and changes in client requirements;

  . utilize better, more user-friendly and more reliable technology;

  . take greater advantage of acquisitions, alliances and other opportunities;

  . more effectively market, promote and sell their products and services;

  . better leverage existing relationships with clients and strategic partners or exploit better recognized brand names to market, distribute and sell their services; and

  . exploit regulatory disparities between traditional, regulated exchanges and alternative markets that benefit from a reduced regulatory burden and a lower-cost business model.

   Our current and prospective competitors are numerous and include securities exchanges, futures and options exchanges, market data and information vendors, electronic communications networks, crossing systems and similar entities, consortia of large customers and some of our clearing member firms and interdealer brokerage firms. We may also face competition from computer software companies and media and technology companies. The number of businesses providing Internet-related financial services, which are sometimes referred to as "e-commerce" businesses, has grown rapidly, and other companies have entered into, or are forming, joint ventures or consortia to provide services similar to those provided by us. Further, many of our competitors are already for-profit companies with more modern corporate governance structures that enable them to make decisions more quickly and efficiently and enhance their overall competitiveness. For more information concerning the competitive nature of our industry and the challenges we face, see "Our Business--Competition."

   As a result of this intense competition, we cannot assure you that we will be able to retain our current customers or attract new customers to our markets, products and services. In addition, we cannot assure you that we will not lose customers because of more economical alternatives offered from competitors with comparable or possibly superior products, services or trade execution services. Our business could be adversely affected if we fail to attract new customers or lose a substantial number of our current customers to competitors.


 We Are Dependent Upon the Clearing Services of the Board of Trade Clearing Corporation

   Currently, all of the contracts traded on the CBOT and on our wholly owned subsidiary, the MidAmerica Commodity Exchange, are cleared through the Board of Trade Clearing Corporation. The Board of Trade Clearing Corporation has agreements with our clearing members to provide clearing services and data processing with respect to transactions on the CBOT and the MidAmerica Exchange. Although the Board of Trade Clearing Corporation has agreed to provide its services to our clearing members, you should be aware that the loss of any of its services with respect to transactions on the CBOT may have a material adverse effect on our operations. In addition, the Board of Trade Clearing Corporation has entered into arrangements to provide clearing services to parties unaffiliated and, in certain instances, in direct competition, with the CBOT. As a result, the CBOT may experience some loss of service as a result of the Board of Trade Clearing Corporation's reallocation of resources, which could also have a material adverse effect on our operations. We cannot assure you that we will be able to obtain alternative clearing and data processing arrangements in a timely or cost-effective manner.

 We Have No Written Contract For Clearing Services With Our Clearing
 Organization

   We believe that the services of the Board of Trade Clearing Corporation to our clearing members provide us with a competitive advantage as the only open outcry futures and options on futures exchange whose contracts are cleared through an entity with a "AAA" rating by Standard & Poor's. However, we currently do not have a written contract with the Board of Trade Clearing Corporation that would obligate it to continue to provide its clearing services to our clearing members. Although we are currently considering negotiating such a written contract with the Board of Trade Clearing Corporation, we cannot assure you that we will determine to do so or, if we so determine, that we will be successful in entering into such a written contract.

 Computer and Communications Systems Failures and Capacity Constraints Could Harm Our Reputation and Our Business

   Our failure to operate, monitor or maintain our computer systems and network services or, if necessary, to find a replacement for our technology in a timely and cost-effective manner could have a material adverse effect on our reputation, business, financial condition and operating results. We rely and expect to continue to rely on third parties for various computer and communications systems, such as telephone companies, on-line service providers, data processors, clearance organizations and software and hardware vendors. Our systems or those of our third party providers may fail, causing one or more of the following effects:

  . unanticipated disruptions in service to customers;

  . slower response times;

  . delays in trade execution;

  . decreased customer satisfaction;

  . incomplete or inaccurate accounting, recording or processing of trades;

  . financial losses;

  . security breaches;

  . litigation or other customer claims; and

  . regulatory sanctions.

   We cannot assure you that we will not experience system failures, outages or interruptions that will materially adversely affect our business. Any failures that cause an interruption in service or decrease our responsiveness, including failures caused by customer error or misuse of our systems, could impair our reputation, damage our brand name and have a material adverse effect on our business, financial condition and operating results.

 We May Not Effectively Manage Our Growth

   We intend to develop and expand our business, including both our open outcry and electronic trading systems. This growth may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively, and failure to do so could have a material adverse effect on our business, financial condition and operating results.

 We May Not Be Able to Keep Up With Rapid Technological Changes

   To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our proprietary software, network distribution systems and other technologies. The financial services and e-commerce industries are characterized by rapid technological change, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render obsolete our existing proprietary technology and systems. Our success will depend, in part, on our ability to:

  . develop or license leading technologies useful in our business;

  . enhance our existing services;

  . develop new services and technology that address the increasingly sophisticated and varied needs of our existing and prospective clients; and

  . respond to technological advances and emerging industry standards and practices on a cost- effective and timely basis.

We cannot assure you that we will be able to successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. We cannot assure you that we will be able to respond in a timely manner to changing market conditions or customer requirements, and a failure to so respond could have a material adverse effect on our business, financial condition and operating results.

   We decided not to participate in the development of the next set of upgrades to the a/c/e system, which means that we will not use those upgrades. We cannot assure you that our decision will not materially delay the implementation of technical upgrades necessary for the a/c/e system to remain competitive with other exchanges. For more information on our decision not to participate in the development of system upgrades, see "--Our Decision Not to Fund the Development of Certain Upgrades to the a/c/e System Could Significantly Harm Our Electronic Trading Operations."


 Declines in the Global Financial Markets May Materially Adversely Affect Our Business

   Adverse economic and political conditions may cause declines in global financial markets and may affect our operating results. The global financial services business is, by its nature, risky and volatile and is directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the global financial services markets, resulting in reduced trading volume. These events could materially adversely affect our business. These factors include:


  . economic and political conditions in the United States and elsewhere in the world;

  . wavering institutional/consumer confidence levels;

  . the availability of cash for investment by mutual funds and other wholesale and retail investors; and

  . legislative and regulatory changes.

   In particular, U.S. Treasury bond futures and options contracts comprised about 38% of our financial product volume and about 28% of our total transaction volume for the first nine months of 2001. On October 31, 2001, however, the U.S. Treasury announced its decision to halt the issuance of 30-year bonds. Further reductions in the amount of U.S. Treasury bonds outstanding or adverse changes in investors' preferences for futures contracts on fixed income obligations issued or backed by the U.S. Government, including increased demand by investors in fixed income obligations with shorter-term maturities, may adversely effect our business, financial condition and operating results.

 Strategic Alliances May Not Generate Increased Trading in Our Electronic Marketplaces

   We currently believe that strategic alliances will play an important role in our long-term success. For example, we believe that our alliance with the Eurex Group will enable us to offer a wider portfolio of products, expand into cash markets and increase customer reach by obtaining access to our strategic partners' distribution network and allowing us to offer products to the strategic partners' customers. We cannot assure you that our alliance with the Eurex Group or any other alliance of ours will generate the increased trading volumes we are seeking.

   Through our alliance with the Eurex Group or otherwise, we may seek to enter into alliances or other arrangements with other parties. However, we cannot provide you any assurances as to our success in this regard. To the extent that we do enter into alliances or other arrangements, some of these alliances may be intended to generate increased trading volume at the CBOT, and in other cases, alliances may provide operating services to exchange clients in exchange for a fee. We cannot assure you that we will be successful in either developing, or fulfilling the objectives of, any such alliance. Our participation in these alliances may strain our resources and may limit our ability to pursue other strategic and business initiatives.

   As part of our alliance with the Eurex Group, the parties have agreed to move as quickly as possible to cause U.S. equity options to become available for trading on the a/c/e system. To date, we have not identified an entity with the appropriate regulatory approvals that is willing to participate in this opportunity. As described above in "--Our Decision Not to Fund the Development of Certain Upgrades to the a/c/e System Could Significantly Harm Our Electronic Trading Operations," those discussions have commenced, but no assurance can be made about whether, when or how this issue will be resolved.

 Our Operating Results Are Subject to Fluctuations as a Result of Seasonality


   Certain factors beyond our control, including the seasonality of the futures industry, may contribute to fluctuations in our operating results, including our quarterly results. In particular, we have experienced relatively higher volume during certain quarters and lower trading volume during other quarters. As a result of this seasonality, our operating results for any particular period may not be indicative of our future performance.


 Our Business is Subject to Risks Related to our Real Estate Holdings

   Revenue from our building services operations represented about 11% of our operating revenue for the first nine months of 2001. Lower occupancy rates, market rental rates and non-renewal of leases by tenants could have a material adverse effect on our future business services revenue, overall financial condition and operating results. Any decrease in leased space could also affect future building service revenue if there is no corresponding demand for the vacated office space. Furthermore, most of our tenants are engaged in businesses that are directly or indirectly related to the brokerage/trading industry or related areas of financial services and adverse business conditions affecting those businesses could have a material adverse effect on our occupancy rates and building services revenues.


Risks Relating to Regulation and Litigation

   We are subject to the following risks in connection with the regulation of, and litigation relating to, our business.

 We May Not Be Able to Maintain Our Self-Regulatory Responsibilities

   Some financial services regulators have publicly stated their concerns about the ability of a financial exchange, organized as a for-profit corporation, to adequately discharge its self-regulatory responsibilities. Our regulatory programs and capabilities contribute significantly to our brand name and reputation. Although we believe that we will be permitted to maintain these responsibilities, we cannot assure you that we will not be required to modify or restructure our regulatory functions in order to address these or other concerns. Any such modifications or restructuring of our regulatory functions could entail material costs, which we have not currently planned for.

 We Are Subject to Significant Risks of Litigation

   Many aspects of our business involve substantial risks of liability. Dissatisfied customers frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We may become subject to these claims as the result of failures or malfunctions of systems and services provided by us. We could incur significant legal expenses defending claims, even those without merit. Although the Commodity Exchange Act and our Commodity Futures Trading Commission-approved disclaimer and limitation of liability rules offer us some protections, an adverse resolution of any lawsuits or claims against us could have a material adverse effect on our reputation, business, financial condition and operating results.


   We are subject to litigation in which the plaintiffs are seeking significant monetary recovery from the CBOT. See "Our Business--Legal Proceedings--Patent Rights Litigations" and "--Soybean Antitrust

Litigation." We cannot assure you that we will be successful in defending these matters and any resulting judgment could have a material adverse impact on our financial condition. In addition, we are subject to legal proceedings and claims as a result of the restructuring transactions. See "Our Business--Legal Proceedings--Minority Member Litigation" and "--Chicago Board Options Exchange Dispute."

 Any Infringement by Us on Patent Rights of Others Could Result in Litigation and Could Materially Adversely Affect Our Operations

   Our competitors as well as other companies and individuals may obtain, and may be expected to obtain in the future, patents that concern products or services related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products, services or technologies. In general, if one or more of our products, services or technologies were to infringe patents held by others, we may be required to stop developing or marketing the products, services or technologies, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products, services or technologies in such a way as to avoid infringing on the patent claims. If we were unable to obtain these licenses, we may not be able to redesign our products, services or technologies to avoid infringement, which could materially adversely affect our business, financial condition and operating results.

   In particular, we have been named as a defendant in a lawsuit that alleges that we have infringed a U.S. patent entitled "Automated Futures Trade Exchange." The complaint seeks treble damages, attorney's fees and preliminary and permanent injunctions against us as well as other named defendants. If the plaintiffs are successful in this litigation, we may be required to obtain a license to develop, market and use our electronic trading systems, to cease developing, marketing or using those systems, or to redesign such systems to avoid patent infringement. We cannot assure you that we will be able to obtain such a license or that we would be able to obtain it at commercially reasonable rates. Alternatively, to the extent we cannot obtain such a license, we may be required to redesign our electronic trading systems. As a result, if we are unsuccessful in defending this litigation, our business, including our ability to implement our electronic trading strategies, could be materially adversely affected. For more information, see "Our Business--Legal Proceedings--Patent Rights Litigation."


 Misconduct Could Harm Us and is Difficult to Detect

   Although we perform significant self-regulatory functions, there have been a number of highly publicized cases involving fraud or other misconduct in the futures industry in recent years. We run the risk that the Class B members of the CBOT subsidiary, other persons who use our markets or our employees will engage in fraud or other misconduct, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.


 The Existing Legal Framework for Our Industry Has Been Modified to Lower Barriers to Entry and Decrease Continuing Regulatory Costs for Competitors

   Our industry has been subject to several fundamental regulatory changes, including changes in the statute under which we have operated since 1974. The Commodity Exchange Act generally required all futures contracts to be executed on an exchange that has been approved by the Commodity Futures Trading Commission. The exchange trading requirement was modified by CFTC regulations to permit privately negotiated swap contracts to be transacted in the over-the-counter market. The CFTC exemption under which the over-the-counter derivative market operated precluded the over-the-counter market from avoiding CFTC regulation for exchange-like electronic transaction systems and clearing. These regulatory restrictions on the over-the-counter market were repealed by the Commodity Futures Modernization Act of 2000. It is possible that the chief beneficiaries of the Commodity Futures Modernization Act will be over-the-counter dealers and competitors that operate or intend to open electronic trading facilities or to conduct their futures business directly among themselves on a bilateral basis. The customers who may access such electronic exchanges or engage in such bilateral private transactions are the same customers who conduct the vast majority of their financial business on regulated exchanges. The Commodity Futures Modernization Act also permits banks, broker-dealers and some of their affiliates to engage in foreign exchange futures transactions for or with retail customers without being subjected to regulation under the Commodity Exchange Act.

   In the future, our industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business. For more information about potential changes in our regulatory environment, see "Our Business--Regulation--Changes in Existing Laws and Rules."

Risks Relating to Changes in Our Corporate Governance Structure

   The following risks relate to the significant changes to our corporate governance structure that will occur as part of the restructuring transactions.

 Substantial Elimination of the Petition Process and Other Changes to Our Corporate Governance Structure Will Significantly Reduce the Influence of the Members in the Management of CBOT Holdings and the CBOT Subsidiary

   As a result of completion of the restructuring transactions, our members will have substantially less authority to control the day-to-day management and operations of CBOT Holdings and the CBOT subsidiary. Following completion of the restructuring transactions, the holders of the common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings are entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings. However, the holders of the common stock of CBOT Holdings will not be entitled to initiate proposals to amend the certificate of incorporation of CBOT Holdings or, as described below, the certificate of incorporation and bylaws, which include the rules and regulations, of the CBOT subsidiary. Any proposal by stockholders of CBOT Holdings to amend the bylaws of CBOT Holdings may only be brought to a vote at an annual meeting in accordance with the bylaws of CBOT Holdings, which will generally require advance notice of any proposal not less than 30, nor more than 75, days in advance of the first anniversary of the mailing of proxy materials for the preceding year's annual meeting. Any stockholder proposal to adopt, repeal or amend the bylaws will require the approval of two-thirds of the voting power of the stockholders of CBOT Holdings entitled to vote generally in the election of directors. In addition, stockholders will not have authority to call special meetings of stockholders or take action by written consent of stockholders.


   CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, including, among other things, the election of directors to the board of directors of the CBOT subsidiary. The holders of Class B and Class C memberships will not have voting rights with respect to matters requiring a vote of the members of the CBOT subsidiary, except that holders of Series B-1 and Series B-2, Class B memberships will have limited voting rights to approve changes that would adversely affect certain core rights relating to the trading rights and privileges of Class B memberships. This means that the holders of Class B and Class C memberships will generally not have the authority to adopt, repeal or amend the certificate of incorporation or bylaws of the CBOT subsidiary. Collectively, these changes will significantly reduce the influence of our members and may lead to decisions and outcomes that differ from those made under our current certificate of incorporation, bylaws and rules and regulations. This significant reduction in the ability of our members to participate in the day-to-day management and operations of CBOT Holdings and the CBOT subsidiary may make our organization less attractive to our current members. As a result, they may seek to conduct their business at, or obtain membership in, one or more other exchanges. A loss or material diminution of member trading activity could negatively impact liquidity and trading volumes in our products. A material reduction in the aggregate capital provided by our clearing members to guarantee trades by them and their customers could lead to a reduction in trading activity on our exchange, and make it more difficult for us to generate revenue or to sustain growth.

 Changes in Our Corporate Governance Structure Will Eliminate Many Member-Dominated Committees Which Will Significantly Limit the Influence of the Members in the Management of CBOT Holdings and the CBOT Subsidiary

   Our current governance structure grants significant decision-making authority to various member-dominated committees, which we believe significantly reduces our ability to make strategic or executive decisions in a timely or efficient manner. It is currently expected that, subject to any applicable regulatory requirements, we will eliminate many of these committees in connection with the restructuring transactions. After completion of the restructuring transactions, our management and the management of the CBOT subsidiary will be given significant decision-making responsibilities, including with respect to matters currently addressed by such member-dominated committees, as well as the requisite authority to make such decisions. We currently expect that management of CBOT Holdings will make decisions in a manner intended to enhance stockholder value over the long term, which may lead to decisions or outcomes that differ from the decisions and outcomes that are made by our current board of directors and committees under our current governance structure.

 Delaware Law May Protect Decisions of the Board of Directors That Have Different Effects on the Holders of Class A, Class B and Class C Memberships of the CBOT Subsidiary

   In the context of stock corporations, Delaware law generally provides that a board of directors owes an equal duty to all stockholders, regardless of class or series, and does not provide separate or additional duties to any particular group of stockholders. As a nonstock corporation with multiple classes of memberships, the board of directors of the CBOT subsidiary may have similar obligations to each class of membership. Moreover, the certificate of incorporation of the CBOT subsidiary will include unique provisions that are intended to protect certain core rights associated with the trading rights and privileges of Class B members, including, among other things, a commitment to maintain current open outcry markets so long as each such market is deemed liquid under the terms of the certificate of incorporation unless the discontinuance of any such market is approved by the Series B-1 and Series B-2, Class B members of the CBOT subsidiary. Such provisions may have the effect of requiring the board of directors to make certain decisions that would benefit one or more series of Class B members but not the Class A member or Class C members, or which would affect the Class C members, the Class A member and one or more series of Class B members differently.

   More generally, the board of directors of the CBOT subsidiary may make decisions that may have the effect of benefitting one class of membership over the other, or which affect the holders of each class or series of membership differently. Delaware law will generally protect these decisions so long as the board of directors of the CBOT subsidiary acts in a disinterested, informed manner with respect to these decisions, in good faith and in the belief that it is acting in the best interests of the corporation and its members generally.

 Effects of Certain Provisions Could Enable the Board of Directors of CBOT Holdings to Prevent or Delay a Change of Control

   Some of the provisions of the certificate of incorporation and bylaws of CBOT Holdings, as well as a stockholder rights plan of CBOT Holdings, if adopted, could, together or separately:

  . discourage potential acquisition proposals;

  . delay or prevent a change in control; or

  . limit the price that investors might be willing to pay in the future for shares of the common stock of CBOT Holdings.

   CBOT Holdings' certificate of incorporation and bylaws will provide, among other things, that stockholders may not take action by written consent and that special meetings of stockholders may only be called by the chairman, the president or the board. In addition, following completion of the restructuring transactions, the board of CBOT Holdings will be able to issue up to 10,000,000 shares of preferred stock with rights and privileges that might be senior to issued common stock without stockholder approval. Furthermore, we currently anticipate that the board of CBOT Holdings would likely be asked to consider, and may adopt, a stockholder rights plan in connection with any future underwritten public offering of its common stock. These provisions could prevent or delay a change of control or could limit the price some investors might be willing to pay in the future for shares of common stock of CBOT Holdings.


   Our board believes that these provisions will protect stockholders over the long term and ensure that stockholders receive fair compensation for their shares in the event of an unsolicited takeover attempt. Our board believes that provisions substantially similar to those that will be applicable to CBOT Holdings have been widely adopted by public companies.

   Following the completion of the restructuring transactions, a change of control of the CBOT subsidiary could not occur without the consent of CBOT Holdings as the holder of the sole Class A membership.

 Issuance of Additional Shares of Capital Stock Will Dilute the Value of the Shares We Issue to You

   CBOT Holdings will have a significant number of authorized but unissued shares of common stock that may be issued in the future at the discretion of its board of directors, without stockholder approval. The board of directors of CBOT Holdings may also issue newly created series of preferred stock which may be convertible into other shares of CBOT Holdings, including shares of common stock, without stockholder approval. In particular, following completion of the restructuring transactions, the board of directors of CBOT Holdings will have available for issuance over 60,000,000 shares of common stock and up to a total of 10,000,000 shares of preferred stock. In addition, we currently expect to adopt a long-term equity incentive plan under which stock-based awards may be made to employees and directors of CBOT Holdings and its subsidiaries, including the CBOT subsidiary, and certain other persons. If additional shares of common stock are issued in connection with future acquisitions, the incentive plan or for any other purpose, your equity interest in CBOT Holdings will be diluted and the market price or value of your shares, if any, could decline. The board of directors of CBOT Holdings is expected to consider the potential dilutive effects of any subsequent issuance of common stock, or securities convertible into shares of common stock, in relation to the value generated or expected to be generated in connection with their issuance. However, we cannot assure you that the board of directors of CBOT Holdings will not authorize the issuance of additional shares of common stock, preferred stock or securities convertible into shares of common stock, in the future.

                         THE RESTRUCTURING TRANSACTIONS

Overview

   As a result of rapidly evolving changes in the futures industry, principally the increasing importance of electronic trading, we have determined that it is necessary to restructure our organization in order to enhance its competitiveness. Over the last several years, with the assistance of various outside advisors, we have conducted an ongoing and extensive evaluation process with respect to our need to restructure. As a result of this process, we have developed, and are proposing for your approval, a series of transactions designed to restructure the CBOT.

   The restructuring transactions are designed to demutualize our organization by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which the CBOT members will hold memberships entitling them to certain trading rights and privileges on the exchange operated by such subsidiary, modernize our corporate governance structure in order to improve its corporate decision-making process and reorganize and consolidate our electronic trading business into our eCBOT subsidiary, as described in greater detail elsewhere in this document. We believe that the completion of the restructuring transactions will enable us to enhance our competitiveness within the futures industry, including both the open outcry and electronic trading markets.


   We currently anticipate that we will complete the restructuring transactions as soon as reasonably practicable following membership approval of the restructuring transactions, subject to receiving a favorable ruling from the Internal Revenue Service and/or an opinion of counsel, and any required regulatory approvals from the Commodity Futures Trading Commission. However, our obligation to complete the restructuring transactions is subject to satisfaction of a number of conditions, including, among other things, a condition that our board of directors shall not have determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or are not fair to each class of CBOT membership. For more information about the IRS ruling and opinion of counsel, CFTC approvals and other conditions to our obligation to complete the restructuring transactions, see "--Regulatory Matters," "--Conditions to Completing the Restructuring Transactions" and "--Description of the Restructuring Transactions-- Reorganization of Our Electronic Trading Business."


Background of the Restructuring Transactions

 Development of the Restructuring Strategy

   We were organized in 1848 as a voluntary, unincorporated association to serve as an open outcry marketplace for the growing agricultural market in Chicago. In 1859, the Illinois General Assembly, by legislative act, granted us a special charter that incorporated our organization. In August 2000, we reincorporated in Delaware, and we currently exist as a Delaware nonstock, not-for-profit corporation.

   Now in our 153rd year of operation, we have become a leader in the domestic listed derivatives market. According to industry data provided by the Futures Industry Institute, in the first half of 2001, we had about a 9% share of the global listed futures, options on futures and equity index market. According to industry data provided by the Futures Industry Association, we ranked third worldwide among futures exchanges in volume of contracts traded in the first nine months of 2001, transacting about 58% of the global listed agricultural futures and options contracts, e.g., wheat, corn, soybeans, and about 16% of the global listed financial futures and options contracts, e.g., U.S. Treasury bonds and notes. In addition, as the "Chicago Board of Trade," we believe that we have one of the strongest brand names in the futures industry.


   Competitive conditions in the futures industry have changed significantly in the last decade or more due to innovations in the computer and communications industries. As a result, maintaining our competitive position has become increasingly challenging. To meet the challenges and opportunities associated with the increasing importance of electronic trading, in 1992 we began to make our products available for electronic trading, initially, on the Globex system, and, beginning in 1994, on the Project A electronic trading system, which was operated by the electronic trading division of Ceres until August 25, 2000. On August 27, 2000, Ceres, through its participation in an alliance with the Eurex Group, began to operate the a/c/e electronic trading system, which allows CBOT and Eurex members to access their respective markets from a common front end. As of September 30, 2001, total volume traded on the a/c/e/ system surpassed an aggregate of about 43.7 million contracts traded since it became operational.


   Notwithstanding the success of the Globex system, Project A and other electronic trading initiatives, the Strategy Committee of our board of directors concluded in early 1999 that changes to our organizational structure were desirable in order to respond to the increasingly competitive challenges presented by electronic trading as well as other exchanges. This conclusion was adopted in a strategic plan approved by our board of directors in August 1999.

   In addition, in July 1999, our board of directors established a Restructuring Task Force, composed of directors and non-director members of the CBOT. The Restructuring Task Force was charged with developing a restructuring strategy designed to modernize our organizational structure and a corporate governance mechanism designed to position us to compete more effectively in the evolving marketplace.

   Over the following six months, the Restructuring Task Force conducted an extensive strategic analysis, assisted by the management of the CBOT, A.T. Kearney, Inc., a management consulting firm, Merrill Lynch & Co., an investment banking firm, Kirkland & Ellis, as legal counsel to the CBOT and the board of directors, and Piper Marbury Rudnick & Wolfe, as special legal counsel to the Restructuring Task Force.

   As part of this strategic analysis, the Restructuring Task Force, together with its advisors, reviewed our business, including our organizational and corporate governance structures, and current industry trends and practices. The findings of the Restructuring Task Force formed the basis for a recommendation to our board of directors, which included objectives for a restructuring strategy and a detailed business outline, including alternative organizational structures.

   In January 2000, our board of directors approved a general restructuring strategy recommended by the Restructuring Task Force, subject to the board of directors' further review, consideration and approval of the definitive terms and structure of the transactions designed to implement the strategy, which had not yet been formulated. The restructuring strategy generally contemplated the restructuring of the CBOT into two separate stock, for-profit companies, one conducting the CBOT's open outcry business and the other conducting the CBOT's electronic trading business, and the distribution of shares of stock in both companies to the current CBOT members. The strategy also contemplated the possibility that the then proposed electronic trading company might conduct an offering of shares of its stock to the public at or around the time of its separation from the open outcry company.


   In addition, our board of directors at such time appointed two special committees of the board. One, the Implementation Committee, initially consisted of nine members of the board of directors and was chaired by the then current chairman of our board, David P. Brennan. The other members of the Implementation Committee were Charles P. Carey, Andrew J. Filipowski, Harold W. Lavender, Peter C. Lee, Veda Kaufman Levin, James P. McMillin, Joseph Niciforo and Michael P. Ryan. The Implementation Committee was directed to develop and recommend for the board's further review, consideration and approval the definitive terms and structure of the transactions designed to implement the restructuring strategy.

   The other special committee, the Independent Allocation Committee, was composed solely of outside or non-member directors of the board and was chaired by former Illinois Governor James R. Thompson, the Chairman of the law firm, Winston & Strawn. The other members of the Independent Allocation Committee were Dr. Robert S. Hamada, the Dean and Edward Eagle Branch Distinguished Service Professor of Finance at the University of Chicago Graduate School of Business, Robert H. Michel, a former Republican leader of the U.S. House of Representatives and Senior Advisor at the law firm of Hogan & Hartson, and Ralph H. Weems, an independent farmer and former president of the American Soybean Association. Dr. Hamada and Mr. Michel ceased to serve on the Independent Allocation Committee effective January 1, 2001, concurrent with the expiration of their terms as directors of the CBOT. Since no mechanism currently exists in our certificate of incorporation, bylaws or rules and regulations for allocating ownership in our organization among members in connection with a restructuring such as the one contemplated by the board, the Independent Allocation Committee was directed to develop and recommend for the board's further review, consideration and approval an appropriate and fair allocation of value among the members of the CBOT in connection with the transactions to implement the restructuring strategy, including the allocation to CBOT members of shares of stock of the then proposed open outcry trading and electronic trading companies.


   The Implementation Committee continued the work of the Restructuring Task Force with assistance from the management of the CBOT and its outside advisors, including A.T. Kearney, Merrill Lynch, Kirkland & Ellis and Piper Marbury Rudnick & Wolfe. In particular, the Implementation Committee worked to develop the definitive terms and structure of transactions designed to effectuate the restructuring strategy, including a preliminary step necessary in order to proceed with the implementation of the restructuring strategy. This step involved the reincorporation of the CBOT in Delaware as a nonstock, not-for-profit corporation and was designed to cause the CBOT to be governed under a more modern and well developed legal framework so that the CBOT could more effectively accomplish its purposes. Among other things, unlike the law of Illinois then applicable to the CBOT, Delaware law provided the CBOT a more direct procedure pursuant to which it could change its status from that of a nonstock, not-for-profit corporation to that of a stock, for-profit corporation.

   In addition to developing the terms of the transactions required to implement the reincorporation of the CBOT in Delaware, the Implementation Committee further refined and developed the original restructuring strategy. Concurrently, the Independent Allocation Committee, together with its advisors, which included the law firm of Winston & Strawn, as its special counsel, and the investment banking firm of William Blair & Company, L.L.C., as its financial advisor, worked to develop a recommended methodology for an appropriate and fair allocation of equity among the CBOT members in connection with implementation of the original restructuring strategy. For more information about the work of the Independent Allocation Committee, see "-- Independent Allocation Committee of the Board." In addition, Arthur Andersen LLP was retained by us to prepare a valuation analysis of Ceres and the limited partnership interests.

   In early May 2000, the Independent Allocation Committee submitted to our board of directors its initial report, which recommended as fair an allocation of equity among the members in connection with the implementation of the original restructuring strategy. Also in May 2000, our board of directors received a report prepared by the Implementation Committee, which provided additional information regarding, and refined certain aspects of, the original restructuring strategy. This report also contained a detailed description of the transactions required in order to implement the Delaware reincorporation and recommended that the Delaware reincorporation be approved and submitted to the CBOT membership for its approval.


   At its May 16, 2000 meeting, our board of directors approved the transactions necessary to effect the Delaware reincorporation and directed that such transactions be submitted to the CBOT membership for a ballot vote. Following member approval, the reincorporation of the CBOT in Delaware as a nonstock, not-for-profit corporation was completed in August 2000. Shortly thereafter, we formed eCBOT as a wholly owned subsidiary of the CBOT for the purpose of later reorganizing our electronic trading business. The CBOT assigned its general and limited partnership interests in Ceres to eCBOT in September 2000.

   At the same May 2000 meeting, our board of directors also approved and adopted the report of the Independent Allocation Committee, including its recommendation regarding the methodology to be used with respect to the allocation of shares of stock of the then proposed open outcry trading and electronic trading companies among the holders of Full, Associate, GIM, IDEM and COM Memberships in the CBOT, subject to any changes in the factors underlying the assumptions that were used or reviewed in the preparation of the Independent Allocation Committee report and taking into account any adjustments to such allocation resulting from the terms of the reorganization of our electronic trading business, and further subject to the board's further review, consideration and approval of transactions necessary to implement the restructuring strategy. At this time, William Blair, as financial advisor to the Independent Allocation Committee, delivered its opinion to the

Independent Allocation Committee and the board of directors that, based upon and subject to the matters set forth in the opinion, the allocation of shares of common stock in the then proposed open outcry trading and electronic trading companies in the ratio of 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full Member and Associate Member, and each holder of a GIM, IDEM and COM, respectively, was fair, from a financial point of view, to each of the five classes of CBOT members. For more information about the allocation recommendation, see "-- Independent Allocation Committee of the Board" and "--Opinion of the Financial Advisor to the Independent Allocation Committee of the Board." At this time, Arthur Andersen provided its report to the board regarding its preliminary valuation analysis of Ceres as of May 16, 2000.


   The board of directors also approved at this meeting the report of the Implementation Committee as a description of the restructuring strategy as it was then envisioned by the board of directors, subject to any changes in the factors underlying the assumptions that were used or reviewed in the preparation of the report, and subject to the board's further review, consideration and approval of the transactions necessary to implement the restructuring strategy.

   Following the May board meeting, the management of the CBOT, with the assistance of its outside advisors, primarily consisting of Merrill Lynch, Kirkland & Ellis and Cap Gemini Ernst & Young, a management consulting firm, conducted an evaluation process with respect to the implementation of the original restructuring strategy and worked to develop detailed business plans for the then proposed open outcry trading and electronic trading companies envisioned by the original restructuring strategy.

   Based upon this evaluation process and further analysis, management of the CBOT and the Executive Committee of our board of directors concluded that the original restructuring strategy should be substantially revised in light of a number of factors, including, among other things, increasing competitive pressures in the industry, the adverse changes in the capital markets, further review and analysis regarding the implementation and execution of the separate business plans of the then proposed open outcry trading and electronic trading companies, the overall financial status of the CBOT and the need for the CBOT to demutualize as quickly as possible so that it could enhance its competitive posture and improve its decision-making capability.

   On August 31, 2000, management of the CBOT and the Executive Committee recommended to the board of directors that the original restructuring strategy be abandoned in favor of a substantially revised restructuring strategy. After careful consideration of the matters discussed and presented, the board of directors approved a revised restructuring strategy, which involved demutualizing the CBOT but not restructuring the CBOT into two separate, competing companies. Specifically, the revised strategy contemplated the following:

  . converting the CBOT into a single Delaware stock, for-profit corporation, which would be focused on updated open outcry trading with enhanced technology, and distributing shares of common stock in such stock, for-profit company, representing both trading rights and privileges and equity ownership, to the current members;

  . adopting a revised corporate governance structure, which would include substantially eliminating the membership petition process, streamlining the board of directors and making certain other changes to implement a more efficient decision-making process for the company; and

  . reorganizing and consolidating the CBOT's electronic trading business, part of which is currently operated by Ceres, into eCBOT, which would be operated as a wholly owned subsidiary of the for-profit company.

   At this time, the board of directors determined that the original two-company strategy should be abandoned and that a simple demutualization plan involving the conversion of the CBOT into a single stock, for-profit company should be pursued instead. The board concluded that the revised strategy would enable each of the two businesses to be operated independently and in a more competitive manner but under a common ownership structure that would allow substantial sharing of resources and infrastructure.

   The board's approval of the revised strategy was subject to its further review, consideration and approval of the definitive terms and structure of transactions designed to implement the revised restructuring strategy, including an appropriate and fair allocation of value in the then proposed stock, for-profit company among the

CBOT members. On August 31, 2000, our board directed the Executive Committee and the management of the CBOT to develop and recommend for its further review and consideration the definitive terms and structure of transactions designed to implement this revised restructuring strategy.

   Following the August board meeting, management and the Executive Committee, with the assistance of the CBOT's advisors, primarily consisting of Merrill Lynch and Kirkland & Ellis, worked to develop the terms and structure of transactions designed to implement the revised restructuring strategy. In addition, Arthur Andersen was retained by us and our eCBOT subsidiary to prepare an updated valuation analysis of Ceres and the limited partnership interests in connection with the reorganization and consolidation of our electronic trading business, part of which is currently operated by Ceres, into eCBOT. Shortly thereafter, Arthur Andersen was also engaged to evaluate the fairness, from a financial point of view, to Ceres and each class of its limited partners of the consideration to be received by each limited partner in exchange for their respective limited partnership interests pursuant to the Ceres merger as described further below.


   Concurrently, the Independent Allocation Committee undertook to update its recommendation regarding an appropriate and fair allocation of value among CBOT members in the context of the transactions to implement the revised restructuring strategy. For more information about the allocation recommendation and the additional work of the Independent Allocation Committee, see "--Independent Allocation Committee of the Board."

   On November 21, 2000, the Independent Allocation Committee reported on and provided to our board of directors its updated recommendation regarding the allocation among the CBOT members of equity in the then proposed stock, for-profit company in respect of their memberships in connection with the restructuring transactions. The Independent Allocation Committee recommended, in the context of the restructuring transactions, that an allocation of value in the proposed stock, for-profit company among the CBOT members in respect of their memberships in connection with the restructuring in the ratio of 5.00 :
1.00 : 0.50 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively, was fair. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair that the proposed allocation was fair, from a financial point of view, to each of the five classes of CBOT members.


   At the same meeting, Arthur Andersen reported to our board regarding its updated valuation of Ceres and the limited partnership interests as of October 31, 2000. Arthur Andersen also reported that, subject to a review of the final terms of the restructuring transactions, it was prepared to deliver its opinion that the consideration to be received by each limited partner of Ceres in exchange for their respective limited partnership interests pursuant to the Ceres merger is fair, from a financial point of view, to Ceres and to each class of the Ceres limited partners.

   At the December 12, 2000 meeting of the board of directors, the then current status of the restructuring transactions was reviewed and discussed. At this meeting, management and the Executive Committee presented to the board of directors a detailed update regarding the restructuring transactions. At this meeting, the board received a report from management regarding the restructuring transactions and the CBOT's business strategy. The board also received a report from Kirkland & Ellis concerning certain legal matters relating to the restructuring transactions.

   In early January 2001, the Executive Committee met to consider certain refinements to the restructuring transactions proposed by the new chairman of the board of directors, who had been elected in December 2000 and assumed office in January 2001. These refinements primarily related to the composition of the board of directors of the then proposed stock, for-profit company, the provisions to be included in the certificate of incorporation concerning certain core rights associated with the trading rights and privileges of certain common stockholders and clarifications regarding the importance of considering the expected effects, if any, of the restructuring transactions on the Chicago Board Options Exchange exercise right in making any determination that the restructuring transactions remain in the best interests of the CBOT and its members.

   At its briefing meeting on January 9, 2001, the board of directors received a further update concerning the status of the restructuring transactions, including the refinements recommended by the Executive Committee and management. These matters were reviewed and discussed. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions.

   On January 16, 2001, the Independent Allocation Committee, which, following the expiration of the terms of Dr. Hamada and Mr. Michel as directors as of January 1, 2001, was comprised of Governor Thompson and Mr. Weems, held a meeting for the purpose of considering the refinements to the restructuring transactions recommended by the Executive Committee and management. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in this meeting.

   On January 16, 2001, immediately following the meeting of the Independent Allocation Committee, a meeting of the board of directors was held for the purpose of considering the restructuring transactions. At this meeting, management and the Executive Committee presented to the board of directors for its review and consideration the proposed restructuring transactions. The board also received a report from the Executive Committee and management regarding the restructuring transactions and the CBOT's business strategy, including, among other things, the business purposes of the restructuring transactions. The Independent Allocation Committee reported to the board of directors that it had reviewed the refinements to the restructuring transactions recommended by the Executive Committee and management and confirmed its updated recommendation regarding the allocation among the CBOT members of equity in the then proposed stock, for-profit company in respect of their memberships in connection with the restructuring transactions, as provided to the board at the November 21, 2000 meeting. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair that the proposed allocation was fair, from a financial point of view, to each of the five classes of CBOT members.


   The board also received a report from Kirkland & Ellis concerning certain legal matters relating to the restructuring transactions as well as an overview of the terms and structure of the restructuring transactions. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions and provided an update regarding the then current status of various litigation and other matters relating to the restructuring transactions.

   In addition, the board received an update from Arthur Andersen regarding its valuation of Ceres and the limited partnership interests as of November 30, 2000. Merrill Lynch, financial advisor to the CBOT in connection with the restructuring transactions, answered questions with respect to certain aspects of the restructuring transactions, the capital markets generally, industry trends and the competitive challenges currently facing the CBOT.

   At this time, our board of directors approved and adopted the recommendation of the Independent Allocation Committee regarding the allocation of equity in the then proposed stock, for-profit company among the holders of Full, Associate, GIM, IDEM and COM Memberships in the CBOT in respect of their memberships in connection with the restructuring transactions, subject to any changes in the factors underlying the assumptions that were used or reviewed in the preparation of the Independent Allocation Committee updated report. In connection therewith, William Blair, as financial advisor to the Independent Allocation Committee, delivered its opinion to the Independent Allocation Committee and the board of directors that, based upon and subject to the matters set forth in the opinion, the allocation of equity in the then proposed stock, for-profit company among the CBOT members in respect of their memberships in connection with the restructuring transactions in the ratio of
5.0 : 1.00 : 0.50 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively, was fair, from a financial point of view, to each of the five classes of CBOT members. For more information regarding this opinion, see "--Opinion of the Financial Advisor to the Independent Allocation Committee of the Board."


   Also at this time, Arthur Andersen delivered its opinion to the board of directors that, based on and subject to the matters set forth in the opinion, the consideration to be received by each limited partner in exchange for their respective limited partnership interests pursuant to the Ceres merger was fair, from a financial point of view, to Ceres and each class of its limited partners. For more information regarding this opinion, see "--Opinion of Arthur Andersen to the Board of Directors Regarding the Fairness of the Ceres Merger."

   After careful consideration of the matters discussed and presented at this meeting, our board of directors determined that the restructuring transactions, taken as a whole, including the allocation methodology to be utilized in the demutualization for the allocation of shares in the then proposed stock, for-profit company among the holders of Full, Associate, GIM, IDEM and COM memberships in the CBOT in respect of their memberships and the terms of the Ceres merger, were in the best interests of CBOT and its members and fair to all classes of CBOT members. Accordingly, our board approved and authorized the restructuring transactions and determined to recommend to the membership of the CBOT that they vote to approve the restructuring transactions. In connection with such approval, two directors who were Associate Members voted in favor of the restructuring transactions, but indicated orally at the board meeting their intention to deliver to the Secretary of the CBOT written statements with respect to certain reservations regarding the proposed allocation of value in the then proposed stock, for-profit company. To date, the secretary of the CBOT has not received any such written statements.


   The board's approval of the restructuring transactions was subject to its determination, at the time of the mailing of the proxy statement and prospectus relating to the restructuring transactions, that the restructuring transactions remain in the best interests of the CBOT and its members and remain fair to all classes of CBOT members. For more information, see "--Conditions to Completing the Restructuring Transactions."

   Following the January board meeting, management and the Executive Committee, with the assistance of Kirkland & Ellis, worked to refine the terms and structure of the transactions designed to implement the revised restructuring strategy. Throughout this process, management and the Executive Committee continued to review the restructuring transactions to determine whether such transactions continued to best achieve the organization's objectives with respect to the revised restructuring strategy, and whether the restructuring transactions offered the optimal organizational structure in light of further changes in competitive pressures in the industry, the continued adverse condition of the capital markets and the refinement of the CBOT's long-term strategic objectives.

   As a result of this review, management of the CBOT and the Executive Committee of our board of directors determined that the board of directors should adopt certain refinements to the restructuring transactions, which are designed, in part, to provide the CBOT additional structural flexibility while retaining certain benefits associated with nonstock membership corporations in a manner that is consistent with the objectives of the revised restructuring strategy, including, among other things, refinements designed to demutualize the CBOT by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to the current CBOT members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which the CBOT members would hold memberships entitling them to certain trading rights and privileges on the exchange operated by such subsidiary.


   On September 13, 2001, the Independent Allocation Committee held a meeting at which the members of the committee received an update from each of William Blair, Winston & Strawn and Kirkland & Ellis relating to the proposed refinements to the restructuring transactions. On September 24, 2001, the Independent Allocation Committee held another meeting for the purpose of considering the proposed refinements to the restructuring transactions recommended by management and the Executive Committee. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in the meeting.


   On September 24, 2001, at a special meeting of the board of directors, management of the CBOT and the Executive Committee recommended that the board of directors adopt and approve the proposed refinements to the restructuring transactions, which are designed, in part, to implement a holding company structure. Specifically as modified by the proposed refinements, the restructuring transactions contemplate the following:


  . demutualizing the CBOT by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings;


  . adopting a revised corporate governance structure, which would include substantially eliminating the membership petition process, adopting a more modern mechanism for initiating and voting on stockholder proposals and making certain other changes designed to improve the CBOT's corporate decision-making process; and


  . reorganizing and consolidating the CBOT's electronic trading business, part of which is currently operated by Ceres, into eCBOT, which would be operated as a wholly owned subsidiary of the CBOT subsidiary, as described in greater detail elsewhere in this document.


   In connection with this recommendation, the board of directors received a report from Kirkland & Ellis concerning certain legal matters relating to the refinements to the restructuring transactions as well as an overview of the terms and structure of the restructuring transactions, as modified by the refinements recommended by management and the Executive Committee and a preliminary draft of an amendment to the registration statement marked to show changes necessary to implement such refinements.

   In addition, Kirkland and Ellis made a presentation to the board of directors regarding certain legal issues relating to the proposed refinements to the restructuring transactions. These matters were reviewed and discussed. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions.

   After careful consideration of the matters discussed and presented at this meeting, our board of directors determined that it was appropriate to defer further consideration of the proposed refinements to the restructuring transactions in order to provide the directors with additional time to more carefully review and evaluate the proposed refinements. Accordingly, a special meeting of the board was scheduled for October 2, 2001.


   On October 2, 2001, at the special meeting of the board, the Independent Allocation Committee of the board reported on its resolution confirming as fair the allocation of shares of common stock of CBOT Holdings among the CBOT members in connection with the restructuring transactions as modified by the proposed refinements after receiving and considering an updated opinion of its financial advisor, William Blair, that the allocation of shares of common stock of CBOT Holdings among the CBOT members in connection with the restructuring transactions as modified by the proposed refinements is fair, from a financial point of view, to each of the five classes of CBOT members. In connection with the Independent Allocation Committee's recommendation, William Blair delivered its opinion, dated as of September 24, 2001, to the effect that the allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions as modified by the proposed refinements is fair, from a financial point of view, to each of the five classes of CBOT members.


   At the same meeting of the board of directors, Arthur Anderson reported regarding, and delivered to the board of directors of the CBOT and eCBOT, (1) a valuation of Ceres and the limited partnership interests of Ceres as of June 30, 2001, and (2) its opinion, dated as of October 2, 2001, to the effect that the distributions of cash payments to each of the limited partners of Ceres in exchange for their respective limited partnership interest as merger consideration pursuant to the Ceres merger, as proposed in connection with the restructuring transactions, as modified by the proposed refinements, is fair, from a financial point of view, to Ceres and each class of the limited partners of Ceres. For more information regarding this opinion, see "--Opinion of Arthur Andersen to the Board of Directors Regarding the Fairness of the Ceres Merger."


   In addition, the board of directors reviewed and discussed the proposed refinements to the restructuring transactions as set forth in a then current draft registration statement and in a report prepared by Kirkland & Ellis, which had previously been distributed to the board in connection with the special meeting of the board of directors on September 24, 2001, concerning certain legal matters relating to the restructuring transactions as well as an overview of the terms and structure of the restructuring transactions as modified by the proposed refinements. Kirkland & Ellis answered questions with respect to certain aspects of the proposed refinements and with respect to the restructuring transactions generally.


   After careful consideration of the matters discussed and presented, the board of directors determined that the refinements to the restructuring transactions, taken as a whole, are advisable, desirable and in the best interests of the CBOT and its members and are fair to all classes of CBOT members and approved and authorized the refinements to the restructuring transactions, including, among other things, refinements designed to demutualize the CBOT by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to the current CBOT members, while maintaining the CBOT as a for-profit, nonstock subsidiary of CBOT Holdings.


   The board's approval of the refinements to the restructuring transactions was subject to its determination, at the time of the mailing of the proxy statement and prospectus relating to the restructuring transactions, that the refinements to the restructuring transactions remain in the best interests of the CBOT and its members and remain fair to all classes of CBOT members. For more information, see "--Conditions to Completing the Restructuring Transactions."

 Reasons for the Restructuring Strategy

   Our restructuring strategy is designed to respond to significant competitive challenges currently faced by the CBOT and to enhance the long-term value of CBOT for its members. Current industry trends, including increased electronic trading of derivative securities, may threaten the long-term viability of traditional open outcry exchanges, including the CBOT. In fact, as reported by Futures Industry Magazine, in 1999, Eurex, an electronic derivatives exchange, overtook the CBOT to become the world's largest derivatives exchange based on contract volume. We believe that these industry trends are related, in large part, to shifting priorities of investors and members of exchanges, rapid advances in technology and electronic trading and the realignment of key industry participants.

   Shifting Priorities of Investors and Members. We believe that institutional investors are demanding greater liquidity, lower cost and more efficient trade execution, enhanced access and a sophisticated supporting infrastructure. In addition, traditional open outcry exchanges are competing with new electronic markets, which are generally lower cost, more accessible, very focused, faster in trade execution and, increasingly, more liquid. These pressures are forcing traditional open outcry exchanges, such as the CBOT, to modernize in order to remain competitive.

   Additional pressure is placed on the industry by the over-the-counter derivatives market, which is estimated by the Bank for International Settlements to have grown to over $95 trillion in notional amount outstanding as of December 2000. Further, according to the Bank for International Settlements, transaction volume through 2000 in over-the-counter derivatives is growing faster than transaction volume in exchange-listed derivatives.

   Members of exchanges are also under increasing pressure from clients and new entrants in the marketplace. As a result, we believe that members of exchanges are generally concerned about the long-term value of their memberships.

   Advances in Technology and Electronic Trading. Technological innovations are creating new competitors and encouraging the development of electronic trading systems that are challenging traditional open outcry exchanges. According to industry data assembled by the CBOT, from 1995 through 2000, contract volume traded on open outcry derivatives exchanges has declined by over 29%, and electronic trading has grown by more than 143%. Based on industry trends outside the United States, we expect that electronic trading will account for virtually all overseas trading in the near future.

   Some leading exchanges are already fully electronic and other leading exchanges are aggressively pursuing an electronic trading model. We believe that major securities exchanges and quotation systems, such as the New York Stock Exchange and the Nasdaq Stock Market are under pressure from electronic communications networks. About one dozen electronic communications networks have been established in the United States, many during the last four years, by leading investment banks, broker-dealers and market markers, which are aligning themselves with multiple alternative systems. For example, according to Internet Trading Magazine, Goldman Sachs has made investments in four electronic communications networks. In addition, according to a special study prepared by the SEC's Division of Market Regulation, electronic communications networks have already captured about one-third of Nasdaq's trading volume.

   The CBOT is facing increasing competition from electronic competitors. For example, Cantor/eSpeed has introduced an electronic trading system for cash bonds, futures on Treasury bonds and block over-the-counter derivatives trades for large derivatives dealers. In addition, BrokerTec, which is owned by several of the largest United States and European investment banks, currently provides electronic, inter-dealer brokerage for Treasury bonds and euro-denominated sovereign debt, and plans to introduce an electronic trading system for futures and other derivatives during the fourth quarter of 2001.


   Industry Realignment. Some exchanges that have restructured in response to industry pressures have demutualized and have become for-profit entities. Through demutualization, exchanges are streamlining their corporate governance structure, quickening their organizational decision-making, improving their access to capital and technology, and enhancing their ability to quickly enter into strategic alliances. The Chicago Mercantile Exchange, the New York Mercantile Exchange and the Hong Kong Futures Exchange, among others, have recently demutualized. Some exchanges have announced that they are considering initial public offerings to raise capital necessary for strategic endeavors. The Australian Stock Exchange and OM Gruppen AB are already publicly-held corporations. The New York Stock Exchange, Nasdaq, Chicago Mercantile Exchange and Sydney Futures Exchange have each indicated at various times in the past that they have considered initial public offerings.

   In addition to demutualization, we believe that the futures industry will consolidate pursuant to mergers and alliances of exchanges in order to achieve the economies of scale and expanded geographic reach necessary to remain competitive in a rapidly changing marketplace.

 Objectives of the Restructuring Strategy

   We have determined that it is desirable for the CBOT to restructure in response to the changing marketplace in order to meet two principal objectives. First, the current corporate governance structure of the CBOT, which is slow to respond and primarily oriented towards delivering member benefits and supporting member opportunity rather than enterprise profitability, must be changed to adopt a more streamlined decision-making process, more focused on maximizing value to the enterprise. Second, the CBOT should respond to the technological innovations that are currently shaping the futures industry.

   With these objectives in mind, we evaluated a number of restructuring alternatives as described below under "--Strategic Alternatives Considered." We determined that any new structure should incorporate both an updated open outcry exchange, in response to member demand, and an electronic marketplace, in response to competitive pressures.

 Strategic Alternatives Considered

   We initially considered four principal restructuring strategies, taking into account the relevant associated business, legal, tax and regulatory issues. Each alternative strategy incorporated a variation of the corporate structure and equity ownership of the entities. The principal restructuring strategies we considered included the following:

  . maintaining the CBOT in its current form as a parent company and creating a separate electronic trading company as a subsidiary;

  . restructuring the CBOT into two separate and independent for-profit, stock companies, one to conduct the open outcry trading business and the other to conduct the electronic trading business;


  . organizing a single demutualized holding company with an open outcry subsidiary and an electronic trading company subsidiary; and

  . operating the electronic trading business through the parent company and creating a subsidiary to operate our open outcry markets.

   For some time, we considered pursuing a strategy of restructuring the CBOT into two separate for-profit, stock companies. As autonomous entities, each with a separate business focus, we initially believed that each of the companies would be well positioned to make independent strategic business decisions and pursue appropriate business opportunities. We believed that, as for-profit, stock companies, each would have the financial and decision-making flexibility to pursue alliances and joint ventures, as well as the resources to make necessary technology investments.


   In late August 2000, we concluded that such a strategy was no longer appropriate in light of a number of factors, including, among other things, increasing competitive pressures in the industry, adverse changes in the capital markets, further review and analysis regarding the implementation and execution of separate business plans for the two independent companies, the overall financial status of the CBOT and the need for the CBOT to demutualize as quickly as possible so that it could enhance its competitive posture and improve its decision-making capability. Accordingly, we ultimately rejected the two-company strategy and determined to adopt a strategy of demutualizing the CBOT and operating the electronic trading company as a wholly owned subsidiary.

   Following further evaluation and analysis, we concluded that, under then-existing conditions, the revised restructuring strategy would achieve benefits similar to those associated with the creation of two separate companies, while preserving our flexibility to consider pursuing one or more value-enhancing transactions in the future, as described above under "--Overview." Among other things, the revised strategy was designed to encourage independent operation of the electronic trading business in a competitive manner, but under a common ownership structure that will allow substantial sharing of resources and infrastructure. We believe that the restructuring transactions will enable us to successfully implement this strategy.

   More recently, we reconsidered the holding company structure as a strategic alternative as a result of further changes in competitive pressures in the industry, the continued adverse condition of the capital markets and the refinement of our long-term strategic objectives. We believe the holding company structure represents a refinement of the previously approved restructuring transactions that is consistent with the revised restructuring strategy adopted in August 2000 in that it encourages independent operation of the electronic trading business under a common ownership structure while providing us additional structural flexibility to organize our business in a manner that will allow us to achieve our long-term strategic objectives. In addition, we believe that the holding company structure will allow us to maintain the CBOT as a nonstock membership corporation, which will provide us with certain benefits associated with such form of organization.

Description of the Restructuring Transactions

   The restructuring transactions are designed to:

  . demutualize our organization by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which the CBOT members will hold memberships entitling them to certain trading rights and privileges on the exchange operated by such subsidiary;


  . modernize our corporate governance structure by substantially eliminating the membership petition process, adopting a more modern mechanism for initiating and voting on stockholder proposals and making certain other changes designed to improve our corporate decision-making process; and


  . reorganize and consolidate our electronic trading business, part of which is currently operated by Ceres, into eCBOT, which would be operated as a wholly owned corporate subsidiary of the CBOT, as described in greater detail elsewhere in this document.


   The demutualization of the CBOT will be accomplished, in part, by merging a newly formed nonstock, for-profit subsidiary with and into the CBOT, which will result in the CBOT being the surviving entity pursuant to the terms of an agreement and plan of merger. Upon completion of the reorganization merger, the CBOT will become a nonstock, for-profit corporation and a subsidiary of CBOT Holdings. For more information on the reorganization merger, including a chart depicting the organizational structure of CBOT Holdings following completion of the reorganization merger, see "--Reorganization Merger."

   In connection with the completion of the reorganization merger, members will receive a dividend of shares of common stock of CBOT Holdings, which will generally have traditional features of common stock, including, among other things, dividend, voting and liquidation rights, in accordance with an allocation methodology described elsewhere in this document and set forth in the table below.


                    Shares of Common Stock of CBOT Holdings
                       to Be Received Per CBOT Membership


              Class of CBOT                                        Shares of
               Membership                                         Common Stock
              -------------                                       ------------
              Full                                                   25,000
              Associate                                               5,000
              GIM                                                     2,500
              IDEM                                                      300
              COM                                                       350


   Immediately after completion of the restructuring transactions, our members will be the only common stockholders of CBOT Holdings.

   In addition, upon completion of the reorganization merger, the CBOT subsidiary will have three new classes of membership: Class A memberships, Class B memberships and Class C memberships. CBOT Holdings will hold the sole Class A membership in the CBOT subsidiary, which will entitle CBOT Holdings to the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, as well as the exclusive right to receive all distributions, dividends and proceeds upon liquidation from the CBOT subsidiary. The Class B memberships will consist of five separate series:
Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5, with each series having associated with it trading rights and privileges that correspond to one of the five current classes of CBOT membership. As set forth in the table below, members of the CBOT will receive one of the five series of Class B memberships in the CBOT subsidiary in respect of each membership held by such member. In addition, each Full Member will also receive a Class C membership in the CBOT subsidiary, which will, subject to satisfaction of certain requirements, entitle the holder to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange. Following completion of the restructuring transactions, the Class C membership of the CBOT subsidiary will represent the Chicago Board Options Exchange exercise right currently held by each Full Member of the CBOT.


                       Memberships in the CBOT Subsidiary
                       to be Received Per CBOT Membership

                               Number and Series                    Number of CBOT
      Class of CBOT           of CBOT Subsidiary                      Subsidiary
       Membership             Class B Memberships                 Class C Memberships
      -------------           -------------------                 -------------------
      Full                       1 Series B-1                          1 Class C
      Associate                  1 Series B-2                             --
      GIM                        1 Series B-3                             --
      IDEM                       1 Series B-4                             --
      COM                        1 Series B-5                             --

   In connection with the restructuring transactions, we will also modernize our corporate governance structure in a manner designed to improve our decision-making processes, which we believe will enable us to compete more effectively in the future. Specifically, our new corporate governance structure will:

  . substantially eliminate the membership petition process and generally reduce the ability of members to participate in our day-to-day management and operations;

  . adopt a more modern mechanism for initiating and voting on stockholder proposals;

  . improve our corporate decision-making process by reducing the number of directors serving on the boards of directors of CBOT Holdings and the CBOT subsidiary from 18 directors to nine directors, to the extent not previously implemented pursuant to the most recent amendment to our certificate of incorporation, and eliminating certain committees; and

  . provide for certain change of control provisions, such as, among other things, advance notice requirements, a prohibition on stockholder action by written consent and a prohibition on the ability of stockholders to call special meetings of stockholders.

   As a result of our planned reorganization and consolidation of our electronic trading business into our wholly owned eCBOT subsidiary, members who are limited partners of Ceres will receive a cash payment in exchange for their limited partnership interests in Ceres pursuant to the Ceres merger as described below and Ceres will be liquidated. The operations of Ceres will be consolidated into eCBOT, with eCBOT conducting the electronic trading business currently operated by Ceres.


   Specifically, the restructuring transactions include the following:

 Demutualization

   As described in greater detail below, the demutualization generally involves merging a newly created nonstock, for-profit corporation, which will be a subsidiary of a newly created stock, for-profit holding company, CBOT Holdings, with and into the CBOT, with the CBOT as the surviving entity of the merger, and distributing shares of common stock of CBOT Holdings to our members.

 Formation of CBOT Holdings and CBOT Merger Sub

   We have recently formed two subsidiaries, CBOT Holdings, Inc. and CBOT Merger Sub, Inc., for the purpose of effecting the demutualization. CBOT Holdings, a Delaware stock, for-profit corporation, is currently a direct and wholly owned subsidiary of the CBOT. CBOT Merger Sub, a Delaware nonstock, for-profit membership corporation, is currently a direct and wholly owned subsidiary of CBOT Holdings. The following chart generally depicts the structure of the CBOT immediately prior to completion of the reorganization merger:



[Organizational Chart of CBOT Holdings, Inc. showing merger of CBOT Merger Sub.,
            Inc. with Board of Trade of the City of Chicago, Inc.]


                                    Members


                               [Board of Trade     Reorganization
                                of the City of         Merger
                                 Chicago, Inc.]


             [Electronic            [CBOT             [Other
             Chicago Board      Holdings, Inc.]    Subsidiaries]
             of Trade, Inc.]


             [Ceres Trading    [CBOT Merger
                Limited          Sub, Inc.]
              Partnership]





 Distribution of Common Stock of CBOT Holdings

   The reorganization of the CBOT and the implementation of the proposed holding company structure will be accomplished by the reorganization merger, which, as described below under "--Reorganization Merger," will result in the CBOT becoming a subsidiary of CBOT Holdings. The reorganization merger will not, however, result in the distribution of shares of common stock of CBOT Holdings to the CBOT members. Consequently, a separate mechanism will be utilized to effect the distribution of common stock of CBOT Holdings to the CBOT members.

   Prior to completing the reorganization merger, our board of directors will declare a dividend of shares of the common stock of CBOT Holdings that will be payable to each CBOT member immediately prior to the effectiveness of the reorganization merger. The number of shares of common stock of CBOT Holdings to be distributed to each CBOT member as a result of this dividend will be as follows:


                    Shares of Common Stock of CBOT Holdings
                       to Be Received Per CBOT Membership


                  Class of CBOT                     Shares of
                   Membership                      Common Stock
                  -------------                    ------------
                  Full                                25,000
                  Associate                            5,000
                  GIM                                  2,500
                  IDEM                                   300
                  COM                                    350


   This allocation is based on the allocation methodology developed and recommended by the Independent Allocation Committee and adopted by our board of directors.


   For more information regarding the common stock of CBOT Holdings, and the respective rights and privileges of such stock, see "Description of Capital Stock--Common Stock." For more information regarding the determination of the methodology for allocating shares of common stock of CBOT Holdings among the CBOT members, see "--Independent Allocation Committee of the Board" and "-- Opinion of the Financial Advisor to the Independent Allocation Committee of the Board." The allocation methodology utilized in the restructuring transactions is currently the subject of a lawsuit brought against an alleged class of Full Members of the CBOT on behalf of the "minority" members of the CBOT, consisting of the Associate Members, GIMs, IDEMs and COMs. For more information regarding this litigation, see "Our Business--Legal Proceedings--Minority Member Litigation."


 Reorganization Merger

   Pursuant to an agreement and plan of merger, CBOT Merger Sub will merge with and into the CBOT, which will result in the CBOT being the surviving entity. Upon completion of the reorganization merger, the CBOT will become a nonstock, for-profit corporation and a subsidiary of CBOT Holdings. As a result of completing the reorganization merger, the CBOT subsidiary will have three new classes of membership: Class A memberships, Class B memberships and Class C memberships.


   Class A Membership. CBOT Holdings will hold the sole Class A membership in the CBOT subsidiary, which will entitle CBOT Holdings to the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, as well as the exclusive right to receive all distributions, dividends and proceeds upon liquidation from the CBOT subsidiary.

   Class B Memberships. The Class B memberships will consist of five separate series: Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5, with each series having associated with it trading rights and privileges that correspond to one of the five current classes of membership of the CBOT. As set forth in the table below, members will receive one of the five series of Class B memberships in the CBOT subsidiary in respect of each membership held by such member.


   Class C Memberships. Each Full Member will also receive a Class C membership in the CBOT subsidiary, which will, subject to satisfaction of certain requirements, entitle the holder to exercise a right to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange. Following completion of the restructuring transactions, the Class C membership of the CBOT subsidiary will represent the Chicago Board Options Exchange exercise right held by each Full Member of the CBOT.


                       Membership in the CBOT Subsidiary
                       to be Received Per CBOT Membership

                                     Number and                                    Number of
                                   Series of CBOT                                    CBOT
       Class of                      Subsidiary                                   Subsidiary
         CBOT                         Class B                                       Class C
      Membership                    Memberships                                   Memberships
      ----------                   --------------                                 -----------
      Full                          1 Series B-1                                   1 Class C
      Associate                     1 Series B-2                                      --
      GIM                           1 Series B-3                                      --
      IDEM                          1 Series B-4                                      --
      COM                           1 Series B-5                                      --

   Following completion of the reorganization merger, our organizational structure will be as set forth in the following chart:


                            [Organizational Chart]


                               Stockholders/Members

             Common Stock

                                                          Class B and Class C
                               CBOT Holdings, Inc.        Memberships

          Class A Membership

                               Board of Trade of the
                               City of Chicago, Inc.

                eCBOT                    Other Subsidiaries

   We have included as Appendix C to this document the agreement and plan of merger relating to the reorganization merger, which you are being asked to approve and adopt in connection with the restructuring transactions. We urge you to review carefully the agreement and plan of merger before voting on the propositions relating to the restructuring transactions.


 Modernization of Our Corporate Governance Structure

   An important objective of the restructuring transactions is the modernization of the corporate governance structure of the CBOT. Accordingly, the restructuring transactions will involve significant changes, which will largely occur as a result of the creation of a holding company structure and certain changes to the certificate of incorporation, bylaws and rules and regulations of the CBOT subsidiary in connection with the reorganization merger.


   Because CBOT members will receive interests in both CBOT Holdings and the CBOT subsidiary as a result of the completion of the restructuring transactions, it is important for you to understand the scope and nature of your rights and obligations in these two organizations. Upon the completion of the restructuring transactions, you will be a stockholder of CBOT Holdings and a member of the CBOT subsidiary. Your rights as a stockholder of CBOT Holdings will resemble those of a stockholder of a public company and your rights as a member of the CBOT subsidiary will more closely resemble your current trading rights and privileges as CBOT members. However, as explained below, there will be important changes to your rights and obligations as a result of the modernization of our corporate governance structure.


   Voting. We describe below the voting rights of stockholders of CBOT Holdings and members of the CBOT subsidiary:


   CBOT Holdings. CBOT Holdings will have a corporate governance structure more customary for a for-profit, stock corporation. The holders of the common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings. However, the holders of the common stock of CBOT Holdings will not be entitled to initiate proposals to amend the certificate of incorporation of CBOT Holdings or, as described below, the certificate of incorporation, bylaws and rules and regulations of the CBOT subsidiary. Although stockholders of CBOT Holdings will be entitled to initiate proposals to amend the bylaws of CBOT Holdings, such proposals may only be brought to a vote at an annual meeting after satisfying certain advance notice requirements and will require the approval of two-thirds of the voting power of the stockholders of CBOT Holdings entitled to vote generally in the election of directors.


   CBOT Subsidiary. The CBOT subsidiary will have a unique corporate governance structure, which is designed generally to vest control with CBOT Holdings, but provide the holders of Series B-1 and Series B-2, Class B memberships with special voting rights with respect to certain core rights relating to the trading rights and privileges associated with Class B memberships. In particular, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary including, among other things, the election of directors to the board of directors of the CBOT subsidiary. The holders of Class B and Class C memberships will not have voting rights with respect to matters requiring a vote of the members of the CBOT subsidiary, except that holders of Series B-1 and Series B-2, Class B memberships will have limited voting rights to approve changes that would adversely affect certain core rights relating to the trading rights and privileges of Class B memberships.




   Specifically, the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary will have the right to vote on any amendment to the certificate of incorporation or bylaws, which include the rules and regulations, of the CBOT subsidiary that would adversely affect the following core rights:


  . the allocation of products that a holder of a specific series of Class B membership is permitted to trade on the exchange facilities of the CBOT subsidiary, e.g., the elimination of any product from a holder's trading rights and privileges;

  . the requirement that Class B members will be charged transaction fees for trades of the CBOT subsidiary's products for their accounts that are lower than the transaction fees charged to any participant who is not a Class B member for the same products;

  . the authorized number of any class or series of memberships in the CBOT subsidiary;


  . the membership and eligibility requirements to become a Class B member or to exercise the associated trading rights or privileges; and

  . the commitment to maintain current open outcry markets so long as each such market is deemed liquid under the terms of the certificate of incorporation of the CBOT subsidiary unless the discontinuance of any such market is approved by the holders of the Series B-1 and Series B-2, Class B memberships. This commitment to maintain current open outcry markets is described further below under "--Commitment to Maintain Open Outcry Markets."

Holders of Series B-1 and Series B-2, Class B memberships will be the only members of the CBOT subsidiary entitled to vote on such amendments, with holders of Series B-1, Class B memberships entitled to one vote per membership and holders of Series B-2, Class B memberships entitled to one-sixth of one vote per membership.

   The affirmative vote of a majority of the voting power of the then outstanding Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary, voting together as a single class based on their respective voting power, will be required in order to approve such amendments. Based on the respective voting power of these two series of Class B memberships, any such amendment could be approved by the holders of Series B-1, Class B memberships even though the holders of Series B-2, Class B memberships voted against the amendment. This result is consistent with the result that would be obtained under the CBOT's existing certificate of incorporation, bylaws and rules and regulations with respect to matters voted on by Full Members and Associate Members as a single class.

   The holders of Series B-1 and Series B-2, Class B memberships will have no right to initiate or unilaterally effectuate any of the amendments described above as to which they are entitled to vote. Rather, their right to vote on such matters will only be triggered if the board of directors of the CBOT subsidiary or, in the case of amendments to the bylaws, if the holder of the Class A membership, proposes any such amendment.


   Commitment to Maintain Open Outcry Markets. The certificate of incorporation of the CBOT subsidiary will provide that, subject to the following terms and conditions, the CBOT subsidiary will be obligated to maintain current open outcry markets and provide financial support to each such market for technology, marketing and research, which the board of directors determines, in its sole and absolute discretion, is reasonably necessary to maintain each such open outcry market.

   Notwithstanding the foregoing, the board of directors of the CBOT subsidiary may discontinue any open outcry market at such time and in such manner as it may determine if the board of directors determines, in its sole and absolute discretion, that a market is no longer "liquid" in accordance with the criteria described below or the holders of a majority of the voting power of the then outstanding Series B-1 and Series B-2, Class B memberships, voting together as a single class based on their respective voting power, approve the discontinuance of such open outcry market.

   For purposes of the foregoing, an open outcry market will be deemed "liquid" for so long as it meets either of the following tests, in each case as measured on a quarterly basis:

  . if a comparable exchange-traded product exists, the open outcry market has maintained at least 30 percent of the average daily volume of such comparable product, including for calculation purposes, volume from exchange-for-physicals transactions in such open outcry market; or

  . if no comparable exchange-traded product exists, the open outcry market has maintained at least 40 percent of the average quarterly volume in that market as maintained by the CBOT in 2000, including, for calculation purposes, volume from exchange-for-physicals transactions in such open outcry market.

   Board of Directors. On October 31, 2001, our members approved and adopted amendments to our certificate of incorporation and bylaws that became effective on November 14, 2001, which authorize our board of directors to delay the next annual election until no later than March 31, 2002, reduce the size of our board of directors from 18 directors to nine directors at the first annual election following timely approval of the restructuring transactions by our members, clarify our board of directors' discretion as to the timing of its regular meetings and make certain other conforming changes. If our members approve the restructuring transactions in a timely manner, our board of directors will be reduced in size from 18 directors to nine directors in connection with the next annual election, which will be held as soon as reasonably practicable following membership approval of the restructuring transactions, but in no event later than March 31, 2002. At such annual election, our members will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. Upon completion of the restructuring transactions, the new directors elected to serve on the nine-member board of directors will continue to serve on the boards of directors of both CBOT Holdings and the CBOT subsidiary until the next annual meeting of each such corporation.


   If the membership vote on the restructuring transactions does not occur in a timely manner, and, as a result, the size of our board of directors is not reduced from 18 directors to nine directors prior to the completion of the restructuring transactions, such directors will continue as the boards of directors of CBOT Holdings and the CBOT subsidiary immediately following completion of the restructuring transactions. The size of the board of directors of CBOT Holdings will thereafter be reduced to nine directors in connection with a special meeting of stockholders, to be held as soon as reasonably practicable following completion of the restructuring transactions. At such special meeting, the stockholders will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. In connection with the election of directors to the new nine-member board of directors of CBOT Holdings, it is anticipated that CBOT Holdings, as the sole Class A member of the CBOT subsidiary, will elect the same nine persons as members of the board of directors of the CBOT subsidiary. Each director of CBOT Holdings and the CBOT subsidiary will be elected to serve as a director until the next annual meeting of each such corporation and will not be subject to term limits.


   In order to ensure that the board of directors of CBOT Holdings is generally identical in size and composition to the board of directors of the CBOT subsidiary, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings. The nine-member boards of directors of CBOT Holdings and the CBOT subsidiary will each consist of:


  . the chairman of the board;

  . five directors who are Class B members of the CBOT subsidiary;

  . two directors who are independent within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and


  . one director who is at-large, or generally not subject to qualifications.


We currently expect that the president and chief executive officer of CBOT Holdings will be nominated for election as the at-large director. For information regarding the executive officers of CBOT Holdings, see "Management and Executive Compensation--Directors and Executive Officers."


   Committees. In general, CBOT Holdings and the CBOT subsidiary will each have a limited number of board committees and certain board and other committees currently maintained by the CBOT will be eliminated in order to further streamline our corporate governance structure. We currently expect that CBOT Holdings will have a nominating committee of the board, an executive committee of the board, an audit committee of the board and a compensation committee of the board. In addition to these committees, we currently anticipate that the boards of directors of CBOT Holdings and the CBOT subsidiary will create or maintain certain non-board advisory committees and other non-board committees comprised of directors, officers and stockholders or members, as appropriate.

   Substantial Elimination of the Petition Process. Currently, voting members of the CBOT have the right to vote on all amendments to the CBOT's certificate of incorporation and bylaws, which include the rules of the CBOT. In addition, members have the right to petition the board to call a special meeting of members for the purpose of voting on amendments to the bylaws and rules. This process, together with certain other provisions, including those relating to the nomination procedures for elective officers and the annual election, constitute what is sometimes referred to as the petition process of the CBOT membership.


   In connection with the restructuring transactions, the petition process is being substantially eliminated, with the principal exception consisting of the preservation of certain core rights associated with the trading rights and privileges of Class B members of the CBOT subsidiary. As a result, the ability of the holders of common stock of CBOT Holdings and the Class B and Class C members of the CBOT subsidiary to participate in the day-to-day management and operations of CBOT Holdings and the CBOT subsidiary, respectively, will be significantly reduced. In sharp contrast to the substantial rights of current CBOT members pursuant to the petition process, stockholders of CBOT Holdings will have rights more consistent with those of stockholders of a publicly held corporation and members of the CBOT subsidiary will have substantially reduced rights relative to the current rights of CBOT members.

   Specifically, the holders of the common stock of CBOT Holdings will not be entitled to initiate proposals to amend the certificate of incorporation of CBOT Holdings or, as described below, the certificate of incorporation, bylaws and rules and regulations of the CBOT subsidiary. Any proposal by stockholders of CBOT Holdings to adopt, repeal and amend the bylaws of CBOT Holdings may only be brought to a vote at an annual meeting after satisfying certain advance notice requirements described below and will require the approval of two-thirds of the voting power of the stockholders of CBOT Holdings entitled to vote generally in the election of directors. The bylaws of CBOT Holdings will provide that stockholders may not call special meetings of stockholders and only the chairman, the president and the board of directors will have the right to call such special meetings. The bylaws of CBOT Holdings will contain provisions requiring that advance notice be delivered to CBOT Holdings of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to CBOT Holdings' board of directors. Generally, such advance notice provisions will require that for an annual meeting a stockholder must give written notice to the secretary of CBOT Holdings not less than 30, nor more than 75, days prior to the first anniversary of the date on which CBOT Holdings first mailed its proxy materials for the preceding year's annual meeting of stockholders. In each case, the notice must set forth specific information regarding such stockholder and each director nominee or other business proposed by such stockholder, as applicable, as provided in CBOT Holdings' bylaws. Except with respect to nominations by stockholders for persons to be elected to the board of directors of CBOT Holdings at a special meeting of stockholders at which directors are to be elected, stockholders of CBOT Holdings will not be permitted to make proposals, or bring other business, to a special meeting of stockholders.

   As described above, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, including, among other things, the election of directors to the board of directors of the CBOT subsidiary. The holders of Class B and Class C memberships in the CBOT subsidiary will not have voting rights with respect to matters requiring a vote of the members of the CBOT subsidiary, except that holders of Series B-1 and Series B-2, Class B memberships will have limited voting rights to approve certain changes that would adversely affect certain core rights relating to the trading rights and privileges of Class B members. Accordingly, the certificate of incorporation and bylaws of the CBOT subsidiary do not provide Class B and Class C members the right to bring proposals before annual or special meetings of the membership of the CBOT subsidiary nor will Class B and Class C members have the right to call special meetings of the membership of the CBOT subsidiary.


   Change of Control Provisions. CBOT Holdings' certificate of incorporation and bylaws will contain a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. The provisions will include, among other things:

  . advance notice requirements for stockholder proposals;

  . application of the Delaware anti-takeover statute;

  . a requirement that special meetings of the stockholders of CBOT Holdings be called by only the chairman of the board, the president or the board of directors;

  . a prohibition on the ability of stockholders to take action by written consent; and

  . a requirement that any stockholder proposal to amend the bylaws be approved by at least two-thirds of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors.

   In addition, we currently anticipate that CBOT Holdings would be asked to consider, and may adopt, a stockholder rights plan or poison pill in connection with any future underwritten public offering of its common stock. We have no current plan or intention to conduct any such offering.


   You are being asked to approve and adopt the certificate of incorporation and bylaws of each of CBOT Holdings and the CBOT subsidiary as part of the restructuring transactions. We have included the form of the certificate of incorporation and bylaws of CBOT Holdings as Appendices F and G, respectively, to this document. In addition, we have included the form of the certificate of incorporation and bylaws of the CBOT subsidiary as Appendices H and I, respectively, to this document. The certificate of incorporation and bylaws of CBOT Holdings will become effective prior to the time the reorganization merger becomes effective and the certificate of incorporation and bylaws of the CBOT subsidiary will become effective at the time the reorganization merger becomes effective, with the exception of a provision in the CBOT bylaws that is designed to confirm that GIMs, IDEMs and COMs are members for purposes of Delaware law, which will become effective immediately following membership approval of the restructuring transactions. By voting in favor of the propositions relating to the restructuring transactions, you will be voting to approve and adopt this amendment to the CBOT bylaws in advance of the completion of the restructuring transactions. We urge you to review carefully all of the terms and conditions of the certificate of incorporation and bylaws of each of CBOT Holdings and the CBOT subsidiary before voting on the propositions relating to the restructuring transactions.


   In addition, you are being asked to approve and adopt certain changes to the rules and regulations of the CBOT subsidiary as part of the restructuring transactions. We currently expect that these changes to our rules and regulations will take effect at the time that the certificate of incorporation of the CBOT subsidiary becomes effective. The form of the rules and regulations of the CBOT subsidiary, which, subject to other changes to the rules and regulations occurring after the date of this document, we currently expect to be the rules and regulations of the CBOT subsidiary immediately after the restructuring transactions, as well as the current rules and regulations of the CBOT, have been filed as exhibits to the registration statement of which this document is a part. We have included as Appendix J to this document a summary entitled "Status of Certain Current CBOT Rules and Regulations as a Result of the Restructuring Transactions," which summarizes the changes to current rules and regulations that will occur as a result of the restructuring transactions. We urge you to review carefully the summary of the changes to the rules and regulations as well as the above-referenced exhibits before voting on the propositions relating to the restructuring transactions.


   For more information about these changes to our corporate governance structure, and how such changes will affect your rights and obligations, see "Comparison of the Rights of Members of the CBOT Prior to and After Completion of the Restructuring Transactions."

 Reorganization of Our Electronic Trading Business

   In connection with the restructuring transactions, we currently intend that our electronic trading business, part of which is operated by Ceres, will be reorganized and consolidated into eCBOT, our wholly owned subsidiary, so that, following the restructuring transactions, eCBOT will conduct the electronic trading business of the CBOT. We describe these planned transactions briefly below.

   In preparation for the reorganization of our electronic trading business, we will form a merger subsidiary, Ceres Merger Sub, Inc., for the purpose of effecting the reorganization. Ceres Merger Sub will be a Delaware corporation and a wholly owned subsidiary of the CBOT. Following the reorganization merger, Ceres Merger Sub will be a direct and wholly owned subsidiary of the CBOT subsidiary. As part of the reorganization of our electronic trading business, Ceres Merger Sub will merge with and into Ceres, with Ceres as the surviving entity. As a result of the Ceres merger, eCBOT will remain the general partner of Ceres and the CBOT subsidiary will become a limited partner of Ceres. Following the Ceres merger, Ceres will liquidate and its assets will be distributed to the CBOT subsidiary and eCBOT pursuant to the terms of the Ceres limited partnership agreement. The CBOT subsidiary will then transfer to eCBOT assets relating to the electronic trading business. As a result, eCBOT will own and operate the electronic trading business of the CBOT subsidiary, including our 50% ownership interest in CBOT/Eurex Alliance, L.L.C., and our interest in the a/c/e software.


   Pursuant to the Ceres merger, the limited partners of Ceres, other than eCBOT, will receive a cash payment in exchange for their limited partnership interests. The amount of cash payment that will be distributed in exchange for each limited partnership interest will be determined by our board of directors and the board of directors of eCBOT, the general partner of Ceres, after considering each limited partnership interest's allocable portion of the value of Ceres.

   On September 24, 2001, the CBOT entered into a commitment letter with LaSalle Bank National Association for the purpose of funding the cash payments required to be paid to Ceres limited partners pursuant to the Ceres merger pursuant to which LaSalle Bank extended a commitment to the CBOT to loan the CBOT up to $20.0 million pursuant to a 364-day revolving credit facility. Pursuant to the commitment letter, the funding of the revolving credit facility will be subject to satisfaction of the conditions precedent generally acceptable for financings of this type and for this specific use of proceeds. The CBOT is currently in the process of negotiating the definitive agreements relating to the revolving credit facility with the lenders and currently expects that such definitive agreements will be finalized by the end of 2001. The CBOT currently intends to utilize amounts borrowed under this revolving credit facility to fund part of the cash payment required pursuant to the Ceres merger. To the extent the cash payment required pursuant to the Ceres merger exceeds the amount available under the revolving credit facility, the CBOT currently intends to fund the excess out of its working capital.


   Our obligation to proceed with the Ceres merger on the terms described in this document and in the form of agreement and plan of merger relating to the Ceres merger, which has been filed as an exhibit to the registration statement of which this document is a part, is subject to the condition that, at the proposed time of completion of the Ceres merger, we have adequate funds available to make payment of the cash consideration required to be paid to Ceres limited partners pursuant to the terms of the Ceres merger. If we do not have adequate funds for this purpose available at such time, whether pursuant to the revolving credit facility from LaSalle Bank as described above, working capital or otherwise, we will not be obligated to proceed with the Ceres merger on the contemplated terms at the time of the completion of the other aspects of the restructuring transactions. Under such circumstances, we currently expect that we would evaluate our alternatives with respect to the timing and terms of the reorganization of our electronic trading business, including, among other things, the use of alternative consideration to be provided to Ceres limited partners in respect of their limited partnership interests, subject to any applicable consents and regulatory approvals, and other matters. It is possible that our evaluation of such alternatives at such time could result in the execution of a different transaction involving Ceres, or no transaction at all, or the completion of the Ceres merger or one or more other transactions designed to reorganize our electronic trading business at a time after the completion of the other aspects of the restructuring transactions. If this occurs, references to the "restructuring transactions" in this document shall be deemed not to include the reorganization of our electronic trading business as described herein.


   Arthur Andersen has been retained to conduct a valuation analysis of Ceres in order to provide to our board of directors and the eCBOT board of directors its opinion of the fair market value of Ceres and each of the underlying partnership interests as of a date reasonably proximate to the date of the completion of the Ceres merger. Arthur Andersen's final valuation report will provide the basis for determining the amount of the cash payment to be distributed as merger consideration among Ceres limited partners pursuant to the Ceres merger. The amount of the specific cash payment that will be distributed to each limited partner of Ceres will not be determined by our board of directors and the board of directors of eCBOT until the time of the completion of the Ceres merger.


   In November 2001, Arthur Andersen prepared a preliminary valuation analysis that concluded the fair market value of Ceres as of September 30, 2001 was $25,600,000. The full text of the preliminary Ceres valuation analysis is attached as Appendix D-3 to this document. According to this analysis, the allocation of value of Ceres among the general partner and the limited partner classes as of September 30, 2001 was as follows:


                               Valuation of Ceres

                         As of September 30, 2001



                Partnership Interest                                Valuation
                --------------------                                ---------
                  General Partner                                  $ 2,560,000
             Class A-1 Limited Partners                             16,178,377
             Class A-2 Limited Partners                              1,517,474
             Class A-3 Limited Partners                                150,007
             Class A-4 Limited Partners                                 74,141
             Class B Limited Partners                                5,120,000
                                                                   -----------
                  Total (rounded)                                  $25,600,000
                                                                   ===========


   For purposes of illustration, the following chart indicates the amount of the cash payment that would have been distributed for each Class A limited partnership interest if the distribution had been made on the basis of Arthur Andersen's valuation of Ceres as of September 30, 2001 as described below.


                            Illustrative Example of
                      the Amount of the Cash Payment To Be
                Received Per Ceres Class A Partnership Interest

                         As of September 30, 2001



                                                                       Cash
             Limited Partnership Interest                            Payment
             ----------------------------                           ----------
                      Class A-1                                     $11,539.50
                      Class A-2                                       1,923.29
                      Class A-3                                         961.58
                      Class A-4                                          57.70


   Class B limited partnership interests are currently held only by our clearing members and, according to the terms of the Ceres limited partnership agreement, part of the value of the Class B limited partnership interests is based upon the CBOT trading volume of the member holding such limited partnership interest. As a result, the value of each Class B limited partnership interest, and the amount of the cash payment to be distributed with respect to that limited partnership interest, varies by holder. Based upon Arthur Andersen's valuation of Ceres as of September 30, 2001, a total of $5,120,000 would be distributed to the 60 holders of Class B limited partnership interests in Ceres.


   You should understand that the actual amount of the cash payment to be issued to each Ceres limited partner pursuant to the Ceres merger will be determined by our board of directors and the board of directors of eCBOT after considering the value of each limited partnership interest as presented in Arthur Andersen's final valuation report to be delivered to the boards of directors as of a date reasonably proximate to the date of the completion of the Ceres merger and is not capable of determination at this time. Accordingly, the description set forth above is for illustrative purposes only.


   For more information regarding the valuation of Ceres, see "--Ceres Valuation Analysis of Arthur Andersen."

   Arthur Andersen was also retained by our board of directors and the board of directors of eCBOT to evaluate the fairness, from a financial point of view, to Ceres and each class of its limited partners of the consideration to be received by each Ceres limited partner in exchange for their respective limited partnership interests pursuant to the Ceres merger. For more information, see "--Opinion of Arthur Andersen to the Board of Directors Regarding the Fairness of the Ceres Merger."

   Although you are being asked to approve the reorganization of our electronic trading business because it is currently part of the restructuring transactions, you are not being asked to separately approve the Ceres merger. We currently expect that the Ceres merger will be approved by the board of directors of Ceres Merger Sub, by the CBOT, as the sole stockholder of Ceres Merger Sub, and by eCBOT, as the general partner of Ceres, and that, subject to its terms and conditions, the Ceres merger will be completed as soon as reasonably practicable following the effectiveness of the reorganization merger. However, if the CBOT members entitled to vote do not approve all three of the propositions relating to the restructuring transactions submitted for their approval, the Ceres merger will not be completed. Our obligation to complete the Ceres merger is also conditioned on the satisfaction of the other conditions to the CBOT's obligation to complete the restructuring transactions. For more information about certain regulatory approvals and other conditions to implementing the transactions, see "--Regulatory Matters" and "--Conditions to Completing the Restructuring Transactions." In addition, our obligation to complete the Ceres merger is subject to the requirement that we have adequate funds available to make payment of the cash consideration required to be paid to Ceres limited partners pursuant to the terms of the Ceres merger, as described above.


Independent Allocation Committee of the Board

   In January 2000, in connection with its approval of the original restructuring strategy, our board of directors established an Independent Allocation Committee of the board, composed solely of public or independent directors of the board, to determine and recommend to the full board an appropriate and fair allocation among the CBOT members of shares in the two companies contemplated by the original restructuring strategy: the company conducting the updated open outcry trading business and the company conducting the electronic trading business.

   To assure the independence of the process, each member of the Independent Allocation Committee confirmed that there were no conflicts of interest presented by his service on the Independent Allocation Committee and that neither any member nor any person in a member's family held a financial interest in a CBOT member. The Independent Allocation Committee engaged an independent financial advisor, William Blair, and special counsel, Winston & Strawn, to assist in developing its recommendation. Again, each of these advisors confirmed that their service to the Independent Allocation Committee did not present a conflict of interest. Governor Thompson, the Chairman of the Independent Allocation Committee, is the Chairman of Winston & Strawn, special counsel to the Independent Allocation Committee. Members of the Independent Allocation Committee each initially received a fee of $20,000 for service on the committee. In connection with their continued service on the Independent Allocation Committee, in November 2001, Governor Thompson and Mr. Weems each received an additional fee of $20,000 for service on the Committee. In addition, the CBOT agreed to indemnify each member against liabilities arising from such service. Also, the CBOT agreed to compensate each member of the Independent Allocation Committee for time spent in connection with any litigation proceeding relating to the matters considered by the Independent Allocation Committee at an hourly rate, not to exceed $500, equal to the rate at which such member is compensated by third parties for legal or consulting services or, if no such rate is applicable to a member, such rate as is mutually agreed to by the CBOT and the member.


   During the course of its initial deliberations, which took place from January to May 2000, the Independent Allocation Committee and its advisors reviewed CBOT member correspondence regarding their views on allocation; met with various membership committees and groups as well as CBOT management and staff; reviewed various CBOT organizational documents, documents relating to the creation of memberships and certain trading and financial statistics relating to the CBOT, including historical prices for memberships;

reviewed various other materials prepared for the CBOT or the board of directors by outside consultants, financial, legal and other advisors; participated in various meetings with such advisors; and researched other relevant data, including the allocation methodologies used by other exchanges in connection with demutualization transactions.

   After considering various methodologies for allocation, the Independent Allocation Committee concluded that it would be appropriate to adopt an allocation methodology that takes into account a combination of factors rather than a single factor and includes the following:

  . relative liquidation rights;

  . relative voting rights;

  . the allocation made in connection with the formation of Ceres;

  . the market values of CBOT memberships; and


  . the contract volumes for which each class of CBOT membership has been responsible on a historical basis.


   Although the Independent Allocation Committee did not believe that it was appropriate to assign specific weight to any particular factor, the Independent Allocation Committee concluded that, in establishing an allocation, relatively greater importance should be given to liquidation rights, voting rights and the allocation made to CBOT members in connection with the formation of Ceres. Based on its deliberations, on May 5, 2000, the Independent Allocation Committee unanimously recommended to the full board that an allocation of shares of common stock in each of the then proposed open outcry trading and electronic trading companies to each Full Member, Associate Member, GIM, IDEM and COM in the ratio of 5.0 : 1.0 : 0.50 : 0.06 : 0.07 was fair. In reaching this conclusion, the Independent Allocation Committee received and considered an opinion dated May 5, 2000 from William Blair that the allocation recommended by the Independent Allocation Committee in connection with the restructuring was fair, from a financial point of view, to the holders of each class of CBOT membership. For more information on this opinion, see "--Opinion of the Financial Advisor to the Independent Allocation Committee of the Board."


   The recommendation of the Independent Allocation Committee on May 5, 2000, as well as the opinion of William Blair as of such date, were based on a number of assumptions, including that:

  . the restructuring would not take the form of a liquidation;

  . the trading rights and privileges of each CBOT membership class, including the Chicago Board Options Exchange exercise right of Full Members, would continue;


  . each CBOT member would receive in addition to their trading rights the appropriate number of shares in both the then proposed open outcry trading and electronic trading companies per the allocation;


  . each company's shares would be issued with equal per share voting and liquidation rights;

  . such shares would be in addition to any shares or other consideration received in connection with the reorganization of Ceres, which transaction was outside the purview of the Committee.

The allocation did not take into consideration any transaction with the Chicago Board Options Exchange, and the allocation of assets and liabilities between the then proposed open outcry trading and electronic trading companies was beyond the purview of the Independent Allocation Committee.

   On May 16, 2000, the board of directors of CBOT approved and adopted the recommendation made by the Independent Allocation Committee on May 5, 2000, subject to any changes in the underlying assumptions, and subject to the board's further approval of the definitive terms and structure of transactions designed to implement the restructuring.


   Following the adoption by the board of directors of the revised restructuring strategy in August 2000, the Independent Allocation Committee undertook to consider the revised restructuring strategy and update its recommendation regarding an appropriate and fair allocation of value among CBOT members in the context of the revised restructuring strategy.

   In the course of updating its initial recommendation regarding the allocation of equity among members of CBOT, the Independent Allocation Committee reviewed various aspects of the revised restructuring strategy that were developed subsequent to May 5, 2000, including:

  . the change in the form of the restructuring transactions to provide for the distribution and allocation solely of shares of the then proposed stock, for-profit company and the formation of eCBOT as a wholly owned subsidiary of CBOT;

  . the board of directors' decision to reorganize and consolidate the electronic trading business into eCBOT through a series of transactions involving Ceres, including a merger transaction in which limited partnership interests in Ceres would be exchanged for shares of convertible preferred stock of the stock, for-profit company; and

  . the proposal to issue shares of common stock of the then proposed stock, for-profit company in two classes: Class A common stock with traditional voting, liquidation and dividend rights that would represent substantially all of the equity value and voting power initially evidenced by the common stock of the then proposed stock, for-profit company; and Class B common stock that would be issued in five series, two of which would have special voting rights with respect to certain trading rights and privileges of Class B common stockholders, each of which series would entitle an eligible holder to trading rights and privileges that would correspond to, and would be substantially similar to, the trading rights and privileges of one of the five member classes of CBOT.

   The Independent Allocation Committee also considered such other factors as it deemed relevant, including the trading volume activity by various membership classes and the trading prices for various memberships. Based on these deliberations and its conclusion that the factors which supported its initial recommendation remained an appropriate basis for determining an allocation methodology in the context of the restructuring transactions and that such factors had not changed in any material respect since May 5, 2000, on November 21, 2000 the Independent Allocation Committee unanimously recommended to the board of directors that an allocation of shares of Class A common stock of the then proposed stock, for-profit company among the CBOT members in respect of their memberships in connection with the restructuring in the ratio of 5.0 :
1.0 : 0.50 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively, was fair. In reaching this conclusion, the Independent Allocation Committee received and considered an updated oral opinion on November 20, 2000, which was confirmed in writing on November 21, 2000, from William Blair that such allocation was fair, from a financial point of view, to the holders of each class of CBOT membership. For more information on this updated opinion, see "--Opinion of the Financial Advisor to the Independent Allocation Committee of the Board."


   The updated recommendation of the Independent Allocation Committee on November 21, 2000, as well as the opinion of William Blair as of such date, were based on a number of assumptions, including that:

  . the restructuring will not take the form of a liquidation;

  . the trading rights and privileges of each CBOT membership class, including the Chicago Board Options Exchange exercise right of Full Members, would continue;


  . each CBOT member would receive, in addition to a share of the appropriate series of Class B common stock and associated trading rights and privileges, the number of shares of Class A common stock to which such member would be entitled in the then proposed stock, for-profit company per the allocation ratio in respect of his or her membership;


  . such shares would be in addition to the shares of convertible preferred stock or other consideration received in connection with the Ceres merger, the fairness of which transaction was beyond the purview the Independent Allocation Committee and the opinion of William Blair; and

  . the allocation did not take into consideration any possible transaction or business combination with any other party.

   On January 16, 2001, immediately prior to the meeting of the board of directors to consider the restructuring transactions, the Independent Allocation Committee met to review and consider certain refinements to the restructuring transactions recommended by the Executive Committee and management. At the meeting of the board of directors, the Independent Allocation Committee reported to the board of directors that it had reviewed such refinements to the restructuring transactions recommended by the Executive Committee and management and confirmed its updated recommendation regarding the allocation among the CBOT members of Class A common stock of the then proposed stock, for-profit company in respect of their memberships in connection with the restructuring transactions, as currently proposed, as provided to the board at the November 21, 2000 meeting. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair, dated January 16, 2001, that the proposed allocation was fair, from a financial point of view, to each of the five classes of CBOT members.


   In September 2001, the Independent Allocation Committee undertook to consider further refinements to the restructuring transactions and update its recommendation regarding an appropriate and fair allocation of value among CBOT members in the context of the revised restructuring strategy. In the course of updating its recommendation regarding the allocation of equity among members of the CBOT, the Independent Allocation Committee reviewed various aspects of the restructuring transactions that were developed subsequent to January 16, 2001, including the refinements to the restructuring transactions to provide for the creation of a holding company structure, the distribution of shares of common stock of the holding company to the members of the CBOT and the creation of a separate class of membership in the CBOT subsidiary to represent the Chicago Board Options Exchange exercise right. The Independent Allocation Committee also considered such other factors as it deemed relevant, including the trading volume activity by various CBOT membership classes and the trading prices for various CBOT memberships. On September 13, 2001, the Independent Allocation Committee met with representatives of William Blair, Winston & Strawn and Kirkland & Ellis to consider these refinements and their impact, if any, on their previous recommendations.


   Based on these deliberations and its conclusion that the factors which supported its earlier recommendation remained an appropriate basis for determining an allocation methodology in the context of the restructuring transactions and that such factors had not changed in any material respect since January 16, 2001, the Independent Allocation Committee met again on September 24, 2001, and unanimously adopted a recommendation, which was delivered to the board of directors on October 2, 2001 that an allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring in the ratio of 5.0 :
1.0 : 0.50 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively, is fair. In reaching this conclusion, the Independent Allocation Committee received and considered an updated opinion on September 24, 2001 from William Blair that such allocation is fair, from a financial point of view, to the holders of each class of CBOT membership. For more information on this updated opinion, see "--Opinion of the Financial Advisor to the Independent Allocation Committee of the Board."


   The updated recommendation of the Independent Allocation Committee on September 24, 2001, as well as the opinion of William Blair as of such date, were based on a number of assumptions, including that:

  .  the restructuring would not take the form of a liquidation;

  . the trading rights and privileges of each CBOT membership class, including the Chicago Board Options Exchange exercise right of Full Members, would remain intact;


  . each CBOT member would receive, in addition to an appropriate series of Class B membership in the CBOT subsidiary and associated trading rights and privileges, the number of shares of common stock of CBOT Holdings to which such member would be entitled per the allocation ratio in respect of his or her membership;


  . each Full Member would receive a Class C membership in the CBOT subsidiary, which would represent the Chicago Board Options Exchange exercise right;

  . such shares and memberships would be in addition to the cash payment received in connection with the Ceres merger, the fairness of which transaction was beyond the purview of the Independent Allocation Committee and the opinion of William Blair; and

  . the allocation did not take into consideration any possible transaction or business combination with any other party.

Opinion of the Financial Advisor to the Independent Allocation Committee of the Board

   Since no mechanism currently exists in our certificate of incorporation or bylaws for allocating ownership in our organization among the CBOT members, the CBOT established the Independent Allocation Committee as described above under "--Independent Allocation Committee of the Board" and William Blair was retained by the Independent Allocation Committee to render a written opinion as to the fairness, from a financial point of view, of the allocation of equity in CBOT Holdings among the CBOT members in respect of their memberships. William Blair was hired based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. William Blair was paid total fees of $750,000 for the issuance of its written opinion to the Independent Allocation Committee and the board of directors and each update through the January 16, 2001 update. On September 7, 2001, the CBOT and William Blair agreed to extend William Blair's engagement for nine months for a fee of $200,000. Payment of the fees was not conditioned on the conclusion reached by William Blair in its opinion. We also agreed to indemnify William Blair against potential liabilities arising out of both its initial and its extended engagement. We note that, in the opinion of the SEC, indemnification against liabilities under the U.S. federal securities laws is against the public policy expressed in the Securities Act and is, therefore, unenforceable.


   At the request of the Independent Allocation Committee, William Blair originally delivered to the committee its oral fairness opinion on May 5, 2000, which was also confirmed in writing as of such date and also addressed to our board of directors. In light of the August 31, 2000 abandonment of the original restructuring strategy, which had contemplated two separate for-profit companies, in favor of the revised restructuring strategy, which contemplated a single demutualized company operating the electronic trading company as a wholly owned subsidiary, William Blair reissued its opinion on November 20, 2000, which it confirmed in writing on November 21, 2000 and updated on January 16, 2001. The November 21, 2000 and January 16, 2001 opinions were also addressed to our board of directors.


   In light of the further refinements to the revised restructuring strategy recommended by the Executive Committee and management in September 2001, and at the request of the Independent Allocation Committee, William Blair reviewed and considered the refinements to the restructuring transactions, including the creation of a holding company and the distribution of common stock of the holding company to the members of the CBOT, and reissued its opinion by letter dated September 24, 2001. On October 2, 2001, the Independent Allocation Committee confirmed its updated recommendation concerning the allocation and the board of directors met to consider, and voted to approve, the restructuring transactions, including the recommended allocation of common stock of CBOT Holdings among the CBOT members in respect of their memberships. The September 24, 2001 opinion was also addressed to our board of directors. For more information, see "--Background of the Restructuring Transactions--Development of the Restructuring Strategy."


   The September 24, 2001 opinion, which was substantially similar to William Blair's January 16, 2001 and November 21, 2000 opinions, stated that, based upon and subject to the matters set forth in the opinion, the allocation to the CBOT members of shares of common stock of CBOT Holdings in respect of their memberships in connection with the restructuring transactions in the ratio of 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full Member and Associate Member, and each holder of a GIM, IDEM and COM, respectively, is fair, from a financial point of view, to each of the five classes of CBOT members. William Blair's November 21, 2000 and January 16, 2001 opinions had stated, with similar qualifications, that an allocation in the same ratio of common stock of the then proposed stock, for-profit corporation would be fair, from a financial point of view, to each of the five classes of CBOT members. William Blair's May 5, 2000 opinion had stated, also with similar qualifications, that an allocation in the same ratio of common stock of the then proposed stock, for-profit corporation and the electronic trading company would be fair, from a financial point of view, to each of the five classes of CBOT members. The full text of the September 24, 2001 opinion is attached as Appendix D-1 to this document and describes the assumptions made, matters considered and limits on the scope of the review undertaken, by William Blair. We urge you to read the opinion carefully and in its entirety before voting on the propositions relating to the restructuring transactions.


   William Blair's opinions address only the fairness, from a financial point of view, to each class of the CBOT members of the allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions. The fairness of the consideration to be received by the limited partners of Ceres in exchange for their limited partnership interests pursuant to the Ceres merger is beyond the scope of William Blair's opinions. For information regarding the Arthur Andersen fairness opinion, which addresses such matters, see "--Opinion of Arthur Andersen to the Board of Directors Regarding Fairness of the Ceres Merger." William Blair's opinions do not address the merits of our underlying decision to engage in the restructuring transactions or the fairness of the consideration to be received by the CBOT members in respect of memberships in the restructuring transactions, and do not constitute a recommendation to any CBOT member as to how you should vote with respect to the propositions relating to the restructuring transactions. See "Risk Factors--Risks Relating to the Restructuring Transactions--We Have Not Determined or Received Any Opinion Regarding the Value of the CBOT Before or After the Restructuring Transactions or the Value of the Securities You Will Receive in the Restructuring Transactions Compared to the Value of the Memberships You Currently Own."


   In rendering each of its opinions, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with it for purposes of the opinion. William Blair did not make or obtain an independent valuation or appraisal of our assets, liabilities or solvency. Each opinion is based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair, as of the date of the opinion. Although subsequent developments may affect an opinion, William Blair does not have any obligation to update, revise, reaffirm or reissue such opinion except when requested as provided in the letter agreement between William Blair and the CBOT, dated September 7, 2001.

   In connection with its review of the restructuring transactions and the preparation of the opinions, William Blair examined, among other things:

  . certain descriptive information regarding the restructuring transactions;

  . various organizational documents of the CBOT and Ceres, including the CBOT's certificate of incorporation, bylaws and rules and regulations and the Ceres limited partnership agreement;

  . various trading and financial statistics for the CBOT;

  . certain publicly available information regarding terms of certain transactions involving restructurings of exchanges comparable to the CBOT and the allocation of value;

  . presentations provided to us by our consultants and financial and legal advisors;

  . letters to the CBOT from various CBOT members regarding the restructuring transactions; and


  . information regarding the historical trading prices of memberships.

   In connection with its opinions, William Blair also examined drafts of the registration statement on Form S-4 of the CBOT relating to the restructuring transactions and the certificates of incorporation and bylaws of CBOT Holdings and the CBOT subsidiary.


   William Blair also held discussions with current and former members of our senior management and of the various classes of members of CBOT regarding the foregoing, considered other matters which it deemed relevant to its inquiry and has taken into account such accepted financial and investment banking procedures and considerations as it deemed relevant.

   William Blair was also advised by the Independent Allocation Committee that, for purposes of rendering its opinions, it could assume that the restructuring transactions will not be effected by means of a liquidation. William Blair made this assumption without independent legal analysis.

   Furthermore, in connection with its review of the restructuring transactions and the preparation of its opinions, William Blair assumed that:

  .  the restructuring would not take the form of a liquidation;

  . the trading rights and privileges of each CBOT membership class, including the Chicago Board Options Exchange exercise right of Full Members, would remain intact;


  . each CBOT member would receive, in addition to an appropriate series of Class B membership in the CBOT subsidiary and associated trading rights and privileges, the number of shares of common stock of CBOT Holdings to which such member would be entitled per the allocation ratio in respect of his or her membership;


  . each Full Member would receive a Class C membership in the CBOT subsidiary, which would represent the Chicago Board Options Exchange exercise right;


  . such shares and memberships would be in addition to the cash payment received in connection with the Ceres merger, the fairness of which transaction was beyond the purview of the Independent Allocation Committee and the opinion of William Blair; and

  . the allocation did not take into consideration any possible transaction or business combination with any other party.

   William Blair's May 5, 2000 opinion also made certain additional assumptions.


   The following summarizes the principal financial analyses performed by William Blair to arrive at the conclusions set forth in the September 24, 2001 opinion. William Blair performed similar financial analyses in arriving at its conclusions in its May 5, 2000, November 21, 2000 and January 16, 2001 opinions. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Independent Allocation Committee the assumptions upon which such analyses were based, and other factors. The preparation of a fairness opinion is a complex process. The summary set forth below does not purport to be a complete description of the analyses performed or factors considered by William Blair in this regard.

   In arriving at its conclusion, William Blair considered various methodologies for allocating the shares of common stock in CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions. William Blair concluded, in its professional judgment, that an allocation methodology that takes into account a combination of factors rather than a single factor was appropriate, and that such combination of factors should include, with respect to each of the five classes of CBOT members:


  . relative liquidation rights;

  . relative voting rights;

  . the allocation made in respect of each CBOT membership in connection with the formation of Ceres;


  . the market values of CBOT memberships; and


  . the contract volumes for which each class of CBOT membership has been responsible on a historical basis.


   In arriving at its conclusion, William Blair attached greater importance to liquidation rights, voting rights and the allocation made in respect of each membership in connection with the formation of Ceres.

 Relative Liquidation Rights

   William Blair reviewed the liquidation rights as defined in the CBOT bylaws, including the rules, which provide for the sharing of proceeds from dissolution allocated to each member in the event of liquidation. In addition, William Blair reviewed the implied per share allocation ratios, as set forth below:

       Member                   Liquidation                              Implied Per Share
        Class                 Share Per Member                           Allocation Ratio*
       ------                 ----------------                           -----------------
        Full                       1.000                                       6.00
      Associate                    0.167                                       1.00
         GIM                       0.111                                       0.67
        IDEM                       0.005                                       0.03
         COM                       0.005                                       0.03

--------
*Stated as a multiple of Liquidation Share Per Member for the Associate Member class.

 Relative Voting Rights

   William Blair reviewed voting rights per CBOT member as set forth in the CBOT certificate of incorporation, bylaws and rules and regulations. In addition, William Blair reviewed the implied per share allocation ratios, as set forth below:


       Member              Relative Voting Rights                     Implied Per Share
        Class                    Per Member                           Allocation Ratio*
       ------              ----------------------                     -----------------
        Full                       1.000                                    6.00
      Associate                    0.167                                    1.00
         GIM                       0.000                                    0.00
        IDEM                       0.000                                    0.00
         COM                       0.000                                    0.00

--------
*Stated as a multiple of Relative Voting Rights Per Member for the Associate
   Member class.

 Allocation Made in Respect of Each Membership in Connection with the Formation of Ceres

   William Blair reviewed the allocation of profits as defined in the Ceres limited partnership agreement for the 70% of Ceres owned by the Ceres limited partners who are CBOT members other than the clearing members. In addition, William Blair reviewed the implied per share allocation ratios, as set forth below:

                     Allocation of        Per Member             Implied
       Member      Profits by Member     Allocation of     Per Share Allocation
        Class          Class (1)          Profits (2)           Ratio (3)
       ------      -----------------     -------------     --------------------
        Full            90.29%             0.06440%                6.00
      Associate          8.36%             0.01073%                1.00
         GIM             0.93%             0.00537%                0.50
        IDEM             0.21%             0.00032%                0.03
         COM             0.21%             0.00032%                0.03

--------

(1) As defined in the Ceres limited partnership agreement. Based on member seat count as stated in the draft dated September 17, 2001 of the registration statement on Form S-4 of the CBOT as follows: Full (1,402), Associate
    (786), GIM (162), IDEM (642) and COM (643).

(2) Defined as Allocation of Profits by Member Class divided by the respective member seat count.
(3) Stated as a multiple of Per Member Allocation of Profits for the Associate Member class.

 Market Values of Memberships

   William Blair reviewed the median historical trading prices of CBOT memberships for the one-year period ending July 21, 1999, the day before the announcement of the formation of the Restructuring Task Force and the restructuring initiative. In addition, William Blair reviewed the implied per share allocation ratios, as set forth below:


                         Median Membership Price
                            (For the One Year                          Implied
       Member            Period Ending July 21,                  Per Share Allocation
        Class                     1999)                                 Ratio*
       ------            -----------------------                 --------------------
        Full                    $490,000                                 2.49
      Associate                 $197,000                                 1.00
         GIM                    $ 89,000                                 0.45
        IDEM                    $ 27,000                                 0.14
         COM                    $ 55,000                                 0.28

--------
*Stated as a multiple of Median Membership Price for the Associate Member class.

   William Blair also considered median historical trading prices for the five-year period ending July 21, 1999, as well as spot market prices as of September 21, 2001 for each CBOT membership class.


 Contract Volumes

   William Blair reviewed the contract volume traded by each CBOT membership class as a percentage of the total contract volume traded by all CBOT membership classes. The analysis was based on contract trading volume data for the period beginning September 1, 1998 and ending August 31, 2001, the latest such period for which contract trading volume data by CBOT membership class was readily available. In addition, William Blair reviewed the implied per share allocation ratios, as set forth below:


                              Percent of Total                               Implied
       Member                Contract Volume by                             Per Share
        Class                   Member Class                            Allocation Ratio*
       ------                ------------------                         -----------------
        Full                       48.15%                                     1.17
      Associate                    40.98%                                     1.00
         GIM                        0.55%                                     0.01
        IDEM                        5.19%                                     0.13
         COM                        5.13%                                     0.13

--------
*Stated as a multiple of Percent of Total Contract Volume by Member Class for the Associate Member class.

   The foregoing description is only a summary of the material aspects of the financial analyses used by William Blair in connection with rendering the opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. It involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying William Blair's opinions. In arriving at the opinions, William Blair considered the results of all these analyses. The analyses were prepared solely for the purposes of William Blair providing its opinion as to the fairness, from a financial point of view, to each of the five classes of CBOT members, of the allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions.


   Any analysis of the fairness, from a financial point of view, to the CBOT members, involves complex considerations and judgments. The fairness opinion and the related presentations to the Independent Allocation Committee on May 5, 2000, November 20, 2000, January 16, 2001 and September 24, 2001 were among many factors taken into consideration by the Independent Allocation Committee in recommending the allocation. William Blair's opinions are for the use and benefit of the Independent Allocation Committee and the board of directors in their consideration of the allocation in the context of the restructuring transactions.

   William Blair was not requested to, and did not, participate in the structuring of the restructuring transactions nor was it asked to consider, and its opinions do not address, the relative merits of the restructuring transactions as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage, the value of the CBOT before or after completion of the restructuring transactions, or the fairness of the consideration to be received by CBOT members in respect of their memberships in connection with the restructuring transactions. See "Risk Factors--Risks Relating to the Restructuring Transactions--We Have Not Determined or Received Any Opinion Regarding the Value of the CBOT Before or After the Restructuring Transactions or the Value of the Securities You Will Receive in the Restructuring Transactions Compared to the Value of the Memberships You Currently Own."

Opinion of Arthur Andersen to the Board of Directors Regarding the Fairness of the Ceres Merger

   Arthur Andersen was retained by our board of directors and the board of directors of eCBOT to render a written opinion as to the fairness, from a financial point of view, to Ceres and each class of the limited partners of Ceres, of the consideration to be received by each Ceres limited partner in exchange for their respective limited partnership interests pursuant to the Ceres merger. Arthur Andersen was hired based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized professional services firm having significant financial advisory expertise and experience. Moreover, Arthur Andersen had already been engaged by us in connection with preparing a valuation analysis of Ceres. Arthur Andersen confirmed to us that its service to the two boards did not present a conflict of interest and disclosed that it has performed and continues to perform various accounting and tax services for the CBOT that are unrelated to the restructuring transactions and that Arthur Andersen has received customary fees for rendering such services. Arthur Andersen has been or will be paid total fees of $300,000 for the services provided in connection with the issuance of its written opinion. No portion of Arthur Andersen's fee was contingent upon the completion of the Ceres merger or the conclusion reached in the opinion. We also agreed to indemnify Arthur Andersen against potential liabilities arising out of their engagement. We note that, in the opinion of the SEC, indemnification against liabilities under the U.S. federal securities laws is against the public policy expressed in the Securities Act and is, therefore, unenforceable.


   Arthur Andersen provided its written opinion to the two boards of directors by letter dated January 16, 2001. As a result of certain refinements to the revised restructuring transactions, Arthur Andersen provided an updated written opinion to the two boards of directors by a letter dated October 2, 2001. The opinion of Arthur Andersen stated that, based upon and subject to the following assumptions and limitations, including the various assumptions and limitations set forth in the opinion, the consideration to be received by each limited partner of Ceres in exchange for their respective limited partnership interests pursuant to the Ceres merger, is fair, from a financial point of view, to Ceres and each class of its limited partners, as of the date of the opinion.

   Arthur Andersen has agreed to reaffirm its opinion at or about the times at which:

  . the board approves the Ceres merger;

  . the proxy statement and prospectus relating to the restructuring transactions is disseminated to the membership in connection with the special meeting for the purpose of voting on the restructuring transactions; and

  . the Ceres merger is completed.

   The full text of the Arthur Andersen fairness opinion is attached as Appendix D-2 to this document. We encourage you to read carefully the full text of that opinion, including the description of the assumptions made, matters considered, and limits on the scope of the review and analysis undertaken by Arthur Andersen, before voting on the restructuring transactions.

   As noted above, the CBOT and eCBOT currently anticipate requesting a reaffirmation of the Arthur Andersen fairness opinion at or about the time of the completion of the Ceres merger. Upon receipt, such opinion will be made available for inspection and copying during regular business hours at our principal executive offices located at 141 West Jackson Boulevard, Chicago, Illinois 60604, by any CBOT member or Ceres limited partner or his or her representative who has been so designated in writing.

   The opinion addresses only the fairness, from a financial point of view, of the consideration to be received by each limited partner of Ceres in exchange for their respective limited partnership interests pursuant to the Ceres merger to Ceres and each class of the limited partners of Ceres. Arthur Andersen has not acted as financial advisor to Ceres, eCBOT or the CBOT in connection with the Ceres merger, other than in connection with rendering its fairness opinion and in connection with estimating the fair market value of Ceres and the limited partnership interests as described below under "--Ceres Valuation Analysis of Arthur Andersen" to assist us in determining the terms of and effecting the Ceres merger. Additionally, Arthur Andersen has not been authorized to, and has not solicited, alternative offers for Ceres or its assets, and Arthur Andersen has not investigated any other alternative transactions that may be available to Ceres and its partners. In addition, the opinion of Arthur Andersen does not address nor shall it be construed to address the underlying business decision to effect the Ceres merger. Their opinion letter does not constitute a recommendation to any partner or CBOT member with respect to whether to vote in favor of the propositions relating to the restructuring transactions or take any other action in connection with the Ceres merger or otherwise, and should not be relied upon by any partner or member as such.


   In the review and analysis prepared to formulate an opinion, Arthur Andersen has assumed and relied upon the accuracy and completeness of all of the financial and other information provided to them by management or publicly available to them, and Arthur Andersen does not assume any responsibility for the independent verification of such information. Arthur Andersen further relied upon the assurances of management of Ceres, eCBOT and the CBOT, to the effect that the management of each such entity is unaware of any facts that would make the information they provided to Arthur Andersen incomplete or misleading in any respect. Arthur Andersen also assumed that the information received from the management of each of Ceres, eCBOT and/or the CBOT was prepared in good faith and on a basis reflecting the best currently available judgments and estimates of management. Arthur Andersen did not prepare an independent evaluation of the software, systems architecture, network capability, etc., of the technology assets held by Ceres, and Arthur Andersen was not requested to, and did not, express any view whatever as to the federal, state or local tax consequences of the Ceres merger.


   The services Arthur Andersen rendered to our board of directors and the board of directors of eCBOT in connection with the restructuring transactions were comprised solely of financial advisory services for the purpose of rendering its opinion as to fairness as described above and the valuation of Ceres as described below and did not include any accounting, audit, legal or tax services. Without limiting the foregoing, the services provided by Arthur Andersen with respect to the Ceres merger do not constitute, nor should they be construed to constitute in any way, a review or audit of, or any other procedures with respect to, any financial information, nor should such services be relied upon by any person to disclose weaknesses in internal controls, financial statement errors or irregularities, or illegal acts or omissions of any person affiliated with the Ceres merger. The opinion is also necessarily based on prevailing economic and market conditions and other circumstances as they exist and can be evaluated on the date thereof. Arthur Andersen is under no obligation to update or revise the opinion for events occurring after the date of the opinion except as otherwise described herein.

   The opinion of Arthur Andersen was prepared solely for the benefit and use of our board of directors and the board of directors of eCBOT in their consideration of the terms of the Ceres merger in connection with their review and consideration of the restructuring transactions and, such opinion may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Arthur Andersen's prior written consent, with the exception of the inclusion of the opinion in this document.

   In connection with their analysis, Arthur Andersen performed such investigations and analyses as it considered appropriate. Among other items considered, it:

  . read current and historical financial information including Ceres
    Consolidated Statements of Financial Position year-to-date for the period ended September 30, 2001 (unaudited), Ceres and CBOT

   Consolidated Financial Statements for the years ended December 31, 1999 and December 31, 2000 (unaudited), Ceres Consolidated Financial Statements for the years ended December 31, 1992, 1993, 1994, 1995, 1996, 1997 and
   1998 (audited), CBOT Annual Reports for the years ended December 31, 1995, 1996, 1997, 1998, 1999 and 2000 including financial statements (audited), Ceres monthly reports of revenues and expenses for each month of fiscal year 2000 (unaudited) and January through June of 2001 (unaudited), Summary of Obligation and Payments to DBS Group for the Eurex software as of October 31, 2000 (unaudited);

  . read certain publicly available business and financial information relating to Ceres and the CBOT including press releases and public information extracted from the CBOT's website;

  . read certain internal financial and operating information provided by management, including Member Trading Volume for various Quarters Ending March 31, 1999 through March 31, 2001 and Trailing Five-Quarter Average for Class B partners, Volume Report: CBOT Exchange Fees System, various Ceres CTI Volume Report for Agriculture and Financials by firm number sequence for year-to-date through September 30, 2001, Ceres Class B Units for the year ended Decmebr 31, 2000, CBOT Class B Capital Balance Summary;


  . held meetings and discussions with management and senior personnel to discuss the business, operations, assets, historical financial results and future prospects of the combined company including Jill Harley, Vice President/Treasurer Accounting and Finance Department; Glen Johnson, Senior Vice President/Chief Financial Officer; Terry Livingston, Associate General Counsel/Legal; and James Amaral, Vice President of Information Systems/Chief Investment Officer;

  . considered the investment in technology made by Ceres to establish an electronic trading system for the fiscal years ended December 31, 1997, 1998, 1999, 2000 and year-to-date through September 30, 2001;


  . performed a discounted cash flow analysis of potential income generating scenarios for Ceres based upon independent research;

  . read various agreements related to Ceres, the CBOT, a/c/e, and Eurex from a financial point of view including the Ceres Trading Limited Partnership Second Amended and Restated Agreement of Limited Partnership dated as of September 8, 1997, the Amended and Restated CBOT/Ceres License Agreement dated May 15, 1998, the Electronic Trading Division Expense Agreement for CBOT/Ceres dated May 29, 1998, the Alliance Agreement among the CBOT, Ceres, Deutsche Borse, Swiss Stock Exchange, Eurex Zurich, Eurex Frankfurt, and Eurex Deutschland dated October 1, 1999, the Software License Agreement among CBOT, Ceres, Deutsche Borse, and Swiss Stock Exchange dated October 1, 1999, the December 31, 1999 Unanimous Written Consent of the Supervisory Board of CBOT/Eurex Alliance, LLC, the Interim Agreement for Ceres, JV, and DBS dated January 15, 2000, the July 27, 2000 Confirmation of Rights Agreement, the July 19, 2000 Market Supervision Services Agreement, the Master Software Development Agreement, the Systems Operations Agreement between the Eurex Group, the CBOT, CBOT/Eurex Alliance, L.L.C. and certain related entities and Supporting Documents;

  . considered the financial terms of certain recent business combination transactions in the securities and futures exchange industry; and

  . conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

   The following discussion summarizes the principal financial analyses and procedures performed by Arthur Andersen to arrive at its conclusions set forth in the opinion. This discussion is a summary that does not purport to be a complete description of the analyses performed or factors considered by Arthur Andersen in arriving at its opinion.

   In arriving at its conclusions, Arthur Andersen considered various methodologies and analyses to assess the value of Ceres and its partnership interests.

   In developing its methodology to assess the value of Ceres and each class of partnership interest, Arthur Andersen considered a broad scope of information, both internal and external to Ceres, considered various approaches to estimating value, prepared independent analyses and reviewed appropriate documents including the Ceres Trading Limited Partnership Second Amended and Restated Agreement of Limited Partnership dated September 8, 1997. Arthur Andersen did not make any assessment of the contractual or legal rights regarding distributions to partners; with respect to such matters, they relied upon guidance provided by legal counsel to the CBOT. For a more detailed discussion of these analyses, see "--Ceres Valuation Analysis of Arthur Andersen."

   The allocation of the fair market value of Ceres to its partnership interests was prepared by Arthur Andersen based upon the ownership percentage of each class in accordance with the Ceres Second Amended and Restated Agreement of the Limited Partnership, dated September 8, 1997. The Class A limited partners' ownership was considered pro rata according to their respective percentage interests. The Class B limited partners' ownership was based on a weighting of 40% allocated pro rata according to their percentage interests and 60% allocated according to their respective "Electronic Trading System Clearing Volume" with respect to contracts traded on the CBOT.

   The allocation of the fair market value of Ceres among classes of partners was prepared as follows:

             Partners                        Ownership
             --------                        ---------
             General partner (eCBOT)........    10%
             Class A limited partners.......    70%
             Class B limited partners.......    20%
                                               ----
             Total..........................   100%
                                               ====

   The foregoing description is only a summary of the material aspects of the financial analyses used by Arthur Andersen in connection with rendering its opinion. You should be aware that the preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Arthur Andersen's opinion. In arriving at the opinion, Arthur Andersen considered the results of all of these analyses. The analyses were prepared solely for the use of Arthur Andersen in its consideration of providing its opinion of the fairness, from a financial point of view, to Ceres and each class of the Ceres limited partners of the consideration to be received by each Ceres limited partner in exchange for their respective limited partnership interests pursuant to the Ceres merger.

Ceres Valuation Analysis of Arthur Andersen

   The CBOT board of directors retained Arthur Andersen to assist with a valuation of Ceres and the limited partnership interests in connection with the restructuring transactions. Arthur Andersen was hired based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized professional services firm having significant financial advisory expertise and experience. Arthur Andersen confirmed to us that its service did not present a conflict of interest, and disclosed that it has performed and continues to perform various accounting and tax services for the CBOT that are unrelated to the restructuring transactions and that Arthur Andersen has received customary fees for rendering such services. Arthur Andersen has been or will be paid total fees of less than $100,000 in connection with the valuation analysis. No portion of Arthur Andersen's fee was contingent upon the completion of the Ceres merger or the conclusion reached in the analysis. We also agreed to indemnify Arthur Andersen against potential liabilities arising out of their engagement. We note that, in the opinion of the SEC, indemnification against liabilities under the U.S. federal securities laws is against the public policy expressed in the Securities Act and is, therefore, unenforceable.

   The final valuation analysis of Ceres, which will be provided to us as of a date reasonably proximate to the date of the completion of the Ceres merger, will provide the basis for the amount of cash payment that will be distributed as merger consideration and the allocation of such merger consideration among the Ceres limited partners in the Ceres merger. As of the date of this document, Arthur Andersen has developed its valuation methodology and has provided the board of directors with a preliminary valuation analysis of Ceres in connection with its consideration of the restructuring transactions. The full text of the preliminary Ceres valuation analysis is attached as Appendix D-3 to this document. Upon receipt, Arthur Andersen's final valuation report, to be dated as of a date reasonably proximate to the date of the completion of the Ceres merger, will be made available for inspection and copying during regular business hours at our principal executive offices located at 141 West Jackson Boulevard, Chicago, Illinois 60604, by any CBOT member or Ceres limited partner or his or her representative who has been so designated in writing.

   In connection with its valuation analysis, Arthur Andersen considered a broad scope of information, both internal and external to Ceres, considered various approaches to estimating value, prepared independent analyses and considered appropriate documents including the Ceres Trading Limited Partnership Second Amended and Restated Agreement of Limited Partnership dated as of September 8, 1997. The basis of value utilized in Arthur Andersen's valuation methodology is fair market value, which it defines as the amount at which property would change hands between a willing buyer and a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts. Arthur Andersen considered various valuation approaches, including an income approach, market approach and net asset approach. Set forth below is a brief description of each approach.

   Income Approach. The income approach measures the value of an entity by the present value of its future economic benefits. Value indications are developed by discounting expected cash flows to their present value at a rate of return that incorporates the time value of funds and the risks associated with the particular investment. The discount rate selected is based on rates of return available from alternative investments of similar type and quality as of the valuation date.

   Market Approach. The market approach measures the value of an entity through an analysis of recent transactions or offerings of comparative entities. These entities may be companies whose stock is actively traded or private companies acquired in transactions for which the terms are known to us. Consideration is given to the financial condition and operating performance of the entity being appraised relative to those of the selected guideline companies operating in the same or a similar line of business, and which are potentially subject to corresponding economic, environmental, and political factors. The guideline companies would be considered reasonable investment alternatives.

   Cost or Net Asset Approach. The cost or net asset approach measures the value of an entity by the net aggregate fair market value of the entity's underlying assets. Application of this approach entails a restatement of the balance sheet of the enterprise, substituting the fair market value of its assets and liabilities for their recorded values as stated on their financial statements. This approach is frequently used in valuing holding companies or capital intensive firms.

   Arthur Andersen considered the three approaches described above and concluded that the fair market value of Ceres is best determined by the net asset approach. As of the date of the valuation described herein, the assets of the limited partnership interest of Ceres consisted of its interest in the a/c/e system and in CBOT/Eurex Alliance, L.L.C. and its various licensing agreements related to electronic trading support for the CBOT.

   In arriving at its conclusions, Arthur Andersen made the following assumptions:

  . The CBOT transitioned from the Project A platform to the a/c/e system on or about August 27, 2000.

  . The a/c/e system is deemed to be state-of-the-art by the CBOT and the Project A platform, as a local-area network platform, was no longer competitive. Therefore, the a/c/e system is valuable and the Project A platform is obsolete.

  . Except for order routing software to be financed and owned by the CBOT, Ceres owns the rights to the a/c/e system software pursuant to its alliance arrangements with Deutsche Borse AG and the Swiss Stock Exchange.

  . Ceres has, both directly and indirectly, in accordance with its 50 percent ownership in CBOT/Eurex Alliance, L.L.C., incurred costs associated with certain a/c/e system modifications and, through September 30, 2001, these expenditures totaled $44,824,574.
     Additionally, purchases of computer software and systems related to the a/c/e system in the amount of $43,650,446 were capitalized by Ceres, as of September 30, 2001.


  . The CBOT intends to reorganize and consolidate its electronic trading business into its wholly owned eCBOT subsidiary in connection with the restructuring transactions. As a result, it would be necessary for the CBOT subsidiary to acquire, directly or indirectly, all limited partnership interests in Ceres not owned by eCBOT.

  . The Ceres limited partnership agreement provides that eCBOT, as general partner, may dissolve Ceres at will.

  . The Ceres limited partnership agreement states that, upon dissolution of Ceres, the assets of Ceres shall be liquidated and the proceeds shall be distributed to the partners of Ceres in accordance with their capital accounts and the balance, if any, in accordance with their percentage interests.

   In addition, Arthur Andersen considered that rights to the use of the a/c/e system and the a/c/e system modifications could conceivably provide Ceres with the ability to provide electronic trading capabilities to other exchanges. Under this scenario, it is feasible that Ceres' economic profile would be similar to that of its current operations, i.e., receiving fees for electronic trades, etc., or that it could license the software for use with other exchanges for royalty payments. However, Arthur Andersen concluded that the economics under such scenarios are highly uncertain due to the speculative nature of the fees achievable in an increasingly competitive environment and the operating costs associated with continued maintenance of the system. Additionally, given the ability of eCBOT, as the general partner of Ceres, to unilaterally liquidate the business, Arthur Andersen concluded that the probability of such a scenario is extremely low.

   Based on the foregoing, Arthur Andersen's valuation of Ceres as of September 30, 2001 was:



     Assets:
     Cash and cash equivalents.....................................  $   146,771
     Accounts receivable...........................................    4,386,067
     Capital contributions receivable..............................            0
     Prepaid expenses..............................................            0
     Deferred organization and development costs...................            0
     Computer software and systems--net............................   31,271,102
     Investment in and advances to CBOT/Eurex Alliance, L.L.C......      500,000
     Previously incurred Eurex-related expenses (1)................   44,824,574
                                                                     -----------
     Total assets..................................................  $81,128,515
                                                                     ===========

     Liabilities and Partners' Equity:
     Accounts payable and accrued expenses.........................  $   451,636
     Due to CBOT/Eurex Alliance L.L.C..............................    4,811,131
     Notes payable.................................................    5,881,139
     Advances from general partner.................................   44,424,244
     Partners' equity..............................................   25,560,364
                                                                     -----------
     Total liabilities and partners' equity........................  $81,128,515
                                                                     ===========

     Concluded value of partnership (rounded)......................  $25,600,000
                                                                     ===========

--------
(1) Previously Incurred, Non-Capitalized Eurex-Related Development & Operating Loss Expenses:


             Fiscal year 1998............. $10,874,753
             Fiscal year 1999.............  11,024,878
             Fiscal year 2000.............  17,550,433
             Fiscal year 2001.............   5,374,510
                                           -----------
             Total........................ $44,824,574
                                           ===========


Stock Exchange Listing; Market for Shares and Memberships


   We currently have no plans to list the common stock of CBOT Holdings on any stock exchange. We may, in the future, apply to list the common stock of CBOT Holdings on a stock exchange. However, we cannot provide any assurances in this regard.




   We currently expect that a market for the Class B and Class C memberships in the CBOT subsidiary will develop that is similar to the current market for CBOT memberships. The current markets for memberships in the CBOT should facilitate the development of new markets for the corresponding Class B and Class C memberships in the CBOT subsidiary.


U.S. Federal Income Tax Consequences

   We are seeking a ruling from the Internal Revenue Service to the effect that, for U.S. federal income tax purposes, you will not recognize any gain or loss strictly as a result of receiving shares of common stock of CBOT Holdings and Class A, Class B and Class C memberships in the CBOT subsidiary or as a result of CBOT Holdings receiving a Class A membership in the CBOT subsidiary in connection with the restructuring transactions. On October 30, 2001, we filed a request for such a ruling from the IRS. Receipt of a favorable ruling from the IRS with respect to the receipt by members of Class B and Class C memberships in the CBOT subsidiary and receipt of a favorable ruling from the IRS or an opinion of counsel with respect to the receipt by CBOT Holdings of a Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case in form and substance satisfactory to our board, are conditions to our obligation to complete the restructuring transactions.


   Based upon our understanding of the position of the IRS with respect to other exchanges involved in the process of demutualization and the opinion of our counsel as described elsewhere in this document:

  . you will not recognize gain or loss as a result of your receipt of shares of common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary or as a result of the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary;

  . assuming this non-recognition treatment, the aggregate basis in your current membership will carry over to your common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary;

  . the holding period of the common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary received by you will include the period for which you held your current membership, provided that you held your membership as a capital asset or property as described in Code
    Section 1231 on the date of the distribution of the common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary; and

  . we will not recognize any gain or loss upon our demutualization.

   We anticipate that the receipt of cash payments by the limited partners of Ceres pursuant to the reorganization of our electronic trading business will be taxable to such limited partners.

   For more information, including the opinion of our counsel on these matters, see "Material U.S. Federal Income Tax Consequences of the Restructuring Transactions."

Absence of Appraisal Rights

   Members who object to the restructuring transactions will have no statutory appraisal or dissenters rights under applicable law. Appraisal or dissenters rights, if available, would have enabled members to demand payment of the fair value of their memberships in cash rather than accept the consideration to be received as a result of the restructuring transactions. Under Delaware law, these rights generally apply to transactions involving mergers or consolidations of stock corporations but not similar transactions involving only nonstock corporations. The demutualization will be accomplished by a merger of two nonstock corporations and the distribution of a dividend of common stock of an existing stock corporation. Accordingly, if the restructuring transactions are completed, notwithstanding the fact that you may vote against the propositions relating to the restructuring transactions, you will become entitled to shares of common stock of CBOT Holdings, a Class B membership in the CBOT subsidiary and, to the extent you are a Full Member, a Class C membership in the CBOT subsidiary, as described in this document.


Accounting Matters

   The accounting treatment of certain aspects of the restructuring transactions will be treated similar to a reorganization of entities under common control. Under this method of accounting, no gain or loss will be recognized, and the assets and liabilities of CBOT will appear on the books of CBOT Holdings at their same recorded amounts.

Regulatory Matters

   In addition to those conditions described below in "--Conditions to Completing the Restructuring Transactions," our obligation to complete the restructuring transactions is subject to:

  . receipt of any approvals required by the Commodity Futures Trading
    Commission in connection with the proposed changes to our certificate of incorporation, bylaws and rules and regulations that will be made in connection with the restructuring transactions; and

  . receipt of confirmation by the CFTC that implementation of the restructuring transactions will not have a material adverse effect on our contract market designation.

These approvals from the CFTC will be sought as soon as reasonably practicable following membership approval of the restructuring transactions at the special meeting of members. Although we currently expect to receive these approvals from the CFTC, we can provide no assurance as to when or whether we will receive such approvals.

   Also, the restructuring transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities, including those relating to the regulation of securities. We are currently working to evaluate and comply in all material respects with these requirements and do not anticipate that they will hinder, delay or restrict completion of the restructuring transactions. In connection with our compliance with these regulatory requirements, we currently expect that we may be required to utilize a registered broker-dealer in certain jurisdictions to assist us with certain aspects of the membership vote relating to, and other matters regarding, the restructuring transactions. We may adopt other special procedures in connection with these compliance efforts.

   No filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in connection with the restructuring transactions generally. However, if any CBOT member acquires enough securities in connection with the restructuring transactions to exceed any threshold stated in the regulations under this act, and if an exemption under those regulations does not apply, such member and the CBOT and CBOT Holdings, as applicable, could be required to make filings under this act, and the waiting period under the act would have to expire or be terminated before any issuance of shares to such member could be effected. A filing requirement could delay the distribution of shares to such member for several months or more.


Conditions to Completing the Restructuring Transactions

   We will not be obligated to complete the restructuring transactions unless and until each of the following conditions has been satisfied:

  . the members of the CBOT shall have approved each of the three propositions being submitted for their approval in connection with the restructuring transactions in accordance with our certificate of incorporation, bylaws and rules and regulations and applicable law;

  . we shall have received a favorable ruling from the Internal Revenue
    Service to the effect that the receipt by members of Class B and Class C memberships in the CBOT subsidiary and a favorable ruling from the IRS or an opinion of counsel to the effect that receipt by CBOT Holdings of a Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case, in form satisfactory to our board of directors, will not result in the recognition of gain to our members under U.S. federal tax law;


  . we shall have received any approvals required by the Commodity Futures
    Trading Commission in connection with the changes to our certificate of incorporation, bylaws and rules and regulations that will be made in connection with the restructuring transactions and we shall have received confirmation from the CFTC that implementation of the restructuring transactions will not have a material adverse effect on the CBOT's contract market designation, and we shall have received any other governmental or regulatory approvals and authorizations determined by us to be necessary or appropriate;

  . we shall have received each required material third party consent, which the failure to obtain would, in the sole and absolute determination of the board of directors, have a material adverse effect on CBOT Holdings or the CBOT subsidiary;


  . there shall be no court order or administrative or other regulation or similar decree prohibiting or restricting the completion of the restructuring transactions; and

  . our board of directors shall not have determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or that the restructuring transactions are not fair to each class of CBOT membership.

   In making this determination, our board of directors will give due consideration to all relevant facts and circumstances, including, among other things, any update, confirmation or reaffirmation of the fairness opinions received by the board in connection with the restructuring transactions, including both the fairness opinion from William Blair relating to the allocation of the shares of common stock of CBOT Holdings among CBOT members and the fairness opinion from Arthur Andersen relating to the cash payment to be distributed as merger consideration among Ceres limited partners, the then current status of any litigation relating to the restructuring transactions and the expected effects, if any, of the restructuring transactions on the Chicago Board Options Exchange exercise right.


   In addition, our obligation to complete the Ceres merger is subject to the condition that we shall have adequate funds available to make payment of the cash consideration required to be paid to Ceres limited partners pursuant to the Ceres merger, as described in greater detail above under "--Description of the Restructuring Transactions--Reorganization of Our Electronic Trading Business."


   We currently expect to complete the restructuring transactions as soon as reasonably practicable following the satisfaction of these conditions.

Board Recommendation

   Our board of directors has determined that the restructuring transactions are in the best interests of the CBOT and its members and that the restructuring transactions are fair to each class of CBOT membership. The board of directors has approved the restructuring transactions and recommends that members vote "FOR" approval of the restructuring transactions.

   In particular, our board recommends that you vote "FOR" approval of each of the three propositions relating to the restructuring transactions being submitted for your approval. Unless all three of these propositions are approved, the restructuring transactions will not have been approved by the members and, accordingly, will not be completed.

                                 CAPITALIZATION

   We set forth below the historical capitalization of the CBOT and a pro forma capitalization of CBOT Holdings giving effect to the restructuring transactions. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements of the CBOT included in this document as Appendix A and the unaudited pro forma condensed consolidated financial statements of CBOT Holdings included in this document as Appendix B.


                                               As of September 30, 2001
                                           --------------------------------
                                                    Pro Forma After Effects of
                                                    ---------------------------
                                                    Issuance
                                                       of    Acquisition of
                                                     Common   Interest in
                                            Actual  Stock(1)    Ceres(2)
                                           -------- -------- --------------
                                                    (In thousands)
Long-term debt............................ $ 59,158 $ 59,158    $ 59,158
                                           -------- --------    --------
Members' equity:
  Members' equity.........................  202,418      --          --
  Accumulated other comprehensive income..      100      --          --
                                           -------- --------    --------
    Total members' equity.................  202,518      --          --
                                           -------- --------    --------
Stockholders' equity:
  Preferred stock, $0.001 par value,
   10,000,000 shares authorized, none
   issued and outstanding.................      --       --          --
  Common stock, $0.001 par value,
   100,000,000 shares authorized,
   39,802,650 shares issued and
   outstanding............................      --        40          40
  Additional paid-in capital..............      --   202,378     179,490
  Accumulated other comprehensive income..      --       100         100
                                           -------- --------    --------
    Total stockholders' equity............      --   202,518     179,630
                                           -------- --------    --------
    Total capitalization.................. $261,676 $261,676    $238,788
                                           ======== ========    ========

--------
(1) Pro forma data reflects such adjustments as necessary, in the opinion of management, to reflect the conversion of members' equity to common stock of CBOT Holdings.

(2) Pro forma data reflects such adjustments as necessary, in the opinion of management, to reflect the payment in cash of $22,888,000 of which $20,000,000 would be borrowed under a short-term line of credit, to the limited partners of Ceres in exchange for their limited partnership interests based on the September 30, 2001 valuation of Ceres.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth selected consolidated financial and other data for the CBOT. The balance sheet data as of December 31, 2000 and 1999 and operating data for the years ended December 31, 2000, 1999 and 1998 have been derived from the audited consolidated financial statements and related notes included elsewhere in this document. The balance sheet data as of December 31, 1998, 1997 and 1996 and operating data for the years ended December 31, 1997 and 1996 have been derived from the audited financial statements and related notes not included in this document. The balance sheet and operating data as of, and for each of, the nine months ended September 30, 2001 and 2000 are unaudited but include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of such data. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes, the unaudited pro forma condensed consolidated financial statements and other financial information included elsewhere in this document.



                             Nine Months
                         Ended September 30,            Year Ended December 31,
                         -------------------  ------------------------------------------------
                           2001      2000       2000      1999      1998      1997      1996
                         --------- ---------  --------  --------  --------  --------  --------
Operating Data                    (dollars in thousands, except per share data)
Revenues
 Exchange fees.......... $  91,747 $  75,642  $101,981  $102,545  $112,115  $ 88,932  $ 76,565
 Market data (1)........    49,888    45,321    61,060    54,028    53,100    47,242    44,459
 Building (2)...........    18,897    18,844    24,530    22,653    21,876    21,896    21,117
 Services (3)...........     9,592    14,392    17,848    20,279    16,907    15,776    10,976
 Other (4)..............     7,356     4,448     7,500     3,391     1,240     1,539     1,461
                         --------- ---------  --------  --------  --------  --------  --------
   Total revenues.......   177,480   158,647   212,919   202,896   205,238   175,385   154,578
                         --------- ---------  --------  --------  --------  --------  --------
Expenses:
 Salaries and benefits..    44,337    44,610    56,391    64,133    57,991    49,384    46,064
 General and
  administrative
  expenses..............    39,718    35,292    52,299    50,988    45,267    28,174    20,295
 Building operating
  costs.................    16,724    17,076    22,584    23,171    22,572    21,023    18,763
 Depreciation and
  amortization..........    32,810    28,135    40,013    36,140    33,764    27,681    16,433
 Programs (5)...........     1,280     2,611     3,539     7,280     8,802     9,974     9,305
 Professional services..    14,966    22,517    32,459    32,490    19,924    11,950    12,948
 Other (6)..............     4,936     8,276     8,261       327       --        --        --
                         --------- ---------  --------  --------  --------  --------  --------
   Total expenses.......   154,771   158,517   215,546   214,529   188,320   148,186   123,808
                         --------- ---------  --------  --------  --------  --------  --------
   Income (loss) from
    operations..........    22,709       130    (2,627)  (11,633)   16,918    27,199    30,770
Other income and
 expenses
 Interest income........       913       884     1,242     1,052     1,947     2,090     1,986
 Interest expense.......     5,280     4,704     6,773     6,774     7,170     6,483       --
                         --------- ---------  --------  --------  --------  --------  --------
   Income (loss) before
    income taxes and
    cumulative effect of
    change in accounting
    principle...........    18,342    (3,690)   (8,158)  (17,355)   11,695    22,806    32,756
Provision (benefit) for
 income taxes...........     7,486     1,690     1,950    (2,895)    5,051     6,147    13,109
                         --------- ---------  --------  --------  --------  --------  --------
 Income (loss) before
  cumulative effect of
  changes in accounting
  principle.............    10,856    (5,380)  (10,108)  (14,460)    6,644    16,659    19,647
Cumulative effect of
 change in accounting
 principle--net of tax
 of $36(7) and
 $2,026(8),
 respectively...........        51       --        --      2,920       --        --        --
                         --------- ---------  --------  --------  --------  --------  --------
 Income (loss) before
  minority interest.....    10,805    (5,380)  (10,108)  (17,380)    6,644    16,659    19,647
Minority interest in
 (income) loss of
 subsidiaries...........       --        --        --      6,933       (38)   (6,995)      --
                         --------- ---------  --------  --------  --------  --------  --------
 Net income (loss)...... $  10,805 $  (5,380) $(10,108) $(10,447) $  6,606  $  9,664  $ 19,647
                         ========= =========  ========  ========  ========  ========  ========

                          Nine Months Ended
                            September 30,                  Year Ended December 31,
                         ---------------------   ----------------------------------------------
                            2001        2000       2000      1999      1998     1997     1996
                         ---------   ---------   --------  --------  -------- -------- --------
                                  (dollars in thousands, except per share data)
Balance Sheet Data
Total assets............  $369,747    $372,276   $372,194  $373,379  $400,971 $397,449 $355,585
Total liabilities.......   167,229     176,400    180,874   172,405   189,924  193,538  160,765
Short-term borrowings...    19,767      18,014     27,296     6,500       --     1,662   14,357
Long-term debt..........    59,158      64,286     64,286    87,500   100,726  105,000   76,166
Total equity............   202,518     195,876    191,320   200,974   211,047  203,911  194,820
Pro forma Data (9)
Total assets............  $366,859    $369,388   $369,306  $370,491  $398,083 $394,561 $352,697
Total liabilities.......   187,229     196,400    200,874   192,405   203,396  207,692  180,765
Short-term borrowings...    39,767      38,014     47,296    26,500    20,000   21,662   34,357
Long-term debt..........    59,158      64,286     64,286    87,500   100,726  105,000   76,166
Total equity............   179,630     172,988    168,432   178,086   188,159  181,023  171,932
Net income (loss).......    10,355      (5,830)   (10,708)  (17,980)    6,044   16,059   19,047
Net income (loss) per
 share(10)..............      0.26       (0.15)     (0.27)    (0.45)     0.15     0.40     0.48
Other Data
Current ratio(11).......      0.99        0.66       0.68      1.02      1.41     1.42     1.15
Working capital
 (deficit)..............  $ (1,110)   $(23,145)  $(24,149) $  1,067  $ 18,574 $ 18,457 $  7,729
Capital expenditures....    10,336      29,301     38,497    25,165    26,985   48,529   90,393
Times interest earned
 (12)...................      4.47         N/A        N/A       N/A      2.63     4.52      N/A
Number of full time
 employees at end of
 period.................       640         728        711       846       853      805      811
Sales price per full
 CBOT membership--High..  $    360    $    642   $    642  $    633  $    780 $    857 $    690
Low.....................       295         328        255       400       384      660      531

--------
(1) Beginning in 2000, the CBOT repriced the distribution of quotation data. At the same time, the CBOT introduced a rebate to member firms for quotations. This rebate is offset against quotation revenue.
(2) Building revenue consists of rental payments from tenants for leased space in buildings owned by the CBOT.
(3) Services revenue consists of those charges for telecommunications, member services-related fees, workstation fees, exchange floor services and other services.
(4) Other revenues consist of members' dues, fines and other miscellaneous items. Members' dues consist of dues on both CBOT and MidAmerica Commodity Exchange memberships. Dues on CBOT memberships were waived from 1989 through May 2000.
(5) Programs include costs primarily related to marketing and communication programs.
(6) Other expense includes severance expenses as well as a one-time contract settlement in 2000.
(7) In 2001, the CBOT adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted, requiring recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the intended use of the derivatives.
(8) In 1999, the CBOT adopted Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that start-up activities be expensed as incurred. Previously, start-up activities were capitalized and amortized.

(9) Reflects the conversion of members' equity to common stock of CBOT Holdings and the exchange of limited partnership interests in Ceres for cash, of which $20.0 million is expected to be borrowed.


(10) Based on 39,802,650 shares issued and outstanding immediately following completion of the restructuring transactions.

(11) Equals current assets divided by current liabilities.
(12) Equals the sum of income (loss) before cumulative effect of change in accounting principle and provision (benefit) for income taxes plus interest expense divided by interest expense.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   This document contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us described below and elsewhere in this document, including under "Risk Factors" above.

   The following should be read in conjunction with our financial statements appearing in the appendices to this document. As discussed in Note 1 to the consolidated financial statements, subsequent to the issuance of CBOT's consolidated financial statements for the year ended December 31, 1999, management determined that Ceres should have been accounted for as a consolidated subsidiary rather than under the equity method of accounting. This determination was made based on a reassessment of the rights of the limited partners of Ceres and a determination that such limited partners do not have rights which allow them to participate in the management of Ceres or rights that limit the CBOT's ability to control the operations of Ceres. As required by Accounting Principles Board Opinion No. 20, the accompanying 1999 and 1998 consolidated financial statements have been restated to correct the error in accounting for Ceres and to present Ceres as a consolidated subsidiary of the CBOT. The accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations is based on the restated consolidated financial statements.

Overview

   Our primary business is the operation of markets for the trading of listed financial and commodity futures contracts and options on futures contracts. In addition to our traditional open outcry auction markets, we offer electronic trading through the a/c/e system, which we jointly own and operate through our alliance with the Eurex Group. We derive revenue from exchange fees relating to the trading in our markets, which accounted for about 47.9% of our total revenues in 2000. In order to increase our volume and resulting revenues, we seek to develop and promote contracts designed to satisfy the trading, hedging and risk-management needs of our market participants.

   Because our trading fees are assessed on a per-transaction basis, our trading revenues are directly correlated to the volume of contracts traded on our markets. Many factors may affect our trading volume, including fluctuations in interest rate volatility, growth in equity trading, the general domestic business cycle, changes in weather and farming conditions and changes in the debt management policy of the United States government. Recently, our trading revenues have been affected by the reduced volume of trading.

   In addition to trading fees, we also derive revenue from the sale of our market data. Because we are the primary market for our products, our price information has value as a key indicator of the overall financial and agricultural markets. To some extent, revenues from the sales of our market data are also dependent upon volume, as well as our ability to remain a primary market and to respond to innovations in technology that may affect the availability and price of market data. These revenues may also be subject to legislative and regulatory changes. Sales of market data accounted for about 28.7% of our total revenue in 2000.

   The expenses relating to our trading operations are mostly fixed expenses, which means that our overall expense structure is generally independent of our trading volume. Salaries and benefits represent our largest expense category and are mostly dependent upon our staffing requirements and the overall employment market. Professional services expenses have increased in recent years primarily due to expenses associated with making our computer systems year 2000 compliant, enhancements to our trading systems and development of the restructuring transactions described in this document.

   We also rent out commercial space in the buildings that we own. In 2000, total revenues from our real estate operations represented about 11.5% of our total revenues. These revenues are generally affected by market rental rates, lease renewals and business conditions in the financial services industry in which most of our tenants operate. Building expenses are dependent on variable utility costs, cleaning expenses, real estate taxes and other general operating costs.

   The board of directors of the CBOT currently possesses the authority to levy assessments on its membership. The memberships existing after the proposed restructuring transactions will be subject to assessment on substantially the same terms.


Results of Operations



 Nine months ended September 30, 2001 compared to nine months ended September 30, 2000


   Net Income/(Loss). Net income for the nine months ended September 30, 2001 was $10.8 million compared to a net loss of $5.4 million for the comparable period of 2000. Income before income taxes and cumulative effect of change in accounting principle increased $22.0 million to $18.3 million in the first nine months of 2001. This increase was primarily the result of increased revenues of $18.8 million coupled with decreased operating expenses of $3.7 million.


   Revenues. Consolidated operating revenues for the nine months ended September 30, 2001 were $177.5 million, an increase of $18.8 million, or 12%, from $158.6 million in the corresponding period of 2000.


   Total trading volume for the first nine months of 2001 was 188.9 million contracts, a 5% increase from 179.8 million contracts in the first nine months of 2000. Open outcry trading volume for the nine months ended September 30, 2001 was down 10% at 153.8 million contracts compared to 170.7 million contracts in the year earlier period. Year-to-date trading volume for screen based trading however, was up significantly at 35.1 million contracts in 2001 versus 9.2 million contracts in 2000. Screen based trading occurred on the Project A platform until August 27, 2000, when it was replaced by the a/c/e platform. Since the launch of the a/c/e platform, the percentage of screen based trading to total trading volume has progressively increased from approximately 12% at the inception of a/c/e trading to an average of about 19% in 2001. The averages for the first, second and third quarters of 2001 were 15%, 19% and 22%, respectively.


   Due to the increased trading volume described above, as well as increases in trading fees, revenues from exchange fees increased 21%, or $16.1 million, from $75.6 million in the first nine months of 2000 to $91.7 million in the same period of 2001. Exchange fee revenue from open outcry trading was $64.0 million for the nine months ended September 30, 2001, compared to $62.2 million in the similar prior year period. The largest component of open outcry fees, non-member fees, decreased from $50.4 million in the first nine months of 2000 to $41.3 million, a decline of $9.1 million, or 18%. About $5.0 million of this decrease related to rebates requested from non-member traders. Higher screen based volume, which was offset to a degree by lower rates charged for the a/c/e platform versus the Project A platform, resulted in almost doubled revenue of $27.7 million, from $13.4 million, in the first nine months of 2001. The increase in screen based trading fees accounted for almost 90% of the total increase in exchange fee revenue.


   Market data revenues were $49.9 million in the first nine months of 2001, an increase of 10% from $45.3 million for the same period of 2000. This increase primarily related to a $4.6 million reduction in rebates to member firms for terminal subscriptions.


   Building revenues from leased office space were $18.9 million for the nine months ended September 30, 2001, slightly more than the $18.8 million for the same period of 2000. Leased space remained relatively unchanged from 2000 to 2001.


   Service revenues decreased in the first nine months of 2001 to $9.6 million from $14.4 million a year earlier, primarily the result of the absence in the current year of $3.7 million of revenue related to the former electronic platform, Project A. The a/c/e platform, that replaced Project A, does not require such services, thus there is no related revenue in the current year. Service revenues consist primarily of telephone charges, badge fees, booth space rentals and membership application and registration fees.


   Membership dues of $6.8 million were recognized in the first nine months of 2001, compared to $3.2 million in 2000. Beginning in June of 2000, the charging of dues to all CBOT members was reinstated. The year-over-year increase in dues was a result of a full nine months of dues recognition in 2001 versus four months in 2000.


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   Interest income was $0.9 million in the first nine months of 2001, relatively unchanged from 2000. Interest expense of $5.3 million was higher than the $4.7 million recorded in the prior year, primarily due to $0.8 million of interest on the note payable due to Eurex for computer software enhancements.


   Expenses. Operating expenses totaled $154.8 million for the nine months ended September 30, 2001, compared to $158.5 million for the same period of 2000, a decrease of $3.7 million, or 2%.


   Salaries and benefits were $44.3 million in the first nine months of 2001, a slight decrease from $44.6 million for the same period of 2000. The decrease resulted from reductions in employee staffing levels from 2000.


   In the first nine months of 2000, severance and contract settlement expenses of $8.3 million were recorded related primarily to contract settlements with former executive officers of the CBOT. Severance expenses in the first nine months of 2001 were $4.9 million and resulted from ongoing restructuring efforts at the CBOT. These included severance and contract settlement expenses with former executive officers and the elimination of 51 staff positions in September of 2001, for $2.0 and $2.9 million, respectively.


   General and administrative expenses increased to $39.7 million for the nine months ended September 30, 2001, a 13% increase from the $35.3 million recorded in the prior year period. The increase primarily related to charges of $1.5 million and $1.3 million for increased bad debt reserves and fixed asset retirements, respectively, in the first quarter of 2001. The remainder of general and administrative expenses, consisting of general operating costs such as telecommunications expenses, the costs of operating information machines on the trading floors and data processing expenses, accounted for the balance of the increase.


   Professional services expenses were $15.0 million, a decrease of 34%, or $7.5 million, from $22.5 million in the year earlier period. This decrease was largely the result of lower expenses for corporate restructuring, consultants and leased programmers in the amounts of $5.3 million, $3.3 million and $2.1 million, respectively. These reductions were offset somewhat by an increase in legal expenses of $2.6 million, which reflects the establishment of a $3.0 million legal accrual in the first quarter of 2001 related to various pending lawsuits.


   Building operating costs decreased slightly to $16.7 million in the first nine months of 2001, from $17.1 million in the first nine months of 2000, due to fluctuations in supplies and maintenance. Finally, program costs decreased from $2.6 million to $1.3 million, as a result of the continuing change in the marketing efforts of the CBOT.


   The provision for income taxes was $7.5 million for the nine months ended September 30, 2001, compared to $1.7 million in the year earlier period. Even though a loss before income taxes was experienced in the first nine months of 2000, a provision for income taxes was generated due to the non-deductibility of certain costs.


 Year ended December 31, 2000 compared to year ended December 31, 1999

   Net Loss. For the year ended December 31, 2000, we had a net loss of $10.1 million compared to a net loss of $10.4 million for the year ended December 31, 1999. Loss before income taxes and other items improved to $8.2 million in 2000 from $17.4 million in 1999 due to higher revenues and lower expenses. The loss for 2000 is primarily the result of a one-time contract settlement expense related to the termination of the employment agreement with a former president and chief executive officer of about $8.0 million and bad debt expense of $2.1 million related to amounts receivable from one of our market data customers.

   Revenues. In 2000, our consolidated operating revenues increased 4.9% to $212.9 million compared to $202.9 million in 1999. Revenues from exchange fees were essentially unchanged at $102.0 million compared to $102.5 million in 1999. Exchange fees can be divided into two components: exchange trading fees and electronic trading fees. The amount of exchange fees allocable to exchange trading was $83.8 million in 2000, compared to $83.9 million in 1999. The largest component of exchange trading fees, non-member fees,

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decreased from $68.5 million in 1999 to $65.2 million in 2000, a decline of
4.8%. The decrease in non-member fees was partially offset by an increase in the fee rate charged to members and delegates beginning in September 2000. The amount of exchange fees allocable to electronic trading was $18.2 million in 2000 compared to $18.6 million in 1999. Total trading volume declined to 233.5 million contracts in 2000 from 254.6 million contracts in 1999. Trading volume for electronic trading was 15.5 million contracts in 2000 and 11.2 million contracts in 1999.

   The decreased revenue from exchange fees was partially offset by increased revenue from the sale of market data. In 2000, the CBOT recognized $61.0 million in revenue from the sale of market data compared to $54.0 million in 1999, representing an increase of 13%. This increase was due primarily to an increase in the price charged for certain market data.

   Building revenue from leased office space at 141 West Jackson Boulevard in Chicago also increased to $24.5 million in 2000, or 7.9% above our building revenue in 1999. Our per square foot rental rate increased in this same period. The amount of lease space remained steady from 1999 to 2000.

   Service revenues decreased 12.3% from $20.3 million in 1999 to $17.8 million in 2000. Service revenues consist of telephone charges, badge fees, booth space and member services related fees. This decrease was primarily attributable to decreased revenues from fees charged to access trading floor communication system and the elimination of Project A terminal leasing in September 2000.

   Dues received from the membership were $5.5 million in 2000, compared to $0.4 million in 1999. This increase was a result of the reinstatement of dues charged to all CBOT members in June 2000.

   Other operating revenue for the exchange trading segment includes fines levied on members and member firms by regulatory committees and the board of directors based on the rules and regulations of the CBOT. Other operating revenue was $0.8 million in 2000 compared to $1.7 million in 1999. This decrease is due primarily to a one-time disciplinary fine levied by the board of directors in 1999. Other operating revenue in 2000 for the electronic trading segment of $1.2 million included gains on foreign currency transactions of $1.0 million and consulting revenues of $0.2 million in 2000, compared to $1.3 million of other operating revenue in 1999, which related to a favorable settlement of a lawsuit.

   Interest income, which is not a component of operating income, was $1.2 million in 2000, which represented an increase of 20% from 1999 interest income of $1.0 million. This increase resulted from an overall increase in cash and cash equivalents that bear interest. Offsetting the interest income was interest expense of $6.8 million in each of 2000 and 1999. Interest expense remained the same as in 1999 due to higher interest rates offset by a lower debt balance in 2000.

   Expenses. Operating expenses totaled $215.5 million in 2000, compared to $214.5 million in 1999, which is an increase of 0.5%. Salaries and benefits decreased 12.0% to $56.4 million from $64.1 million in 1999. The decrease in salary and benefits expenses is due to reduced staffing levels relative to 1999. Salary expense decreased $2.7 million from $47.7 million in 1999 to $45.0 million in 2000. In addition, incentive compensation for employees decreased $3.1 million from $4.2 million in 1999 to $1.1 million in 2000. Furthermore, pension and savings plan expense decreased $1.9 million from $4.4 million in 1999 to $2.5 million in 2000.

   Professional service expenses were $32.5 million in 2000, unchanged from 1999. This expense category includes the costs of restructuring, which was about $9.9 million in 2000 compared to $1.7 million in 1999. Included in 1999, were costs of about $8.0 million associated with making our computer systems year 2000 compliant.

   General and administrative expenses increased $1.3 million to $52.3 million in 2000, a 2.6% increase from the $51.0 million in general and administrative expenses in 1999. These expenses represent our general

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operating costs, such as telecommunications expenses, the cost of information machines on the trading floors and data processing expenses, totaling $18.6 million. Operating expenses of the a/c/e system, totaling $21.4 million in 2000, the expenses associated with the communications lines for the Project A workstations of $2.6 million, and bad debt expense of $2.1 million, were also included in general and administrative expenses.

   Building operating expenses decreased 2.6% from $23.2 million in 1999 to $22.6 million in 2000. Program costs decreased 52.1% from $7.3 million in 1999 to $3.5 million in 2000. These costs have decreased primarily as a result of the change in the marketing efforts of the CBOT.

   While the CBOT reflects a loss before income taxes, the CBOT generated a provision for income taxes due to the non-deductibility of certain restructuring costs.

   Year ended December 31, 1999 compared to year ended December 31, 1998

   Net Income/(Loss). For the year ended December 31, 1999, we had a net loss of $10.4 million compared to net income of $6.6 million for the year ended December 31, 1998. This operating loss was primarily the result of increased salaries and benefits, professional services and general and administrative expenses and the change in accounting principle.

   In 1999, the CBOT adopted Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities. Accordingly, the CBOT expensed costs associated with start-up activities which had otherwise been capitalized and amortized on a straight-line basis over 60 months. The cumulative effect of this change in accounting principle was $2.9 million, net of tax benefit of $2.0 million.

   Revenues. In 1999, our consolidated operating revenues decreased 1.1% to $202.9 million compared to $205.2 million in 1998. Revenues from exchange fees decreased 8.6% from $112.1 million in 1998 to $102.5 million in 1999, principally as a result of lower trading volume. In 1999, 254.6 million contracts were traded, which represented a 9.5% decrease from the 281.2 million contracts traded in 1998. The portion of these contracts allocable to electronic trading was 11.2 million in 1999, compared to 12.3 million in 1998. Exchange trading fees were $83.9 million in 1999, compared to $89.4 million in 1998, a decrease of 6.2%. Electronic trading fees were $18.6 million in 1999 compared to $22.8 million in 1998, a decrease of 18.4%. The largest component of exchange trading fees, non-member fees, decreased from $71.3 million in 1998 to $68.5 million in 1999, a decline of 3.9%.

   The decrease in exchange fees as a result of lower trading volume was partially offset by increased revenue from the sale of market data. In 1999, we received $54.0 million in revenue from the sale of market data and in 1998, we received $53.1 million in revenue from the sale of market data, representing an increase of 1.7%.

   Building revenue from leased office space at 141 West Jackson Boulevard in Chicago also increased to $22.7 million in 1999, or 3.7% above our rental revenue in 1998 of $21.9 million. Our per square foot rental rate increased in this same period. The amount of leased space remained steady from 1998 to 1999. Service revenues increased 20.1% from $16.9 million in 1998 to $20.3 million in 1999.

   Service revenues consist of telephone charges, badge fees, booth space and member services related fees, and the increase primarily is attributable to increased revenues from our trading floor communication system and from the greater number of Project A terminals leased.

   Other operating revenues for exchange trading were $1.7 million in 1999 compared to $0.4 million in 1998. This increase was due primarily to a one-time disciplinary fine levied by the board of directors in 1999. Other operating revenues for electronic trading were $1.3 million in 1999 compared to $0.4 million in 1998. This is primarily the result of a favorable settlement of a lawsuit in 1999.

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   Interest income, which is not a component of operating income, was $1.1 million in 1999, which represented a decrease of 42.1% from 1998 interest income of $1.9 million. This decrease resulted from an overall decrease in cash and cash equivalents that bear interest. Offsetting the interest income was interest expense of $6.8 million in 1999. Interest expense decreased $0.4 million, or 5.6%, from $7.2 million in 1998 due to our reduced debt balance in 1999.

   Expenses. Operating expenses totaled $214.5 million in 1999, compared to $188.3 million in 1998, which was an increase of 13.9%. Salaries and benefits increased 10.5% to $64.1 million in 1999 from $58.0 million in 1998. The increase in salary and benefits expenses of $6.1 million was due to increased staffing levels relative to 1998, as well as non-cash changes to our pension plan assumptions of $0.6 million.

   Professional services expense was $32.5 million in 1999 and $19.9 million in 1998, which was an increase of $12.6 million or 63.3%. The increase in expenses in connection with professional services was partly attributable to an additional $8.0 million of expenses incurred in 1999 to make our computers and systems year 2000 compliant. In addition, we incurred restructuring costs of $1.7 million and professional fees for order routing of $6.6 million in 1999.

   Our general and administrative expenses increased $5.7 million to $51.0 million in 1999, a 12.6% change from the $45.3 million in general and administrative expenses in 1998. These expenses represent our general operating costs, such as telecommunications expenses, the cost of information machines on the trading floors and data processing expenses totaling $16.8 million in 1999 compared to $13.4 million in 1998. The expenses associated with the communications lines for the increased number of Project A workstations, totaling $4.6 million in 1999 compared to $2.3 million in 1998, were also included in general and administrative expenses. Depreciation and amortization expense increased $2.4 million in 1999 primarily as a result of computer equipment additions.

   Building operating expenses increased 2.7% from $22.6 million in 1998 to $23.2 million in 1999. Program costs decreased 17.0% from $8.8 million in 1998 to $7.3 million in 1999, which was primarily attributable to a change in the marketing efforts of the CBOT.

   Minority interest in net loss of subsidiaries, which represents the Ceres limited partners' share of Ceres's net loss as well as the minority interest share of the net loss of Ceres's subsidiary, Chicago Board Brokerage, LLC of $6.9 million in 1999 was primarily attributable to Chicago Board Brokerage's net loss for 1999. Chicago Board Brokerage was dissolved in 1999.

   The provision for income taxes decreased $8.0 million, from $5.1 million in 1998 to a net tax benefit of $2.9 million in 1999. This decrease was primarily due to our pretax loss of $17.4 million in 1999, compared to pretax income of $11.7 million in 1998.

Financial Condition





   At September 30, 2001, total assets were $369.7 million, a decrease of $2.4 million from $372.2 million at December 31, 2000. Current assets increased $21.1 million from $52.4 million at the year end of 2000 to $73.5 million at September 30, 2001, primarily due to an increase in cash and cash equivalents of $21.2 million. Property and equipment, net of accumulated depreciation was $281.9 million at September 30, 2001, a decrease of $22.0 million from $303.8 million at December 31, 2000. The change in net property and equipment during the first nine months of 2001 was primarily a function of capital spending of $10.3 million offset by recorded depreciation of $30.9 million and $1.4 million of disposals of obsolete computer hardware. Other assets were $1.6 million lower at $14.4 million, primarily a result of $1.9 million of amortization.


   Total liabilities at September 30, 2001 decreased $13.6 million to $167.2 million, from $180.9 million at the end of 2000. Financing activities included proceeds of $10.0 million from the issuance of a note payable


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secured by certain CBOT assets. Other changes in debt were comprised of payments of $10.7 million on private placement senior notes, $7.3 million to retire the revolving credit facility, $4.2 million net paydown on a note payable to Deutsche Borse AG related to the a/c/e platform and $1.2 million payments on the asset secured note. Thus, total debt was reduced to $78.9 million during the nine months ended September 30, 2001.


   Other current liabilities were significantly higher at $36.2 million versus $17.7 million at year-end 2000. The increase was the result of several factors; the most significant of which was the increase related to $5.0 million of accrued income taxes in the current year, as the CBOT generated taxable income for the nine month period. Rebate requests on exchange fees from non-member traders, mentioned above, resulted in a $4.7 million increase to the exchange refund accrual. Also, additional severance expenses were recorded due to restructuring efforts which led to a $3.7 million increase to settlement liabilities. The increased legal accrual mentioned above accounted for $3.0 million of the increased accruals. Finally, real estate taxes accrued was $2.3 million higher than year-end primarily due to nine months of current year tax accrual for payments to be made in 2002.


   For the year ended December 31, 2000, total assets were $372.2 million, a decrease of $1.2 million from $373.4 million in 1999. Current assets increased $3.0 million from $49.3 million in 1999 to $52.3 million in 2000, due to an increase in cash and cash equivalents in the amount of $5.8 million offset by a decrease of $7.1 million in income taxes receivable for which the CBOT received refunds in 2000. In addition, accounts receivable increased $4.2 million from 1999 primarily due to the increased fees received from market data and exchange fees partially offset by an increase in the allowance for doubtful accounts of $2.1 million. Property and equipment, net of accumulated depreciation, was $305.1 million in 2000, a decrease of $4.3 million from $309.4 million in 1999, primarily due to purchases of computer equipment and software more than offset by depreciation. Included in property and equipment the capitalization of software for the a/c/e system as required to be capitalized under Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Other assets of $14.8 million increased by $0.2 million from 14.6 million at December 31, 1999.

   At December 31, 2000, the CBOT held $28.2 million in cash and cash equivalents, compared to $22.4 million at December 31, 1999. This increase consisted primarily of net cash generated by operating activities of $46.4 million less net cash used primarily for capital expenditures and investments of $38.6 million and net repayment of debt of $2.0 million. Working capital deficit at December 31, 2000 was $24.1 million compared to working capital of $1.1 million at December 31, 1999. The decrease was primarily the result of an increase in the current portion of long-term debt of $11.5 million and amount due to CBOT/Eurex Alliance, L.L.C. of $8.9 million.

   At December 31, 2000, total liabilities increased $8.5 million to $180.9 million from $172.4 million at December 31, 1999. This increase consisted primarily of $1.8 million in deferred taxes, $8.9 million due to CBOT/Eurex Alliance, L.L.C., and a one-time contract settlement payable of $6.1 million offset by an $11.7 million reduction in outstanding debt and reductions in accounts payable. Total debt of the CBOT at December 31, 2000 was $82.3 million and included $75 million of privately placed notes and $7.3 million of a revolving credit line with a lending institution. Members' equity was $191.3 million at December 31, 2000 compared to $201.0 million at December 31, 1999.

Liquidity and Capital Resources



   At September 30, 2001, cash and cash equivalents were $49.4 million, compared to $28.2 million at December 31, 2000. This increase consisted primarily of net cash generated from operating activities of $44.6 million less cash used for capital expenditures of $10.3 million and net repayment of debt of $13.5 million.


   Current liabilities exceeded current assets by only $1.1 million at September 30, 2001, a significant improvement from the $24.1 million of net current liabilities at year-end 2000. Several factors lead to the improved cash flow such as the reinstatement of annual member dues and reductions in capital expenditures.


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Current year-to-date spending on capital items decreased 65% from the comparable period of 2000. Finally, increased net earnings led to increased cash flows from operating activities, which significantly improved liquidity. CBOT management believes that current assets will exceed current liabilities by the end of 2001. Further, management currently believes that the funds generated through operations, and, if needed, the borrowing capacity of the CBOT will be sufficient to meet cash requirements currently and in the foreseeable future.


   For the year ended December 31, 2000, cash and cash equivalents increased $5.8 million from $22.4 million at December 31, 1999 to $28.2 million at December 31, 2000. Net cash flows from operating activities were $46.4 million in 2000, which reflected increases in certain liabilities, including the amount due to CBOT/Eurex Alliance, L.L.C. of $8.9 million. Net cash flows used in investing activities for 2000 was $38.6 million, which was primarily due to the purchase of computer software relating to the a/c/e system. Net cash flows used in financing activities were $2.0 million for the year ended December 31, 2000 which was attributable to a net reduction in the principal outstanding on our lines of credit.

   For the year ended December 31, 1999, interest payments were $6.8 million. These consisted primarily of interest paid for the private placement of senior notes and for the revolving credit line of interest. The $75.0 million principal amount for the private placement senior notes requires annual principal repayments of $10.7 million beginning in March 2001 with a final repayment of remaining principal in March 2007.

   The CBOT had a $10.0 million line of credit that was to expire in May 2001. Borrowings under this line of credit were secured by the CBOT's receivables and carried interest at LIBOR plus 62.5 basis points. As of December 31, 2000, about $1.3 million was available under the line of credit based on the borrowing base terms. This credit line contained covenants that required, among other things, that the CBOT maintain specified levels of minimum net worth and meet defined financial ratios.

   On March 30, 2001, the CBOT borrowed $10.0 million pursuant to a promissory note bearing interest at a rate of 8.25% per annum and secured by certain of the CBOT's equipment. The proceeds were used to repay all borrowings under the $10.0 million line of credit, which was retired. The promissory note is payable in equal monthly installments of principal and interest through April 1, 2004.

   As of December 31, 2000, the CBOT had a working capital deficit of about $24.1 million, which reflects the substantial resources that the CBOT has committed to the development, maintenance and support of both its open outcry and electronic trading systems as well as the impact of lower than historical volumes in its open outcry trading market. Since 1998, we have made substantial expenditures related to the creation of the a/c/e system, while continuing to upgrade our open outcry system and facilities. We have taken steps to improve our cash flow and to bring our working capital positive by the end of 2001. To generate cash earlier in 2001, given certain debt obligations due in March 2001, the CBOT has accelerated the period by which member dues are billed and collected, from quarterly to annual advance billing. Pursuant to the CBOT rules and regulations, dues were assessed on a quarterly basis beginning in June 2000. Prior to June 2000, dues had been waived by the CBOT as a result of its cash flow and working capital position. The waiving of dues in previous periods had no impact on CBOT billing annual dues for 2001 on January 1, 2001. Management developed, and the board of directors has approved, the CBOT's operating budget for 2001, which reflects positive working capital by year-end 2001. This plan reflects the full year's impact of the increases in exchange fee rates implemented September 1, 2000. The plan also includes reductions to capital and operational spending. The CBOT plans to defer certain technological enhancements not deemed crucial to the operation of the open outcry system and of the a/c/e system. Trading revenue in the plan is based on levels of trading historically experienced by the CBOT, but lower than that for 2000.

   You should be aware that our assumed revenues for 2001 are based upon certain assumptions, including assumptions relating to our annual trading volume next year. Futures trading volume has historically been subject to significant fluctuations and we cannot assure you that we will achieve the trading volume levels assumed in our budget.

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   The CBOT has the ability to assess and collect additional dues from our members to support our cash needs. Although not currently contemplated, we may also consider additional sources of funds such as restructuring our outstanding senior notes into a longer term mortgage secured by our buildings, a sale of some or all of our real estate and conversion of our credit line into long-term asset-based financing. However, we cannot provide any assurance that these sources will be available or that they will be sufficient to meet our liquidity needs for the foreseeable future.

   For important information about risks related to our future capital and liquidity requirements, see "Risk Factors--Risk Factors Relating to Our Business--We May Be Unable to Meet Our Future Capital and Liquidity Requirements."

Market Risk

   The CBOT provides the contract market for trading futures and options on futures. However, it does not trade futures and options on futures for its own account. The CBOT invests available cash in highly liquid, short-term investment grade paper. The CBOT does not believe there is any significant risk associated with these short term investments.

Foreign Currency Risk

   The CBOT historically has transacted minimal business in foreign currencies. The alliance with the Eurex Group has created additional foreign currency transactions in 1999 and 2000, specifically in the euro. On September 27, 2000, the CBOT entered into foreign exchange forward contracts with a financial institution to hedge our risk of foreign currency fluctuations related to certain commitments to the Eurex Group and Deutsche Borse Systems AG which are denominated in euros for the operations of the a/c/e system and additional software enhancements. The notional amount of these contracts total about $29.0 million with exchange rates ranging from 0.8943 to 0.9110 and maturities at various dates through 2002 corresponding to the terms of the commitments. In December, 2000, the CBOT decided not to pursue, at this time, certain software enhancements. The CBOT then entered into about $9.8 million of foreign exchange forward contracts offsetting certain contracts entered into in September. Through December 31, 2000, any gain or loss on the forward contracts hedging commitments that had not been fulfilled and recorded was deferred.


   During the nine months ended September 30, 2001, the CBOT entered into additional foreign exchange forward contracts with a financial institution to hedge its risk of foreign currency fluctuations related to certain euro-denominated liabilities and commitments to Eurex and related entities. The notional amount of these contracts totaled about $26.7 million (30.7 million euros) with exchange rates ranging from 0.8475 to 0.8986 and maturities at various dates through June, 2002, which correspond to the terms of the liabilities and commitments. As of September 30, 2001, the CBOT had foreign exchange forward contracts of approximately $19.9 million (22.7 million euros). For the nine months ended September 30, 2001, the CBOT recorded a net loss of $295,000 in other comprehensive income for derivatives designated as cash flow type hedges. The CBOT believes that fluctuations in foreign currency exchange rates will not have a material adverse effect on its results of operations. For more information on recent changes in accounting for derivative instruments, see --"Adoption of Accounting Pronouncements."


Adoption of Accounting Pronouncements

   The Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, was adopted by the CBOT effective January 1, 2001. SFAS No. 133 requires that all derivative instruments be recorded on the consolidated statement of financial condition at fair value, including derivatives embedded in financial instruments or contracts that are not clearly and closely related to the economic characteristics of the host financial instrument or contract. Changes in the fair value of derivatives will be recorded each quarter in

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net income or, if the derivative is designated as a cash flow hedge, in other comprehensive income. On January 1, 2001, the CBOT recorded about $100,000 as a cumulative transition adjustment to earnings relating to derivatives not designated as hedges prior to adoption of SFAS No. 133 and to derivatives designated in fair-value type hedges prior to adopting SFAS No. 133, and about $500,000 in other comprehensive income as a cumulative transition adjustment for derivatives designated in cash-flow type hedges prior to adopting SFAS No. 133.


Recent Accounting Pronouncements

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which established accounting and reporting standards for business combinations. All business combinations in the scope of this statement are to be accounted for using the purchase method. The CBOT believes that the adoption of SFAS No. 141 will not have a material impact on the CBOT's financial position or results of operations.

   In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which established accounting and reporting standards for acquired goodwill and other intangible assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The CBOT has not yet completed its analysis of the impact, if any, that the adoption of SFAS No. 142 will have on its financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001 and when adopted, is not expected to have a material impact on the financial position or results of operations of the CBOT.


Quarterly Comparisons

   The CBOT's operating results may fluctuate from period to period as a result of, among other things, trading volume. The information below, which sets forth by quarter the CBOT's income statement data for the nine months ended September 30, 2001 and for the years ended December 31, 2000 and 1999, should be read in conjunction with the "Selected Consolidated Financial Data."


                                               Year Ended December 31, 2001
                                            ----------------------------------
                                              1st      2nd      3rd      4th
                                            Quarter  Quarter  Quarter  Quarter
                                            -------  -------  -------  -------
   Revenues................................ $58,447  $61,125  $57,908  $   --
   Expenses................................  53,600   51,628   49,543      --
   Income from operations..................   4,847    9,497    8,365      --
   Income before cumulative effect of
    change in accounting principle.........   2,313    4,334    4,209      --
   Cumulative effect of change in
    accounting principle, net of tax.......      51      --       --       --
   Net Income..............................   2,262    4,334    4,209      --
                                               Year Ended December 31, 2000
                                            ----------------------------------
                                              1st      2nd      3rd      4th
                                            Quarter  Quarter  Quarter  Quarter
                                            -------  -------  -------  -------
   Revenues................................ $55,391  $52,349  $50,907  $54,272
   Expenses................................  46,654   60,586   51,277   57,029
   Income (loss) from operations...........   8,737   (8,237)    (370)  (2,757)
   Income (loss) before minority interest..   2,430   (5,386)  (2,424)  (4,728)
   Minority interest in (income) loss of
    subsidiaries...........................  (2,086)   2,086      --       --
   Net Income (loss).......................     344   (3,300)  (2,424)  (4,728)

                                               Year Ended December 31, 1999
                                            ----------------------------------
                                              1st     2nd      3rd      4th
                                            Quarter Quarter  Quarter  Quarter
                                            ------- -------  -------  --------
   Revenues................................ $54,071 $52,404  $52,416  $ 44,005
   Expenses................................  48,899  52,679   51,685    61,266
   Income (loss) from operations...........   5,172    (275)     731   (17,261)
   Income (loss) before cumulative effect
    of change in accounting principle and
    minority interest......................   2,114    (529)    (859)  (15,186)
   Cumulative effect of change in
    accounting principle, net of tax.......   2,920     --       --        --
   Minority interest in (income) loss of
    subsidiaries...........................   1,390    (903)    (691)    7,137
   Net Income (loss).......................     584  (1,432)  (1,550)   (8,049)

   On January 1, 1999, the CBOT adopted Statement of Position 98-5, Reporting on the Costs of Start-up Activities, which requires that start-up activities be expensed as incurred. Previously, start-up activities were capitalized and amortized. The cumulative effect of this change in accounting principle was $4,946,000, net of a tax benefit of $2,026,000.

   On September 30, 1999, the CBOT dissolved the brokerage division of Ceres known as Chicago Board Brokerage, LLC. Losses in the amount of about $10.6 million were generated by Chicago Board Brokerage, LLC in 1999.

   In the fourth quarter 1999, the CBOT experienced lower trading volume due to the year 2000 issue. This resulted in about $8 million in reduced revenues. In addition, expenses increased by about $10 million relating to year 2000 compliance and restructuring costs.

   First quarter 2000 amounts have been adjusted to reflect the capitalization of certain costs related to the development of the a/c/e system that had previously been capitalized in the second quarter of 2000.

   In the second quarter 2000, the CBOT recognized a one-time contract settlement related to the termination of the employment agreement with a former president and chief executive officer of about $8 million.

   In the fourth quarter of 2000, the CBOT recognized bad debt expense of $2.1 million related to amounts receivable from one of our market data customers.

   As described above "--Adoption of Accounting Pronouncements," on January 1, 2001, the CBOT adopted SFAS No. 133, requiring recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the intended use of the derivatives. The cumulative effect of this change in accounting principle, net of tax, was $51,000.

   In the first quarter of 2001, the CBOT recognized bad debt expense of $1.5 million related to amounts receivable from one of our market data customers. The CBOT also recognized expense of $1.3 million related to the retirement of obsolete computer hardware. In addition, the CBOT established an accrual of $3.0 million for the potential settlement of various pending lawsuits. Furthermore, the CBOT recognized $1.2 million in severance costs related to the ongoing restructuring at the CBOT.

   In the second quarter of 2001, the CBOT recognized $0.8 million in severance costs related to the ongoing restructuring at the CBOT.

   In the third quarter of 2001, the CBOT recognized $2.9 million in severance costs related to the elimination of 51 staff positions.

                                  OUR BUSINESS

Overview

   Now in our 153rd year of operation, we have become a leader in the domestic listed derivatives market. According to industry data provided by the Futures Industry Institute, in the first half of 2001, we had about a 9% share of the global listed futures, options on futures and equity index market. According to industry data provided by the Futures Industry Association, we ranked third worldwide among futures exchanges in volume of contracts traded in the first nine months of 2001, transacting about 58% of the global listed agricultural futures and options contracts, e.g., wheat, corn, soybeans, and about 16% of the global listed financial futures and options contracts, e.g., U.S. Treasury bonds and notes. From our origins in the nineteenth century as a market for trading cash grain, we have evolved into a major financial center in the twenty-first century, offering a diverse range of contracts based on interest rates, agricultural commodities, equity indices and other underlying instruments and risk-based activities.


   We operate markets for the trading of commodity and financial futures contracts, as well as options on futures contracts. These contracts have been developed through our extensive research and development efforts and through relationships with market participants and other financial institutions. We operate traditional open outcry auction markets where our members trade in a centralized location with other members. Members may be individual traders, who risk their personal capital and provide significant liquidity to our markets, or floor brokers who are executing transactions on behalf of customers or member firm proprietary accounts. We also make our products available for trading on an electronic trading system operated pursuant to our alliance with the Eurex Group, which includes the operators of the world's largest derivatives exchange.

   We also engage in extensive regulatory compliance activities, including market surveillance and financial supervision activities, designed to ensure market integrity and provide financial safeguards for users of our markets. Our traditional open outcry and electronic trade execution services provide market participants the ability to determine current market prices, known as "price discovery," and trade matching services that offer market participants price transparency, anonymity and immediacy. Further, we market and distribute valuable real-time and historical market data generated from trading activity in our markets to users of our products and related cash and derivative markets and financial information providers.

   Our market participants include many of the world's largest banks, investment firms and agricultural corporations. These participants use our products for hedging, risk management, asset allocation and speculation. Other market users include financial institutions, such as public and private pension funds, mutual funds, hedge funds and other managed funds, insurance companies, corporations, commercial banks, professional independent traders and retail customers. Our users can be broadly categorized as hedgers or speculators, depending on whether they transfer risk or accept risk. Hedgers are market participants who seek to transfer price risk in an underlying commodity, e.g., soybeans, or financial instrument, e.g., U.S. Treasury bonds. Speculators, on the other hand, accept price risk and attempt to make profits through buying and selling futures contracts by anticipating price changes and generally have no interest in making or taking delivery of the underlying commodity or instrument.

   We have developed innovative and cost-effective products and execution and order routing systems which benefit our members and customers. As indicated in the chart below, we have recently experienced a decline in trading volume. We believe that such decline in our trading volume have been caused primarily by a decrease in interest rate volatility, growth in equity trading, changes in Federal Reserve monetary policy and the business cycle of the U.S. economy.

                            Chicago Board of Trade
                       Annual Futures and Options Volume
                                   1990-2001
                           [BAR CHART APPEARS HERE]

                                1990   154,231,583
                                1991   139,437,298
                                1992   150,031,392
                                1993   178,773,075
                                1994   219,504,074
                                1995   210,673,044
                                1996   222,438,505
                                1997   242,698,919
                                1998   281,189,436
                                1999   254,561,215
                                2000   233,528,558
                               *2001   188,923,755 [Actual Volume]
                                       251,612,700 [Projected Annualized Volume]

*Bold portion represents contract volume for January 1, 2001 through June 30, 2001. Shaded portion together with bold portion represents projected annualized contract volume for 2001 based upon actual volume through June 30, 2001.
--------
Source: CBOT records

   Presently, derivatives markets are experiencing significant and rapid changes due to relaxation of regulatory barriers and advances in technology. Foreign exchanges and exchange-like enterprises operated by or for banks and broker-dealers have gained increased access to U.S. markets as a result of regulatory changes. The ability of computer and telecommunications systems today to efficiently and economically bring buyers and sellers together presents new challenges to centralized open outcry auction markets, including our open outcry markets. These changes are lowering barriers to entry and creating a lower-cost business model, forcing traditional open outcry exchanges to streamline their operations and reduce costs. We believe that large market users and the threat of competition have forced exchanges to seek more efficient trading, processing and clearing facilities. We have responded to these challenges by implementing innovative technology, including the a/c/e system, to preserve and enhance our current business and to streamline our trade execution and processing, which has resulted in substantial automation. We have also sought to refine our existing products, develop innovative new products to satisfy customers' demands and continue to enhance the ability of our independent traders to provide liquidity in our markets.

   In order to continue to enhance our ability to compete in this dynamic marketplace, our business strategy includes demutualizing the CBOT by creating a stock, for-profit holding company pursuant to the restructuring transactions described in this document. We intend to seek to improve our corporate governance structure by, among other things, focusing the role of the board on traditional oversight activities reducing significantly the number and responsibility of existing committees and enhancing and expanding the responsibility and authority of our management. The restructuring transactions will also significantly reduce members' rights with respect to participation in the day-to-day management and operation of our business, including through the substantial elimination of the membership petition process. For example, following the restructuring transactions, stockholders of CBOT Holdings and Class B and Class C members of the CBOT subsidiary will not have the right to call special meetings of stockholders or special meetings of members to vote on proposals, and stockholders of CBOT Holdings will not be able to take stockholder action by written consent instead of a meeting. Stockholders of CBOT Holdings may request a vote on a proposal to amend our bylaws at our annual meetings, but only if the request complies with certain advance notice requirements under our bylaws and the regulations regarding proxy solicitation under the federal securities laws, as applicable. We believe that the restructuring transactions will enable us to strengthen and expand our core business.

Products

   We believe that the range and diversity of the products that may be traded on our exchange facilities contribute significantly to our success. These products include futures contracts and options on futures contracts based upon interest rates, debt instruments, agricultural commodities, stock indices and other underlying instruments. We have a product development and a marketing division to support market participants and foster the trading and development of current and future products. Our product development and marketing staffs meet regularly with market users, members and clearing members to determine whether our current products, facilities and services meet the participants' needs and whether modifications or enhancements are necessary. Our product development and marketing staffs also develop new product ideas in consultation with market users and other financial institutions.

   The following chart depicts the distribution of trading volumes across our three major product sectors in 2001:
   .interest rate products;
   .agricultural and other non-financial/commodities products; and .stock index products.

                            Chicago Board of Trade
                         January 2001 - September 2001
                    Futures and Options Volume Distribution

                           [PIE CHART APPEARS HERE]
             Interest Rate Products     138,930,924    73.538092%
             Agricultural Products       46,066,867    24.383840%
             Stock Index Products         3,913,428     2.071432%
            *Other                           12,536     0.006635%

             Metals                          12,536
             Energy                               0
             PCS Insurance                        0

             Metals, Energy & PCS Insurance products make up less than 0.1%
--------
Source: CBOT records

 Interest Rate Products

   Seventy-four percent of all of the contracts traded at the CBOT during the first nine months of 2001 were either financial futures or options on financial futures contracts. Our interest rate product line includes our U.S. Treasury bond futures contract, which is currently our largest single product based on trading volume. Trading of U.S. Treasury bond futures and options contracts comprised about 38% of our financial product volume and about 28% of our total transaction volume for the first nine months of 2001. Our other interest rate products include ten-year, five-year and two-year U.S. Treasury note futures and options, federal agency futures and options, "Fed funds" futures, interest rate swap futures, mortgage futures and options as well as municipal bond index futures and options.


   Trading volumes in our interest rate products have fluctuated over the last decade. We believe that these fluctuations primarily reflect changes in Federal Reserve monetary policies and changing levels of interest rate volatility during these periods, rather than successful competition from other exchanges or increased use of alternative products or markets by market participants. The overall volume of our interest rate products for the first nine months of 2001 was up about 6.6% over the same period in 2000. We believe that the primary causes for the declines in volume since 1998 have been reduced issuance of long-term debt by the U.S. government, reflecting in part favorable budgetary conditions, as well as the government's repurchase of outstanding bonds. These policies have reduced the supply of cash 30-year U.S. Treasury bonds, removed bonds from credit market benchmark status and caused a decline in U.S. Treasury bond futures and options volume at the CBOT.


   We believe that hedgers and speculators have increasingly turned to our ten-year and five-year U.S. Treasury notes in order to manage interest rate risks. The increase in volumes for ten-year and five-year notes has offset some of the decrease in volume for the 30-year bonds. Volume in our interest rate products continues to constitute a significant part of our business. The following chart indicates the annual trading volume of interest rate futures and options on the CBOT from 1990 through 2001.


                            Chicago Board of Trade
                Annual Interest Rate Futures and Options Volume
                                   1990-2001

                                  [BAR CHART]

                              1990     113,440,091
                              1991     101,592,869
                              1992     112,655,672
                              1993     136,322,817
                              1994     177,017,577
                              1995     160,300,159
                              1996     156,994,150
                              1997     179,703,338
                              1998     218,570,232
                              1999     190,996,164
                              2000     169,432,716
                             *2001     138,930,924 [Actual Volume]
                                       182,591,091 [Projected Annualized Volume]

 *Bold portion represents contract volume for January 1, 2001 through June 30,
     2001. Shaded portion together with bold portion represents projected annualized contract volume for 2001 based upon actual volume through June 30,
2001.
--------
Source: CBOT records

   Market participants take advantage of the flexibility and liquidity of the interest rate products we list. Our market users generally include banks, broker/dealers and other financial institutions, all of whom must cope with interest rate risk that arises naturally from their core business activities, e.g., lending, borrowing, underwriting fixed-income securities, or from their dealing in interest rate swaps, structured derivative products and other over-the-counter products. A significant number of our clearing member firms are affiliates of major domestic and international banks who utilize our interest rate markets for their proprietary trading activities. Asset managers also use our interest rate products to lengthen or shorten the effective duration of their portfolios. We believe that our contracts are especially useful for this purpose where physical restructuring of a portfolio is difficult or where futures transaction costs are less than cash market transaction costs.

 Agricultural and Non-Financial/Commodities Products

   Agricultural products are the core product area from which we started. We have maintained a strong franchise in our agricultural products, including contracts based on soybeans, soybean oil and meal, corn, wheat, oats, rough rice and other agricultural commodities. Our market users include agricultural producers, grain elevators, food processors and retail customers. Other non-financial/commodities products we offer include silver and gold futures, silver options and insurance options. Together, our agricultural and other non-financial and commodities products represented about 24% of all contracts traded at the CBOT in the first nine months of 2001. Our trading volumes in these products from 1990 through 2001 are illustrated in the following chart. We believe that continuing consolidation and restructuring in the agricultural sector and the reduction or elimination of government subsidies could provide growth in our agricultural markets as large producers and processors are more likely to adopt formal hedging and risk management programs.


                            Chicago Board of Trade
                Annual Agricultural Futures and Options Volume
                                   1990-2001

                                  [BAR CHART]

                              1990    39,613,019
                              1991    37,002,033
                              1992    36,928,711
                              1993    41,150,250
                              1994    42,348,484
                              1995    50,260,845
                              1996    65,369,379
                              1997    62,023,609
                              1998    58,749,036
                              1999    59,407,848
                              2000    60,303,460
                             *2001    46,066,867 [Actual Volume]
                                      63,488,284 [Projected Annualized Volume]

 *Bold portion represents contract volume for January 1, 2001 through June 30,
  2001. Shaded portion together with bold portion represents projected annualized contract volume for 2001 based upon actual volume through June 30, 2001.
--------
Source: CBOT records

 Stock Index Products

   Futures and options on futures contracts on stock indices are intended to allow traders and investors the opportunity to invest in the entire market, in selected portions of the market or in the relative performances of the various market sectors relative to one another and relative to the entire market. Market users of these products include public and private pension funds, investment companies, mutual funds, insurance companies and other financial services companies that benchmark their investment performance to different segments of the equity markets. We currently offer futures and options on futures contracts on the Dow Jones Industrial Averagesm, The Dow Jones Transportation Average, the Dow Jones Utilities Average and the Dow Jones Composite Indexes.

   In June 1997, we entered into an agreement with Dow Jones & Company, Inc. to license certain index and trademark rights, including, among other things, the Dow Jones Industrial Average, the Dow Jones Transportation Average, the Dow Jones Utilities Average and the Dow Jones Global Indexes. The license is a non-transferable and exclusive worldwide license to use these indices as the basis for standardized exchange-traded futures contracts and options on futures contracts. The agreement, which will expire on September 30, 2002, requires the CBOT to pay Dow Jones initial license fees, which were paid in 1997, and annual royalties based upon trading volumes with a minimum annual royalty requirement of $2.0 million. We paid annual royalties of $2.0 million in each of 1998, 1999 and 2000.

   As depicted in the following chart, our equity index product trading volumes have generally increased since the introduction of the Dow Jones indices in late 1997, from about 0.9 million contracts in 1997, to about 3.8 million contracts in 1998, to about 4.1 million contracts in 1999 to about 3.8 million contracts in 2000. In the first nine months of 2001, equity index trading volume was about 3.9 million contracts.



                             Chicago Board of Trade
                 Annual Stock Index Futures and Options Volume
                                   1990-2001

                                  [BAR CHART]

                               1990       951,555
                               1991       705,986
                               1992       363,094
                               1993       158,384
                               1994             0
                               1995             0
                               1996             0
                               1997       911,608
                               1998     3,812,910
                               1999     4,125,646
                               2000     3,772,840
                              *2001     3,913,428 [Actual Volume]
                                        5,518,266 [Projected Annualized Volume]

  *Bold portion represents actual contract volume for January 1, 2001 through June 30, 2001. Shaded portion together with bold portion represents projected annualized contract volume for 2001 based upon actual contract value through
                                 June 30, 2001.
--------
Source: CBOT records

   In 2000, Congress adopted legislation that allows us to trade single-stock futures contracts under the regulatory jurisdiction of the Commodity Futures Exchange Commission and the Securities and Exchange Commission. This new type of product could have significant appeal to retail investors and institutional investors.

   Under the Commodity Futures Modernization Act of 2000, single-stock futures contracts were made available to be traded on markets limited to institutional investors trading for their own account on a principal-to-principal basis on August 21, 2001. Single stock futures should be available to be traded on markets that also allow retail investors to participate as well as brokered trades for institutional investors by December 21, 2001.

Execution Facilities

   We currently operate two trade execution facilities: a traditional pit-based, open outcry trading market and, through our alliance with the Eurex Group, the a/c/e system.

 Open Outcry Trading

   In the traditional open outcry trading environment, traders who risk personal capital, or floor brokers, who may execute orders for institutional, commercial, proprietary and retail customers, bid and offer in an open outcry auction arena. This environment facilitates discovery of market prices. We believe that the CBOT has a strong history of providing a venue that offers its users tremendous liquidity, access to trading opportunities, and a reliable and stable trading environment.

   Open outcry trading occurs in individual arenas and represented about 81% of our total volume in the first nine months of 2001. The trading pits are the centralized meeting place for floor brokers and independent traders to trade contracts. Orders for market participants not on the trading floor are relayed to brokers for execution in the trading pits. The trading floors, which cover about 115,150 square feet, have booths surrounding the trading pits from which clearing member firm personnel can communicate with customers regarding current market activity and prices and receive orders either electronically or by telephone. In addition, our trading floors display current market information and news on wallboards hung above the pits.


   We have enhanced our open outcry and electronic trading markets through automation and lower fees to help us maintain liquidity for market users. To do this, we have streamlined processes involving order entry, trade execution and open outcry price discovery. The basis for maintaining an open outcry trading system is our belief that many market participants find this system to be an efficient mechanism for price discovery. The open outcry system leverages our members' market-making expertise by utilizing hundreds of speculators to facilitate liquidity and to provide floor brokers with a mechanism to manage execution risk for customers. We believe that the open outcry system is regarded as having a long-standing history as an environment of integrity, stability and reliability.

 Technology Supporting Our Open Outcry Execution Facilities


   In order to maintain the viability and growth of the open outcry trading system, we have invested and, to the extent that our resources permit, we plan to continue to invest in technology. The CBOT will seek to continue its development of technology to provide market participants with rapid, reliable and cost-effective transaction processing. However, we cannot assure you that we will be able to fund technology in the future. This approach will focus on the following applications.

   Order Transmission Systems. Our Order Direct application protocol interface enables our member firms to transmit orders electronically to and from the open outcry pits and any other firm or broker, and provides an entry point for Internet-based orders from customers and branch offices. This application has resulted in increased order and confirmation speed, reduced transaction costs, decreased risk of error, improved customer account tracking and bookkeeping and faster clearing reconciliation. eOpenoutcry.com is our web-enabled, browser-based software system that allows trade order entry, execution and confirmation display via the Internet, enhancing member access to the trading floor while reducing transaction costs.

   Trade Execution Systems. Our customers may select one of the following two trade execution systems for executing transactions in the open outcry trading environment.

  . COMET is the CBOT's booth-based order entry device that fulfills the need for fast and efficient electronic order delivery to the trading floor while preserving the firm's choice of delivery method to the broker. In keeping with the firm's preference, COMET orders may be "flashed" by hand, delivered by wireless headset or delivered electronically to the broker for execution. COMET then enables the trade data to be electronically routed to the firm's bookkeeping system and to the clearing location on a real-time basis.

  . Electronic Clerks are the CBOT's order receipt and deck management devices for brokers. Using a hard-wired or wireless Electronic Clerk, unit brokers may receive orders from multiple member firms. Orders are automatically organized by price and order type for ease and speed of execution and trade confirmations are automatically returned to the originator.

   Floor Operations Technology. Floor operations technology consists of the pricing and quotation network as well as the data network. The pricing and quotation network collects and disseminates in real time all CBOT pricing data. The internal data network connects futures commission merchants and other building occupants with the floor and one another for all CBOT pricing data. The pricing quotation network comprises price reporters who monitor the price fluctuation in each of the pits and use an electronic data network to communicate this information. As trades are executed, the reporters enter the price data into the pricing network. The price network transmits the data to the wall board display system, the historical data library and the data services network for re-transmittal through information providers such as Bloomberg. The current data network is a traditional wired network. Substantially all futures commission merchant offices have the capability to access the network in order to communicate with other offices and the floor. Most futures commission merchants have external data connections as well as Internet access.

 Electronic Trading

   The CBOT has made its products available for electronic trading since 1992, initially, on the Globex system, and, beginning in 1994, on Project A, which was operated through the electronic trading division of Ceres. Since 1998, Project A provided access to the CBOT's global benchmark financial and index products 22 hours each trading day, with workstations located in the United States, Europe and Asia.

   In August 2000, Project A was shut down and replaced by the a/c/e system, which is the product of an alliance between the CBOT and certain affiliates and Deutsche Borse AG, the Swiss Stock Exchange and their jointly owned subsidiaries, Eurex Zurich AG and Eurex Frankfurt AG. A jointly-owned company called CBOT/Eurex Alliance, L.L.C. was established to provide services related to electronic trading to Ceres and to Eurex. CBOT products are accessible electronically throughout Europe and access points in Tokyo, Japan. We have obtained permission to put our terminals in several foreign countries, including the United Kingdom, Germany, Switzerland, Hong Kong, Japan, Ireland, the Netherlands and Finland.

   At launch, 81 CBOT member firms were able to trade all CBOT products on the a/c/e system. As of September 30, 2001, volume on the a/c/e system surpassed an aggregate of above 43.7 million contracts traded since it became operational. The chart below illustrates monthly volume on the a/c/e system for the months of September 2000 through September 2001:



                            Chicago Board of Trade
                             Monthly a/c/e/ Volume
                        September 2000 - September 2001

                                  [BAR CHART]

                          September 2000    2,005,061
                          October 2000      2,282,747
                          November 2000     2,274,670
                          December 2000     1,787,467
                          January 2001      2,862,510
                          February 2001     3,027,262
                          March 2001        3,620,442
                          April 2001        3,508,953
                          May 2001          4,375,128
                          June 2001         4,175,063
                          July 2001         3,810,853
                          August 2001       5,189,265
                          September 2001    4,544,381
--------
Source: CBOT records

   Ceres owns a/c/e Release 1.0, which is the current version of the a/c/e software operated for the CBOT. In addition, Ceres has a perpetual license to use Eurex Release 2.0, which is the base software over which the a/c/e software operates.

   Under a licensing agreement, Ceres provides services related to the operation of the a/c/e system and a sublicense of the a/c/e software to the CBOT. In addition, under a separate agreement, Ceres operates with employees seconded to it from the CBOT.

   CBOT/Eurex Alliance, L.L.C. has retained Deutsche Borse Systems AG, a subsidiary of Deutsche Borse AG, to provide system operations and software development services for the a/c/e system. The joint venture operating agreement for CBOT/Eurex Alliance L.L.C. is not yet signed and is not likely to be finished until decisions are made regarding its structure and functions. The Eurex Group has invoked the dispute resolution procedure established under our agreements with them in connection with this issue, and the parties have begun discussions to attempt to resolve this issue, but no assurance can be made about whether, when or how this issue will be resolved. See "Risk Factors--Our Decision Not to Fund the Development of Certain Upgrades to the a/c/e System Could Significantly Harm our Electronic Trading Operations."

   CBOT/Eurex Alliance may also provide services to us, to Eurex and to other exchanges. In addition, CBOT/Eurex Alliance has engaged in planning for making options on individual U.S. equities available for electronic trading. CBOT/Eurex Alliance's profits are shared equally by its two members, Ceres Alliance L.L.C., a wholly owned subsidiary of Ceres, and Eurex Beteiligungen AG, and its expenses are allocated among the two members as incurred.

   We currently limit direct access to the a/c/e system to our members. This may inhibit the growth of the electronic trading system, and may inhibit revenue growth as well. Members are permitted to have an unlimited number of terminals to conduct proprietary or customer trading, and member firms that handle customer business are permitted to connect their own electronic order routing systems to the a/c/e system. Eurex member firms have been given the right to obtain electronic access to our products traded on the a/c/e system by leasing a Full Membership or Associate Membership or buying an Associate Membership. It is possible that the restrictions contained in our access policy may be relaxed in order to attempt to increase revenue growth, but it is also possible that these restrictions may remain unchanged or even be tightened. Our retention of some or all of these restrictions may inhibit revenue growth relating to our electronic trading markets.


Market Data

   Our markets generate valuable information regarding the prices of our products and the trading activity in those markets. We sell our market data, which includes bids, offers, trades and trade size, to vendors who redistribute the data to persons or entities that use our markets or that monitor general economic conditions. Such persons and entities include financial information providers, futures commission merchants, banks, broker-dealers, public and private pension funds, investment companies, mutual funds, insurance companies, hedge funds, commodity pools, individual investors and other financial services companies or organizations.

   We believe the market data supplied by the CBOT enhances trading activity in our products and trading activity in related cash and derivatives markets. The dissemination of real-time data generates revenue and supports our customer bases with timely market information. In general, the price information is sent via dedicated networks to over 140 worldwide quote vendors and subvendors. These firms consolidate our market data and information with data from other exchanges and third party data and news services and the firms resell the consolidated data and information to their subscribers. These quote vendors distribute our market data through dedicated networks, the Internet and wireless handheld devices.

   As of September 30, 2001, our market data was displayed on over 179,000 screens worldwide. Revenue from market data represented about 28% of our total revenue during the first nine months of 2001. Our annual revenue from market data has grown from less than $45 million in 1996 to more than $61 million in 2000. We attribute this increase to a change in our market data pricing structure that we instituted last year, as well as a substantial increase in the total number of display devices receiving our market data.


   We believe that the evolution of technology and the financial services industry will change the existing distribution channels, sales methods and pricing structure for market data. These changes might adversely impact the revenue we receive from market data. Increases in the volume of electronic trading, the use of the Internet as a distribution mechanism and increases in the use of our products by individual retail investors will all impact revenue from market data.

Building Services

   Our building services division operates the CBOT's commercial real estate assets. In total, we own and manage three buildings, with over 1.5 million square feet of commercial space in the aggregate, in the central business district of the City of Chicago. As of September 30, 2001, the buildings were about 97% occupied, with about 27% of the occupied space used by the CBOT itself.


   Tenants pay market rates for rent. The majority of tenant leases have terms of five years, with large tenants having leases for up to ten years. The largest tenant, other than the CBOT itself, leases 15% of the rentable area and the next five largest tenants lease about 12% of our commercial space. The CBOT manages both the real estate and the general services relating to such real estate such as cleaning, power and telephone services. Building services generated about 11% of our operating revenue for the first nine months of 2001.

   The majority of our commercial lease space is designated as "Class A," which describes that class of premium commercial office space which is typically located in central business districts and provides the highest level of services and amenities. We have spent considerable resources so that all three buildings have advanced telecommunication infrastructure and services. The demographics of the tenants of our commercial space has begun to widen beyond traditional brokerage/trading service firms to include technology-related firms which we believe is due to the location and desirable telecommunications infrastructure of our buildings.

Marketing and Advertising

   Our marketing department targets both institutional and retail customers. Our marketing programs for institutional customers are designed to educate highly sophisticated traders, portfolio managers, corporate treasurers and other market professionals about innovative uses of our products, such as new hedging and risk management strategies. We also seek to educate these users about changes in product design, margin requirements and new clearing services. Our marketing typically involves the development of personal relationships with professional traders who actively use our markets. We participate in a number of domestic and international trade shows and seminars regarding futures and options and other marketing events designed to inform market users about our products. Through these relationships and programs, we attempt to determine the needs of our customer base and we use this information in our product development and product maintenance efforts.

   Our advertising strategy is based on both targeted direct contact and cooperative venture advertising techniques. We utilize direct mail, electronic mail and fax networking extensively. We also support CBOT product-specific advertising by futures commission merchants, reimbursing up to 50% of their costs for certain approved programs.

Competition

   We are currently one of the seven principal futures exchanges in the United States, which include: the Chicago Mercantile Exchange, the Kansas City Board of Trade, the Minneapolis Grain Exchange, the New York Board of Trade, the New York Mercantile Exchange and the Philadelphia Board of Trade. According to data provided by the Futures Industry Association, we are currently the third largest futures exchange in the world based on contract volume for futures, options on futures and equity index contracts.

   We face a variety of competitors and competing marketplaces and products. We compete by offering market participants efficient, cost-effective and liquid marketplaces for trade execution through both open outcry and electronic trading systems, broadly disseminated and transparent market and quotation data, access to market making, superior product design and innovative technology. Additionally, we are continually enhancing our products and providing additional efficiencies to our customers. We are committed to improving the technology, services, market integrity and liquidity that will continue to make us an industry leader.

   In addition to competition from futures exchanges that offer comparable derivative products, we also face competition from other exchanges, from electronic trading systems, from consortia of end users and futures commission merchants and from technology firms. Other futures exchanges have trading systems and financial market expertise that may lead them to consider listing copies of our products. These potential competitors would still need to obtain regulatory approval, establish market liquidity and develop derivative product clearing services. For information concerning legislative changes that may make it easier for potential competitors to enter our markets, see "--Regulation-- Changes in Existing Laws and Rules."

   Electronic trading firms that currently specialize in the trading of equity securities have electronic trade execution and routing systems that could be used to trade products that compete with our products. In an industry where all derivatives are traded electronically, the concept of an exchange, including the services we provide and our sources of revenue, may change swiftly and substantially. Increased development of the electronic trading markets could increase substantially competition for some or all of the products and services we currently provide. For more information, see "Risk Factors--Risks Relating to Our Business--Intense Competition Could Materially Adversely Affect Our Market Share and Financial Performance." Typically, while these firms have advanced electronic and Internet technology, significant capitalization and competitive pricing, we believe they lack the overall market liquidity and neutrality offered by our electronic and open outcry trading systems. They also currently lack the financial security and guarantees provided by a "AAA" rated clearinghouse such as Board of Trade Clearing Corporation.

   Consortia owned by member firms and large market participants also may become our competitors, particularly with respect to our Treasury futures and options contracts. For instance, BrokerTec Global LLC, an electronic inter-dealer fixed income broker, has a designation as a futures contract market from the Commodity Futures Trading Commission. Most of the members of BrokerTec Global are either clearing member firms of the CBOT or affiliates of our clearing member firms, and are significant participants in the Treasury market.

   Technology companies, market data and information vendors, and front end software vendors also represent potential competitors because, as purveyors of market data, these firms typically have substantial distribution capabilities. As technology firms, they also have access to trading engines that can be connected to their data and information networks. Additionally, technology and software firms that develop trading systems, hardware and networks but who are otherwise outside of the financial services industry may be attracted to enter our markets.

Strategic Alliances, Acquisitions and Divestitures

   Due to increasing competitive pressures in the futures industry, we review our competitive position on an ongoing basis and from time to time consider, and engage in discussions with other parties regarding, various strategic alliances, acquisitions and divestitures in order to continue to compete effectively, improve our financial results, increase our business and allocate its resources efficiently. It is also important for us to form strategic partnerships, such as the recent alliance with Eurex, to bring together the necessary expertise and resources to address competitive pressures and meet new market demands.

Our Members

   We are currently owned by our members. Members and individuals who have leased seats from members can execute trades for their own accounts or for the accounts of customers of clearing member firms. The trades of members and lessees of memberships for their own accounts qualify for lower fees in recognition of the market liquidity that their trading activity provides. Members and lessees also benefit from market information advantages that may accrue from their proximity to trading activity on the trading floors.

   Currently, there are five classes of CBOT memberships:

  . Full;

  . Associate;

  . GIM (and one-half Associate Memberships, as described below);

  . IDEM; and

  . COM.

Each class of CBOT membership has different trading rights and privileges. All membership applicants are reviewed and approved by us in accordance with membership and eligibility requirements set forth in our rules and regulations.


   Currently, CBOT memberships may be purchased or sold pursuant to transfer mechanisms established by our rules and regulations. We currently expect that these transfer mechanisms will be substantially the same with respect to the CBOT subsidiary.

 Price Ranges for Memberships


   The following table contains, for the periods indicated, the high and low sales prices of memberships of each of the five classes of membership in the CBOT, reported in thousands.


                                  Full    Associate   GIM      IDEM      COM
                                --------- --------- -------- -------- ---------
Calendar Year                   High Low  High Low  High Low High Low High Low
-------------                   ---- ---- ---- ---- ---- --- ---- --- ---- ----
1998
 First Quarter................. $780 $714 $489 $434   *    * $90  $66 $147 $132
 Second Quarter................  725  483  410  210 $80  $61  57   28  130   62
 Third Quarter.................  495  384  204  120   *    *  36   20   69   44
 Fourth Quarter................  500  431  225  175   *    *  33   20   71   44

1999
 First Quarter.................  600  490  282  186 100   75  30   25   70   55
 Second Quarter................  633  560  246  220   *    *  36   26   75   54
 Third Quarter.................  620  530  218  155   *    *  32   24   60   47
 Fourth Quarter................  475  400  166  130   *    *  33   24   46   39

2000
 First Quarter.................  520  410  150  105  70   58  27   16   37   30
 Second Quarter................  642  472  138   90  50   50  16    6   35   22
 Third Quarter.................  642  328  150   61  70   21  27    4   37   14
 Fourth Quarter................  350  255   80   50  31   23  13   **   18   10

2001
 First Quarter.................  350  295   85   62  36   31   7    1   19   12
 Second Quarter................  350  316   82   65  39   33   8    6   21   16
 Third Quarter.................  360  312  106   75  49   40  24   20   11    7
 Fourth Quarter (through
  November 20, 2001)...........  350  315  100   70  38   38  12   10   24   22

--------
*Indicates no sales in the quarter.
**Indicates a sale price of less than $1,000.
   Source: CBOT records.

   On August 30, 2000, the day prior to the date of public announcement of the refined restructuring strategy, which contemplated the restructuring transactions, the closing price for Associate Memberships in the CBOT was $73,000, as reported by the CBOT. No Full, GIM, IDEM and COM Memberships in the CBOT were purchased or sold on August 30, 2000. On August 30, 2000, the bid and ask prices for Full, GIM, IDEM and COM Memberships were $347,500 and $400,000, $30,000 and $39,900, $4,200 and $5,000 and $14,000 and $16,500, respectively.

 Individual Members

   Currently, our membership committee reviews applicants and conducts proceedings to determine whether candidates meet our membership and eligibility requirements. Additionally, registration or a temporary license to act as either a floor broker or a floor trader must be granted by the National Futures Association before an individual can begin trading on our trading floors. All members must be guaranteed or qualified to trade by a clearing member before they may personally execute a transaction on the CBOT's exchange facilities.

   Full Members. Our Full Members are entitled to execute trades in all futures and options contracts listed on the CBOT. As of September 30, 2001, there were 1,402 Full Memberships.


   Associate Members. Our Associate Members are entitled to execute trades in all futures and options contracts listed in the CBOT's Government Instruments Market, Index, Debt and Energy Market and Commodity Options Market. As of September 30, 2001, there were 789 Associate Memberships.

   GIMs/One-Half Associate Members. The holder of a GIM Membership is a member entitled to execute trades in all futures contracts assigned to the market category known as the "Government Instrument Market," which includes contracts in certain U.S. government and agency securities, certain foreign government securities and certain domestic certificates of deposit. We are currently phasing out GIM Memberships by converting each GIM Membership into a one-half Associate Membership upon the sale of such membership and permitting the conversion of two one-half Associate Memberships into one Associate Membership. Following completion of the restructuring transactions, two Series B-3, Class B memberships in the CBOT subsidiary will be convertible into one Series B-2, Class B membership in the CBOT subsidiary, which may result in fewer members having the trading rights and privileges of GIMs and more members having the trading rights and privileges of Associate Members. As of September 30, 2001, there were 153 GIM Memberships and three one-half Associate Memberships.


   For purposes of the restructuring transactions, including for purposes of determining the number of shares of common stock of CBOT Holdings and the appropriate series of Class B membership in the CBOT subsidiary to be distributed in connection with the restructuring transactions, all one-half Associate Memberships shall be treated as GIM Memberships. In addition, we sometimes in this document refer to one-half Associate Members as GIMs, as the context requires.

   IDEMs. The holder of an IDEM Membership is a member entitled to execute trades in all futures contracts assigned to the market category known as the "Index, Debt and Energy Market," which includes contracts in certain stock and bond indices, certain money market instruments and certain energy, i.e., crude oil, a gasoline and heating oil, products. As of September 30, 2001, there were 642 IDEM Memberships.


   COMs. The holder of a COM Membership is a member entitled to execute trades in all options contracts assigned to the market category known as the "Commodity Options Market," which includes contracts in U.S. Treasury bond futures options and all other options contacts listed for trading by the CBOT. As of September 30, 2001, there were 643 COM Memberships.


 Clearing Members

   Under our rules, all CBOT contracts must be cleared through the Board of Trade Clearing Corporation, or such other clearing entity as the CBOT board of directors designates. Such contracts are subject to the bylaws of Board of Trade Clearing Corporation, and our rules provide that it may not change its bylaws without the consent of the CBOT board of directors. However, Board of Trade Clearing Corporation has disputed this restriction and its governing documents do not contain a similar restriction requiring the CBOT's approval for changes to its bylaws. In addition, no person or organization may become a stockholder of Board of Trade Clearing Corporation until approved by the CBOT.

   Board of Trade Clearing Corporation has informed us that it is the world's largest fully independent futures and futures options clearinghouse and the only futures and options clearinghouse that is rated "AAA" by Standard & Poor's. On a daily basis, Board of Trade Clearing Corporation compares the data that is submitted by its members, collects and disburses original and variation or "mark-to-market" margin payments though a network of banks, and provides its financial guarantee of performance for every trade that is accepted by it for clearing. Since its inception in 1925, Board of Trade Clearing Corporation has designed risk management policies and practices for the CBOT and its members.

   We do not currently have a written contract with the Board of Trade Clearing Corporation that would obligate it to provide its clearing services to our clearing members. We are currently considering negotiating a written contract regarding clearing-related services with Board of Trade Clearing Corporation prior to the completion of the restructuring transactions. However, we cannot provide any assurances that we will determine to do so or, if we so determine, that we will be successful in entering into such a written contract with Board of Trade Clearing Corporation. Our unwillingness or inability to enter into a written contract with Board of Trade Clearing Corporation, or some other entity which would provide comparable clearing-related services to CBOT subsidiary, could materially adversely affect our business.

Other Business Relationships and Subsidiaries

   Ceres Trading Limited Partnership. The Ceres Trading Limited Partnership is a Delaware limited partnership, which we formed in 1992 to initiate the development of our electronic trading system. Ceres currently owns rights to electronic trading of the CBOT's products, including on the a/c/e system. It has entered into contractual arrangements with us for the provision of services in connection with the operation of the system and the provision of related support services. We currently charge Ceres the fair value for these services. In addition, we have entered into an agreement with Ceres whereby we pay Ceres a licensing fee to provide our members and delegates access to the a/c/e system. This licensing fee is about equal to the exchange fees received by us as a result of transactions executed on the a/c/e system.

   Our wholly owned subsidiary, eCBOT, is currently the general partner of Ceres. In addition, as of September 30, 2001, Ceres had 3,616 owners of its Class A limited partnership interests, of which there are four series, and 60 owners of its Class B limited partnership interests. The following table indicates the number of limited partnership interests held by the CBOT members as of September 30, 2001:


       Ceres Limited Partnership Interests By Individual Membership Class


                                Class A-1   Class A-2   Class A-3   Class A-4    Class B
                                 Limited     Limited     Limited     Limited     Limited
                               Partnership Partnership Partnership Partnership Partnership
      Membership Class          Interests   Interests   Interests   Interests   Interests
      ----------------         ----------- ----------- ----------- ----------- -----------
      Full....................    1,389        --          --           --         --
      Associate...............      --         789         --           --         --
      GIM.....................      --         --          154          --         --
      IDEM....................      --         --          --           641        --
      COM.....................      --         --          --           643        --
      Clearing Member.........      --         --          --           --          60
                                  -----        ---         ---        -----        ---
        Total.................    1,389        789         154        1,284         60
                                  =====        ===         ===        =====        ===


Except for a nominal number of interests held by the eCBOT, Class A limited partnership interests are generally held by individual CBOT members. Class B limited partnership interests are held by CBOT clearing member firms.

   Ceres's wholly owned subsidiary, Ceres Alliance L.L.C., holds the CBOT's 50% interest in CBOT/Eurex Alliance, L.L.C., a Delaware limited liability company. The other member of CBOT/Eurex Alliance is Eurex Beteiligungen AG, a Swiss company owned by Deutsche Borse AG and the Swiss Stock Exchange. CBOT/Eurex Alliance does not presently employ its own staff, and operates with personnel seconded to it by the CBOT and the Eurex Group. Generally, the voting rights, percentage interests and profits of the CBOT/Eurex Alliance are shared equally between its two members, the Ceres Alliance L.L.C. and Eurex Beteiligungen AG, and its expenses are allocated among the members as incurred. The CBOT and the Eurex Group have agreed to suspend cost-sharing arrangements for CBOT/Eurex Alliance L.L.C.

   The following chart illustrates the current structure of the CBOT/Eurex
Alliance:

[Organized Chart describing ownership of CBOT/EUREX ALLIANCE LLC (50% owned by EUREX BETEILIGUNGEN and 50% by CERES ALLIANCE LLC) and CERES TRAINING Limited Partnership (70% interest held by CBOT Non-Clearing Members, 20% interest held CBOT Clearing Members, and 10% interest held by E-CBOT, the general partner)]

                 [SWISS      [DEUTSCHE      [CBOT NON-   [CBOT
                  STOCK   _    BORSE         CLEARING _ CLEARING
                EXCHANGE]       AG]          MEMBERS]   MEMBERS]

             [EUREX      [DEUTSCHE               [CBOT]
             ZURICH        BORSE                            [OTHER SUBSIDIARIES]
              AG]         SYSTEMS                [E-CBOT]
                            AG]

                 [EUREX       [EUREX
                FRANKFURT  BETEILIGUNGEN        [CERES TRADING
                   AG]           AG]                LIMITED
                                                  PARTNERSHIP]
                 [EUREX
                CLEARING                        [CERES ALLIANCE
                    AG]                               LLC]

                                  [CBOT/EUREX
                                   ALLIANCE
                                     LLC]

   In connection with the restructuring transactions, we currently intend to reorganize our electronic trading business, part of which is currently operated by Ceres, as described in greater detail elsewhere in this document. In order to accomplish this reorganization, Ceres will be consolidated into the CBOT subsidiary. Following the reorganization of our electronic trading business, our eCBOT subsidiary will hold our interest in the CBOT/Eurex Alliance and the a/c/e software.


   The following chart illustrates the anticipated structure of the CBOT/Eurex Alliance following completion of the restructuring transactions:

[Organized Chart describing ownership of CBOT/EUREX ALLIANCE LLC (50% owned by EUREX BETEILIGUNGEN and 50% by CERES ALLIANCE LLC)

             [SWISS     [DEUTSCHE            [CBOT NON-  [CBOT
              STOCK        BORSE              CLEARING   CLEARING
             EXCHANGE] -    AG]               MEMBERS] - MEMBERS]

                [EUREX     [DEUTSCHE                   [CBOT
                ZURICH       BORSE                    HOLDINGS]
                 AG]        SYSTEMS
                              AG]                      [CBOT]
                                                            [OTHER SUBSIDIARIES]
                [EUREX        [EUREX                  [E-CBOT]
               FRANKFURT   BETEILIGUNGEN
                 AG]            AG]               [CERES ALLIANCE
                                     LLC]
                [EUREX
               CLEARING                [CBOT/EUREX
                 AG]                    ALLIANCE
                                          LLC]

   For more information regarding the planned reorganization of the electronic trading business, see "The Restructuring Transactions--Description of the Restructuring Transactions--Reorganization of Our Electronic Trading Business."

   MidAmerica Commodity Exchange. The MidAmerica Commodity Exchange, a wholly owned subsidiary of the CBOT since 1986, is the designated contract market for open outcry trading of smaller versions of certain futures and options on futures contracts currently traded at the CBOT, Chicago Mercantile Exchange and the New York Mercantile Exchange. On June 12, 2001, the CBOT's board approved a plan to to redesignate certain futures and options on futures contracts currently traded as the MidAmerica Exchange as CBOT contracts and to make such redesignated contracts available for electronic trading. We currently expect this plan to be implemented prior to completion of the restructuring transactions.

   Single-Stock Futures Joint Venture. The CBOT recently agreed to become a minority interest holder in a joint venture formed by Chicago Board Options Exchange and the Chicago Mercantile Exchange. The joint venture will be a for-profit company that will facilitate the electronic trading of single-stock futures.

Intellectual Property

   We regard our brand name and logos and substantial portions of our marketing elements, products, market data, software and technology as proprietary, and we attempt to protect these elements by relying on trademark, service mark, copyright and trade secret laws, contracts, restrictions on disclosure and other methods. For example, with respect to trademarks, we currently have registered marks in more than 15 countries.

   We are undertaking a review of our intellectual property to identify property and methods of doing business which should be protected, as well as the extent of current protection for that property and the availability of additional protection. We believe that our various trade and service marks have been registered where needed. Recent legal developments allowing patent protection for methods of doing business hold the possibility of additional protection, which we are examining.

Employees

   As of September 30, 2001, we had 640 full-time employees and 22 part-time employees. These numbers do not include 53 full-time employees of C-B-T Corporation, our subsidiary engaged in managing our properties, which operates the CBOT building located at 141 West Jackson Boulevard.


   We consider our relations with our employees to be good. Forty-three of the 53 C-B-T Corporation employees are represented by one of the following unions:

  . Chicago & North East Illinois District Council of Carpenters;

  . United Brotherhood of Carpenters & Joiners of America;

  . International Union of Operating Engineers Local 399, AFL-CIO; and

  . Local 73, General Service Employees Union, SEIU, AFL-CIO.

   On September 21, 2001, we reduced our staffing by eliminating 51 positions.

Facilities

   Our principal executive offices are located at 141 West Jackson Boulevard, Chicago, Illinois 60604. Our telephone number is (312) 435-3500.

   We own the three buildings located at the property at 141 West Jackson Boulevard, which consists of a total of about 1,523,077 square feet. We occupy about 406,795 square feet of office, trading floor and support space. We lease the remaining space in this building to third parties. The trading area has state-of-the-art wallboard price display systems, order routing and communications systems.

   In addition, we lease 2,053 square feet of office space at 1455 Pennsylvania N.W. in Washington, D.C. This space houses our government relations operations. The current lease on the Washington office space expired on January 31, 2001 and is currently being renewed on a month-to-month basis. We currently expect that this lease will be renegotiated on terms satisfactory to us.

   We lease 1,800 square feet of office space at 52-54 Gracechurch Street in London, England, which is used by our European marketing staff. The current lease on the London office expires on June 2004.

   We believe that our facilities are adequate for our current operations and that additional space can be obtained if needed.

Regulation

 Regulation of the U.S. Futures Exchange Industry

   Our operations are subject to extensive regulation by the Commodity Futures Trading Commission under the Commodity Exchange Act. The Commodity Exchange Act generally requires that futures trading in commodities be conducted on a commodity exchange designated as a contract market by the CFTC. That act establishes non-financial criteria for an exchange to be designated to list futures and options contracts. Designation as a contract market for the trading of a specified futures contract is non-exclusive. This means that the CFTC may designate additional exchanges as contract markets for trading the same or similar contracts. For information regarding the CFTC approvals required as a condition to our obligation to complete the restructuring transactions, see "The Restructuring Transactions--Regulatory Matters."

   We are a self-regulatory organization that is subject to the oversight of the CFTC. In order to guard against default risk with respect to contracts traded on the CBOT, we have instituted detailed risk management policies and procedures. To manage the risk of financial non-performance, we have established minimum capital requirements for all futures commission merchant member firms. In addition we operate and maintain systems to:

  . ensure that futures commission merchant members maintain capital in excess of the risk based capital requirement adopted by the Board to Trade Clearing Corporation;

  . require that all clearing futures commission merchant member firms electronically file a financial statement each month. All other futures commission merchant members must electronically file quarterly financial statements. Firms are placed on additional reporting, i.e., daily, weekly or monthly reporting, when necessary;

  . analyze futures commission merchant member firms financial statements with a state-of-the computer system designed to immediately detect financial violations and unfavorable financial trends;

  . require that all futures commission merchant member firms collect initial and variation margin from their customers;

  . on a daily basis, collect large trader information to determine those firms which may have increased financial exposure and, whenever necessary, the CBOT will contact firms to ensure financial compliance;

  . during volatile market conditions, simulate the effect of market moves on large trader positions in order to identify those firms that have increased risk exposure; and

  . exercise broad disciplinary authority over member firms including the ability to issue fines in the case of serious rule violations, and in the case of a financially distressed firm, we may take various emergency actions to protect customers, other member firms and the CBOT.

We also have surveillance and compliance operations and procedures to monitor and enforce compliance with rules pertaining to the trading, position sizes, delivery obligations and financial condition of members.

 Changes in Existing Laws and Rules

   Additional legislation or regulation, or changes in existing laws and rules or their interpretation, may directly affect our mode of operation and our profitability. Congress has recently adopted amendments to the Commodity Exchange Act that will reduce the cost and burdens of listing new contracts for trading. The CFTC has adopted rules to implement those changes. Other amendments to the Commodity Exchange Act have been adopted by Congress that might be less favorable to our business. The regulations under which we have operated since 1974 have been changed in a manner that will permit unregulated competitors and competitors in other regulated industries to attempt to trade our products in their own trading facilities without the same regulatory costs we bear.

   The Commodity Exchange Act generally requires all futures contracts to be executed on an exchange that has been approved by the CFTC. For many years, the exchange trading requirement was modified by CFTC regulations to permit privately negotiated swap contracts to be transacted in the over-the-counter market. The CFTC exemption, under which the over-the-counter derivative market operated, precluded the over-the-counter market from using exchange-like electronic transaction systems and clearing unless specific permission, including the imposition of specific conditions, was granted by the CFTC. These limitations on the exemptions granted to the over-the-counter market were called into question by a November 1999 report of the President's Working Group on Financial Markets, which is made up of the Treasury Secretary, the Chairmen of the SEC, the CFTC and the Board of Governors of the Federal Reserve System.

   The working group advocated a complete exemption from the Commodity Exchange Act for some principal-to-principal derivative exchanges that provide electronic trade execution services comparable to those performed by us. The customers who may access those exempt exchanges are also significant customers of regulated exchanges like ours. The working group recommended equivalent treatment for the existing electronic markets operated by regulated exchanges or their affiliates and further recommended legislation that would permit CFTC-regulated clearing organizations to clear futures, options on futures contracts and OTC derivatives that are not securities or securities options. In contrast, the working group recommended permitting banks and SEC-regulated clearing organizations to clear financial derivative contracts, as well as equities, government securities, repurchase and reverse repurchase agreements and other instruments. Finally, the working group recommended permitting banks and broker-dealers, and their affiliates, to operate currency futures markets for retail customers without being subject to regulation under the Commodity Exchange Act. All of the working group proposals, if adopted, would likely increase the number and quality of competitors who provide execution and clearing services for standardized derivative contracts.

   In February 2000, the CFTC staff released a report advocating the passage of broad regulatory exemptions to create a regulatory environment that would permit the futures industry to accommodate itself to real world competitive conditions. Its goal is regulation by oversight rather than prescription. The degree of regulation proposed is directly related to the characteristics of the product and the type of customer that has direct or indirect access to the market, with retail customer markets being subject to greater regulation. The CFTC's proposal would treat open outcry markets and electronic trading market in the same way.

   During 2000, Congress considered legislation to implement the suggestions of the working group and the CFTC. On October 19, 2000, the U.S. House of Representatives passed that legislation in a bill numbered H.R. 4541, by a vote of 377 to 4. Further amendments were made to that bill and, as amended, it was reintroduced in the House of Representatives as H.R. 5660 on December 14, 2000. The U.S. House of Representatives and Senate each passed H.R. 5660 on December 15, 2000. It was signed into law by President William J. Clinton on December 21, 2000 as the Commodity Futures Modernization Act of 2000.

   The Commodity Futures Modernization Act provides a series of exclusions from the Commodity Exchange Act that would allow our competitors to trade futures contracts identical to the ones that we offer without any form of regulation or oversight by the CFTC under certain circumstances. Generally those exclusions are available to markets limited to financial products traded among institutions, whether traded electronically or not. We too could comply with those exclusions and operate markets that are outside CFTC jurisdiction. If we chose to remain subject to CFTC jurisdiction, the Commodity Futures Modernization Act replaces the current rigid and rigorous statutory requirements exchanges now face with flexible core principles that exchanges-- called contract markets or derivatives transaction execution facilities--would need to satisfy subject to CFTC oversight. In addition, if we elect to trade our non-agricultural contracts on the derivatives transaction execution facility platform, banks and broker-dealers would become qualified to act as a sales force for our contracts, thus expanding our sales force substantially. Finally, the Commodity Futures Modernization Act lifts the current ban on trading in single-stock futures subject to the coordinated oversight of the CFTC and SEC, providing U.S. futures exchanges with the opportunity to compete for this new market.

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

   The Commodity Futures Modernization Act's new regulatory framework for exchanges could reduce our regulatory costs and enhance our ability to deliver cost-effective services to our customers. The new framework will also make it easier for others to compete with us at lower regulatory cost. Thus, the regulatory framework may provide greater regulatory advantages for some of our competitors than it does for us.

Legal Proceedings

   From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this document, except as described below, we are not a party to any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

   Minority Member Litigation. On August 11, 2000, eight Associate Members, GIMs, IDEMs and COMs filed a complaint, on behalf of themselves and seeking to represent a class of all Associate Members, GIMs, IDEMs and COMs, with the Circuit Court of Cook County, Illinois. The complaint names as defendants five persons holding Full Memberships owned by corporations with multiple Full Memberships in the CBOT and seeks a defendant class of all Full Members.

   The complaint alleges that the allocation developed by our Independent Allocation Committee is unfair and the allocation methodology used by the Independent Allocation Committee improperly weights members' voting and liquidation rights as well as the historical distribution of market values of memberships. The plaintiffs seek a declaratory judgment that the allocation is unfair to Associate Members, GIMs, IDEMs and COMs, and that the vote of Full Members in favor of the allocation in connection with the restructuring transactions would constitute a breach of fiduciary duties allegedly owed by Full Members to Associate Members, GIMs, IDEMs and COMs. The complaint requests that the court enjoin Full Members from voting in favor of the allocation and declare a fair and equitable allocation of shares pursuant to the restructuring transactions. The CBOT has assumed the defense of the Full Members named as defendants in the complaint.

   On January 9, 2001, the defendants moved to dismiss the case on the grounds that the complaint did not sufficiently allege that the defendants would breach any fiduciary duties to Associate Members, GIMs, IDEMs and COMs by voting in favor of the restructuring. On January 25, 2001, the circuit court denied defendants' motions to dismiss without ruling on the merits of the dispute, including whether Full Members owe fiduciary duties to plaintiffs or whether the allocation is actually unfair. On February 6, 2001, a motion to compel arbitration under the CBOT rules and regulations, which provide for arbitration of disputes between members at the CBOT, and to stay the proceedings in Illinois court was filed on behalf of individual defendant Steinborn. On February 8, 2001, a similar motion to compel arbitration and stay proceedings was filed on behalf of the additional individual defendants. On March 23, 2001, the circuit court granted the defendants' motions to compel arbitration and stay proceedings. On April 20, 2001, the plaintiffs filed an appeal of the circuit court's order granting the defendant's motion to compel arbitration. On November 15, 2001, the Illinois appellate court reversed the circuit court's decision, holding that the five named defendants had waived their right to arbitration.


   We have met with counsel for the plaintiffs to discuss settlement of this proceeding. To date, no agreement with respect to settlement of this matter has been reached and we cannot provide any assurance that any settlement will ever be reached.

   Although we believe that the plaintiffs' position is without merit, we cannot provide any assurances as to the outcome of the arbitration or that the plaintiffs will not succeed in preventing or delaying the vote which is the subject of this proxy solicitation or in altering the proposed allocation of equity in the restructuring transactions. Additionally, we cannot assure you that the plaintiffs will not attempt to pursue other remedies, such as damages, in the event that the restructuring transactions are completed on the terms proposed in this document. For more information, see "Risk Factors--Risks Relating to the Restructuring Transactions--Certain Members Have Filed a Complaint in Illinois State Court Challenging the Proposed Allocation of Equity in the CBOT" and "--The Allocation of the Equity in CBOT Holdings Depends on Several Relative Factors."


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


   Chicago Board Options Exchange Dispute. Since 1973, when we created the Chicago Board Options Exchange, our Full Members have had a legal right to become members of that exchange without having to purchase a membership pursuant to the exercise right. Over the last year or more, the Chicago Board Options Exchange has stated publicly its view that, if consummated, the restructuring transactions would extinguish the exercise right under certain circumstances.


   In response, on June 30, 2000, we filed a complaint against the Chicago Board Options Exchange seeking declaratory and injunctive relief with respect to our Delaware reincorporation. Specifically, we sought a declaration that becoming a Delaware not-for-profit corporation would not violate a 1992 agreement between the parties or serve to extinguish the exercise right of our Full Members. On August 3, 2000, after the Chicago Board Options Exchange agreed in court that it would take no action to extinguish or limit the exercise right based solely on the reincorporation of the CBOT in Delaware, the court dismissed the CBOT's complaint. On August 30, 2000, the Chicago Board Options Exchange filed a proposed rule change with the Securities and Exchange Commission consisting of a proposed interpretation of the exercise right. On October 10, 2000, the Chicago Board Options Exchange filed an amendment to its proposed rule change and interpretation and sought SEC approval of its position. In its filing, the Chicago Board Options Exchange stated that the exercise right would be terminated:

  . for any Full Member, if that Full Member sells or otherwise transfers any of the stock and other interests received as a result of completing the restructuring transactions in exchange for his or her Full Membership;

  . for all Full Members, if the CBOT by expanding electronic trading on the a/c/e system or otherwise, allows non-members to trade directly on the CBOT on the same basis as members; or

  . for all Full Members, if CBOT members who exercise their right to become members of the Chicago Board Options Exchange are able to trade all of the CBOT's products and the Chicago Board Options Exchange's products simultaneously.

   On October 17, 2000, the CBOT filed a second complaint seeking a declaration that the restructuring transactions would not extinguish the exercise right and an injunction prohibiting the Chicago Board Options Exchange from taking any action to the contrary. On January 19, 2001, the Illinois Circuit Court dismissed Count I of our complaint for failure to sufficiently allege breach of the 1992 agreement by the Chicago Board Options Exchange and for failure to allege damages. The court also dismissed Count II of the complaint as preempted by federal law, holding that this matter should be resolved in the first instance by the SEC. The court's ruling did not address the merits of the dispute, including whether or not the Chicago Board Options Exchange's position breaches the 1992 agreement. Under this ruling, the SEC would have been free to determine whether the Chicago Board Options Exchange could take the actions described above with respect to the exercise right in connection with its proposed rule change and interpretation filed with the SEC. In response, on February 16, 2001, the CBOT filed an amended complaint, seeking a declaration by the court that the Chicago Board Options Exchange breached the 1992 agreement by adopting its proposed rule change and submitting it to the SEC for approval without the written consent of the CBOT. In addition, the CBOT sought an injunction prohibiting the Chicago Board Options Exchange from attempting to amend or modify its Rule 3.16(b), relating to the exercise right, adopted pursuant to the 1992 agreement, without our written consent, in violation of its obligations' under the 1992 agreement. Finally, the CBOT sought a declaration that certain elements of its proposed restructuring comply with the CBOT's obligations under the 1992 agreement.

   On November 17, 2000, the SEC requested public comment on the Chicago Board Options Exchange's proposed rule change. On December 11, 2000 we filed a comment letter with the SEC challenging the legal validity of the proposed rule change and urging the SEC not to approve it. On February 12, 2001, we filed a supplementary comment letter with the SEC summarizing the proposed restructuring transactions and notifying the SEC of developments at the Illinois Circuit Court.

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

   On February 26, 2001, the Chicago Board Options Exchange filed with the SEC a letter in support of its proposed rule change and in response to our filed opposition to that proposed rule change. The Chicago Board Option Exchange's letter took the position that after the restructuring transactions the CBOT will not be a membership corporation and therefore will not satisfy one of the conditions for retention of the exercise right under the 1992 agreement. The Chicago Board Options Exchange further claimed that the a/c/e system gives our members who exercise the right to become Chicago Board Options Exchange members the ability to trade on the Chicago Board Options Exchange trading floor and through the CBOT at the same time, activity that the Chicago Board Options Exchange claimed is incompatible with the exercise right. The Chicago Board Options Exchange also claimed that the exercise right may be terminated after completion of the restructuring transactions because certain non-trading rights, including voting rights, of the current Full Members of the CBOT will change in connection with the completion of the restructuring transactions.

   In March 2001, representatives of the CBOT initiated discussions with representatives of the Chicago Board Options Exchange to arrange for a settlement of this dispute. On March 28, 2001, we entered into an agreement with the Chicago Board Options Exchange for the purpose of facilitating our discussions regarding possible settlement of this dispute. Pursuant to this agreement, the Chicago Board Options Exchange agreed to request that the SEC refrain from approving the Chicago Board Option Exchange's filing with the SEC (File No. SR-CBOE-00-44) and the CBOT has agreed not to seek to have the registration statement of which this document forms a part declared effective by the SEC, in each case so long as such agreement remains in effect. In addition, we agreed with the Chicago Board Options Exchange that each party would file one or more joint requests for an extension of time such that the Chicago Board Options Exchange's answer or response to the CBOT's amended complaint in Illinois Circuit Court would not be due any sooner than 14 days after the termination of the agreement. This agreement remained in effect through August 1, 2001.

   On August 7, 2001, the CBOT entered into an agreement with the Chicago Board Options Exchange for the stated purpose of resolving the dispute between the parties regarding the exercise right within the context of the restructuring transactions and electronic trading generally at the CBOT. Among other things, the CBOT and the Chicago Board Options Exchange agreed:

  . that in order to exercise to become a member at the Chicago Board Options Exchange, an individual must be the owner (or delegate of such owner) of (A) 25,000 shares of Class A common stock of the previously contemplated stock, for-profit CBOT, subject to certain anti-dilution adjustments, (B) one share of Series B-1, Class B common stock of the previously contemplated stock, for-profit CBOT and (C) one instrument to be issued to the 1,402 Full Members, which represents the exercise right;

  . that the CBOT has created and will maintain various incentives to promote the continued value of CBOT membership, including meaningful member and delegate fee preferences (applicable to the floor and electronic trading platform) and pit closing provisions, in each case as described in this document;

  . to submit any questions that may subsequently arise as to the continued meaningfulness of the preferences and incentives described above to binding arbitration in accordance with the terms of the August 7, 2001 agreement;

  . that if a Full Member of the CBOT delegates his or her membership rights to an individual who exercises and becomes a member of the Chicago Board Options Exchange, such Full Member will relinquish all member trading rights at both the CBOT and Chicago Board Options Exchange and may trade only as a customer at customer rates at the CBOT unless that Full Member owns another CBOT membership which entitles that member to member trading rights and transaction rates;

  . that delegates of Full Members of the CBOT who have exercised their right to trade at the Chicago Board Options Exchange may trade on the CBOT's electronic trading platform only at customer rates; and

  . that if a Full Member of the CBOT is present on the trading floor of the Chicago Board Options Exchange or is logged on to the Chicago Board Options Exchange electronic trading platform at the time an order is entered or altered on the CBOT's electronic trading platform by or on behalf of such member, then such member will be charged CBOT customer rates for trades resulting from the execution of such order.

   In addition, the CBOT agreed to file a notice of voluntary dismissal of its litigation in the Illinois Circuit Court relating to the exercise right, which was filed on August 17, 2001. The Chicago Board Options Exchange agreed that it will take no action to amend, modify or otherwise limit, or terminate or cause to expire, whether by interpretation or otherwise, the exercise right as a result of the completion of the restructuring transactions, except as contemplated in the settlement agreement.

   In addition, the Chicago Board Options Exchange agreed to withdraw and terminate its proposed rulemaking request, which was done on August 13, 2001.

   The August 7, 2001 agreement states that it is subject to a number of conditions, including, among other things:

  .  the agreement must be filed with and approved by the SEC;

  . the agreement must be approved by the membership of the Chicago Board
    Options Exchange;

  . the registration statement of which this document is part must be declared effective by the SEC;

  . the Chicago Board Options Exchange must consent to any amendment to the registration statement of which this document is part;

  . the restructuring transactions must be approved by the membership of the CBOT; and

  . the CBOT must receive a favorable ruling from the IRS and any required approvals by the Commodity Futures Trading Commission.

   On October 24, 2001, the CBOT, CBOT Holdings and the Chicago Board Options Exchange entered into a letter agreement that, among other things, specified the terms and conditions under which the August 7, 2001 agreement will apply upon completion of the restructuring transactions as revised to provide for the holding company structure. In addition, among other things, the parties agreed that for purposes of the August 7, 2001 agreement:

  . the common stock of CBOT Holdings would correspond to the "Class A Common Stock" referred to in the August 7, 2001 agreement;

  . the Series B-1, B-2, B-3, B-4 and B-5, Class B memberships in the CBOT subsidiary would correspond to the "Class B Common Stock" or applicable series thereof referred to in the August 7, 2001 agreement; and

  . the Class C memberships in the CBOT subsidiary would correspond to the "Exercise Coupon" referred to in the August 7, 2001 agreement.

   In a related action, on August 30, 2001, 10 members of the Chicago Board Options Exchange filed a motion for a temporary restraining order and preliminary injunction against the Chicago Board Options Exchange and the CBOT, alleging that the then pending Chicago Board Options Exchange membership vote on the settlement agreement between the CBOT and the Chicago Board Options Exchange would breach the 1992 agreement, which includes as a recital article fifth (b) of the certificate of incorporation of the Chicago Board Options Exchange. According to plaintiffs, article fifth (b) and the 1992 agreement require approval of the August 7, 2001 agreement by 80% of members of the Chicago Board Options Exchange and 80% of CBOT members or their delegates who have become members of the Chicago Board Options Exchange pursuant to the exercise right. Plaintiffs asked the court to enjoin approval of the settlement agreement by members of the Chicago Board Options Exchange and to enjoin the CBOT and the Chicago Board Options Exchange from enacting the provisions of the settlement agreement. Both the CBOT and the Chicago Board Options Exchange filed motions to dismiss, which were granted by the court on September 17, 2001.

   Notwithstanding entry into the August 7, 2001 agreement and related October 24, 2001 letter agreement, we cannot assure you that the Chicago Board Options Exchange will not take other actions in the future to challenge or interfere with the exercise right or that it will not otherwise be successful in terminating the exercise right or preventing Full Members from exercising such right in the future. For more information about these risks, see "Risk Factors--Risks Relating to the Restructuring Transactions--The "Exercise Right' Could be Subject to Further Challenge by the Chicago Board Options Exchange."


   You are being asked to ratify the agreements recently entered into by us and the Chicago Board Options Exchange. We have included as Appendices E-1 and E-2 to this document a copy of the August 7, 2001 agreement and related October 24, 2001 letter agreement, respectively. We urge you to review carefully both agreements before voting on the propositions relating to the restructuring transactions.


   Patent Rights Litigation. On May 5, 1999, the CBOT, the Chicago Mercantile Exchange, the New York Mercantile Exchange and Cantor Fitzgerald, L.P., were sued by Electronic Trading Systems, Inc. in the United States District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner United States patent 4,903,201, entitled "Automated Futures Trade Exchange." On February 1, 2001, the complaint was amended to allege that CBOT infringed the patent by operating Project A, which we decommissioned in August 2000, as well as the a/c/e system. The amended complaint seeks treble damages, attorney's fees and preliminary and permanent injunctions against all defendants. The district court denied our motion to dismiss for lack of personal jurisdiction and our motion to transfer the case to the Northern District of Illinois. On April 16, 2001, we asserted a right to be indemnified with respect to this litigation by Eurex Frankfurt AG in connection with its provision of market supervision services. Eurex has disputed that obligation. On April 25, 2001, we were advised that an interest in the patent had been transferred to eSpeed, Inc. On June 5, 2001, the court allowed eSpeed to join the case as a plaintiff. On October 12, 2001, the court issued an order interpreting the asserted claims of the Wagner patent. This claim construction will be one of the issues considered by the court in assessing the validity and infringement issues in this case as it proceeds.


   Soybean Antitrust Litigation. On November 14, 1989, plaintiff Sanner brought suit against us. This case is pending in federal court in the Northern District of Illinois, Eastern Division. The one remaining count in this case is an antitrust claim for monetary damages brought on behalf of a class of soybean farmers alleging a conspiracy to fix the price of cash soybeans. The claim is based on an emergency order promulgated by our board of directors in connection with the July 1989 soybean futures contract. The other defendants in this suit are certain individuals alleged to have been involved in recommending or implementing the emergency order. All of the other claims brought in plaintiff's original complaint, which was filed in 1989, have been dismissed.

   The court certified the Sanner case as a class action, but a motion for reconsideration of this decision is pending. The court denied our motion for summary judgment but without prejudice to reassert a motion for summary judgment on the issues of market power and antitrust injury. In September 2001, the Court issued a ruling with respect to defendants' motion to strike the testimony of plaintiffs' only expert, Professor Jeffrey Williams. Professor Williams had opined, among other things, that the July 11, 1989 Emergency Order had adversely impacted the cash soybean markets from July 12, 1989 through the month of October 1989. The Court, however, limited such testimony to no later than the month of July 1989 (if not the expiration of the July soybean futures contract on July 20, 1989). Fact and expert discovery has been completed. No trial date has been set by the court.

                     MANAGEMENT AND EXECUTIVE COMPENSATION

Directors and Executive Officers

   The CBOT board of directors currently consists of 18 directors, including:

  . the chairman of the board;

  . the vice chairman of the board;

  . nine elected directors who are Full Members and of whom at least two are nonresident;

  . four non-member directors nominated and approved by the board of directors;

  . two elected directors who are Associate Members; and

  . the president and chief executive officer, who serves as a non-voting member of the board.

Currently, there is one vacant non-member directorship.

   On October 30, 2001, our members approved and adopted amendments to our certificate of incorporation and bylaws that became effective on November 14, 2001, which authorize our board of directors to delay the next annual election until no later than March 31, 2002, reduce the size of our board of directors from 18 directors to nine directors at the first annual election following timely approval of the restructuring transactions by our members, clarify our board of directors' discretion as to the timing of its regular meetings and make certain other conforming changes. If our members approve the restructuring transactions in a timely manner, our board of directors will be reduced in size from 18 directors to nine directors in connection with the next annual election, which will be held as soon as reasonably practicable following membership approval of the restructuring transactions, but in no event later than March 31, 2002. At such annual election, our members will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. Upon completion of the restructuring transactions, the new directors elected to serve on the nine-member board of directors will continue to serve on the boards of directors of both CBOT Holdings and the CBOT subsidiary until the next annual meeting of each such corporation.


   If the membership vote on the restructuring transactions does not occur in a timely manner, and, as a result, the size of our board of directors is not reduced from 18 directors to nine directors prior to the completion of the restructuring transactions, such directors will continue as the boards of directors of CBOT Holdings and the CBOT subsidiary immediately following completion of the restructuring transactions. The size of the board of directors of CBOT Holdings will thereafter be reduced to nine directors in connection with a special meeting of stockholders, to be held as soon as reasonably practicable following completion of the restructuring transactions. At such special meeting, the stockholders will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. In connection with the election of directors to the new nine-member board of directors of CBOT Holdings, it is anticipated that CBOT Holdings, as the sole Class A member of the CBOT subsidiary, will elect the same nine persons as members of the board of directors of the CBOT subsidiary. Each director of CBOT Holdings and the CBOT subsidiary will be elected to serve as a director until the next annual meeting of each such corporation and will not be subject to term limits.


   In order to ensure that the board of directors of CBOT Holdings is generally identical in size and composition to the board of directors of the CBOT subsidiary, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings. The nine-member boards of directors of CBOT Holdings and the CBOT subsidiary will each consist of:


  . the chairman of the board;

  . five directors who are Class B members of the CBOT subsidiary;

  . two directors who are independent within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and


  . one director who is at-large, or generally not subject to qualifications.

We currently expect that the president and chief executive officer of CBOT Holdings will be nominated for election as the at-large director.

   Set forth below are the names, ages and positions of the persons currently serving as directors and executive officers of each of CBOT Holdings and the CBOT. As described above, immediately following completion of the restructuring transactions, the boards of directors of CBOT Holdings and the CBOT subsidiary will consist of the members of the board of directors of the CBOT immediately prior to completion of the restructuring transactions. We currently expect that, subject to resignation or removal, the current executive officers of each of CBOT Holdings and the CBOT will continue to serve as executive officers of CBOT Holdings and the CBOT subsidiary, respectively, immediately following completion of the restructuring transactions. However we can provide no assurances in this regard.


                                 CBOT Holdings


           Name             Age                     Positions Held
           ----             ---                     --------------
   David J. Vitale           54      President and Chief Executive Officer and
                                      Director
   Carol A. Burke            50      Executive Vice President and General
                                      Counsel
   Bernard W. Dan            40      Executive Vice President
   William M. Farrow III     46      Executive Vice President
   Glen M. Johnson           53      Senior Vice President and Chief Financial
                                      Officer
   Nickolas J. Neubauer      55      Chairman of the Board of Directors


                                      CBOT


           Name             Age                     Positions Held
           ----             ---                     --------------
   David J. Vitale           54      President and Chief Executive Officer
   Carol A. Burke            50      Executive Vice President and General
                                      Counsel
   Bernard W. Dan            40      Executive Vice President
   William M. Farrow III     46      Executive Vice President
   Glen M. Johnson           53      Senior Vice President and Chief Financial
                                      Officer
   Philip P. Hannigan        62      Senior Vice President, Real Estate
                                      Operations
   Bryan T. Durkin           41      Senior Vice President Open Outcry
   Celesta S. Jurkovich      55      Senior Vice President, Government Relations
   Mary McDonnell            46      Senior Vice President, Screen Based Trading
   Nickolas J. Neubauer      55      Chairman of the Board of Directors
   Charles P. Carey          48      Vice Chairman
   Raymond Cahnman           55      Director
   James E. Cashman          48      Director
   Mark E. Cermak            49      Director
   Robert F. Corvino         44      Director
   James F. Curley           57      Director
   Andrew J. Filipowski      51      Director
   Douglas M. Kurzydlo       47      Director
   Veda Kaufman Levin        54      Director
   James P. McMillin         42      Director
   Joseph Niciforo           41      Director
   James R. Thompson         65      Director
   J. Andrew Wallace         40      Director
   Michael D. Walter         52      Director
   Ralph H. Weems            69      Director

   Set forth below is a description of the backgrounds of the persons named in the tables above.

   David J. Vitale has served as President and Chief Executive Officer since February 2001. Prior to joining the CBOT, Mr. Vitale served as a director and Vice Chairman of Bank One Corporation from October 1998 until November 1999 and as a director and Vice Chairman of First Chicago NBD Corporation from October 1995 until the merger of Bank One Corporation and First Chicago NBD Corporation in October 1998. Prior to that time, he served in a number of different capacities with First Chicago Corporation and The First National Bank of Chicago.

   Carol A. Burke has served as Executive Vice President and General Counsel since February 1995 and Senior Vice President and General Counsel since April 1994. Prior to that time, Ms. Burke held other positions in the President's office and the Legal Department of the CBOT.

   Bernard W. Dan has served as an Executive Vice President since July 2001. From 1995 until July 2001, Mr. Dan worked in a number of different senior capacities for Cargill Investor Services Inc. and its affiliates, including, Asia Pacific Regional Head, Head of Global Execution and, most recently, President.

   William M. Farrow III has served as an Executive Vice President since July 2001. From 1996 until July 2001, Mr. Farrow served as Senior Vice President for Bank One Corp. As Senior Vice President his responsibilities included eCommerce/eBusiness management, technology sales management and technology platform development and conversion.

   Glen M. Johnson has served as our Senior Vice President and Chief Financial Officer since February 1995. From December 1982 to February 1995, he was Vice President and Treasurer of the CBOT.

   Philip F. Hannigan has served as Senior Vice President, Real Estate Operations since February 1995. From May 1984 to February 1995, he served as Vice President, Real Estate Operations.

   Bryan T. Durkin has served as Senior Vice President, Open Outcry since June 2001. Prior to that, Mr. Durkin served as Senior Vice President and Administrator, Office of Investigations & Audits and Order Routing from February 2000 to June 2001. From December 1999 to February 2000, Mr. Durkin served as Senior Vice President, Office of Investigations & Audits. From December 1993 through December 1999, he served as Vice President & Deputy Administrator, Office of Investigations & Audits.

   Celesta S. Jurkovich has served as Senior Vice President, Government Relations of the CBOT since February 1995. Prior to that time, she served as Vice President, Government Relations.

   Mary McDonnell has served as Senior Vice President, Screen Based Trading of the CBOT since June 2001. From July 2000 to June 2001, Ms. McDonnell served as Vice President, CBOT/Eurex Alliance. Prior to joining the CBOT in May 2000 as Project Manager and Managing Director of the CBOT/Eurex Alliance, Ms. McDonnell served as the Executive Vice President of the Bermuda Commodities Exchange from 1997 through 1999 where her responsibilities included the development, implementation and operation of the first Internet-based electronic futures exchange. From 1979 through 1996, Ms. McDonnell served as the Chief Financial and Operating Officer of Griffin Trading, a global futures clearing firm, as well as President of Griffin Asset Management Int'l. Ltd., an asset allocation firm in the futures industry.

   Nickolas J. Neubauer has served as Chairman of the CBOT since January 2001. He has been an independent trader on the CBOT since February 1978. He is the President of Sano Corporation, an Arizona real estate corporation that he founded in 1991. He owns two Full Memberships in the CBOT and one CBOE membership.

   Charles P. Carey has served as a director since 1997 and Vice Chairman since January 2000. He also serves on the Finance, Executive and Human Resources Committees. He is the Managing Member of RCH Trading LLC, a registered broker-dealer. Mr. Carey holds one Full Membership in the CBOT and is a partner at Henning & Carey, a commodity trading firm.

   Raymond Cahnman has served as a director since January 2000. Mr. Cahnman has been a trader on the CBOT for the previous five years, and he currently trades with TransMarket Group L.L.C., a clearing firm. Mr. Cahman holds, directly or indirectly, by virtue of his controlling interest in TransMarket Group L.L.C., three Full Memberships, six Associate Memberships, eight GIMs, five IDEMs and four COMs.

   James E. Cashman has served as a director since January 1996, and is a member of the board's Finance Committee. He has been an independent trader on the CBOT since July 1977. Mr. Cashman also is a member of RCH Trading LLC, a registered broker-dealer. Mr. Cashman holds one Full Membership in the CBOT.

   Mark Cermak has served as a director since January 2000, and is a member of the Regulatory Compliance Committee and the Chairman of the Membership Committee and the Joint CBOE/CBOT Advisory Committee. He is currently a President of O'Connor & Co. LLC, a clearing member of the CBOT, a position he has held since January 1995. Mr. Cermak is a director of the New England Grain and Feed Council and holds one Full Membership in the CBOT.

   Robert F. Corvino has served as a director since January 2000. He is also a member of the Finance Committee and the Floor Financial Committee, of which he is the Chairman. Mr. Corvino is a member of RCH Trading LLC, a registered broker-dealer. From November 1985 to May 2000, Mr. Corvino was an independent trader. He holds one Full Membership in the CBOT.

   James F. Curley has served as a director since January 1993, and is on the Executive, Finance and Human Resources Committees. Since April 1997, Mr. Curley has been the Chief Executive Officer of Cresvale International (US) LLC, a futures commission merchant. From March 1994 through June 1996, he was Chairman and Chief Executive Officer of Republic New York Securities Inc. He holds one Full Membership in the CBOT.

   Andrew J. Filipowski has served as a director since January 2000. Mr. Filipowski is the founder and, since June 1999, has been the Chairman and Chief Executive Officer of divine, inc., a Chicago-based enterprise Web solutions company. Founded in 1999, divine is focused on developing and marketing critical software infrastructure and technology solutions for enterprises worldwide, as well as the integration, training and sales and marketing services to support those solutions. divine also holds interests in various companies that are principally involved in integrated solutions for e-commerce and vertical markets. Prior to June 1999, Mr. Filipowski was Chairman, President and Chief Executive Officer of PLATINUM technology international, inc., a software services company. He is a director of Blue Rhino Corp., a propane cylinder exchange distributor and eShare Technologies, a provider of contract management software solutions.

   Douglas M. Kurzydlo has served as a director since January 1996. For the previous twenty years, he has been an independent broker/trader on the CBOT. He serves on the board's Executive, Audit, Regulatory Compliance, Appellate and Finance Committees. He owns one Full Membership in the CBOT.

   Veda Kaufman Levin has served as a director since January 2000. She has been the Group Vice President--Department of Futures Sales at ABN/AMRO, NA. Incorporated since February 2001. From March 1994 to February 2001, Ms. Kaufman Levin served as a Senior Vice President of Lazard Freres & Co. Ms. Kaufman Levin serves on the Lessor Committee, of which she is the Chairperson. She holds one Full Membership in the CBOT.


   James Patrick McMillin has served as a director since January 2000, and is the Co-Chairman of the Floor Members Committee. He is currently an Area Director for CSI, Inc., a software engineering company. From August 2000 to July 2001 Mr. McMillin served as an Account Sales Manager at Comdisco Inc., a provider of equipment leasing and network services, data protection and financial and technology management. Prior to that, Mr. McMillin traded financial futures at the CBOT. Mr. McMillin is a director of Hinsdale Bank and Trust, a community bank, and holds one Associate Membership in the CBOT.

   Joseph Niciforo has served as a director since January 1999. He is also a member of the Finance Committee. Since June 2000, he has been Managing Director of Fixed Income for Tudor Investment Corp., a hedge fund. From March 1997 to June 2000, Mr. Niciforo was President of Bearcat Capital, a commodities trading firm. From January 1990 to December 1996, Mr. Niciforo was a partner in Tudor Investment Corp. Mr. Niciforo holds one Full Membership and one Associate Membership in the CBOT.

   James Robert Thompson, Jr., has served as a director since February 1991. Governor Thompson has been the Chairman of the law firm of Winston & Strawn, a national law firm that acts as counsel for the Independent Allocation Committee of our board of directors, since January 1991. From January 1977 to January 1991, he was the Governor of the State of Illinois. He serves on the Audit and Human Resources Committees and is Chairman of the Independent Allocation Committee of our board of directors. Governor Thompson is a director of Jefferson Smurfit Group, Plc, an integrated producer of packaging products; FMC Corporation, a diversified chemicals company; FMC Technologies, Inc., a manufacturer of products utilized in the oil and gas industry; Hollinger International Inc., a newspaper publisher; Prime Retail, Inc., a real estate investment trust specializing in factory outlet centers; Prime Group Realty Trust, a real estate investment trust focused on industrial properties; MAXIMUS, Inc., a consulting company.

   John Andrew Wallace has served as a director since January 1999, and is a member of the Executive, Finance, and Human Resources Committees. He has served as Managing Director of Sales at R.J. O'Brien & Associates since February 1999. From August 1984 to January 1999, Mr. Wallace was Senior Vice President of Sales at Salomon Smith Barney, a financial services company. He owns one Associate Membership in the CBOT, and R.J. O'Brien & Associates holds three Full Memberships in the CBOT.

   Michael D. Walter has served as a director since January 2000, and is a member of the Audit Committee. Since October 1996, he has been Senior Vice President, Commodity Procurement and Economic Strategies of ConAgra Foods, Inc. From February 1989 to September 1996, Mr. Walter was President of ConAgra Specialty Grain Cos. Mr. Walter is Chairman of the Board of European Oat Millers, an oat milling company, and a director of ConAgra Malt, a worldwide manufacturer of malt. ConAgra holds one Full Membership in the CBOT.

   Ralph Weems has served as a director since January 1990 and previously served as a director from January 1985 to January 1988. He serves as the Chairman of our Audit Committee and as a member of the Independent Allocation Committee of the board of directors. Mr. Weems has owned and operated an independent farm since June 1955.

Committees of the Board of Directors

   It is currently expected that the board of directors of CBOT Holdings will have a nominating committee, an executive committee, an audit committee and a compensation committee. It is currently expected that the members of these committees will be elected by CBOT Holdings' board of directors following the effectiveness of the restructuring transactions. Each of these committees is described in more detail below.

 Nominating Committee

   It is currently expected that the board of directors of CBOT Holdings will have a nominating committee consisting of four members who will be directors elected by the board to serve on such committee. We currently expect that the nominating committee will initially include the chairman of the board, one independent director and, if serving on the board, the chief executive officer. This committee will review the qualifications of potential candidates and will propose to the then-sitting board of directors for their review and approval nominees for vacant positions or positions expected to be vacant on the board of directors.

 Executive Committee

   It is currently expected that the board of directors of CBOT Holdings will have an executive committee consisting of directors elected by the board to serve on such committee. The Executive Committee will exercise the authority of the full board of directors when the board is not in session, except as required by the certificate of incorporation or bylaws of CBOT Holdings or applicable law.

 Audit Committee

   It is currently expected that the board of directors of CBOT Holdings will have an audit committee consisting of three members who will be directors elected by the board to serve on such committee. We currently expect that the audit committee will initially include the two independent directors. This committee will review the results and scope of the audit and other services provided by the independent auditors as well as the accounting and internal control procedures and policies of CBOT Holdings.

 Compensation Committee

   It is currently expected that the board of directors of CBOT Holdings will have a compensation committee consisting of three members who will be directors elected by the board to serve on such committee. We currently expect that the compensation committee will initially include the two independent directors. It will oversee the compensation and benefits of CBOT Holdings' and its subsidiaries' management and employees.

 Other Committees

   In addition to these committees, it is currently expected that CBOT Holdings and the CBOT subsidiary will create or maintain certain non-board advisory bodies and other non-board committees comprised of directors, officers and stockholders or members, as appropriate.

Director Compensation

   We currently expect that each independent director of CBOT Holdings will receive an annual fee of $40,000, plus a meeting attendance fee of $1,500 for each regular meeting of the board that they attend. We currently expect that the annual fee for independent directors may be paid in equal parts cash and shares of common stock of CBOT Holdings. The shares of common stock may, at the election of such director, be paid on a deferred basis. All directors of CBOT Holdings will receive reimbursement of expenses for travel to meetings.

   We currently expect that directors of the CBOT subsidiary will not receive any fees, except that all directors of the CBOT subsidiary will receive reimbursement of expenses for travel to meetings to the extent such meetings do not coincide with meetings of the board of directors of CBOT Holdings.


   David P. Brennan, the chairman of the board of directors in 1999 and 2000, received director's fees of $240,000 during 2000. Mr. Neubauer was elected by the members to serve as chairman of the board of directors in December 2000 and began to serve in such capacity in January 2001. It is currently expected that Mr. Neubauer will be paid a total of $240,000 in director's fees for 2001.

Executive Compensation

   The following table and the related notes set forth information relating to the compensation paid to, accrued or earned by each of our named executive officers, consisting of our chief executive officers, each of the next four most highly compensated of our current executive officers and two former executive officers who, if currently serving, would be among the four most highly compensated executive officers, for services rendered during the year ended December 31, 2000.

                                               Annual Compensation
                                   -------------------------------------------
       Name and Principal                             Other Annual
       Position (1)                 Salary  Bonus  Compensation(2)(4)  Total
       ------------------          -------- ------ ------------------ --------
   Dennis A. Dutterer(3).........  $578,558 $ --         $  --        $578,558
    President and Chief Executive
    Officer

   Carol A. Burke................   419,375   --         98,194        517,569
    Executive Vice President and
    General Counsel

   Phillip F. Hannigan...........   264,370   --         73,302        337,672
    Senior Vice President, Real
    Estate Operations

   Glen M. Johnson...............   261,875 3,000        69,298        334,173
    Senior Vice President and
    Chief Financial Officer

   David P. Prosperi.............   255,650 3,000        50,550        309,200
    Senior Vice President and
    Assistant to CEO

--------
(1) James P. Amaral served as Senior Vice President and Chief Information Officer through March 2001. Patrick J. Catania served as Executive Vice President, Business Development through July 2001. If Messrs. Amaral and Catania were currently serving as executive officers, they would be among the four most highly compensated executive officers. Mr. Amaral received $400,000 in Salary, a $25,000 Bonus and $8,692 in Other Annual Compensation for a total annual compensation of $433,692 during 2000. Mr. Catania received $419,375 in Salary, a $20,000 Bonus and $124,544 in Other Annual Compensation for a total annual compensation of $563,919 during 2000.
(2) Executives under contract are entitled to participate in all employee benefit plans and to receive all other fringe benefits as are from time to time made available to the senior management of the CBOT, which includes the CBOT contribution to a qualified 401(k) savings plan and the CBOT contribution to a non-qualified plan.
(3) Thomas R. Donovan was President and Chief Executive Officer through April 2000. Mr. Donovan received $479,200 in Salary and $596,421 in Other Annual Compensation during 2000. Upon his departure, Mr. Donovan was paid $958,400 in partial settlement of his contract and $818,326 for accrued vacation and sick days. Dennis A. Dutterer, who was appointed Interim President and Chief Executive Officer in April 2000, resigned in December 2000, effective as of January 15, 2001. Pursuant to a letter agreement between the CBOT and the Board of Trade Clearing Corporation, Mr. Dutterer's salary was paid by the Board of Trade Clearing Corporation but CBOT was obligated to reimburse the Board of Trade Clearing Corporation for such amounts, including any applicable employment taxes. See "--Employee-Related Agreements."
(4) The following table shows the amount of each category of "Other Annual Compensation" paid with respect to each of the named individuals:

                                           401(k)
                                          Matching   Supplemental
    Name                                Contribution     Plan     Other   Total
    ----                                ------------ ------------ ------ -------
   Mr. Dutterer........................       --           --        --      --

   Ms. Burke...........................   $32,528      $59,983    $5,683 $98,194

   Mr. Hannigan........................     3,336       64,990     4,976  73,302

   Mr. Johnson.........................    12,701       46,566    10,031  69,298

   Mr. Prosperi........................     3,546       34,077    12,927  50,550

Employee Benefit Plans

 Stock Plan

   We are currently reviewing, and expect to adopt a stock plan under which stock-based awards may be made to employees and directors of CBOT Holdings and its subsidiaries, including the CBOT subsidiary and eCBOT. In order to incent management, it is currently expected that CBOT Holdings will have a long-term equity incentive plan which will enable CBOT Holdings to grant to such individuals stock options, stock appreciation rights, restricted stock, performance awards and other similar awards. The purpose of the plan will be to enable CBOT Holdings to attract and retain highly qualified employees, officers and directors. We currently expect that the number of shares to be authorized for issuance under such plan will be consistent with plans adopted by comparable public companies. However, no determination regarding the number of shares to be available under any such plan has yet been made.


 401(k) and Thrift Plan

   CBOT Holdings and its subsidiaries will maintain the 401(k)-type plan currently sponsored by us and currently known as the "Employee Savings Plan." This is a defined contribution retirement plan intended to qualify under
Section 401 of the Internal Revenue Code. Employees of CBOT Holdings and its subsidiaries will be eligible to participate in this plan after completing 1,000 hours of work on the first day of the month following one year of employment.

   The following table describes the elective employee and matching employer contributions as defined under this plan, and the vesting of employer contributions:

      Employee Contributions*                 Employer Contributions
      -----------------------                 ----------------------
      Basic Pre-Tax 1-4%..........  100% Match up to 4%
      Voluntary Pre-Tax 5-10%.....  None
      Voluntary After-Tax 1-10%...  None
      Vesting.....................  20% after working 1,000 hours in the first year of employment and 20% for each
                                    calendar year after working 1,000 hours
                                    thereafter. Participants become fully
                                    vested after completing five years of
                                    vesting service.

--------
* Subject to limits (Employee Contributions restricted to a combined limit of 17%) and other statutory annual limits.

 Pension Plan

   CBOT Holdings and its subsidiaries will also maintain a non-contributory defined benefit pension plan that provides a predetermined amount of retirement income to eligible participants and their beneficiaries. To participate in this plan, an employee must complete one year of employment and be 21 years of age. The policy will be to fund currently required pension costs to the extent allowed for a tax deduction by the IRS. Participants become fully vested in the plan after five years of vesting service, i.e., one year of vesting service is obtained by completing 1,000 hours of work in a calendar year after age 18.

 Health Plan

   CBOT Holdings and its subsidiaries will maintain the health plan currently sponsored by us which provides multiple medical and dental coverage options covering qualified participants and their eligible dependents. New employees are eligible to participate in the plan if working on a full-time basis after 30 days of consecutive active service. Plan funding is accomplished through a combination of fully insured and self-funded arrangements. Employees contribute specified amounts to the plan, depending on the medical or dental option elected and the number of dependents covered. The administration of claims is performed by insurance carriers and paid claims administrators.

 Insurance Benefit Plan

   CBOT Holdings and its subsidiaries will maintain our non-contributory welfare plan providing life, disability and accidental death and dismemberment benefits to eligible participants. New employees are eligible to participate in the plan if working on a full-time basis after 31 days of consecutive active service. The plan pays certain insurance carriers premiums through which designated benefits are paid.

 Non-Qualified Plans

   CBOT Holdings and its subsidiaries will maintain our non-qualified plans that are not subject to the Employee Retirement Income Security Act of 1974. Employees whose compensation limits their benefits under Section 415 of the Internal Revenue Code are compensated at year end for any benefit shortfall based on current actuarial assumptions that mirror the defined benefit or defined contribution plans.

   CBOT Holdings and its subsidiaries also will maintain a nonqualified supplemental pension plan for certain former employees. The liability for this nonqualified plan is funded by life insurance on the lives of the participating employees. CBOT Holdings and its subsidiaries will succeed to the trust established by us for the purpose of administering the nonqualified plan.

Employment-Related Agreements

 Donovan Agreement

   We entered into an agreement with Thomas R. Donovan dated as of April 14, 2000, relating to the termination of Mr. Donovan's position as our President and Chief Executive Officer. The agreement terminated Mr. Donovan's employment agreement dated May 18, 1999, and provided that Mr. Donovan would render limited consulting services to us and would receive reimbursement of out-of-pocket expenses related to those services. The agreement also sets forth non-competition terms and severance benefits. Pursuant to the Agreement, Mr. Donovan is entitled to:

  . a lump sum payment of about $1.4 million, paid on May 1, 2000, and additional payments of equal amount, payable on January 1 of each year from 2001 through 2003;

  . a lump sum payment for 120 unused sick days, equal to about $479,200, paid on May 1, 2000;

  . provision of certain medical and insurance benefits through December 31, 2003, or until Mr. Donovan's earlier death;

  . annual payments through December 31, 2003 to equal the amount we would have paid to our pension plan, as determined by an actuary, on Mr. Donovan's behalf during such time pursuant to the plan contribution formula; and

  . provision of medical and dental coverage after the term of the agreement as contemplated in Mr. Donovan's prior employment contract.

 Dutterer Agreement

   On April 18, 2000, Mr. Dutterer entered into a letter agreement with the CBOT and the CBOT entered into a letter agreement with the Board of Trade Clearing Corporation, which agreements provided for Mr. Dutterer's employment as Interim President and Chief Executive Officer of the CBOT and his retention of his position as President and Chief Executive Officer of the Board of Trade Clearing Corporation under the terms of his existing employment agreement with the Board of Trade Clearing Corporation, as amended. Pursuant to the agreements, Mr. Dutterer was entitled to receive a base salary of $825,000 per year for his services to the CBOT and any discretionary bonus determined by our board of directors. His employment with the CBOT was "at will" and the CBOT is not responsible for any severance obligations. Under the agreements, the CBOT agreed to reimburse the Board of Trade Clearing Corporation for its payment of:

  . Mr. Dutterer's base salary;

  . applicable employment taxes; and

  . the amount of any discretionary bonus awarded to Mr. Dutterer by the CBOT board of directors, with such reimbursement for employment taxes and bonus being grossed-up for any additional taxes resulting from the reimbursement.

All other expenses relating to the employment of Mr. Dutterer are the responsibility of the Board of Trade Clearing Corporation.

   Pursuant to his agreement with the CBOT, Mr. Dutterer agreed to abstain from taking part in discussions and decisions that involve a potential conflict of interest between the CBOT and the Board of Trade Clearing Corporation. The agreement also contained certain confidentiality provisions and the CBOT's agreement to indemnify Mr. Dutterer and to provide liability insurance to the extent provided to the CBOT's other officers. Effective in January 2001, Mr. Dutterer resigned from his position as Interim President and Chief Executive Officer of the CBOT and returned to his position as President and Chief Executive Officer of the Board of Trade Clearing Corporation on a full-time basis.

 Vitale Agreement

   On February 20, 2001, we entered into an employment agreement with David J. Vitale, our President and Chief Executive Officer, which has a term of four years unless terminated earlier by the CBOT or the Executive or as a result of Mr. Vitale's death or permanent disability. Under the agreement, Mr. Vitale is entitled to a base salary of $1,250,000 per year in addition to a performance bonus, which for fiscal year 2001 may not be less than $750,000. He is entitled to participate in all of our employee benefit plans that are generally available to senior management. In addition, in the event that Mr. Vitale's term of employment terminates prior to achieving vested status under such employee benefit plans, he will be entitled to an additional benefit under a non-qualified deferred compensation plan in an amount equal to the amount of non-vested benefits accrued under such employee benefit plans. He is also entitled to have certain perquisites paid for or reimbursed by the CBOT, including club memberships, automobile allowance and financial planning and other professional expenses not to exceed $25,000.

   In addition, Mr. Vitale received an incentive award, consisting of equity appreciation rights, which will entitle him to receive the benefit of any appreciation in the value of the CBOT's memberships and/or their post-restructuring equivalents. The equity appreciation rights, which have been granted in the form of appreciation units, give Mr. Vitale the right to receive the excess of the fair market value of the covered equity with respect to an appreciation unit on the date such appreciation unit is exercised over the grant value of such appreciation unit.

   The following table summarizes the type, number, grant value and covered equity with respect to each appreciation unit granted to Mr. Vitale, as modified to reflect the holding company structure adopted by the board of directors in October 2001 and set forth in a letter agreement, which we expect to enter into with Mr. Vitale prior to the completion of the restructuring transactions.

          EQUITY APPRECIATION RIGHTS                                      COVERED EQUITY
---------------------------------------------- --------------------------------------------------------------------
                                                                                              Class B     Class C
                          Number of    Grant                                                 Membership  Membership
        Class of         Appreciation  Value   Membership Equivalent      Common Stock       Equivalent  Equivalent
   Appreciation Unit        Units     Per Unit        Per Unit         Equivalent Per Unit    Per Unit    Per Unit
------------------------ ------------ -------- ---------------------- --------------------- ------------ ----------
A-1A....................      25      $400,000   1 Full Membership    A-1 Conversion Shares 1 Series B-1 1 Class C
A-1B....................      10      $600,000   1 Full Membership    A-1 Conversion Shares 1 Series B-1 1 Class C
A-2.....................      10       $80,000 1 Associate Membership A-2 Conversion Shares 1 Series B-2     --
A-4.....................       5       $10,000   1 IDEM Membership    A-4 Conversion Shares 1 Series B-4     --
A-5.....................       5       $20,000    1 COM Membership    A-5 Conversion Shares 1 Series B-5     --

   The number of shares of common stock of CBOT Holdings covered by an appreciation right will be dependent upon the number of shares of common stock issued with respect to the membership equivalent for such appreciation unit following completion of the restructuring transactions. The appreciation rights will generally vest in accordance with the schedule set forth in the following table:

                                     Number of Applicable Appreciation Units Vested
Class of Appreciation    -----------------------------------------------------------------------
Unit                     February 20, 2002 February 20, 2003 February 20, 2004 February 20, 2005
---------------------    ----------------- ----------------- ----------------- -----------------
A-1A....................     10 Units           5 Units           5 Units           5 Units
A-1B....................      4 Units           2 Units           2 Units           2 Units
A-2.....................      4 Units           2 Units           2 Units           2 Units
A-4.....................      2 Units            1 Unit            1 Unit            1 Unit
A-5.....................      2 Units            1 Unit            1 Unit            1 Unit

   In the event that Mr. Vitale's term of employment is terminated because of death, he would be entitled to receive his base salary through the end of the sixth calendar month following the calendar month during which his employment is terminated and any portion of the incentive award that is not vested would immediately vest. In the event that Mr. Vitale's term of employment is terminated because of permanent disability, he would be entitled to receive his base salary through the earlier of the expiration of his employment agreement and the first year of such permanent disability, and would be entitled to receive one-half his base salary during the remaining term of the employment agreement, if any. In addition, upon permanent disability, any portion of the incentive award that is not vested would immediately vest. If Mr. Vitale is terminated by the CBOT for cause, terminates employment without good reason or the employment agreement reaches the end of its term, he would be entitled to his base salary through his last day of employment and any portion of the incentive award that has not been exercised would be forfeited. In the event that the CBOT terminates Mr. Vitale without cause or Mr. Vitale terminates with good reason, Mr. Vitale would be entitled to his base salary through the expiration of his employment agreement and any portion of the incentive award that is not vested would immediately vest; provided that any unexercised incentive awards shall be forfeited four years following the date of termination. In addition, Mr. Vitale would be entitled to payment of his performance bonus of $750,000 in the event that the date of termination without cause or for good reason occurs prior to payment of performance bonuses for fiscal year 2001.

   In the event that the restructuring transactions are not completed within 12 months of the date of the employment agreement, which term may be extended by Mr. Vitale for six months, thereafter, Mr. Vitale may terminate the employment agreement in the thirty day period immediately following the end of such term. Under such circumstances, he would be entitled to receive his base salary through the earlier of the expiration of his employment agreement and the end of the second full fiscal year following the fiscal year of his election to terminate employment and any portion of the incentive award that is not exercised would be forfeited. In the event of a change of control, Mr. Vitale or the CBOT may terminate Mr. Vitale's employment, and Mr. Vitale would be entitled to receive his base salary through the earlier of the expiration of his employment agreement and the end of the second full fiscal year following the fiscal year such change of control occurs and all outstanding incentive awards would become vested immediately prior to the transaction giving rise to the change of control.

   Mr. Vitale is also subject to certain non-competition and non-solicitation provisions during the employment term and, in the event his employment agreement is terminated prior to expiration, for one year following the date of termination.

 Other Agreements

   We also have an Executive Employment Agreement with Carol A. Burke, our Executive Vice President and General Counsel. The term of the agreement began May 18, 1999 and runs until May 18, 2002 or the earlier death, total and permanent disability or termination of the executive. The employment period under the agreement will be extended for one calendar month for each calendar month after May 2001 that Ms. Burke serves under her agreement. The CBOT and Ms. Burke each have the right to provide notice to the other party to their respective agreements of their intent to cease extending such agreement and, upon such notice, the term of such agreement shall terminate 12 calendar months following the furnishing of notice of such intent. The agreement provides for a base salary of $500,000 and annual increases as determined by our board of directors in its sole discretion. The agreement provides that the executive is entitled to participate in all of our employee benefit plans that are generally available to senior management, including post-employment medical and dental benefits.

   In the event of Ms. Burke's disability, she would receive her base compensation for the first year during which she is under the disability. After the first year, she would receive one-half of her base pay during the remainder of the disability, but not beyond the end of the employment term. This disability pay would be reduced to the extent she receives payments from other sources such as insurance as a result of the disability. We may terminate her if the disability is total and permanent, in which case she would be entitled to her base compensation through the end of the employment term. Pursuant to the agreement, Ms. Burke agrees to certain non-competition provisions during the employment term and for one year thereafter.

   We have entered into a letter agreement with James P. Amaral, our former Senior Vice President and Chief Information Officer, pursuant to which we agreed to pay Mr. Amaral severance in the amount of $215,384.01 in semi-monthly payments in exchange for a release from claims related to his employment with the CBOT. In addition, we have entered into an agreement with Patrick J. Catania, pursuant to which, among other things, Mr. Catania agreed to resign his position with the CBOT as Executive Vice President, Market and Product Development, and the CBOT agreed to retain him as an employee at his current salary until June 6, 2003 and thereafter until terminated by Mr. Catania or the CBOT. As an employee, the agreement provides that Mr. Catania will perform services for the CBOT relating to matters within the purview of his current assignment on an as-needed basis.

Beneficial Ownership of Management and Directors

   The following table lists the shares of capital stock of CBOT Holdings that will be beneficially owned following completion of the restructuring transactions by each of the directors, each of the executive officers named in the summary compensation table included under "--Executive Compensation" and CBOT Holdings' directors and executive officers as a group. Except as otherwise indicated below, this information is based on the beneficial ownership by those persons of CBOT memberships as of September 11, 2001. There was no person known to us to be the beneficial owner of more than five percent of the membership interests of CBOT as of such date and none of the persons listed in the table below are currently expected to beneficially own one percent or more of any of the shares of common stock of CBOT Holdings.

                                                                       Number of
                                                                       Shares of
Name of Beneficial                                                      Common
Owner                                                                    Stock
------------------                                                     ---------
Dennis A. Dutterer(1).................................................      --
Thomas R. Donovan(1)..................................................      --
Nickolas J. Neubauer..................................................   50,000
David J. Vitale.......................................................      --
Carol A. Burke........................................................      --
Patrick J. Catania(2).................................................      --
James P. Amaral(2)....................................................      --
Bernard W. Dan........................................................      --
William M. Farrow III.................................................      --
Philip P. Hannigan....................................................      --
Glen M. Johnson.......................................................      --
Mary McDonnell........................................................      --
Charles P. Carey......................................................   25,000
Raymond Cahnman(3)....................................................  127,900
James E. Cashman......................................................   25,000
Mark E. Cermak........................................................   25,000
Robert F. Corvino.....................................................   25,000
James F. Curley.......................................................   25,000
Andrew J. Filipowski..................................................      --
Douglas M. Kurzydlo...................................................   25,000
Veda Kaufman Levin....................................................   25,000
James P. McMillin.....................................................    5,000
Joseph Niciforo.......................................................   30,000
James R. Thompson.....................................................      --
J. Andrew Wallace(4)..................................................   80,000
Michael D. Walter(5)..................................................   25,000
Ralph H. Weems........................................................      --
Directors and Executive Officers as a group
 (27 persons).........................................................  492,900

--------
(1) As of December 6, 2000.
(2) As of March 16, 2001.
(3) Includes 10,700 shares of common stock owned by TransMarket Group LLC, which Mr. Cahnman may be deemed to beneficially own. Mr. Cahnman disclaims such beneficial ownership.
(4) Includes 75,000 shares of common stock owned by R. J. O'Brien & Associates, which Mr. Wallace may be deemed to beneficially own. Mr. Wallace disclaims such beneficial ownership.
(5) Includes 25,000 shares of common stock owned by ConAgra Specialty Grain Cos., which Mr. Walter may be deemed to beneficially own. Mr. Walter disclaims such beneficial ownership.

   Our directors and officers hold memberships entitling them to cast an aggregate of 18 1/2 votes on the proposal, representing about 1.2% of the total votes that may be cast.

   Until January 1, 2001, our board of directors was composed of twenty-seven members, at which time the terms of nine directorships expired and ceased to exist pursuant to our certificate of incorporation and bylaws. Some of these directors may have held Full, Associate, GIM, IDEM or COM Memberships.

                          DESCRIPTION OF CAPITAL STOCK

   We describe generally below the material terms of the capital stock of CBOT Holdings. However, this description is not complete. For a complete description of the terms of our capital stock, we refer you to the forms of amended and restated certificate of incorporation and bylaws of CBOT Holdings, which are attached as Appendices F and G, respectively, to this document. We urge you to read those documents carefully before voting on the propositions relating to the restructuring transactions.


   For more information about our capital stock and how your rights and obligations as stockholders of CBOT Holdings and members of the CBOT subsidiary will differ from your current rights and obligations as CBOT members, see "Comparison of the Rights of Members of the CBOT Prior to and After Completion of the Restructuring Transactions."


General

   Under its certificate of incorporation, the authorized capital stock of CBOT Holdings will consist of:

 . 100,000,000 shares of common stock, $0.001 par value per share; and

 . 10,000,000 shares of preferred stock, $0.001 par value per share.

Immediately following the completion of the restructuring transactions, 39,802,650 shares of common stock will be outstanding. The shares of common stock of CBOT Holdings issued in connection with the restructuring transactions will be validly issued, fully paid and non-assessable.


Description of Common Stock

 Overview

   The common stock will represent an equity interest in CBOT Holdings and will generally have traditional features of common stock, including, among other things, dividend, voting and liquidation rights.


 Dividend Rights

   Subject to the limitations under Delaware law and priorities and preferences that may apply to any outstanding shares of preferred stock, holders of common stock will be entitled to receive such dividends or other distributions as may be declared by the board of directors of CBOT Holdings out of funds legally available therefor.

   It is not currently anticipated that CBOT Holdings will pay cash dividends on its common stock in the near future. However, CBOT Holdings may later determine to pay cash dividends out of its available surplus.


 Voting

   Unless otherwise required by the certificate of incorporation of CBOT Holdings, the terms of any preferred stock or applicable law, holders of the common stock of CBOT Holdings will be entitled to one vote per share with respect to all matters upon which the stockholders of CBOT Holdings are entitled to vote generally, including the election of directors, amendments to the certificate of incorporation (other than certain amendments relating solely to the terms of any outstanding preferred stock), mergers, sales of all or substantially all of the corporate assets or property or a dissolution. Except as may be provided with respect to any preferred stock in a certificate of designation filed pursuant to Delaware law, or as may otherwise be required by Delaware law or the certificate of incorporation of CBOT Holdings, the common stock will be the only capital stock of CBOT Holdings entitled to vote generally in the election of directors and on all other matters presented to the stockholders of CBOT Holdings. The common stock will not have cumulative voting rights.

   Board of Directors. On October 31, 2001, our board of directors approved and adopted amendments to our certificate of incorporation and bylaws that became effective on November 14, 2001, which authorize our board of directors to delay the next annual election until no later than March 31, 2002, reduce the size of our board of directors from 18 directors to nine directors at the first annual election following timely approval of the restructuring transactions by our members, clarify our board of directors' discretion as to the timing of its regular meetings and make certain other conforming changes. If our members approve the restructuring transactions in a timely manner, our board of directors will be reduced in size from 18 directors to nine directors in connection with the next annual election, which will be held as soon as reasonably practicable following membership approval of the restructuring transactions, but in no event later than March 31, 2002. At such annual election, our members will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. Upon completion of the restructuring transactions, the new directors elected to serve on the nine-member board of directors will continue to serve on the boards of directors of both CBOT Holdings and the CBOT subsidiary until the next annual meeting of each such corporation.


   If the membership vote on the restructuring transactions does not occur in a timely manner, and, as a result, the size of our board of directors is not reduced from 18 directors to nine directors prior to the completion of the restructuring transactions, such directors will continue as the boards of directors of CBOT Holdings and the CBOT subsidiary immediately following completion of the restructuring transactions. The size of the board of directors of CBOT Holdings will thereafter be reduced to nine directors in connection with a special meeting of stockholders, to be held as soon as reasonably practicable following completion of the restructuring transactions. At such special meeting, the stockholders will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. In connection with the election of directors to the new nine-member board of directors of CBOT Holdings, it is anticipated that CBOT Holdings, as the sole Class A member of the CBOT subsidiary, will elect the same nine persons as members of the board of directors of the CBOT subsidiary. Each director of CBOT Holdings and the CBOT subsidiary will be elected to serve as a director until the next annual meeting of each such corporation and will not be subject to term limits.


   In order to ensure that the board of directors of CBOT Holdings is generally identical in size and composition to the board of directors of the CBOT subsidiary, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings. The nine-member boards of directors of CBOT Holdings and the CBOT subsidiary will each consist of:


  . the chairman of the board;

  . five directors who are Class B members of the CBOT subsidiary;

  . two directors who are independent within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and


  . one director who is at-large, or generally not subject to qualifications.

We currently expect that the president and chief executive officer of CBOT Holdings will be nominated for election as the at-large director.

 No Conversion, Preemptive or Subscription Rights

   The holders of common stock of CBOT Holdings will have no conversion, preemptive or subscription rights.

 Liquidation Rights

   Upon any liquidation, dissolution or winding up of CBOT Holdings, whether voluntary or involuntary, holders of common stock of CBOT Holdings will be entitled to receive pro rata such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which holders of each outstanding series of preferred stock are entitled by the terms of such series. In other words, each share of common stock of CBOT Holdings shall have equal liquidation rights.


Preferred Stock

   CBOT Holdings will be authorized to issue up to 10,000,000 shares of preferred stock. The certificate of incorporation for CBOT Holdings will authorize the board, without approval of the stockholders, to issue these shares from time to time in one or more series, to establish the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Such preferred stock is sometimes referred to as "blank check" preferred stock.

   Among the specific matters that may be determined by the board of directors of CBOT Holdings in connection with the issuance of such preferred stock are the following:


  . the designation of each series;

  . the number of shares of each series;

  . the rate of dividends, if any;

  . whether dividends, if any, shall be cumulative or non-cumulative;

  . the terms of redemption, if any;

  . the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CBOT Holdings;

  . rights and terms of conversion or exchange, if any;

  . restrictions on the issuance of shares of the same series or any other series, if any; and

  . voting rights, if any.

   Except as otherwise provided in the terms of any such series, the board of directors may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders of CBOT Holdings. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of shares of the common stock of CBOT Holdings.

   Although no shares of preferred stock will be outstanding upon completion of the restructuring transactions and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Although the board of directors of CBOT Holdings will be required to make any determination to issue any such stock based on its judgment as to the best interests of CBOT Holdings and the stockholders of CBOT Holdings in accordance with its fiduciary duties under applicable law, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market or other prices of such stock. We do not currently intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or other applicable requirements.

   One of the anticipated benefits of the restructuring transactions is the positioning of CBOT Holdings to obtain better access to capital markets, thereby giving CBOT Holdings the option, in the future, to issue shares of preferred stock to one or more private investors in capital-raising transactions. However, we cannot provide any assurances in this regard.

Transfer Restrictions

   The shares of common stock of CBOT Holdings will generally be subject to a complete restriction on transfer for the first 270 days following the effective date of the amendment and restatement of the CBOT Holdings certificate of incorporation, which we currently expect will be the date on which the CBOT Holdings common stock will be issued to the CBOT members in connection with the restructuring transactions. Thereafter, a holder of CBOT Holdings common stock will only be entitled to transfer:


  . 15% of its shares in the period from 271 days to 450 days following the date on which the common stock is issued;


  . an additional 25% (or 40% in the aggregate) of its shares in the period from 451 days to 630 days following the date on which the common stock is issued; and


  . an additional 25% (or 65% in the aggregate) of its shares in the period from 631 days to 810 days following the date the common stock is issued.


All such restrictions on transfer will expire on the day that is 811 days following the effective date of the amendment and restatement of the CBOT Holdings Certificate of Incorporation.


   Notwithstanding these restrictions on transfer, stockholders may transfer all, but not less than all, of the shares of common stock associated with a Class B membership and, to the extent applicable, a Class C membership, in the CBOT subsidiary if all such shares of common stock are transferred together with the associated Class B membership and, to the extent applicable, a Class C membership (i.e., 25,000 shares of common stock of CBOT Holdings with one Series B-1, Class B membership and one Class C membership in the CBOT subsidiary, 5,000 shares of common stock of CBOT Holdings with one Series B-2, Class B membership in the CBOT subsidiary, 2,500 shares of common stock of CBOT Holdings with one Series B-3, Class B membership in the CBOT subsidiary, 300 shares of common stock of CBOT Holdings with one Series B-4, Class B membership in the CBOT subsidiary, and 350 shares of common stock of CBOT Holdings with one Series B-5, Class B membership in the CBOT subsidiary). Any transfer may also be effectuated by operation of law or if specifically approved by the CBOT Holdings board of directors, and the certificate of incorporation of CBOT Holdings will grant authority to the board of directors to remove or reduce the foregoing restrictions on transfer of the common stock if and to the extent that it determines, in its sole and absolute discretion, that such action is appropriate.


   Although Class B memberships in the CBOT subsidiary generally will not be subject to any transfer restrictions, the exercise of the trading rights and privileges associated with the Class B memberships will be subject to substantially the same application and approval process that currently applies to CBOT membership candidates. Under that process, any adult, other than an employee of the CBOT subsidiary, of good character, reputation, financial responsibility and credit will be eligible to become a Class B member of, and exercise trading rights and privileges at, the CBOT subsidiary. Candidates will be reviewed to determine whether they meet applicable requirements in accordance with the rules and regulations of the CBOT subsidiary.

   The Class C memberships in the CBOT subsidiary generally will also not be subject to any transfer restrictions. However, a holder of a Class C membership seeking to become a member of the Chicago Board Options Exchange must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership in the CBOT subsidiary, along with such Class C membership, in each case subject to certain adjustments, in order to be eligible to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange. Accordingly, if you are a Full Member of the CBOT, you should give careful consideration to this requirement before either transferring some or all of your common stock of CBOT Holdings without all of your other shares of common stock of CBOT Holdings and your Series B-1, Class B membership and Class C membership in the CBOT subsidiary or transferring your Series B-1, Class B membership or Class C membership in the CBOT subsidiary without all of your shares of common stock of CBOT Holdings.


   In addition to the restrictions discussed above, shares of common stock of CBOT Holdings received in connection with the restructuring transactions by "affiliates" may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act.

Other Provisions

   CBOT Holdings will establish a number of change of control provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with CBOT Holdings' board of directors rather than pursue non-negotiated takeover attempts. Some of these provisions will be implemented pursuant to the certificate of incorporation and bylaws of CBOT Holdings and others will be implemented independently. These provisions will include the following:

     Advance Notice Procedures. CBOT Holdings' bylaws will contain provisions requiring that advance notice be delivered to CBOT Holdings of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the CBOT Holdings board of directors.

     Generally, such advance notice provisions will require that a stockholder must give written notice to the secretary of CBOT Holdings not less than 30, nor more than 75, days prior to the first anniversary of the date on which CBOT Holdings first mailed its proxy materials for the preceding year's annual meeting of stockholders. In each case, the notice must set forth specific information regarding such stockholder and each director nominee or other business proposed by such stockholder, as applicable, as provided in the bylaws. Except as described below with respect to nominations by stockholders of CBOT Holdings for persons to be elected to the board of directors of CBOT Holdings at a special meeting of stockholders at which directors are to be elected, stockholders will not be permitted to make proposals, or bring other business, to a special meeting of stockholders.

     Nominations by stockholders for persons to be elected to the CBOT Holdings board of directors at a special meeting of the stockholders, if directors are to be elected at such meeting, generally will require that a stockholder give written notice to the secretary of CBOT Holdings not later than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the CBOT Holdings board of directors.

     Special Meetings of Stockholders. CBOT Holdings' certificate of incorporation and bylaws will expressly provide that only the chairman of the board, the president or the board of directors may call special meetings of the stockholders, and will not permit stockholders to call special meetings.

     No Action by Written Consent of Stockholders. CBOT Holdings' certificate of incorporation will require that all stockholder actions must be taken by a vote of the stockholders at an annual or special meeting, and will not permit the stockholders to take action by written consent without a meeting.

     Amendment of Certificate of Incorporation. CBOT Holdings' certificate of incorporation will generally require the approval of not less than a majority of the voting power of all then-outstanding shares of stock of CBOT Holdings entitled to vote generally in the election of directors, voting together as a single class, in order to amend the certificate of incorporation.

     Amendment of Bylaws. CBOT Holdings' certificate of incorporation will generally require the approval of not less than two-thirds of the voting power of all then-outstanding shares of stock of CBOT Holdings entitled to vote generally in the election of directors, voting together as a single class, in order to adopt, repeal or amend the bylaws in response to a stockholder proposal. This provision will make it more difficult to dilute the change of control effects of the bylaws of CBOT Holdings. The certificate of incorporation will permit the board to amend the bylaws without any stockholder vote, except where a vote of a series of preferred stock is required by the terms of such series.

     Delaware Anti-Takeover Statute. CBOT Holdings will elect to be subject to a Delaware anti-takeover law. Subject to certain exceptions, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    . prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder;

    . upon completion of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For purposes of this statute, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock or a person who is an affiliate of the corporation and who did own, within three years prior to the date of determination whether the person is an "interested stockholder," 15% or more of the corporation's voting stock.


     Stockholder Rights Plan. We currently anticipate that the board of directors of CBOT Holdings would be asked to consider, and may adopt, a stockholder rights plan in connection with any future underwritten public offering of CBOT Holdings common stock. The basic objective of a rights plan is to provide for an appropriate role for the board of directors in the event of a potential change of control. A rights plan seeks to protect the corporation and its stockholders from abusive takeover measures, to maximize stockholder value if the corporation is sold and to encourage potential acquirors to negotiate with the board of directors rather than make an unsolicited takeover proposal. A rights plan aims to accomplish these goals by making attempts to acquire control of the corporation without the board's approval unacceptably expensive and dilutive to the bidder. This is implemented by the issuance to each stockholder of one contingent stock purchase right, which would be triggered by certain events generally involving the acquisition by a third party of a significant amount of the corporation's stock. You should understand that we do not have any current plan or intention to conduct any such offering of CBOT Holdings common stock.


Limitation of Liability of Directors

     The certificate of incorporation of CBOT Holdings will provide, as authorized by Delaware law, that a director of CBOT Holdings will not be personally liable to CBOT Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

  . for any breach of the director's duty of loyalty to CBOT Holdings or its stockholders;

  . for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by Delaware law; or

  . for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted CBOT Holdings and its stockholders.

     The bylaws of CBOT Holdings will provide that CBOT Holdings will indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The bylaws will also permit CBOT Holdings to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the bylaws would permit indemnification.

Transfer Agent

     We have selected LaSalle Bank, National Association to serve as transfer agent and registrar for the common stock of CBOT Holdings following completion of the restructuring transactions.


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                COMPARISON OF THE RIGHTS OF MEMBERS OF THE CBOT
        PRIOR TO AND AFTER COMPLETION OF THE RESTRUCTURING TRANSACTIONS

Overview

   As a result of the restructuring transactions, the CBOT will be demutualized by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which our members will hold memberships entitling them to certain trading rights and privileges on the exchange operated by such subsidiary. In addition, in connection with the restructuring transactions, our board of directors has approved and adopted, and we are proposing for your consideration, certain significant changes to our certificate of incorporation, bylaws and rules and regulations. Generally speaking, these changes are designed to implement a more modern and efficient corporate governance structure.


   You are being asked to approve and adopt the certificates of incorporation and bylaws of each of CBOT Holdings and the CBOT subsidiary as part of the restructuring transactions. The certificate of incorporation and bylaws of CBOT Holdings will become effective prior to the time the reorganization merger becomes effective and the certificate of incorporation and bylaws of the CBOT subsidiary will become effective at the time the reorganization merger becomes effective, with the exception of a provision in the CBOT's bylaws that is designed to confirm that GIMs, IDEMs, and COMs are members for purposes of Delaware law, which will become effective immediately following membership approval of the restructuring transactions. By voting in favor of the propositions relating to the restructuring transactions, you will be voting to approve and adopt this amendment to the CBOT's bylaws in advance of the completion of the restructuring transactions. Upon the effectiveness of these changes to our corporate governance structure, many of your rights and obligations as stockholders of CBOT Holdings and as members of the CBOT subsidiary will change from those that you currently have as members of the CBOT. In this section, we will describe those changes that we believe to be material. We urge you to carefully review and consider these changes in your rights and obligations before voting on the propositions relating to the restructuring transactions.


   The following description summarizes the material differences between the rights and obligations of holders of the CBOT memberships prior to and after completion of the restructuring transactions. We do not intend this summary to be a complete statement of the rights and obligations of holders of the common stock of CBOT Holdings or memberships in the CBOT subsidiary, or a comprehensive comparison of the rights and obligations of members of the CBOT prior to and after completion of the restructuring transactions, or a complete description of the specific provisions referred to in this summary. We do not intend that this identification of specific differences is to indicate that other equally or more significant differences do not exist.

   The forms of certificate of incorporation and bylaws of CBOT Holdings are attached as Appendices F and G, respectively, to this document and the forms of certificate of incorporation and bylaws of the CBOT subsidiary are attached as Appendices H and I, respectively, to this document. Our current certificate of incorporation, bylaws and rules and regulations have been filed as exhibits to the registration statement of which this document forms a part. In addition, the form of the rules and regulations of the CBOT subsidiary, which, subject to changes to the rules and regulations occurring from time to time after the date of this document, we currently expect to be the rules and regulations of the CBOT subsidiary immediately after completion of the restructuring transactions, has been filed as an exhibit to the registration statement. A summary of the status of certain current CBOT rules and regulations as a result of the restructuring transactions is attached as Appendix J to this document. We urge you to review and consider carefully each of these documents before voting on the restructuring transactions.


For-Profit Status; Authority to Issue Capital Stock

   Currently, our certificate of incorporation expressly provides that the CBOT is not-for-profit and has no authority to issue capital stock. The certificate of incorporation of the CBOT subsidiary will provide that it

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


remains without authority to issue capital stock but that it is for-profit. CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will be entitled to receive all profits, i.e., distributions, dividends and proceeds upon liquidation, from the CBOT subsidiary. The certificate of incorporation for CBOT Holdings will provide that it is for-profit and has the ability to issue capital stock, which will enable CBOT Holdings to issue the shares of common stock to be issued to the CBOT members in connection with the restructuring transactions.


   As described below under "--Authorized Capital," CBOT Holdings will have the ability to issue additional shares of capital stock in the future at the discretion of its board of directors, without stockholder approval. The issuance of additional shares of capital stock by CBOT Holdings could cause your equity interest in CBOT Holdings to be diluted and the market price or value of your shares, if any, to decline.


Dividends

   Delaware law currently provides that corporations, whether for-profit or not-for-profit, may declare and pay dividends on the shares of its stock, or to its members if the corporation is a nonstock corporation, out of funds legally available for such purposes. Neither the CBOT's, CBOT Holdings' nor the CBOT subsidiary's certificate of incorporation otherwise restricts the CBOT's, CBOT Holdings' or the CBOT subsidiary's respective authority to declare and pay dividends. Consequently, the CBOT, under the current certificate of incorporation, CBOT Holdings, under its certificate of incorporation, and the CBOT subsidiary, under its certificate of incorporation, are, for purposes of Delaware law, authorized to declare and pay dividends.


   CBOT Holdings will have the ability to declare and pay dividends to its common stockholders, and the CBOT subsidiary will have the ability to declare and pay dividends to its Class A member, CBOT Holdings, in each case, out of funds legally available for such purposes. Stock corporations may pay dividends out of their "surplus" as defined under Delaware law or, in certain circumstances out of "net profits" for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, the right to receive dividends as common stockholders of CBOT Holdings will be subject to priorities and preferences that may apply to any outstanding shares of preferred stock.

   The demutualization of the CBOT pursuant to the restructuring transactions has been designed to provide that the mechanism for the distribution of legally available funds, if any, to the CBOT members after completion of the restructuring transactions will be the declaration and payment of dividends on the shares of common stock of CBOT Holdings. The board of directors of CBOT Holdings will be able to determine, in its sole and absolute discretion, the time of declarations and payments, if any, of dividends on the shares of common stock of CBOT Holdings.


   We have no current plans to pay cash dividends on the common stock of CBOT Holdings in the near future. However, CBOT Holdings may later determine to pay cash dividends out of its available surplus.


Authorized Capital

   Currently, our certificate of incorporation, bylaws, rules and regulations authorize five classes of CBOT membership:


  . Full;

  . Associate;

  . GIM (and one-half Associate Membership);

  . IDEM; and

  . COM.

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In order to authorize any additional classes of CBOT membership, it would be necessary to amend our bylaws or rules, which are deemed part of the bylaws. The authorized or maximum number of Associate Members, GIMs, IDEMs and COMs under the bylaws and rules is 866, 351, 642 and 643, respectively. Our certificate of incorporation, bylaws, rules and regulations do not expressly provide for an authorized or maximum number of Full Memberships. However, our certificate of incorporation, bylaws, rules and regulations do not authorize the creation of new members in existing classes. Therefore, we believe that the creation of new members would require an amendment to our rules, which, in the case of Full Members, has the result of creating a de facto authorized or maximum number of Full Memberships equal to the current number of such memberships, which is 1,402.


   Under its amended and restated certificate of incorporation, CBOT Holdings will be authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share and up to 10,000,000 shares of preferred stock, par value $0.001 per share. The common stock of CBOT Holdings will generally have traditional features of common stock, including, among other things, dividend, voting and liquidation rights. Immediately after completion of the restructuring transactions, there will be 39,802,650 shares of common stock of CBOT Holdings issued and outstanding.


   As a result, based on the foregoing, following completion of the restructuring transactions, the board of CBOT Holdings would be authorized to issue up to an additional 60,197,350 shares of its common stock without requiring an amendment to the certificate of incorporation of CBOT Holdings and without stockholder approval. The authorization of any additional shares of common stock in excess of these amounts would require an amendment to the certificate of incorporation of CBOT Holdings, which would, in turn, require appropriate stockholder approval.


   The creation of any additional classes of common stock of CBOT Holdings will require an amendment to the certificate of incorporation of CBOT Holdings. The board of CBOT Holdings, however, will be authorized, without stockholder approval, to create and issue additional classes of preferred stock, having such powers, designations and preferences as are set forth in a resolution adopted by the board and set forth in a certificate of designations filed with the State of Delaware.

   Under the certificate of incorporation of the CBOT subsidiary, it will be authorized to issue up to:

  .  one Class A membership;

  .  1,402 Series B-1, Class B memberships;

  .  866 Series B-2, Class B memberships;

  .  156 Series B-3, Class B memberships;


  .  642 Series B-4, Class B memberships;

  .  643 Series B-5, Class B memberships; and

  .  1,402 Class C memberships.


   Immediately after completion of the restructuring transactions, we currently expect that the following memberships in the CBOT subsidiary will be outstanding:

  . one Class A membership;

  . 1,402 Series B-1, Class B memberships;

  . 789 Series B-2, Class B memberships;


  . 156 Series B-3, Class B memberships;


  . 642 Series B-4, Class B memberships;

  . 643 Series B-5, Class B memberships; and

  . 1,402 Class C memberships.

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   The sole Class A membership, which will be held by CBOT Holdings, will entitle CBOT Holdings to the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, as well as the exclusive right to receive all distributions, dividends and proceeds upon liquidation from the CBOT subsidiary. Each of the five series of Class B membership will entitle an eligible holder to trading rights and privileges that correspond to the trading rights and privileges of one of the five current classes of CBOT membership. The Class C membership in the CBOT subsidiary will, subject to satisfaction of certain requirements, entitle the holder to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange.


   The creation of any additional classes or series of memberships or the creation of any additional authorized memberships from the classes or series of memberships in the CBOT subsidiary described above would require an amendment to the certificate of incorporation of the CBOT subsidiary, which would require the approval of the CBOT subsidiary's board of directors and Class A member. In addition, any amendment which would adversely affect the authorized number of Class B memberships would require a class vote of the Series B-1 and Series B-2, Class B memberships.


Terms and Conditions of Membership

   Currently, the terms and conditions of membership in the CBOT are set forth in our certificate of incorporation, bylaws, rules and regulations. The terms and conditions of membership, including all trading rights and privileges, will continue to be set forth in the CBOT subsidiary's certificate of incorporation and bylaws, which will include the rules and regulations. The terms and conditions of membership in the CBOT include, among other things, general provisions related to application for membership, member rights, privileges and obligations, member conduct and discipline, registration, assessments and fees, purchase and sale or transfers of memberships or membership interests, insolvency and trading and other rights and privileges of the various classes of membership.


   As described above, the Class B memberships will be issued in five separate series: Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5. The certificate of incorporation of the CBOT subsidiary will provide that each holder of Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5, Class B memberships who satisfies the membership and eligibility requirements with respect to a Full Membership, Associate Membership, GIM Membership, IDEM Membership or COM Membership, respectively, in each case, as set forth in the CBOT subsidiary's rules and regulations, will be entitled to all of the rights and privileges, including all trading rights and privileges, of a CBOT Full Member, Associate Member, GIM, IDEM or COM, as the case may be, subject to applicable Delaware law or as otherwise provided in the CBOT subsidiary's certificate of incorporation, bylaws and rules and regulations.


   In addition, the certificate of incorporation for the CBOT subsidiary will provide that one Class C membership, which will, subject to satisfaction of certain terms and conditions, entitle the holder to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange, will be issued to each CBOT Full Member.


Transferability

   Currently, memberships may be purchased or sold pursuant to transfer mechanisms established by our rules and regulations.

   Following completion of the restructuring transactions, the shares of common stock of CBOT Holdings will generally be subject to a complete restriction on transfer for the first 270 days following the date on which the common stock is issued, as described in greater detail elsewhere in the document. Thereafter, on an incremental basis, 15%, an additional 25%, an additional 25% and an additional 35% of the shares of common stock of CBOT Holdings will become eligible for transfer after the date that is 270, 450, 630 and 810 days, respectively, following the date on which the common stock is issued. Notwithstanding these restrictions on


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


transfer, stockholders may transfer all, but not less than all, of the shares of common stock of CBOT Holdings associated with a Class B membership and, to the extent applicable, a Class C membership, in the CBOT subsidiary if all such shares of common stock are transferred together with the associated Class B membership and, to the extent applicable, a Class C membership. The certificate of incorporation of CBOT Holdings will grant authority to the board of directors to remove or reduce this restriction on transfer of the common stock if and to the extent that it determines, in its sole and absolute discretion, that such action is appropriate.


   Although Class B memberships in the CBOT subsidiary generally will not be subject to any transfer restrictions, the exercise of the trading rights and privileges associated with the Class B memberships will be subject to substantially the same application and approval process that currently applies to CBOT membership candidates. Under that process, any adult, other than an employee of the CBOT subsidiary, of good character, reputation, financial responsibility and credit will be eligible to become a Class B member of, and exercise trading rights and privileges at the, CBOT subsidiary. Candidates will be reviewed to determine whether they meet applicable requirements in accordance with the rules and regulations of the CBOT subsidiary.

   The Class C memberships in the CBOT subsidiary generally will also not be subject to any transfer restrictions. However, a holder of a Class C membership seeking to become a member of the Chicago Board Options Exchange must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership in the CBOT subsidiary, along with such Class C membership, in each case subject to certain adjustments, in order to be eligible to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange. Accordingly, if you are a Full Member of the CBOT, you should give careful consideration to this requirement before either transferring some or all of your common stock of CBOT Holdings without all of your other shares of common stock of CBOT Holdings and your Series B-1, Class B membership and Class C membership in the CBOT subsidiary or transferring your Series B-1, Class B membership or Class C membership in the CBOT subsidiary without all of your shares of common stock of CBOT Holdings.


Voting Rights

   Under the CBOT's current certificate of incorporation and bylaws, Full Members and Associate Members have the right to vote on all matters submitted to a vote of the general membership. Each Full Member is entitled to one vote per Full Membership and each Associate Member is entitled to one-sixth of one vote per Associate Membership on all such matters. GIMs, IDEMs and COMs have no right to vote under the current certificate of incorporation and bylaws.

   The holders of common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings. As a result, to the extent that they hold shares of common stock of CBOT Holdings, GIMs, IDEMs and COMs will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally. In addition, the allocation of shares of common stock of CBOT Holdings among members in connection with the completion of the restructuring transactions will result in a dilution of the Full Members' voting rights relative to the voting rights of Associate Members, GIMs, IDEMs and COMs.


   CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, including, among other things, the election of directors to the board of directors of the CBOT subsidiary. As a result, the holders of Class B and Class C memberships in the CBOT subsidiary will not have voting rights with respect to matters requiring a vote of the members of the CBOT subsidiary, except that holders of Series B-1 and Series B-2, Class B memberships will have limited voting rights to approve certain changes that would adversely affect certain core rights related to the trading rights and privileges of Class B memberships.


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Liquidation Rights

   The CBOT's current rules and regulations provide that, in the event of a full liquidation of the CBOT, the members would share in the proceeds from dissolution in an approximate ratio of 6.00 : 1.00 : 0.67 : 0.03 : 0.03 for each Full Membership, Associate Membership, GIM, IDEM and COM, respectively.

   In the event of a full liquidation of CBOT Holdings, liquidating distributions will be made to common stockholders pro rata based on the number of shares of common stock they hold. In the event of the full liquidation of the CBOT subsidiary, the Class A member, which will be CBOT Holdings, will be entitled to all liquidating distributions. Class B and Class C members of the CBOT subsidiary will not be entitled to any distributions upon the liquidation of the CBOT subsidiary. As a result of the allocation of shares of common stock of CBOT Holdings and the creation of the holding company structure in connection with the restructuring transactions, Full Members and GIMs will experience a decline in their liquidation rights relative to the liquidation rights of Associate Members, IDEMs and COMs.


Proceeds of Membership

   Under our current rules and regulations, upon any transfer of a membership, whether made by a member voluntarily or by the board of directors, the proceeds are applied pursuant to a priority set forth in the rules and regulations. The types of claims that currently have priority in the proceeds of a transferred membership include, among other things, dues, assessments, service fees, fines, contributions, and other charges and indebtedness payable to the CBOT or a clearing house, amounts owed to clearing members and amounts owed on loans that financed the purchase of such membership.


   We currently believe that, following completion of the restructuring transactions, the claims of Class B and Class C members of the CBOT subsidiary should continue to have an automatic priority over the claims of non-members against the proceeds of the sale of Class B and Class C memberships in substantially the same manner as the priority associated with current CBOT memberships. However, the restructuring transactions involve significant changes to our organizational structure and, as a result, we cannot provide any assurances in this regard. In particular, we are not aware of any court that has considered the enforceability of such a provision in the context of memberships issued by a demutualized exchange. The rules and regulations of the CBOT subsidiary will provide that the proceeds of any transfer of Class B and Class C memberships in the CBOT subsidiary will be subject to the priority of payments provision that is currently applicable to the transfer of CBOT memberships.


Amendment of Certificate of Incorporation

   Under our current certificate of incorporation, amendments to the certificate of incorporation must be adopted by the board of directors in accordance with Delaware law and then submitted to a vote of the membership. Proposals to amend the certificate of incorporation will be adopted if at least 300 votes have been cast at a special meeting of the membership and a majority of the votes cast were in favor of the proposal.

   Under the certificate of incorporation of CBOT Holdings, amendments must also be adopted by the board of directors and then submitted to a vote of the stockholders. However, proposals to amend the certificate of incorporation will be adopted only if at least a majority of the voting power of all of the then-outstanding shares of stock of CBOT Holdings entitled to vote generally in the election of directors, voting together as a single class, are voted in favor of the proposal. As a result, it will be more difficult to amend the certificate of incorporation of CBOT Holdings.

   In addition, the certificate of incorporation of the CBOT subsidiary will provide that amendments must be approved by the board of directors of the CBOT subsidiary and submitted to a vote of the membership. However, Class B and Class C members will not have the right to vote on matters that require approval by the members of the CBOT subsidiary, except that Series B-1 and B-2, Class B members will have the limited right to vote on amendments that would adversely affect certain core rights relating to the trading rights and privileges associated with Class B memberships.


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Amendment of Bylaws and Rules and Regulations; Substantial Elimination of the
Petition Process

   Currently, our certificate of incorporation provides that the bylaws, which include the rules, may only be adopted, amended or repealed with the approval of the membership. Proposed amendments to the bylaws may be independently recommended by the board of directors for submission to a vote at a special meeting of the membership. In addition, 25 or more voting members have the right to petition for the board of directors' approval to call a special meeting of the membership for the purpose of voting on amendments to the bylaws. If the board of directors does not approve the initial petition, 100 or more voting members have the right to petition for such special meeting and such special meeting will then be called by the board of directors or the chairman of the board in accordance with the procedures set forth in the certificate of incorporation and bylaws, See "--Special Meetings." Proposals to amend the bylaws, including the rules, will be adopted if at least 300 votes have been cast at a special meeting and a majority of the votes cast were in favor of the proposal. This process, together with certain other provisions of the bylaws, rules and regulations, including those relating to the nomination procedures for elective officers and the annual election, constitutes what is sometimes referred to as the petition process of the CBOT membership. This petition process effectively vests in the voting membership the authority to adopt, amend and repeal bylaws, including the rules, which, together with our certificate of incorporation and the regulations, generally govern the rights and obligations of the members of the CBOT.


   In connection with the restructuring transactions, the petition process is being substantially eliminated, with the principal exception consisting of the right to vote on adverse changes to certain core rights associated with the Class B memberships of the CBOT subsidiary. As a result, the ability of the holders of common stock of CBOT Holdings and the Class B and Class C members of the CBOT subsidiary to participate in the day-to-day management and operations of CBOT Holdings and the CBOT subsidiary, respectively, will be significantly reduced. In sharp contrast to the substantial rights of current CBOT members pursuant to the petition process, stockholders of CBOT Holdings will have rights more consistent with those of stockholders of a publicly held corporation and members of the CBOT subsidiary will have substantially reduced rights relative to the members of the CBOT.

   Specifically, the holders of the common stock of CBOT Holdings will not be entitled to initiate proposals to amend the certificate of incorporation of CBOT Holdings or, as described below, the certificate of incorporation and bylaws, which include the rules and regulations, of the CBOT subsidiary. Any proposal to adopt, repeal or amend the bylaws of CBOT Holdings may only be brought at to a vote at an annual meeting after satisfying certain advance notice requirements described below and will require the approval of two-thirds of the voting power of the stockholders of CBOT Holdings entitled to vote generally in the election of directors. The certificate of incorporation and bylaws of CBOT Holdings will provide that stockholders may not call special meetings of stockholders and only the chairman, the president and the board of directors will have the right to call such special meetings. The bylaws of CBOT Holdings will contain provisions requiring that advance notice be delivered to CBOT Holdings of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to CBOT Holdings' board of directors. Generally, such advance notice provisions will require that for an annual meeting a stockholder must give written notice to the secretary of CBOT Holdings not less than 30, nor more than 75, days prior to the first anniversary of the date on which CBOT Holdings first mailed its proxy materials for the preceding year's annual meeting of stockholders. In each case, the notice must set forth specific information regarding such stockholder and each director nominee or other business proposed by such stockholder, as applicable, as provided in CBOT Holdings' bylaws. Except with respect to nominations by stockholders for persons to be elected to the board of directors of CBOT Holdings at a special meeting of stockholders at which directors are to be elected, stockholders of CBOT Holdings will not be permitted to make proposals, or bring other business, to a special meeting of stockholders.


   As described above, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to vote on most matters requiring a vote of the members of the CBOT subsidiary, including, among other things, the election of directors to the board of directors of the CBOT subsidiary. The holders of Class B and Class C memberships in the CBOT subsidiary will not have voting rights with respect to matters requiring a vote of the members of the CBOT subsidiary, except that holders of Series B-1 and Series B-2, Class B memberships will have limited voting rights to approve certain changes that would adversely affect certain core rights related to the trading rights and privileges of Class B memberships. Accordingly, the certificate of incorporation and bylaws of the CBOT subsidiary do not provide Class B and Class C members the right to bring proposals before annual or special meetings of the membership of the CBOT subsidiary nor will Class B and Class C members have the right to call special meetings of the membership of the CBOT subsidiary.

   Under our current certificate of incorporation and bylaws, the rules are deemed to be part of the bylaws and are therefore subject to the petition process described above. Under the CBOT subsidiary's certificate of incorporation and bylaws, the rules and regulations will be incorporated into the bylaws and the board of directors of the CBOT subsidiary and CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have authority to adopt, amend or repeal rules and regulations, provided that any amendment that would adversely affect a core right must also be submitted to a vote of and approved by the holders of Series B-1 and Series B-2, Class B memberships.


   In connection with the restructuring transactions, the petition process is being substantially eliminated. The principal exception is that holders of Series B-1 and Series B-2, Class B memberships will have the right to vote on adverse changes to certain core rights associated with the trading rights and privileges of Class B members. This is an important aspect of the restructuring transactions, which will materially change your rights. Following completion of the restructuring transactions, your ability as a common stockholder of CBOT Holdings and as a member of the CBOT subsidiary to participate in the day-to-day management and operations of either CBOT Holdings or the CBOT subsidiary will be significantly reduced as a result of the substantial elimination of the petition process.

Election of Directors

   Currently, our certificate of incorporation provides that the nominating committee will nominate candidates to stand for election to the board of directors. In addition, members have the right to petition, which petition must be signed by at least 40 members, to nominate other candidates to stand for election to the board of directors.

   Under the certificate of incorporation and bylaws of CBOT Holdings, nominations for directors will be made by the nominating committee of the board of directors of CBOT Holdings and may be made by stockholders satisfying the advance notice requirements described above under "Description of Capital Stock--Other Provisions--Advance Notice Procedures." As a result of the advance notice requirements under CBOT Holdings' bylaws, stockholder influence on the nomination process in connection with the election of directors may be substantially diminished.


   The certificate of incorporation of the CBOT subsidiary will provide that the holder of the Class A membership, which will be CBOT Holdings, will be entitled to elect directors to serve on the board of directors of the CBOT subsidiary. However, it will be a qualification that each director of the CBOT subsidiary serve on the board of directors of CBOT Holdings, which will generally result in CBOT Holdings and the CBOT subsidiary having boards of directors that are identical in size and composition.

   Since this represents a material change to your rights, we urge you to give careful consideration to this aspect of the restructuring transactions before voting on the propositions relating to the restructuring transactions.


Special Meetings

   Currently, our certificate of incorporation and bylaws provides that 25 or more voting members have the right to petition for the board of directors' approval to call a special meeting of the membership for the purpose of voting on amendments to the bylaws. If the board of directors does not approve the initial petition, 100 or

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more voting members have the right to petition for such special meeting and such special meeting will then be called by the board of directors or the chairman of the board in accordance with the procedures set forth in the certificate of incorporation and bylaws. Independently, the board of directors or the chairman of the board may call for a special meeting of the membership for any purpose to be held at such place, on such date, and at such time as they or he or she fix.

   Under the bylaws of CBOT Holdings and the CBOT subsidiary, special meetings of the stockholders and special meetings of the members, as applicable, may only be called by the chairman of the board, the president or by the board of directors acting pursuant to a resolution of a majority of such board of directors, in each case of CBOT Holdings or the CBOT subsidiary, as applicable. As a result, stockholders of CBOT Holdings and members of the CBOT subsidiary will not have the authority to cause the board of directors or chairman of the board to call a special meeting for any purpose, including proposals to amend the bylaws. However, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, could take action by written consent without a meeting to take such actions as amend the bylaws of the CBOT subsidiary, subject to the right of holders of Series B-1 and Series B-2, Class B memberships to consent to certain changes that would adversely affect certain core rights related to the trading rights and privileges of Class B memberships. Since this represents a material change to your rights, we urge you to give careful consideration to this aspect of the restructuring transactions before voting on the propositions relating to the restructuring transactions.


Annual Meetings

   Under our current bylaws, the annual meeting of the members is required to be held on the first Thursday after the third Tuesday in February at 2:30 p.m. As a matter of practice, member matters are generally not submitted to a vote at such meeting.

   Under the bylaws of CBOT Holdings and the CBOT subsidiary, and to the fullest extent required by applicable law, an annual meeting will be required to be held for the purpose of electing directors and transacting such other business as may be properly called come before the meeting at such place, on such date, and at such time as the board of directors shall each year fix, provided that, in the case of CBOT Holdings, the date of the annual meeting shall be within 13 months of the last annual meeting of stockholders as required by applicable law.


Assessments and Dues


   The board of directors of the CBOT currently possesses the authority to levy assessments upon the CBOT membership as it may deem necessary or advisable to meet certain anticipated operating deficits. The board of directors of the CBOT subsidiary will continue to possess the authority to levy assessments upon the CBOT subsidiary membership on substantially the same terms as the board of directors of CBOT. The common stock of CBOT Holdings will be issued as fully-paid and non-assessable. As such, CBOT Holdings will have no authority to assess its stockholders.


Conversion Rights


   Our current certificate of incorporation and bylaws provide that GIM Memberships are converted into one-half Associate Memberships upon the sale of such memberships and permits the conversion of two one-half Associate Memberships into one Associate Membership.


   Following completion of the restructuring transactions, two Series B-3, Class B memberships in the CBOT subsidiary will be convertible at the option of the holder, at any time, into a Series B-2, Class B membership. This convertiblity feature is designed to facilitate our current plan to phase out GIM Memberships and, after completion of the restructuring transactions, Series B-3, Class B memberships in the CBOT subsidiary.

Repeal of Certain Rules and Regulations

   In order to implement certain changes to the corporate governance structure of the CBOT subsidiary in connection with the restructuring transactions, certain rules and regulations will be repealed or eliminated in their entirety. A summary of those rules and regulations that will be repealed or eliminated in their entirety in connection with the restructuring transactions is set forth in Appendix J to this document, which is entitled, "Status of Certain Current CBOT Rules and Regulations as a Result of the Restructuring Transactions." We urge you to review this summary carefully before voting on the propositions relating to the restructuring transactions. Of course, other changes to the rules and regulations not related to the restructuring transactions may be implemented from time to time after the date of this document in accordance with the provisions of our certificate of incorporation, bylaws and rules and regulations.


Board of Directors

   On October 31, 2001, our members approved and adopted amendments to our certificate of incorporation and bylaws, which became effective on November 14, 2001, that authorize our board of directors to delay the next annual election until no later than March 31, 2002, reduce the size of our board of directors from 18 directors to nine directors at the first annual election following timely approval of the restructuring transactions by our members, clarify our board of directors' discretion as to the timing of its regular meetings and make certain other conforming changes. If our members approve the restructuring transactions in a timely manner, our board of directors will be reduced in size from 18 directors to nine directors in connection with the next annual election, which will be held as soon as reasonably practicable following membership approval of the restructuring transactions, but in no event later than March 31, 2002. At such annual election, our members will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. Upon completion of the restructuring transactions, the new directors elected to serve on the nine-member board of directors will continue to serve on the boards of directors of both CBOT Holdings and the CBOT subsidiary until the next annual meeting of each such corporation.


   If the membership vote on the restructuring transactions does not occur in a timely manner, and, as a result, the size of our board of directors is not reduced from 18 directors to nine directors prior to the completion of the restructuring transactions, such directors will continue as the boards of directors of CBOT Holdings and the CBOT subsidiary immediately following completion of the restructuring transactions. The size of the board of directors of CBOT Holdings will thereafter be reduced to nine directors in connection with a special meeting of stockholders, to be held as soon as reasonably practicable following completion of the restructuring transactions. At such special meeting, the stockholders will elect eight new directors to serve on the nine-member board of directors with the then current chairman of the board continuing to serve in such capacity as the ninth member of such board. In connection with the election of directors to the new nine-member board of directors of CBOT Holdings, it is anticipated that CBOT Holdings, as the sole Class A member of the CBOT subsidiary, will elect the same nine persons as members of the board of directors of the CBOT subsidiary. Each director of CBOT Holdings and the CBOT subsidiary will be elected to serve as a director until the next annual meeting of each such corporation and will not be subject to term limits.


   In order to ensure that the board of directors of CBOT Holdings is generally identical in size and composition to the board of directors of the CBOT subsidiary, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings. The nine-member boards of directors of CBOT Holdings and the CBOT subsidiary will each consist of the chairman of the board, five directors who are Class B members of the CBOT subsidiary, two directors who are independent within the meaning of the certificate of incorporation and bylaws of CBOT Holdings and one director who is at-large, or generally not subject to qualifications. We currently expect that the president and chief executive officer of CBOT Holdings will be nominated for election as the at-large director.


Change of Control Provisions

   Currently, our certificate of incorporation, bylaws, rules and regulations do not contain robust change of control provisions.

   CBOT Holdings will establish a number of change of control provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors of CBOT Holdings rather than pursue non-negotiated takeover attempts. These provisions will include, among other things:

  . advance notice requirements in connection with stockholder meetings;

  . elimination of the ability of stockholders to call stockholder meetings;

  . a prohibition on the ability of stockholders to take action by written consent;

  . supermajority stockholder approval requirements in connection with the amendment of the bylaws; and

  . the application of the provisions of the Delaware anti-takeover statute.

   In addition, we currently anticipate that, in the event that CBOT Holdings were to conduct an underwritten public offering of its common stock in the future, the board of directors would be asked to consider, and may adopt, a stockholder rights plan. For more information about these provisions, see "Description of Capital Stock--Other Provisions." We have no current plan or intention to conduct any such offering.


   These provisions could have the following effects, among others:

  . delaying, deferring or preventing a change of control;

  . delaying, deferring or preventing the removal of existing management;

  . deterring potential acquirors from making an offer to CBOT's Holdings' stockholders; and

  . limiting any opportunity of CBOT Holdings' stockholders to realize premiums over prevailing market or other prices of CBOT Holdings' common stock in connection with offers by potential acquirors.

This could be the case notwithstanding that a majority of CBOT Holdings' stockholders might benefit from such a change in control or offer.

Appraisal Rights

   Under Delaware law and subject to certain exceptions, stockholders of CBOT Holdings will have appraisal rights in connection with a merger or consolidation of CBOT Holdings with another entity. Appraisal rights allow a stockholder to dissent from the merger or consolidation and receive the fair value of the stockholder's shares in cash. Appraisal rights will also generally be available to the members of the CBOT subsidiary, as they are presently available to CBOT members, in connection with a merger or consolidation of the CBOT subsidiary with another entity, subject to certain exceptions. Under Delaware law, however, appraisal rights are not available in connection with a merger or consolidation of two nonstock corporations and, accordingly, appraisal rights are not available to any CBOT members in connection with the restructuring transactions.

                        SHARES ELIGIBLE FOR FUTURE SALE

Common Stock

   The 39,802,650 shares of common stock of CBOT Holdings to be distributed in connection with the restructuring transactions will generally be subject to a complete restriction on transfer for the first 270 days following the date on which the common stock is issued, as described in greater detail elsewhere in this document. Thereafter, on an incremental basis, 15%, an additional 25%, an additional 25% and an additional 35% of the shares of common stock of CBOT Holdings will become eligible for transfer after the date that is 270, 450, 630 and 810 days, respectively, following the date on which the common stock is issued. Notwithstanding these restrictions on transfer, stockholders may transfer all, but not less than all, of the shares of common stock of CBOT Holdings associated with a Class B membership and, to the extent applicable, a Class C membership, in the CBOT subsidiary if all such shares of common stock are transferred together with the associated Class B membership and, to the extent applicable, Class C membership. The certificate of incorporation of CBOT Holdings will grant authority to the board of directors to remove or reduce this restriction on transfer of the common stock if and to the extent that it determines, in its sole and absolute discretion, that such action is appropriate. After expiration of the transfer restrictions, the shares of common stock will be freely tradable without restriction under the Securities Act, except for any such shares which may be received by "affiliates" as defined under the Securities Act.


   In addition, a holder of a Class C membership in the CBOT subsidiary seeking to become a member of the Chicago Board Options Exchange must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership in the CBOT subsidiary, along with such Class C membership, in each case subject to certain adjustments, in order to be eligible to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange. Accordingly, if you are a Full Member of the CBOT, you should give careful consideration to this requirement before either transferring some or all of your common stock of CBOT Holdings without all of your other shares of common stock of CBOT Holdings and your Series B-1, Class B membership and Class C membership in the CBOT subsidiary or transferring your Series B-1, Class B membership or Class C membership in the CBOT subsidiary without all of your shares of common stock of CBOT Holdings.



   Common stock of CBOT Holdings received in connection with the restructuring transactions by "affiliates" may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act.

   Sales of substantial amounts of common stock of CBOT Holdings in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock and/or our other capital stock.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
                       OF THE RESTRUCTURING TRANSACTIONS

   The following general discussion constitutes the opinion of Kirkland & Ellis, tax counsel to CBOT Holdings and the CBOT, as to the material U.S. federal income tax consequences of completion of the restructuring transactions, subject to the qualifications described below. This opinion is based upon the Internal Revenue Code of 1986, as amended, the United States Treasury Department regulations promulgated thereunder, judicial authority and current administrative rulings and practice now in effect, all of which are subject to change at any time, including with possible retroactive effect, or different interpretations. This opinion does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular CBOT member in light of such member's particular circumstances or to CBOT members subject to special treatment under the U.S. federal income tax laws, and this opinion does not discuss any aspects of state, local or foreign tax laws.


   In issuing rulings to other exchanges involved in the process of demutualization, the Internal Revenue Service has adopted the position that:

  . the equity component of a membership or stock is to be treated as separate property from the trading rights associated with that membership or stock so that the demutualization will be treated, in effect, as two exchanges, an exchange of the equity components and an exchange of the trading rights; and

  . the taxability of each exchange must be tested under the relevant provisions of the Code applicable to the particular property rights.

Thus, we understand that, under this IRS position, the exchange of the equity components will be tested for tax-free status under the corporate reorganization or corporate formation provisions, as applicable, and the exchange of the trading rights will be treated as taxable or not based on whether there is any significant modification in the legal rights associated with those rights under Code Section 1001, which provides for recognition of gain or loss on the sale or exchange of property. The IRS has not taken a position on whether, even if there is a significant modification of the trading rights, the exchange would nevertheless constitute a tax-free exchange of like-kind property under Code Section 1031.

   Based upon the foregoing, it is the opinion of Kirkland & Ellis that:

  . No gain or loss will be recognized by a CBOT member with respect to the receipt of common stock of CBOT Holdings or the Class A, Class B or Class C memberships of the CBOT subsidiary, including any associated right to trade on the CBOT or Chicago Board Options Exchange. The IRS may take the position that the Class C memberships in the CBOT subsidiary represents a separate trading right from that relating to the right to trade on the CBOT itself.


  . If the foregoing exchanges do not result in the recognition of gain or loss, the aggregate basis in a member's current membership will carry over to the property received and must be allocated to the various components. If the equity rights and the trading rights are treated as separate property for tax purposes, the basis in the equity rights will be allocated among the equity rights received in proportion to their fair market values, and the basis in the existing trading rights will carry over to the basis of the trading rights received. It is not entirely clear how basis will be allocated between trading rights and equity rights because no separate market exists for those property rights. Members of the CBOT who intend to sell some but not all of their stock or memberships should consult their own tax advisors.


  . The holding period of the common stock of CBOT Holdings or the Class B or Class C memberships of the CBOT subsidiary, will include the period for which such person's current membership has been held, provided that such membership is held as a capital asset or property described in Code
    Section 1231 on the date of the distribution of the stock or memberships, as the case may be.

  . The CBOT will not recognize any gain or loss upon its demutualization and creation of the holding company structure.


   It is a condition to the CBOT's obligation to complete the restructuring transactions that it receive a private letter ruling from the IRS generally to the effect that receipt by members of Class B and Class C memberships in the CBOT subsidiary and a private letter ruling or an opinion of counsel to the effect that receipt by CBOT Holdings of a Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in form and substance satisfactory to our board of directors, will have the foregoing effects. On October 30, 2001, the CBOT filed a request for the ruling with the IRS. Because of the novelty and complexity of the restructuring transactions, it is unclear at this time whether the IRS will issue a favorable ruling or, if the IRS is willing to issue a ruling, when the ruling will be received. Because none of the other exchanges in the process of demutualization has presented the IRS with facts identical to those of the CBOT or the restructuring transactions described in this document, in particular with respect to the capitalization and the Chicago Board Options Exchange exercise right, no assurance can be given that the IRS will issue a favorable ruling or, if so, how long it will take to obtain such a ruling. Any such ruling would generally be binding on the IRS. Although an IRS ruling can be revoked or modified retroactively under some extraordinary circumstances, we are not aware of any such circumstances that would cause the IRS to revoke or modify any such ruling with respect to the restructuring transactions.


   The CBOT currently anticipates that the receipt of cash payments by the limited partners of Ceres pursuant to the reorganization of our electronic trading business will be taxable to such limited partners.

   Because of the complexity of the tax laws, and because the tax consequences of the restructuring transactions to you may be affected by matters not discussed in this section, you are urged to consult your own tax advisor with respect to your own particular circumstances and with respect to the specific tax consequences of the restructuring transactions to you, including the applicability and effect of state, local and foreign tax laws and any proposed changes in applicable tax laws.

                     SPECIAL MEETING AND PROXY INFORMATION

Persons Making the Solicitation

   The proxy solicitation being made pursuant to this document is being conducted on behalf of the CBOT board of directors.


Time and Place of Special Meeting

   The special meeting will be held on       ,           , 2002 at 2:30 p.m.,
Central time, in the Visitor Center Theater, Fifth Floor, at our executive offices located at 141 West Jackson Boulevard, Chicago, Illinois 60604.


Matters To Be Approved

   Full Members and Associate Members are being asked to approve each of the following three propositions relating to the restructuring transactions described more fully in this document:

      (1) the approval and adoption of the agreement and plan of merger relating to the reorganization merger, which will facilitate the demutualization of the CBOT;


      (2) ratification of the August 7, 2001 agreement and the related October 24, 2001 letter agreement relating to the exercise right entered into by us and the Chicago Board Options Exchange; and


      (3) the approval and adoption of all other matters relating to the restructuring transactions, including, among other things, a new certificate of incorporation and bylaws for each of CBOT Holdings and the CBOT subsidiary, a technical amendment to the CBOT's bylaws clarifying the status of GIMs, IDEMs and COMs as members for purposes of Delaware law which will become effective immediately following CBOT membership approval of the restructuring transactions and certain changes to the rules and regulations which, collectively, will facilitate the demutualization, the modernization of certain aspects of our corporate governance structure and the reorganization of our electronic trading business.


Although you are being asked to approve each of these three propositions separately, each of these propositions is related to, and expressly conditioned upon the approval of, the other propositions. This means that we will not take any one or more of these actions relating to the restructuring transactions without taking all actions, subject to the terms and conditions of such transactions as described in greater detail elsewhere in this document. Accordingly, unless ALL THREE of the propositions relating to the restructuring transactions are approved by the requisite vote of the members as described in this document, the restructuring transactions will NOT have been approved by the members and, accordingly, none of them will be completed.


Eligibility to Vote

   Although this document will be mailed to all CBOT members, you are eligible to vote at the special meeting only if you are a Full Member or Associate Member as of the date for the special meeting of the CBOT membership at which a vote on the restructuring transactions will be taken. In accordance with our certificate of incorporation, bylaws and rules and regulations, GIMs, IDEMs and COMs are not eligible to vote on the restructuring transactions.


Available Votes; Required Vote

   Currently, there are 1,402 Full Members and 789 Associate Members of the CBOT. Under our certificate of incorporation, bylaws and rules and regulations, each Full Member will be entitled to one vote for each Full Membership owned and each Associate Member will have one-sixth of a vote for each Associate Membership owned. The restructuring transactions will be approved if Full Members and Associate Members, voting together as a single class based upon their respective voting rights, cast at least 300 votes at the special meeting, whether in person or by proxy, and at least a majority of the votes are cast in favor of all three of the propositions relating to the restructuring transactions.

   Under our certificate of incorporation, bylaws, rules and regulations, GIMs, COMs and IDEMs are not entitled to vote on the restructuring transactions.

   Our directors and officers held memberships as of September 11, 2001 entitling them to cast an aggregate of 18 1/2 votes on the proposal, which would represent about 1.2% of the total votes that may be cast.


Board Recommendation

   Our board of directors has determined that the restructuring transactions are in the best interests of the CBOT and its members and that the restructuring transactions are fair to each class of CBOT membership. Our board of directors has approved the restructuring transactions and recommends that you vote "FOR" approval of the restructuring transactions, including ALL THREE of the propositions relating to the restructuring transactions. Unless ALL THREE of these propositions are approved, the restructuring transactions will NOT have been approved by the members and, accordingly, will NOT be completed.

Manner of Voting; Costs

   You may vote on the propositions relating to the restructuring transactions by attending the special meeting in person and registering your vote. You may also vote by completing the enclosed proxy ballot and submitting it in accordance with its instructions.


   In connection with the proxy ballot solicitation, please note the following instructions:

  . Please mark the enclosed proxy ballot with respect to each proposition and provide your signature, printed name and date where indicated, and enclose and seal the completed proxy ballot in the gold envelope addressed to the Secretary of the CBOT. Each proxy ballot must be signed in order to be effective.

  . Print your name in the upper left-hand corner of the gold envelope and deliver or mail it to the Secretary's Office. Alternatively, you may submit your completed proxy ballot to the Secretary's Office by depositing the proxy ballot in the ballot box located in the fourth floor lobby of our offices between the hours of 8:00 a.m. and 2:15 p.m.,
    Central time, on          , 2002.


   You may revoke your proxy at any time before it is voted at the meeting by:

  . sending written notice to Paul J. Draths at the Secretary's Office, Board of Trade of the City of Chicago, Inc., 141 West Jackson Boulevard, Chicago, IL 60604;

  . submitting a later dated proxy; or

  . attending the special meeting and voting in person.

   Attendance at the special meeting will not automatically revoke your proxy. All properly executed and unrevoked proxies will be voted at the special meeting or at any adjournment of the special meeting.

   You may vote "FOR," "AGAINST" OR "ABSTAIN" in the vote on each of the propositions relating to the restructuring transactions. You should understand that an abstention will not have the legal effect of voting against the proposition but will be relevant to determining whether 300 votes have been cast, which is necessary for the propositions to be approved. A proxy received without an indication as to how it is to be voted with respect to any of the three propositions relating to the restructuring transactions will be voted "FOR" such proposition. A proxy with respect to such proposition that has more than one box marked for a given proposition, e.g., both "FOR" and "AGAINST," will not be counted as a vote cast. Your proxy must be received prior to 2:15
p.m., Central time, on             , 2002 to be counted.


   To obtain a replacement proxy, please call Paul J. Draths, Secretary of the CBOT, at (312) 435-3500 between the hours of 7:30 a.m. and 4:30 p.m., Central time.

   All proxies, ballots and tabulations that identify the vote of a particular member will be kept confidential, except as necessary to allow the third-party inspectors designated with respect to the vote on the propositions relating to the restructuring to certify the voting results or to meet other legal requirements. At the CBOT's request, such inspectors may provide the CBOT with a list of members who have not voted and periodic status reports on the aggregate vote. These status reports may include breakdowns of vote totals by different types of membership classes. However, it is currently expected that the CBOT will not be able to determine how individual members voted.


   The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by telephone.

                                 LEGAL MATTERS

   The validity of the shares of common stock of CBOT Holdings offered hereby will be passed upon for CBOT Holdings by Morris, Nichols, Arsht & Tunnell. Certain legal matters relating to U.S. federal income tax considerations in connection with the restructuring transactions will be passed upon for CBOT Holdings and the CBOT by Kirkland & Ellis. Kirkland & Ellis has in the past represented CBOT Holdings and the CBOT and their respective boards of directors and continues to represent CBOT Holdings and the CBOT and their respective boards of directors in connection with various matters. Morris, Nichols, Arsht & Tunnell acts as special Delaware counsel to CBOT Holdings and the CBOT.


                                    EXPERTS

   The consolidated financial statements of the Board of Trade of the City of Chicago, Inc. and Subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 1999 and 1998 consolidated financial statements by the CBOT to present Ceres as a consolidated subsidiary, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the shares of common stock of CBOT Holdings being offered in connection with the restructuring transactions.

   This proxy statement and prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Consistent with the rules and regulations of the SEC, some items of information are contained in exhibits to the registration statement. Statements made in this proxy statement and prospectus as to the content of any contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete. You should refer to the corresponding exhibit for a more complete description of the relevant matter and read all statements in this proxy statement and prospectus with due consideration of that exhibit.

   Following effectiveness of the registration statement, CBOT Holdings will be required to file periodic reports and other information with the SEC. The SEC filings of CBOT Holdings are available to the public at the SEC's web site at http://www.sec.gov.

                            INDEX TO APPENDICES




      Appendix A Board of Trade of the City of Chicago, Inc. and Subsidiaries
                 Financial Statements

      Appendix B Pro Forma Financial Information of Board of Trade of the City
                 of Chicago, Inc. and Subsidiaries

      Appendix C Agreement and Plan of Merger Relating to the Reorganization
                 Merger

      Appendix D Fairness Opinions and Related Matters
                 Appendix D-1: William Blair Fairness Opinion

                 Appendix D-2: Arthur Andersen Fairness Opinion

                 Appendix D-3: Preliminary Ceres Valuation Analysis
      Appendix E Chicago Board Options Exchange Agreements

                 Appendix E-1: August 7, 2001 Agreement between Board of Trade of the City of Chicago, Inc. and Chicago Board Options
                 Exchange

                 Appendix E-2: October 24, 2001 Letter Agreement between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and
                 Chicago Board Options Exchange

      Appendix F Amended and Restated Certificate of Incorporation of CBOT
                 Holdings, Inc.

      Appendix G Amended and Restated Bylaws of CBOT Holdings, Inc.

      Appendix H Amended and Restated Certificate of Incorporation of the Board
                 of Trade of the City of Chicago, Inc.

      Appendix I Amended and Restated Bylaws of the Board of Trade of the City
                 of Chicago, Inc.

      Appendix J Status of Certain Current CBOT Rules and Regulations as a
                 Result of the Restructuring Transactions

                                   APPENDIX A

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................   A-2

Consolidated Statements of Financial Condition as of December 31, 2000 and
 1999.....................................................................   A-3

Consolidated Statements of Income for the Years Ended December 31, 2000,
 1999 and 1998............................................................   A-4

Consolidated Statements of Members' Equity for the Years Ended December
 31, 2000, 1999 and 1998..................................................   A-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
 2000, 1999 and 1998......................................................   A-6

Notes to Consolidated Financial Statements................................   A-7

Condensed Consolidated Statements of Financial Condition as of September
 30, 2001 and December 31, 2000 (Unaudited)...............................  A-20

Condensed Consolidated Statements of Income for the Nine Months Ended
 September 30, 2001 and 2000 (Unaudited)..................................  A-21

Condensed Consolidated Statements of Members' Equity for the Nine Months
 Ended September 30, 2001 and 2000 (Unaudited)............................  A-22

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
 September 30, 2001 and 2000 (Unaudited)..................................  A-23

Notes to Condensed Consolidated Financial Statements (Unaudited)..........  A-24

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Members
of the Board of Trade of the City of Chicago, Inc.

   We have audited the accompanying consolidated statements of financial condition of the Board of Trade of the City of Chicago, Inc. and its subsidiaries (the "CBOT") as of December 31, 2000 and 1999 and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the CBOT's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Board of Trade of the City of Chicago, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 1 to the consolidated financial statements, the accompanying 1999 and 1998 consolidated financial statements have been restated.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 14, 2001
(March 2, 2001 as to Note 13)

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           December 31, 2000 and 1999
                                 (in thousands)

                           ASSETS                               2000     1999
                           ------                             -------- --------
Current assets
  Cash and cash equivalents:
    Held under deposit and membership transfers.............. $  4,653 $  4,458
    Unrestricted.............................................   23,552   17,991
                                                              -------- --------
      Total cash and cash equivalents........................   28,205   22,449
  Accounts receivable, net...................................   20,920   16,733
  Prepaid expenses and other.................................    3,129    2,927
  Income taxes receivable....................................      127    7,234
                                                              -------- --------
      Total current assets...................................   52,381   49,343
Property and equipment
  Land.......................................................   34,234   34,234
  Buildings and equipment....................................  305,922  293,416
  Furnishings and fixtures...................................  153,504  173,677
  Computer software and systems..............................   50,203   26,760
  Construction in progress...................................      938      826
                                                              -------- --------
      Total property and equipment...........................  544,801  528,913
  Less accumulated depreciation and amortization.............  239,745  219,507
                                                              -------- --------
      Property and equipment--net............................  305,056  309,406
Other assets.................................................   14,757   14,630
                                                              -------- --------
Total assets................................................. $372,194 $373,379
                                                              ======== ========

               LIABILITIES AND MEMBERS' EQUITY
               -------------------------------
Current liabilities
  Accounts payable........................................... $ 17,805 $ 20,087
  Accrued real estate taxes..................................    8,500    8,650
  Accrued pension liabilities................................      844    2,732
  Accrued exchange fee refunds...............................      384    2,205
  Accrued liabilities........................................    7,954    3,236
  Due to CBOT/Eurex Alliance.................................    8,939      --
  Funds held for deposit and membership transfers............    4,653    4,458
  Note payable...............................................    9,282      --
  Current portion of long-term debt..........................   18,014    6,500
  Other current liabilities..................................      155      408
                                                              -------- --------
      Total current liabilities..............................   76,530   48,276

Deferred income taxes........................................   28,572   26,755
Long-term debt...............................................   64,286   87,500
Other liabilities............................................   11,486    9,874
                                                              -------- --------
      Total long-term liabilities............................  104,344  124,129
                                                              -------- --------
      Total liabilities......................................  180,874  172,405
Members' equity..............................................  191,320  200,974
                                                              -------- --------
Total liabilities and members' equity........................ $372,194 $373,379
                                                              ======== ========

                 See notes to consolidated financial statements

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              For the Years Ended December 31, 2000, 1999 and 1998
                                 (in thousands)


                                                    2000      1999      1998
                                                  --------  --------  --------
Revenues:
  Exchange fees.................................. $101,981  $102,545  $112,115
  Market data....................................   61,060    54,028    53,100
  Building.......................................   24,530    22,653    21,876
  Services.......................................   17,848    20,279    16,907
  Dues...........................................    5,484       389       414
  Other..........................................    2,016     3,002       826
                                                  --------  --------  --------
    Total revenues...............................  212,919   202,896   205,238
Expenses:
  Salaries and benefits..........................   56,391    64,133    57,991
  Depreciation and amortization..................   40,013    36,140    33,764
  Professional services..........................   32,459    32,490    19,924
  General and administrative expenses............   52,299    50,988    45,267
  Building operating costs.......................   22,584    23,171    22,572
  Programs.......................................    3,539     7,280     8,802
  Other..........................................    8,261       327       --
                                                  --------  --------  --------
    Total expenses...............................  215,546   214,529   188,320
                                                  --------  --------  --------
Income (loss) from operations....................   (2,627)  (11,633)   16,918
Interest income..................................    1,242     1,052     1,947
Interest expense.................................    6,773     6,774     7,170
                                                  --------  --------  --------
Income (loss) before income taxes and cumulative
 effect of change in accounting principle........   (8,158)  (17,355)   11,695
Provision (benefit) for income taxes
  Current........................................      133    (1,198)    3,160
  Deferred.......................................    1,817    (1,697)    1,891
                                                  --------  --------  --------
    Total provision (benefit) for income taxes...    1,950    (2,895)    5,051
                                                  --------  --------  --------
Income (loss) before cumulative effect of change
 in accounting principle.........................  (10,108)  (14,460)    6,644
Cumulative effect of change in accounting
 principle--net of tax benefit of $2,026.........      --      2,920       --
                                                  --------  --------  --------
Income (loss) before minority interest...........  (10,108)  (17,380)    6,644
Minority interest in (income) loss of
 subsidiaries....................................      --      6,933       (38)
                                                  --------  --------  --------
Net income (loss)................................ $(10,108) $(10,447) $  6,606
                                                  ========  ========  ========

                 See notes to consolidated financial statements

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

              For the Years Ended December 31, 2000, 1999 and 1998
                                 (in thousands)

                                                     2000      1999      1998
                                                   --------  --------  --------
BALANCE--Beginning of year........................ $200,974  $211,047  $203,911
Net income (loss).................................  (10,108)  (10,447)    6,606
Capital contributions.............................      454       374       530
                                                   --------  --------  --------
BALANCE--End of year.............................. $191,320  $200,974  $211,047
                                                   ========  ========  ========




                 See notes to consolidated financial statements

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 2000, 1999 and 1998
                                 (in thousands)

                                                    2000      1999      1998
                                                  --------  --------  --------
Cash flows from operating activities:
 Net income (loss)............................... $(10,108) $(10,447) $  6,606
 Adjustments to reconcile net income (loss) to
  net cash flows from operating activities:
   Cumulative effect of change in accounting
    principle....................................      --      4,946       --
   Depreciation and amortization.................   40,013    36,140    33,764
   Loss on disposition of property and equipment.    3,800       220     1,421
   Deferred income taxes (benefit)...............    1,817    (1,697)    1,891
   Minority interest in income (loss) of
    subsidiaries.................................      --     (6,933)       38
   Other.........................................      --        (19)       (5)
 Changes in assets and liabilities:
   Accounts receivable...........................   (4,187)    2,551    (1,411)
   Prepaid expenses and other current assets.....     (202)       28       249
   Income taxes receivable.......................    7,107       241    (4,489)
   Other assets..................................     (949)   (4,187)   (5,328)
   Accounts payable..............................   (2,282)   (6,058)    4,824
   Accrued real estate taxes.....................     (150)       97       307
   Accrued pension liabilities...................   (1,888)      749       178
   Accrued exchange fee refunds..................   (1,821)    1,448      (114)
   Accrued liabilities...........................    4,718     1,308      (263)
   Due to CBOT/Eurex Alliance....................    8,939       --        --
   Funds held for deposit and membership
    transfers....................................      195      (862)   (2,208)
   Other current liabilities.....................     (253)      (29)       19
   Other liabilities.............................    1,612      (187)   (3,152)
                                                  --------  --------  --------
     Net cash flows from operating activities....   46,361    17,309    32,327
Cash flows from investing activities:
 Acquisition of property and equipment...........  (38,497)  (25,165)  (26,985)
 Proceeds from sale of property and equipment....      356       390       --
 Investment in CBOT/Eurex Alliance...............     (500)      --        --
                                                  --------  --------  --------
     Net cash flows from investing activities....  (38,641)  (24,775)  (26,985)
Cash flows from financing activities:
 Payments of mortgage note and unsecured note....      --        --     (1,662)
 Payment of 1997 revolving credit agreement......  (19,000)   (5,000)   (6,000)
 Proceeds from 2000 secured revolving credit
  agreement......................................    7,300       --        --
 Note payable....................................    9,282       --        --
 Capital contributions from members..............      454       374       530
 Capital contributions from minority interest in
  subsidiaries...................................      --        723     3,280
 Distributions to minority interest in
  subsidiaries...................................      --       (400)   (5,943)
                                                  --------  --------  --------
     Net cash flows from financing activities....   (1,964)   (4,303)   (9,795)
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................    5,756   (11,769)   (4,453)
Cash and cash equivalents--Beginning of year.....   22,449    34,218    38,671
                                                  --------  --------  --------
Cash and cash equivalents--End of year........... $ 28,205  $ 22,449  $ 34,218
                                                  ========  ========  ========
Cash paid for:
 Interest........................................ $  6,166  $  6,797  $  6,943
                                                  ========  ========  ========
 Income taxes.................................... $    --   $    --   $  8,917
                                                  ========  ========  ========

                 See notes to consolidated financial statements

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the Years Ended December 31, 2000, 1999 and 1998

1. Summary of significant accounting policies

 Basis of presentation

   The consolidated financial statements include the accounts of the Board of Trade of the City of Chicago, Inc., its wholly owned subsidiaries, including Electronic Chicago Board of Trade, Inc. ("eCBOT") established in 2000, and its controlled subsidiary, Ceres Trading Limited Partnership ("Ceres"), which holds a 50% ownership interest in CBOT/Eurex Alliance LLC ("CBOT/Eurex Alliance") (collectively, the "CBOT"). The CBOT accounts for its interest in CBOT/Eurex Alliance under the equity method. The CBOT's investment in CBOT/Eurex Alliance is included in other assets on the Consolidated Statements of Financial Condition. All intercompany balances and transactions have been eliminated in consolidation.

   Subsequent to the issuance of CBOT's consolidated financial statements for the year ended December 31, 1999, management determined that Ceres should have been accounted for as a consolidated subsidiary rather than under the equity method of accounting. This determination was made based on a reassessment of the rights of the limited partners of Ceres and a determination that such limited partners do not have rights that allow them to participate in the management of Ceres or rights that limit the CBOT's ability to control the operations of Ceres. As required by Accounting Principles Board Opinion No. 20, the accompanying 1999 and 1998 consolidated financial statements have been restated to correct the error in accounting for Ceres and to present Ceres as a consolidated subsidiary of the CBOT. A summary of the significant effects of the restatement is as follows (in thousands):

                                               1999                 1998
                                        -------------------  -------------------
                                            As                   As
                                        Previously    As     Previously    As
                                         Reported  Restated   Reported  Restated
                                        ---------- --------  ---------- --------
     Current assets....................  $ 49,838  $ 49,343   $         $
     Total assets......................   366,101   373,379
     Current liabilities...............    40,998    48,276
     Total liabilities.................   165,127   172,405
     Members' equity...................   200,974   200,974
     Revenues..........................   182,905   202,896   181,978   205,238
     Net income (loss).................   (10,447)  (10,447)    6,606     6,606

   In conjunction with its proposed restructuring plans to demutualize the organization, on January 26, 2001 the CBOT filed its Registration Statement with the Securities and Exchange Commission.

 Operations

   The CBOT has experienced losses in 1999 and 2000. In addition, CBOT has debt obligations coming due in the first half of 2001. As a result of these circumstances, management of CBOT has established a plan to improve cash flow and working capital. To generate cash earlier in 2001, the CBOT has accelerated the period by which member dues are billed and collected, from a quarterly to an annual billing cycle, with the 2001 dues payable January 1, 2001. Management developed, and the board of directors has approved, the CBOT's operating budget for 2001. This plan includes the full year impact of rate increases to exchange fees implemented September 1, 2000 and certain reductions to capital and operational spending. In addition, the CBOT plans to defer certain technological enhancements not deemed crucial to the operation of the open outcry system and of the a/c/e system. Trading revenue assumed by the plan is based on levels of trading historically experienced by the CBOT, but lower than that for 2000.

 Use of estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Property and equipment

   Property and equipment, excluding land, are reported at historical cost, net of accumulated depreciation. Land is reported at cost. Computer software and systems include purchased and internally developed software. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

      Buildings and equipment.................................... 10 to 60 years
      Furnishings and fixtures...................................  3 to 10 years
      Computer software and systems..............................   3 to 5 years

   On October 1, 1999, the CBOT, through Ceres, entered into a Software Licensing Agreement (the "License") with Deutsche Borse AG and the Swiss Stock Exchange for use of software for trading financial derivative products. The License continues into perpetuity unless terminated by Ceres and is being amortized over 3 years. The cost of such license is included in Computer Software and Systems in the Consolidated Statements of Financial Condition.

 Revenue recognition

   The largest source of the CBOT's operating revenues is exchange fees. These fees are recognized as revenue in the same period that the trades are made through the CBOT.

   The CBOT provides real time and delayed market data information to market data vendors regarding the prices of the futures and options on futures contracts traded through the CBOT. Fees for market data, which are based on the number of subscribers are remitted to the CBOT by market data vendors. The CBOT recognizes revenue for market data based on quotation services provided to market data vendors on a monthly basis. These revenues are included in Market Data in the Consolidated Statements of Income.

   Revenues from the rental of office space is recognized over the life of the lease term utilizing the straight- line method and is included in Building in the Consolidated Statements of Income. All service revenues and other revenues are recognized when earned.

   Dues from members are recognized over the assessment period. The CBOT assessed dues on a quarterly basis beginning in June 2000. Prior to June 2000, dues had been waived by the CBOT as a result of its cash flow and working capital position. The waiver of dues by the CBOT in previous periods had no impact on the CBOT's billing of annual dues for 2001 on January 1, 2001.

   Other revenue results primarily from fines levied on members and member's firms for rule infractions, as determined by CBOT's regulatory committees and the board of directors. The fines are recognized as revenue when assessed.

 Income taxes

   The CBOT and its wholly owned subsidiaries file a consolidated federal income tax return. Income taxes are determined using the asset and liability method, which requires deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled and realized. The provision for federal income taxes excludes any amount related to the minority interest's portion of income or loss since they are required to report their respective shares of income or loss in their individual tax returns.

 Cash flows

   For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include highly liquid investments with maturities of three months or less from date of purchase.

 Long-lived assets

   Long-lived assets to be held and used by the CBOT are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The CBOT bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that would indicate that the carrying amount of the asset may not be recoverable, the CBOT determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exist. In the event of an impairment, the CBOT recognizes a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

 Operating Segments

   Management has identified three reportable operating segments, Exchange Trading, Building Services and Electronic Trading. These represent the services provided by CBOT. The accounting policies of the segments are the same as described in the summary of significant accounting policies. The CBOT evaluates segment reporting based on revenues and income from operations.

 Derivative Instruments Held for Purposes Other Than Trading

   The CBOT entered into derivative contracts as a means of reducing the CBOT's foreign exchange exposures. At inception these contracts were evaluated in order to determine if they qualified for hedge accounting treatment and are accounted for either on a deferral, accrual or market value basis, depending on the nature of the CBOT's hedge strategy and the method used to account for the hedged item. Hedge criteria include demonstrating the manner in which the hedge will reduce risk, identifying the specific asset, liability or firm commitment being hedged, and citing the time horizon being hedged. A monthly evaluation is performed to ensure that continuing correlation exists between the hedge and the item being hedged.

 Adoption of new accounting policies

   In 1999, the CBOT adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or modified for internal use. The adoption of SOP 98-1 did not have a material impact on the consolidated financial statements.

   In 1999, the CBOT also adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that start-up activities be expensed as incurred. Previously, start-up activities were capitalized and amortized on a straight-line basis over 60 months. The cumulative effect of this change in accounting principle of $2,920,000, net of tax benefit of $2,026,000, is reflected in the Consolidated Statement of Income for the year ended December 31, 1999.

 Recent accounting pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted, requires recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of the derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the intended use of the derivatives. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the Consolidated Statements of Income when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. SFAS No. 133 is required to be adopted by the CBOT effective January 1, 2001. The CBOT expects that at January 1, 2001, it will record approximately $100,000 as a cumulative transition adjustment to earnings relating to derivatives not designated as hedges prior to adoption of SFAS No. 133 and to derivatives designated in fair-value type hedges prior to adopting SFAS No. 133, and approximately $500,000 in other comprehensive income as a cumulative transition adjustment for derivatives designated in cash-flow type hedges prior to adopting SFAS No. 133. This other comprehensive income will be reclassified into earnings as the hedged firm commitments are recorded and as the derivatives mature, which is expected during the first six months of 2001.


 Prior year reclassifications

   Certain reclassifications have been made in prior year amounts to conform to current year presentations.

2. Minority Interests in Subsidiaries

   Ceres was formed by the CBOT, as general partner, for the purpose of engaging in activities related to financial and futures markets. The CBOT, through eCBOT, as general partner, holds a 10% interest in, and controls Ceres. Furthermore, the limited partners in Ceres do not have restrictive rights that would limit the CBOT's ability to control Ceres. Members of the CBOT are limited partners of Ceres. Under the terms of the Ceres partnership agreement, income and losses are allocated to the general partner and limited partners based on their partnership interests. Losses in excess of limited partner capital accounts are allocated to eCBOT, as general partner.

   In 1997, Ceres acquired a 60% interest in Chicago Board Brokerage, LLC ("CBB"). During 1999, CBB was dissolved. In conjunction with the dissolution of CBB, certain liabilities totaling approximately $789,000 were distributed to and assumed by the CBOT. The CBOT made full payment in 1999.

   Minority interests in subsidiaries includes the limited partners' interests in Ceres and the minority interest in CBB.

3. Debt

   Debt at December 31 consisted of the following (in thousands):

                                                         2000    1999    1998
                                                        ------- ------- -------
      Private placement senior notes, due in 2007, at
       annual interest rate of 6.81%................... $75,000 $75,000 $75,000
      Unsecured revolving credit agreement, due in
       2001, at annual interest rate based on LIBOR
       (6.13% and 5.11% at December 31, 1999 and 1998,
       respectively), plus .3%.........................     --   19,000  24,000
      Secured revolving credit agreement, due in 2001,
       at an annual interest rate based on LIBOR
       (6.6875% at December 31, 2000), plus .625%......   7,300     --      --
                                                        ------- ------- -------
          Total........................................  82,300  94,000  99,000
      Less current portion.............................  18,014   6,500     --
                                                        ------- ------- -------
          Total........................................ $64,286 $87,500 $99,000
                                                        ======= ======= =======

   In August 2000, the CBOT entered into a secured revolving credit agreement, under which the CBOT had borrowed $7,300,000 at December 31, 2000. The borrowing base, secured by certain receivables of the CBOT, will fluctuate based on receivable balances. The CBOT used the proceeds to repay the 1997 unsecured revolving credit agreement. The secured revolving credit agreement contains convenants that require, among other things, that the CBOT maintain specified levels of minimum net worth and meet defined financial ratios.

   In March 1997, the CBOT issued through a private placement, $75,000,000 in 6.81% senior notes due in 2007. The CBOT entered into an unsecured revolving credit agreement for an aggregate of $50,000,000, maturing in 2001, under which the CBOT borrowed $30,000,000. The aggregate commitment under the unsecured revolving credit agreement was reduced by 25% each year beginning in March 1998.

   During 1999, the CBOT increased the borrowing capacity under its line of credit agreement to $30,000,000. At December 31, 1999, there were no amounts borrowed under this agreement. The agreement was cancelled in 2000.

   The aggregated amount of principal repayment requirements of the secured revolving credit agreement and the private placement senior notes as of December 31, 2000 are as follows (in thousands):

             2001............................. $18,014
             2002.............................  10,714
             2003.............................  10,714
             2004.............................  10,714
             2005 and thereafter..............  32,144

   Ceres has agreed to reimburse Deutsche Borse AG and the Swiss Stock Exchange (collectively "Eurex") $9,282,000 at December 31, 2000 (10.2 million euros) for certain software modifications for the a/c/e system. This amount, included in note payable in the Consolidated Statements of Financial Condition, is due at various dates during the second quarter of 2001. Payment of 3 million euros will be due immediately in the event at least 200,000 contracts are traded on the a/c/e system for five consecutive days.

4. Income taxes

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These temporary differences result in taxable or deductible amounts in future years. Differences between financial reporting and tax bases arise most frequently from differences in the timing of expense recognition.

   Significant components of the CBOT's deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows (in thousands):

                                                                 2000    1999
                                                                ------- -------
      Deferred tax liabilities:
        Depreciation........................................... $28,601 $29,988
        Capitalized interest...................................   2,095   2,146
        Other..................................................   5,659     335
                                                                ------- -------
          Total deferred tax liabilities.......................  36,355  32,469
      Deferred tax assets:
        Employee and retiree benefit plans.....................   3,093   4,032
        Other..................................................   4,690   1,682
                                                                ------- -------
          Total deferred tax assets............................   7,783   5,714
                                                                ------- -------
      Net deferred tax liabilities............................. $28,572 $26,755
                                                                ======= =======

   The CBOT has not established a valuation reserve at December 31, 2000 and 1999 as management believes that all deferred tax assets are fully realizable.

   A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                                                          2000    1999    1998
                                                          -----   -----   ----
      Statutory federal income tax rate.................. (35.0)% (35.0)% 35.0%
      State income tax rate, net of federal income tax
       effect............................................   1.4    (3.4)   5.1
      Corporate restructuring costs......................  42.3     5.9     --
      Non-deductible expenses............................   6.5     4.5    3.3
      Other, net.........................................   8.7     0.2   (0.2)
                                                          -----   -----   ----
      Effective income tax rate..........................  23.9%  (27.8)% 43.2%
                                                          =====   =====   ====

5. Membership

   At December 31, 2000 and 1999, the membership consisted of the following:

                                                                     2000  1999
                                                                     ----- -----
      Full memberships.............................................. 1,402 1,402
      Associate memberships.........................................   779   770
      GIMs..........................................................   174   192
      COMs..........................................................   643   643
      IDEMs.........................................................   641   641


   All classes of membership generally have the same relative characteristics with the exception of voting and trading rights and member preferences.

   In accordance with the CBOT rules and regulations, the members preferences in dissolution are commensurate with their class of membership. These preferences along with their respective percentages are as follows:

                                                          Preferences Percentage
                                                          ----------- ----------
      Full members.......................................      1.0       77.7%
      Associate memberships..............................    0.167       13.0%
      GIMs...............................................     0.11        8.5%
      IDEMs..............................................    0.005        0.4%
      COMs...............................................    0.005        0.4%
                                                                        ------
                                                                        100.0%
                                                                        ======

   Dues on CBOT memberships were waived for each quarter in 1999 and 1998 as a result of the CBOT's positive cash flow from operations and working capital position. The CBOT reinstated dues on memberships in June 2000.

6. Benefit Plans

   Substantially all employees of the CBOT are covered by a noncontributory, defined benefit pension plan. The benefits of this plan are based primarily on the years of service and the employees' average compensation levels. The CBOT's funding policy is to contribute, annually, the maximum amount that can be deducted for federal income tax purposes. The plan assets are primarily invested in marketable debt and equity securities.

   The following provides a reconciliation of pension benefit obligation, plan assets, funded status and net periodic benefit expense of the plan as of and for the years ended December 31 (in thousands):

                                                      2000     1999
                                                     -------  -------
      Change in benefit obligation:
        Benefit obligation, beginning of year....... $23,799  $22,676
        Service cost................................   1,678    1,575
        Interest cost...............................   1,950    1,604
        Actuarial loss (gain).......................   1,635     (758)
        Benefits paid...............................  (2,710)  (1,298)
                                                     -------  -------
      Benefit obligation, end of year............... $26,352  $23,799
                                                     =======  =======
      Change in plan assets:
        Fair value of plan assets at January 1...... $14,141  $14,521
        Actual return on plan assets................   1,397      550
        Company contributions.......................   5,031      368
        Benefits paid...............................  (2,710)  (1,298)
                                                     -------  -------
      Fair value of plan assets at December 31...... $17,859  $14,141
                                                     =======  =======
      Funded status:
        Funded status of the plan at December 31.... $(8,493) $(9,658)
        Unrecognized cost:
        Actuarial and investment net losses.........   7,156    4,870
        Prior service cost..........................      10        9
        Transition obligation.......................    (204)    (409)
                                                     -------  -------
      Accrued benefit cost.......................... $(1,531) $(5,188)
                                                     =======  =======
                                                      2000     1999     1998
                                                     -------  -------  ------
      The components of net periodic benefit cost
       are as follows:
        Service cost................................ $ 1,678  $ 1,575  $1,073
        Interest cost...............................   1,950    1,604   1,327
        Expected return on plan assets..............  (1,397)  (1,306) (1,139)
        Net amortization:
          Transition asset..........................    (204)    (204)   (204)
          Unrecognized prior service cost...........      (1)      15      15
          Unrecognized net loss.....................     394      278     --
                                                     -------  -------  ------
        Net periodic benefit expense................ $ 2,420  $ 1,962  $1,072
                                                     =======  =======  ======

   Accrued benefit costs are included in other long-term liabilities on the Consolidated Statements of Financial Condition.

   The assumptions used in the measurement of the pension benefit obligation as of December 31 are as follows:

                                                                     2000  1999
                                                                     ----  ----
      Weighted average discount rate................................ 7.25% 6.5%
      Expected return on plan assets................................ 9.0   9.0
      Rate of compensation increase................................. 5.0   5.0

   The CBOT has a retiree benefit plan which covers all eligible employees, as defined. Employees retiring from the CBOT on or after age 55, who have at least ten years of service, or after age 65 with five years of service, are entitled to postretirement medical and life insurance benefits. The CBOT continues to fund benefit costs on a pay-as-you-go basis. These costs totaled approximately $80,700, $57,500 and $52,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

   The following provides a reconciliation of postretirement obligation, plan assets, funded status and net periodic benefit cost of the plan as of and for the years ended December 31 (in thousands):

                                                        2000     1999
                                                       -------  -------
      Change in benefit obligation:
        Benefit obligation, beginning of year......... $ 3,490  $ 3,468
        Service cost..................................     238      238
        Interest cost.................................     285      250
        Actuarial loss (gain).........................     161     (408)
        Benefits paid.................................     (85)     (58)
                                                       -------  -------
      Benefit obligation, end of year................. $ 4,089  $ 3,490
                                                       =======  =======
      Change in plan assets:
        Fair value of plan assets at January 1........ $   --   $   --
        Company contributions.........................      85       58
        Benefits paid.................................     (85)     (58)
                                                       -------  -------
      Fair value of plan assets at December 31........ $   --   $   --
                                                       =======  =======
      Funded status:
        Funded status of the plan at December 31...... $(4,089) $(3,490)
        Unrecognized net gain.........................  (1,035)  (1,252)
        Unrecognized transition obligation............   1,558    1,688
                                                       -------  -------
      Accrued benefit cost............................ $(3,566) $(3,054)
                                                       =======  =======

                                                        2000     1999    1998
                                                       -------  -------  ----
      The components of net periodic benefit cost are
       as follows:
        Service cost.................................. $   237  $   238  $169
        Interest cost.................................     285      250   212
        Expected return on plan assets................     --       --    --
        Net amortization:
          Transition liabilities......................     130      130   130
          Net gain....................................     (56)     (31)  (96)
                                                       -------  -------  ----
      Net periodic benefit cost....................... $   596  $   587  $415
                                                       =======  =======  ====

   Accrued benefit costs are included in other long-term liabilities on the Consolidated Statements of Financial Condition.

   The assumptions used in the measurement of the postretirement obligation as of December 31 are as follows:
                                                        2000     1999
                                                        ----     ----
      Weighted average discount rate..................  7.25%     6.5%
      Rate of compensation increase...................   5.0      5.0

   The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11% in 2000 and 1999 (decreasing by 1% per year until a long-term rate of 5% is reached). If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 2000 would be increased by 10%. The effect of this change on the sum of the service costs and interest cost would be an increase of 11%. If the health care cost trend rate assumptions were decreased by 1%, the accumulated postretirement benefit obligation as of December 31, 2000 would be decreased by 8%. The effect of this change on the sum of the service costs and interest cost would be a decrease of 11%.

   In addition to the defined benefit plan, the CBOT maintains a qualified savings plan pursuant to Section 401(k) of the Internal Revenue Code. The plan is a defined contribution plan offered to eligible employees of the CBOT, who meet certain length of service requirements and elect to participate in the plan. The CBOT will make matching contributions to certain participants based on a formula specified by the plan. The cost of these matching contributions amounted to approximately $1,368,000, $1,370,000 and $1,268,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The CBOT also sponsors a nonqualified supplemental pension plan for certain former employees. The liability for this nonqualified plan is funded by life insurance policies on the lives of the participating employees. The CBOT has established a trust for the purpose of administering the nonqualified plan.

   The CBOT provides a health plan which provides benefits (hospital, surgical, major medical and short-term disability) covering full-time salaried employees of the CBOT. The plan is self-funded by the CBOT as claims are paid. Employees contribute specified amounts to extend coverage to eligible dependents.

7. Commitments

   Certain office space, data processing and office equipment are leased. Certain of these leases contain escalation clauses. Rental expense for the years ended December 31, 2000, 1999 and 1998 was $2,173,000, $2,461,000 and
$2,902,000, respectively. The future minimum rental payments under noncancelable leases in effect as of December 31, 2000, in the aggregate and for the next five years, are as follows (in thousands):

             2001.............................. $  632
             2002..............................    287
             2003..............................    243
             2004..............................    187
             2005..............................    144
                                                ------
                 Total......................... $1,493
                                                ======

   Building revenues relate primarily to the leasing of office and commercial space, generally for periods ranging from one to five years. Future minimum rentals receivable under noncancelable leases in effect as of December 31, 2000, in the aggregate and for the next five years, are as follows (in thousands):

             2001............................. $22,482
             2002.............................  17,831
             2003.............................  10,521
             2004.............................   5,524
             2005.............................   2,134
             2006 and thereafter..............   1,739
                                               -------
                 Total........................ $60,231
                                               =======

   In June 1997, Dow Jones & Company; ("Dow Jones") agreed to license certain indexes and trademark rights to the CBOT. The initial license fee remitted to Dow Jones is being amortized over the term of the agreement and is included in other assets on the Consolidated Statements of Financial Condition. The agreement, which expires September 30, 2002, requires the CBOT to pay Dow Jones annual royalties, based on trading volumes with a minimum annual requirement of $2.0 million.

   The CBOT has established a policy, on Electronic Order Routing Systems failure, that the maximum responsibility with respect to all claims from member firms and floor brokers in any period of twelve consecutive months is not to exceed $3,000,000.

   Effective in 2000, Ceres entered into an alliance with Eurex for the trading of financial derivative products on the a/c/e system. Ceres and Eurex each owns 50% of CBOT/Eurex Alliance. Ceres and Eurex contributed initial capital to CBOT/Eurex Alliance in the amount of $500,000 each. No further capital contributions are required pursuant to the terms of our alliance. CBOT/Eurex Alliance and Ceres have commitments with Eurex, Deutsche Borse Systems and Eurex Frankfort AG for approximately $117 million (120 million euros) as of December 31, 2000 to fund the operations of the a/c/e system and additional software enhancements. These payments are due at various times through 2003 as follows in their approximate U.S. dollar equivalent as of December 31, 2000 (in thousands):

                   2001 $36,183
                   2002  26,078
                   2003  12,770

   As of December 31, 2000, the CBOT had paid in the aggregate about $33.7 million on behalf of the commitments to Eurex, Deutsche Borse Systems and Eurex Frankfort AG and accrued about $7.7 million on behalf of the commitments. Furthermore, as discussed in Note 3, Ceres has agreed to reimburse Deutsche Borse AG and the Swiss Stock Exchange $9,282,000 at December 31, 2000, (10.2 million euros) for certain software modifications for the a/c/e system. This amount is due at various dates during the second quarter of 2001.

   Certain additional modifications for the a/c/e system developed by Deutsche Borse AG may be implemented on the a/c/e system for which Ceres has agreed to reimburse Deutsche Borse AG in the amount of $9.2 million at December 31, 2000 (9.8 million euros) payable at various dates between June 30, 2001 and June 30, 2002. The CBOT currently plans to defer further modifications or updates to the a/c/e system.

   The CBOT has employment agreements with certain members of management. In addition, the CBOT entered into an agreement with its former President and Chief Executive Officer, dated as of April 14, 2000, whereby his employment agreement dated May 18, 1999, was terminated. The agreement sets forth certain payments and benefits to include: approximately $1.9 million, paid on May 1, 2000; $1.4 million, payable on January 1 of each year from 2001 through 2003; and certain medical, insurance and pension benefits. These costs are recognized in other expense in the Consolidated Statements of Income.

8. Foreign Currency Forward Contracts

   On September 27, 2000, the CBOT entered into foreign exchange forward contracts with a financial institution to hedge its risk of foreign currency fluctuations related to certain commitments in Eurodollars to Eurex and related entities. The notional amount of these contracts total about $29.0 million with exchange rates ranging from .89429 to .91100 and maturities at various dates through 2002 which correspond to the terms of the commitments. In December 2000, the CBOT decided not to pursue, at this time, certain software enhancements for the a/c/e system. The CBOT then entered into about $9.8 million of foreign exchange forward contracts offsetting certain of the contracts entered into in September 2000. Gains and losses on the forward contracts, which are hedging commitments, are deferred, and totaled a gain of about $500,000 at December 31, 2000. A net gain of about $800,000 at December 31, 2000 on all other forward contracts is recognized currently in earnings and is included in other revenue in the Consolidated Statements of Income.

9. Litigation and Settlement

   The CBOT has been named as a defendant in various lawsuits. Although the ultimate outcome of these matters cannot be presently determined, it is the opinion of the management of the CBOT that resolution of these matters will not have a material adverse effect on the consolidated financial statements.

   Management believes that the right of Full Members to become members of the Chicago Board Options Exchange, Inc. ("CBOE") will be preserved after the proposed restructuring transactions. The CBOE has filed a proposed rule change with the Securities and Exchange Commission whereby this right would be terminated upon the occurrence of certain events. The CBOT initiated litigation to protect this right and may take additional action to preserve this right. Management believes that the outcome of these actions will not have a material adverse effect on the consolidated financial statements.

   As a result of the CBOT's proposed restructuring transactions, certain Associate Members, GIMs, IDEMs and COMs have instituted litigation against certain Full Members and a proposed class of all Full Members challenging the proposed allocation of shares to the Associate Members, GIMs, IDEMs and COMs. Management believes that the complaint is without merit and intends to vigorously defend the suit on behalf of the individual defendant Full Members. Management further believes that these proceedings will not have any material adverse effect on the consolidated financial statements.

   In April 1998 and January 1999, CBB was named as a defendant in two lawsuits that sought to enjoin CBB from using the software under a license agreement with Market Data Corporation ("MDC"). In April 1999, CBB entered into settlement agreements whereby all claims against CBB were dismissed and CBB received $1.0 million from MDC, which is recognized in the Consolidated Statements of Income.

10. Deposits of U.S. Treasury Securities

   The rules and regulations of the CBOT require certain minimum financial requirements for agricultural regularity and conditions of regularity for originators of GNMA collateralized depository receipts, maintenance of capital requirements and deposits on pending arbitration matters. To satisfy these requirements, firms have deposited U.S. Treasury securities with the CBOT. These deposits are not considered assets and liabilities of the CBOT, nor does any interest earned on these deposits accrue to the CBOT. The aggregate market value of these securities was about $15.0 million as of December 31, 2000 and 1999.

11. Operating Segments

   The CBOT has three reportable operating segments, the Chicago Board of Trade, Inc. ("Exchange Trading"), C-B-T Corporation ("Building Services," a wholly owned real estate subsidiary) and Ceres's Electronic Trading Division ("Electronic Trading"), which maintains the electronic trading system. The CBOT evaluates segment performance based on revenues and income from operations. Revenues for each segment are based on the type of trading used by the external customers, or from tenants of the CBOT's buildings. Intercompany transactions between segments have been eliminated. A summary by operating segment follows (in thousands):

                               Exchange Building  Electronic   All
                               Trading  Services   Trading    Other    Total
                               -------- --------  ---------- -------  --------
Year Ended December 31, 2000
Revenues:
 Exchange fees                 $ 83,789 $    --    $ 18,192  $   --   $101,981
 Market data                     61,060      --         --       --     61,060
 Building                           --    24,530        --       --     24,530
 Services                        17,848      --         --       --     17,848
 Members' dues                    5,484      --         --       --      5,484
 Other                              804      --       1,020      192     2,016
                               -------- --------   --------  -------  --------
Total revenues                  168,985   24,530     19,212      192   212,919
Depreciation and amortization    22,040   13,908      4,065      --     40,013
Income (loss) from operations    21,836  (11,962)   (12,618)     117    (2,627)
Total assets                    100,531  236,342     35,321      --    372,194
Capital expenditures              8,248    3,286     26,963      --     38,497

Year Ended December 31, 1999
Revenues:
 Exchange fees                 $ 83,913 $    --    $ 18,632  $   --   $102,545
 Market data                     53,962      --         --        66    54,028
 Building                           --    22,653        --       --     22,653
 Services                        20,279      --         --       --     20,279
 Members' dues                      389      --         --       --        389
 Other                            1,709      --         --     1,293     3,002
                               -------- --------   --------  -------  --------
Total revenues                  160,252   22,653     18,632    1,359   202,896
Depreciation and amortization    22,100   13,657        117      266    36,140
Income (loss) from operations     7,743  (14,175)    (2,072)  (3,129)  (11,633)
Total assets                    118,305  244,696     10,356       22   373,379
Capital expenditures             11,001    5,676      8,488      --     25,165

Year Ended December 31, 1998
Revenues:
 Exchange fees                 $ 89,365 $    --    $ 22,750  $   --   $112,115
 Market data                     53,012      --         --        88    53,100
 Building                           --    21,876        --       --     21,876
 Services                        16,907      --         --       --     16,907
 Members' dues                      414      --         --       --        414
 Other                              404      --         --       422       826
                               -------- --------   --------  -------  --------
Total revenues                  160,102   21,876     22,750      510   205,238
Depreciation and amortization    19,564   13,305         20      875    33,764
Income (loss) from operations    34,014  (14,001)     2,448   (5,543)   16,918
Total assets                    130,585  250,620      7,107   12,659   400,971
Capital expenditures             20,038    4,122        701    2,124    26,985

12. Fair value of financial instruments

   The CBOT believes that the carrying amount for certain of its financial instruments is a reasonable estimate of fair value. Cash equivalents, accounts receivable, prepaid expenses and other, and other assets are carried at amounts which approximate fair value. Similarly, liabilities including accounts payable and accrued liabilities, current portion of long-term debt, funds held for deposit and membership transfers and other liabilities are carried at amounts approximating fair value.

   The carrying value of long-term debt approximates fair value. Fair value is estimated using discounted cash flow analyses, based on the CBOT's estimated incremental borrowing rate on borrowings with similar terms and maturities.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

13. Subsequent Events

   On February 15, 2001, a purchaser of the CBOT's market data filed a voluntary bankruptcy petition under Chapter 11. As a result, the CBOT established an allowance of about $2,100,000 for amounts receivable from this entity.

   In February 2001, the CBOT entered into an employment agreement with its new president as well as amended two employment agreements with current executives of the CBOT. The agreements call for, among other incentives and benefits, payments in the aggregate of about $3,000,000 during 2001.

                                   * * * * *

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           (Unaudited) (in thousands)


                                                      September 30, December 31,
                       ASSETS                             2001          2000
                       ------                         ------------- ------------
Current assets:
  Cash and cash equivalents:
    Unrestricted.....................................   $ 47,653      $ 23,552
    Held under deposit and membership transfers......      1,555         4,653
    Restricted.......................................        161           --
                                                        --------      --------
      Total cash and cash equivalents................     49,369        28,205
  Accounts receivable, net...........................     22,246        20,920
  Other current assets...............................      1,886         3,256
                                                        --------      --------
      Total current assets...........................     73,501        52,381
Property and equipment:
  Land...............................................     34,234        34,234
  Buildings and equipment............................    307,068       305,922
  Furnishings and fixtures...........................    147,844       153,504
  Computer software and systems......................     57,513        48,682
  Construction in progress...........................        --            938
                                                        --------      --------
      Total property and equipment...................    546,659       543,280
  Less accumulated depreciation and amortization.....    264,782       239,443
                                                        --------      --------
      Property and equipment--net....................    281,877       303,837
Other assets.........................................     14,369        15,976
                                                        --------      --------
Total assets.........................................   $369,747      $372,194
                                                        ========      ========

           LIABILITIES AND MEMBERS' EQUITY
           -------------------------------
Current liabilities:
  Accounts payable...................................   $  9,919      $ 17,805
  Due to CBOT/Eurex Alliance.........................      4,811         8,939
  Funds held for deposit and membership transfers....      1,555         4,653
  Note payable.......................................      5,881         9,282
  Current portion of long-term debt..................     13,886        18,014
  Deferred revenue...................................      2,367           155
  Other current liabilities..........................     36,192        17,682
                                                        --------      --------
      Total current liabilities......................     74,611        76,530
Long-term liabilities:
  Deferred income taxes..............................     23,094        28,572
  Long-term debt.....................................     59,158        64,286
  Other liabilities..................................     10,366        11,486
                                                        --------      --------
      Total long-term liabilities....................     92,618       104,344
                                                        --------      --------
      Total liabilities..............................    167,229       180,874
Members' equity:
  Members' equity....................................    202,418       191,320
  Accumulated other comprehensive income.............        100           --
                                                        --------      --------
      Total members' equity..........................    202,518       191,320
                                                        --------      --------
Total liabilities and members' equity................   $369,747      $372,194
                                                        ========      ========

            See notes to condensed consolidated financial statements

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           (Unaudited) (in thousands)


                                                             Nine Months Ended
                                                               September 30,
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
Revenues:
  Exchange fees............................................  $ 91,747  $ 75,642
  Market data..............................................    49,888    45,321
  Building.................................................    18,897    18,844
  Services.................................................     9,592    14,392
  Dues.....................................................     6,830     3,214
  Other....................................................       526     1,234
                                                             --------  --------
    Total revenues.........................................   177,480   158,647
Expenses:
  Salaries and benefits....................................    44,337    44,610
  Depreciation and amortization............................    32,810    28,135
  Professional services....................................    14,966    22,517
  General and administrative expenses......................    39,718    35,292
  Building operating costs.................................    16,724    17,076
  Programs.................................................     1,280     2,611
  Other....................................................     4,936     8,276
                                                             --------  --------
    Total expenses.........................................   154,771   158,517
                                                             --------  --------
Income from operations.....................................    22,709       130

  Interest income..........................................       913       884
  Interest expense.........................................     5,280     4,704
                                                             --------  --------
Income (loss) before income taxes and cumulative effect of
 change in accounting principle............................    18,342    (3,690)
Provision for income taxes:
  Current..................................................    13,034      (998)
  Deferred.................................................    (5,548)    2,688
                                                             --------  --------
    Total provision for income taxes.......................     7,486     1,690
                                                             --------  --------
Income (loss) before cumulative effect of change in
 accounting principle......................................    10,856    (5,380)
Cumulative effect of change in accounting principle--net of
 tax.......................................................        51       --
                                                             --------  --------
  Net income (loss)........................................  $ 10,805  $ (5,380)
                                                             ========  ========


            See notes to condensed consolidated financial statements

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
                           (Unaudited) (in thousands)


                                                         Accumulated
                                                            Other
                                              Members'  Comprehensive
                                               Equity      Income      Total
                                              --------  ------------- --------
Balance--December 31, 1999................... $200,974     $  --      $200,974
Comprehensive income:
  Net loss...................................   (5,380)                 (5,380)
                                                                      --------
  Total comprehensive loss...................                           (5,380)
Capital contributions........................      282                     282
                                              --------     ------     --------
Balance--September 30, 2000.................. $195,876     $  --      $195,876
                                              ========     ======     ========

Balance--December 31, 2000................... $191,320     $  --      $191,320
Comprehensive income:
  Net income.................................   10,805                  10,805
  Transition adjustment for adoption of new
   accounting pronouncement..................                 462
  Unrealized loss on foreign exchange forward
   contracts.................................              (1,223)
  Reclass of foreign exchange forward
   contract gains and losses, net............                 928
  Tax effect.................................                 (67)
                                                           ------
    Total accumulated other comprehensive
     income..................................                 100          100
                                                                      --------
    Total comprehensive income...............                           10,905
Capital contributions........................      293                     293
                                              --------     ------     --------
Balance--September 30, 2001.................. $202,418     $  100     $202,518
                                              ========     ======     ========





            See notes to condensed consolidated financial statements

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited) (in thousands)


                                                            Nine Months Ended
                                                              September 30,
                                                            ------------------
                                                              2001      2000
                                                            --------  --------
Cash flows from operating activities:
  Net income (loss)........................................ $ 10,805  $ (5,380)
  Adjustments to reconcile net income to net cash flows
   from operating activities:
    Cumulative effect of change in accounting principle....       87       --
    Depreciation and amortization..........................   32,810    28,135
    Loss on foreign currency transaction...................      378       --
    Loss on disposition of property and equipment..........    1,345       418
    Deferred income taxes..................................   (5,548)    2,688
    Changes in assets and liabilities......................    4,724     5,700
                                                            --------  --------
    Net cash flows from operating activities...............   44,601    31,561
Cash flows from investing activities:
  Acquisition of property and equipment....................  (10,336)  (29,301)
  Proceeds from sale of property and equipment.............       68       309
  Investment in CBOT/Eurex Alliance........................      --       (500)
                                                            --------  --------
    Net cash flows used in investing activities............  (10,268)  (29,492)
Cash flows from financing activities:
  Payment of private placement senior notes................  (10,714)      --
  Proceeds of 2000 revolving credit agreement..............      --      7,300
  Payment of 2000 revolving credit agreement...............   (7,300)      --
  Payment of 1997 revolving credit agreement...............      --    (19,000)
  Proceeds from secured note payable.......................   10,000       --
  Payment of secured note payable..........................   (1,242)      --
  Additions to note payable................................    8,675       --
  Payment of note payable..................................  (12,881)      --
  Capital contributions from members.......................      293       282
                                                            --------  --------
    Net cash flows used in financing activities............  (13,169)  (11,418)
                                                            --------  --------
Net increase (decrease) in cash and cash equivalents.......   21,164    (9,349)
Cash and cash equivalents--Beginning of period.............   28,205    22,449
                                                            --------  --------
Cash and cash equivalents--End of period................... $ 49,369  $ 13,100
                                                            ========  ========
Cash paid for:
  Interest................................................. $  5,744  $  6,019
                                                            ========  ========
  Taxes.................................................... $  7,430  $    --
                                                            ========  ========


            See notes to condensed consolidated financial statements

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Summary of significant accounting policies

 Basis of presentation

   The accompanying unaudited condensed consolidated financial statements of the Board of Trade of the City of Chicago, Inc., its wholly owned subsidiaries, and its controlled subsidiary, Ceres Trading Limited Partnership ("Ceres") (collectively, the "CBOT") have been prepared in accordance with Accounting Principles Board Opinion No. 28 and Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"). The condensed consolidated financial statements include the accounts of the CBOT. All significant intercompany balances and transactions have been eliminated in consolidation. These condensed consolidated financial statements do not include all of the necessary disclosures required for complete financial statements.


   In the opinion of the CBOT's management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the CBOT's financial position as of September 30, 2001 and December 31, 2000 and its results of operations and cash flows for the nine month interim periods ended September 30, 2001 and 2000. Interim period operating results may not be indicative of the operating results for a full year. This information should be read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2000 and 1999 and for each year in the three year period ended December 31, 2000.


   For a summary of significant accounting policies (which have not significantly changed from December 31, 2000) and additional information, see note 1 to the audited December 31, 2000 consolidated financial statements.

 Adoption of accounting pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted, requires recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of the derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the intended use of the derivatives. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the Consolidated Statements of Income when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. SFAS No. 133 was adopted by the CBOT on January 1, 2001. The CBOT recorded approximately $100,000 as a cumulative transition adjustment to earnings relating to derivatives not designated as hedges prior to adoption of SFAS No. 133 and to derivatives designated in fair-value type hedges prior to adopting SFAS No. 133, and approximately $500,000 in other comprehensive income as a cumulative transition adjustment for derivatives designated in cash-flow type hedges prior to adopting SFAS No. 133. This other comprehensive income has been reclassified into earnings as the hedged firm commitments were recorded and as the derivatives matured, which was done during the first six months of 2001.


 Recent accounting pronouncements

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," which established accounting and reporting standards for business combinations. All business combinations in the scope of this statement are to be accounted for using the purchase method. The CBOT believes that the adoption of SFAS No. 141 will not have an impact on the CBOT's financial position or results of operations.

   In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which established accounting and reporting standards for acquired goodwill and other intangible assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The CBOT has not yet completed its analysis of the impact, if any, that the adoption of SFAS No. 142 will have on its financial position or results of operations.


   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses the financial accounting and reporting for the impairment of disposal of long-lived assets. This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001 and when adopted, is not expected to have a material impact on the financial position or results of operations of the CBOT.


 Use of estimates

   The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States, hereafter referred to as "generally accepted accounting principles," requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications


   Certain reclassifications have been made to prior period amounts to conform to current period presentations.


2. Debt

   Debt at September 30, 2001 and December 31, 2000 consisted of the following (in thousands):



                                                     September 30, December 31,
                                                         2001          2000
                                                     ------------- ------------
      Private placement senior notes, due in 2007,
       at annual interest rate of 6.81%.............    $64,286      $75,000
      Secured revolving credit agreement, due in
       2001, at an annual interest rate based on
       LIBOR (6.6875% at
       December 31, 2000), plus .625%...............        --         7,300
      Secured note payable, due in 2004, at annual
       interest rate of 8.25%.......................      8,758          --
                                                        -------      -------
        Total.......................................     73,044       82,300
      Less current portion..........................     13,886       18,014
                                                        -------      -------
        Total.......................................    $59,158      $64,286
                                                        =======      =======

   In March 2001, the CBOT entered into a secured note payable, under which the CBOT borrowed $10.0 million. The note payable is secured by certain assets of the CBOT. The CBOT used the proceeds to retire the secured revolving credit agreement in the amount of $7.3 million.

   On September 26, 2001, the CBOT obtained a commitment letter from a bank to provide a $20 million revolving credit facility (the "Revolver"), which would mature one year after the closing date. Interest related to the Revolver would be payable at the lower of LIBOR plus 2.75% or the bank's prime rate. The CBOT is currently in the process of negotiating the definitive agreements relating to the Revolver and expects that it will be finalized by the end of 2001.


   Ceres has agreed to reimburse Deutsche Borse AG and the Swiss Stock Exchange (collectively "Eurex") approximately $18.4 million (20.2 million euros) for certain software modifications for the a/c/e system. As of September 30, 2001, approximately $5.9 million (6.5 million euros) of this amount remains in note payable in the Condensed Consolidated Statements of Financial Condition, and is due at various dates through 2002.


3. Commitments

   The CBOT and CBOT/Eurex Alliance have commitments remaining with Deutsche Borse Systems and Deutsche Borse AG for approximately $36.9 million (40.5 million euros) as of September 30, 2001 according to the current price schedule, to fund the operations of the a/c/e system. These payments are due at various times through June 2003 as follows in their approximate U.S. dollar equivalent as of September 30, 2001 (in thousands):



             2001............................. $ 4,616
             2002.............................  23,009
             2003.............................   9,232


4. Appreciation Rights

   On February 20, 2001, the CBOT entered into an employment agreement with its President and Chief Executive Officer (the "Executive"). Under the agreement, the Executive was granted a right to receive a benefit from the appreciation in the value of the CBOT's memberships through appreciation units. The memberships and their related appreciation rights are as follows:

                                               Class of    Number of    Grant
      Membership                             Appreciation Appreciation  Value
      Equivalent                                 Unit        Units     Per Unit
      ----------                             ------------ ------------ --------
      1 Full Membership.....................     A-1A          25      $400,000
      1 Full Membership.....................     A-1B          10       600,000
      1 Associate Membership................      A-2          10        80,000
      1 IDEM Membership.....................      A-4           5        10,000
      1 COM Membership......................      A-5           5        20,000

   Each appreciation unit represents the right to receive the excess of the fair market value of the covered equity over the grant value of each appreciation unit on the date of which such appreciation unit is exercised. The fair market value is to be determined by computing the average sale price of the covered equity over the prior ninety calendar days to the day of exercise.

   The units vest over a four year-year period, with 40% vesting one year after the grant date and 20% vesting on the same date in each year of the following three years.

   The CBOT is accounting for the appreciation rights in a manner similar to stock appreciation rights in accordance with SFAS Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" (An interpretation of APB Opinion Nos. 15 and 25). For the nine months ended September 30, 2001, there was no measured compensation expense relating to the appreciation rights.

5. Foreign Currency Forward Contracts

   At September 30, 2001, the CBOT had foreign exchange forward contracts with a financial institution to hedge its risk of foreign currency fluctuations related to certain liabilities and commitments in euros with Eurex and related entities.


   Foreign exchange forward contracts identified to liabilities and commitments as cash flow type hedges had notional amounts approximating $19.9 million (22.7 million euros) at September 30, 2001. A gain before income taxes of approximately $167,000 was recorded to accrued liabilities and other comprehensive income for these derivatives at September 30, 2001, which is expected to be reclassified into earnings as the commitments are recorded and as the foreign exchange forward contracts mature, which is expected to occur by June 30, 2002.


6. Litigation and Settlement

   The CBOT has been named as a defendant in various lawsuits. Although the ultimate outcome of these matters cannot be presently determined, the CBOT established an accrual for legal liabilities of $3.0 million, which represents the CBOT's assessment of the probable outcome of, and reasonable estimate of the liabilities associated with such matters.


7. Subsequent Events





   In October 2001, the CBOT became a minority interest holder in a joint venture formed by Chicago Board Options Exchange and the Chicago Mercantile Exchange. The joint venture is a for-profit company that is intending to facilitate the electronic trading of single stock-futures. Pursuant to the joint venture agreement, the CBOT is obligated to make specified capital contributions to the joint venture. In October 2001, the CBOT made a capital contribution of approximately $300,000. The maximum future amount the CBOT could be required to contribute to the joint venture is approximately $650,000.

                                   APPENDIX B

                        PRO FORMA FINANCIAL INFORMATION
        OF BOARD OF TRADE OF THE CITY OF CHICAGO, INC. AND SUBSIDIARIES
                          INDEX TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



Introduction...............................................................  B-2

Condensed Consolidated Statement of Financial Condition as of September 30,
 2001......................................................................  B-3

Condensed Consolidated Statement of Income for the Nine Months Ended
 September 30, 2001........................................................  B-4

Condensed Consolidated Statement of Income for the Year Ended December 31,
 2000......................................................................  B-5

Condensed Consolidated Statement of Members' Equity as of September 30,
 2001......................................................................  B-6

Notes to Condensed Consolidated Financial Statements.......................  B-7

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements give effect to (i) the issuance of 39,802,650 shares of common stock, in connection with the proposed demutualization as described elsewhere in this document and (ii) the proposed payment of $22,888,000 in cash in exchange for Class A and Class B limited partners' interest in Ceres Trading Limited Partnership with the borrowing of $20 million to fund such payment, as if they had occurred as of September 30, 2001, for purposes of the unaudited pro forma condensed consolidated statement of financial condition and condensed consolidated statement of members' equity and stockholders' equity, and as of the beginning of the year ended December 31, 2000 for purposes of the unaudited pro forma condensed consolidated statements of income.


   The unaudited pro forma information reflects the exchange of the limited partners' interest in Ceres Trading Limited Partnership through the payment of $22,888,000, which represents the value of the limited partners' interest as of September 30, 2001. The amount of the cash payment that will be distributed in exchange for the limited partnership interests will be determined at the date of the transaction. As there are no material changes expected in the operations and business of the Ceres Trading Limited Partnership, management believes that the fair value of the Ceres Trading Limited Partnership will not change significantly before the date of completion of the restructuring transactions. Ceres Trading Limited Partnership will be liquidated after the proposed transaction has been completed. As of September 30, 2001, there were 3,632 Class A limited partnership units and 60 Class B limited partnership units outstanding in Ceres Trading Limited Partnership. As of that date, the CBOT held 16 Class A limited partnership units representing 0.5% of the outstanding units of that class.


   The number of shares used in the calculation of net income (loss) per share is based on the shares to be issued to the members and are assumed to be outstanding from the beginning of the period.

   The unaudited pro forma condensed consolidated financial statements are based on available information and on assumptions management believes are reasonable and that reflect the effects of the transactions described above. These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of the CBOT's consolidated financial position or results of operations had these transactions been consummated on the dates assumed and do not in any way represent a projection or forecast of the CBOT's consolidated financial position or results of operations for any future date or period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the CBOT, together with the related notes and report of independent auditors, and with the information set forth under our "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business."

                BOARD OF TRADE OF THE CITY OF CHICAGO, INC.


                             AND SUBSIDIARIES


                UNAUDITED PRO FORMA CONDENSED CONSOLIDATED


                     STATEMENT OF FINANCIAL CONDITION


                            September 30, 2001


                              (in thousands)




                                            Issuance of            Acquisition of
                                           Common Stock           Interest in Ceres
                                       ------------------------ ------------------------
                                        Pro Forma     Pro Forma  Pro Forma     Pro Forma
           ASSETS              Actual  Adjustments    Sub Total Adjustments      Total
           ------             -------- -----------    --------- -----------    ---------
Current assets:
  Cash and cash equivalents:
   Unrestricted.............  $ 47,653  $             $ 47,653   $ 20,000 (2)  $ 44,765
                                                                  (22,888)(3)
   Held under deposit and
    membership transfers....     1,555                   1,555                    1,555
   Restricted...............       161                     161                      161
                              --------  ---------     --------   --------      --------
    Total cash and cash
     equivalents............    49,369        --        49,369     (2,888)       46,481
  Accounts receivable, net..    22,246                  22,246                   22,246
  Other current assets......     1,886                   1,886                    1,886
                              --------  ---------     --------   --------      --------
    Total current assets....    73,501        --        73,501     (2,888)       70,613
                              --------  ---------     --------   --------      --------
Property and equipment:
  Land......................    34,234                  34,234                   34,234
  Buildings and equipment...   307,068                 307,068                  307,068
  Furnishings and fixtures..   147,844                 147,844                  147,844
  Computer software and
   systems..................    57,513                  57,513                   57,513
                              --------  ---------     --------   --------      --------
    Total property and
     equipment..............   546,659        --       546,659        --        546,659
  Less accumulated
   depreciation and
   amortization.............   264,782                 264,782                  264,782
                              --------  ---------     --------   --------      --------
    Property and equipment--
     net....................   281,877        --       281,877        --        281,877
Other assets................    14,369                  14,369                   14,369
                              --------  ---------     --------   --------      --------
    Total assets............  $369,747  $     --      $369,747   $ (2,888)     $366,859
                              ========  =========     ========   ========      ========
LIABILITIES, MEMBERS' EQUITY
  AND STOCKHOLDERS' EQUITY
----------------------------
Current liabilities:
  Accounts payable..........  $  9,919  $             $  9,919   $             $  9,919
  Due to CBOT/Eurex
   Alliance.................     4,811                   4,811                    4,811
  Funds held for deposit and
   membership transfers.....     1,555                   1,555                    1,555
  Note payable..............     5,881                   5,881                    5,881
  Current portion of long-
   term debt................    13,886                  13,886     20,000(2)     33,886
  Deferred revenue..........     2,367                   2,367                    2,367
  Other current liabilities.    36,192                  36,192                   36,192
                              --------  ---------     --------   --------      --------
    Total current
     liabilities............    74,611        --        74,611     20,000        94,611
                              --------  ---------     --------   --------      --------
Long-term liabilities:
  Deferred income taxes.....    23,094                  23,094                   23,094
  Long-term debt............    59,158                  59,158                   59,158
  Other liabilities.........    10,366                  10,366                   10,366
                              --------  ---------     --------   --------      --------
    Total long-term
     liabilities............    92,618        --        92,618        --         92,618
                              --------  ---------     --------   --------      --------
    Total liabilities.......   167,229        --       167,229     20,000       187,229
Members' equity.............   202,418   (202,418)(1)      --                       --
Preferred stock.............       --                      --                       --
Common stock................       --          40 (1)       40                       40
Additional paid-in capital..       --     202,378 (1)  202,378    (22,888)(3)   179,490
Accumulated other
 comprehensive income.......       100                     100                      100
                              --------  ---------     --------   --------      --------
    Total liabilities,
     members' equity and
     stockholders' equity...  $369,747  $     --      $369,747   $ (2,888)     $366,859
                              ========  =========     ========   ========      ========


 The accompanying introduction and notes are an integral part of this Unaudited
    Pro Forma Condensed Consolidated Statement of Financial Condition.

                BOARD OF TRADE OF THE CITY OF CHICAGO, INC.


                             AND SUBSIDIARIES


      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME


               For the Nine Months Ended September 30, 2001


                   (in thousands, except per share data)



                                        Issuance of         Acquisition of
                                       Common Stock        Interest in Ceres
                                   --------------------- ----------------------
                                    Pro Forma  Pro Forma  Pro Forma   Pro Forma
                           Actual  Adjustments Sub Total Adjustments    Total
                          -------- ----------- --------- -----------  ---------
Revenues:
  Exchange fees.......... $ 91,747    $        $ 91,747     $         $ 91,747
  Market data............   49,888               49,888                 49,888
  Building...............   18,897               18,897                 18,897
  Services...............    9,592                9,592                  9,592
  Dues...................    6,830                6,830                  6,830
  Other..................      526                  526                    526
                          --------    ----     --------     -----     --------
    Total revenue........  177,480     --       177,480       --       177,480
                          --------    ----     --------     -----     --------
Expenses:
  Salaries and benefits..   44,337               44,337                 44,337
  Depreciation and
   amortization..........   32,810               32,810                 32,810
  Professional services..   14,966               14,966                 14,966
  General and
   administrative
   expenses..............   39,718               39,718                 39,718
  Building operating
   costs.................   16,724               16,724                 16,724
  Programs...............    1,280                1,280                  1,280
  Other..................    4,936                4,936                  4,936
                          --------    ----     --------     -----     --------
    Total expenses.......  154,771     --       154,771       --       154,771
                          --------    ----     --------     -----     --------
Income from operations...   22,709     --        22,709       --        22,709
  Interest income........      913                  913                    913
  Interest expense.......    5,280                5,280       750 (4)    6,030
                          --------    ----     --------     -----     --------
Income before income
 taxes and cumulative
 effect of change in
 accounting principle....   18,342     --        18,342      (750)      17,592
Provision for income
 taxes...................    7,486     --         7,486      (300)(5)    7,186
                          --------    ----     --------     -----     --------
Income before cumulative
 effect of change in
 accounting principle....   10,856     --        10,856      (450)      10,406
Cumulative effect of
 change in accounting
 principle--net of tax...       51                   51                     51
                          --------    ----     --------     -----     --------
Net income............... $ 10,805    $--      $ 10,805     $(450)    $ 10,355
                          ========    ====     ========     =====     ========
Net income per share.....                      $   0.27               $   0.26
                                               ========               ========
Shares used in the
 calculation of net
 income per share........                        39,803                 39,803
                                               ========               ========


 The accompanying introduction and notes are an integral part of this Unaudited
           Pro Forma Condensed Consolidated Statement of Income.

                BOARD OF TRADE OF THE CITY OF CHICAGO, INC.


                             AND SUBSIDIARIES


      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME


                   For the Year Ended December 31, 2000


                   (in thousands, except per share data)



                                         Issuance of           Acquisition of
                                        Common Stock         Interest in Ceres
                                    ---------------------  ------------------------
                                     Pro Forma  Pro Forma   Pro Forma       Pro
                           Actual   Adjustments Sub Total  Adjustments   FormaTotal
                          --------  ----------- ---------  -----------   ----------
Revenues:
  Exchange fees.........  $101,981    $         $101,981     $            $101,981
  Market data...........    61,060                61,060                    61,060
  Building..............    24,530                24,530                    24,530
  Services..............    17,848                17,848                    17,848
  Dues..................     5,484                 5,484                     5,484
  Other.................     2,016                 2,016                     2,016
                          --------    ------    --------     -------      --------
    Total revenue.......   212,919       --      212,919         --        212,919
                          --------    ------    --------     -------      --------
Expenses:
  Salaries and benefits.    56,391                56,391                    56,391
  Depreciation and
   amortization.........    40,013                40,013                    40,013
  Professional services.    32,459                32,459                    32,459
  General and
   administrative
   expenses.............    52,299                52,299                    52,299
  Building operating
   costs................    22,584                22,584                    22,584
  Programs..............     3,539                 3,539                     3,539
  Other.................     8,261                 8,261                     8,261
                          --------    ------    --------     -------      --------
    Total expenses......   215,546       --      215,546         --        215,546
                          --------    ------    --------     -------      --------
Loss from operations....    (2,627)      --       (2,627)        --         (2,627)
  Interest income.......     1,242                 1,242                     1,242
  Interest expense......     6,773                 6,773       1,000 (4)     7,773
                          --------    ------    --------     -------      --------
Loss before income
 taxes..................    (8,158)       --      (8,158)     (1,000)       (9,158)
Provision for income
 taxes..................     1,950        --       1,950        (400)(5)     1,550
                          --------    ------    --------     -------      --------
Net loss................  $(10,108)   $   --    $(10,108)    $  (600)     $(10,708)
                          ========    ======    ========     =======      ========
Net loss per share......                        $  (0.25)                 $  (0.27)
                                                ========                  ========
Shares used in the
 calculation of net loss
 per share..............                          39,803                    39,803
                                                ========                  ========


 The accompanying introduction and notes are an integral part of this Unaudited
           Pro Forma Condensed Consolidated Statement of Income.

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                                AND SUBSIDIARIES

                         UNAUDITED PRO FORMA CONDENSED
       CONSOLIDATED STATEMENT OF MEMBERS' EQUITY AND STOCKHOLDERS' EQUITY

                            September 30, 2001


                   (in thousands, except per share data)



                                   Issuance of Common         Acquisition of
                                          Stock              Interest in Ceres
                                  ------------------------ ------------------------
                                   Pro Forma     Pro Forma  Pro Forma     Pro Forma
                          Actual  Adjustments    Sub Total Adjustments      Total
                         -------- -----------    --------- -----------    ---------
Members' equity:
  Members' equity....... $202,418  $(202,418)(1) $    --    $    --       $    --
  Accumulated other
   comprehensive income.      100       (100)(1)      --         --            --
                         --------  ---------     --------   --------      --------
    Total members'
     equity............. $202,518  $(202,518)    $    --         --            --
                         ========  =========     ========   ========      ========
Stockholders' equity:
  Preferred stock,
   $0.001 par value,
   10,000,000
   authorized, none
   issued and
   outstanding.......... $    --   $     --      $    --    $    --       $    --
  Common stock, $0.001
   par value,
   100,000,000 shares
   authorized,
   39,802,650 shares
   issued and
   outstanding..........      --          40 (1)       40        --             40
  Additional paid-in
   capital..............      --     202,378 (1)  202,378    (22,888)(3)   179,490
  Accumulated other
   comprehensive income.      --         100 (1)      100        --            100
                         --------  ---------     --------   --------      --------
    Total stockholders'
     equity............. $    --   $ 202,518     $202,518   $(22,888)     $179,630
                         ========  =========     ========   ========      ========


 The accompanying introduction and notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Members' Equity and Stockholders'
                                  Equity.

    NOTES TO UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The Unaudited Proforma Condensed Consolidated Financial Statements reflect such adjustments as necessary, in the opinion of management, to reflect the conversion of members' equity to common stock of CBOT Holdings and payment of $22,888,000 to the limited partners of Ceres in exchange for their limited partnership interests based on the September 30, 2001 valuation of Ceres. The actual payment to be made to the limited partners of Ceres will be based on the final valuation report of Arthur Andersen relating to the valuation of Ceres as of a date reasonably proximate to the date of the completion of the Ceres merger.


   Pro forma adjustment (1) reflects the issuance of common stock and the conversion of members' equity into stockholders' equity, which is comprised of common stock and additional paid-in capital. Immediately following completion of the restructuring transactions, 39,802,650 shares of common stock, with a par value of $0.001 per share will be issued and outstanding. Accordingly, common stock will have a value of $40,000 with the remaining equity balance of $202,378,000 being transferred to additional paid-in capital. Accumulated other comprehensive income does not change.


   Pro forma adjustment (2) reflects the borrowing of $20,000,000 to fund the payment in exchange for the limited partner interests in Ceres.


   Pro forma adjustment (3) reflects the exchange of limited partner interests in Ceres, which is being accounted for as a combination of entities under common control, for a payment in cash of $22,888,000 to the limited partners of Ceres based on the September 30, 2001 valuation of Ceres. The payment in cash for the limited partners interests in Ceres under the accounting referenced is offset by a reduction in additional paid in capital as the assets and liabilities of Ceres are included in the proforma condensed consolidated financial statements at their historical costs.


   Pro forma adjustment (4) reflects the interest expense related to the $20,000,000 borrowing assuming a 5% annual interest rate, which rate approximates the incremental borrowing rate under the proposed borrowing. Accordingly, the pro forma adjustments to the nine months ended September 30, 2001 and year ended December 31, 2000 are $750,000 and $1,000,000, respectively.


   Pro forma adjustment (5) reflects the income tax benefit related to the interest expense described in pro forma adjustment (4) using a 40% effective tax rate which results in $300,000 for the nine months ended September 30, 2001 and $400,000 for the year ended December 31, 2001.


   The CBOT has estimated $15,300,000 for expenses to be incurred in connection with the restructuring transactions. For the nine months ended September 30, 2001 and the year ended December 31, 2000, the CBOT has recognized $2,229,000 and $9,857,000, respectively, of these expenses in the Unaudited Proforma Condensed Consolidated Statements of Income. The balance of the estimated expenses to be incurred in connection with the restructuring transactions is expected to be expended in the remainder of 2001 and early 2002.


   Net income (loss) per share for the nine months ended September 30, 2001 and the year ended December 31, 2000 is calculated as follows (in thousands, except per share amounts):



                                  September 30, 2001                   December 31, 2000
                         ------------------------------------ ------------------------------------
                         After Issuance   After Acquisition   After Issuance   After Acquisition
                         of Common Stock of Interest in Ceres of Common Stock of Interest in Ceres
                         --------------- -------------------- --------------- --------------------
Net income (loss).......     $10,805           $10,355           $(10,108)          $(10,708)
                             =======           =======           ========           ========
Weighted average shares
 outstanding............      39,803            39,803             39,803             39,803
                             =======           =======           ========           ========
Net income (loss) per
 common share...........     $  0.27           $  0.26           $  (0.25)          $  (0.27)
                             =======           =======           ========           ========

                                   APPENDIX C

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered
into as of          , 2001, by and among the Board of Trade of the City of
Chicago, Inc., currently a Delaware nonstock, not-for-profit corporation ("CBOT"), CBOT Merger Sub, Inc., a Delaware non-stock, for-profit corporation ("CBOT Merger Sub") and wholly owned subsidiary of CBOT Holdings, Inc., currently a Delaware stock, for-profit corporation ("CBOT Holdings") and a wholly owned subsidiary of CBOT and CBOT Holdings. CBOT, CBOT Merger Sub and CBOT Holdings are referred to collectively herein as the "Parties." Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the CBOT's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which includes the CBOT's Rules and Regulations (collectively, the "CBOT Organization Documents"), in each case, as may be amended from time to time prior to the Effective Time (as hereinafter defined) in accordance with the terms of the CBOT Organization Documents and applicable law.


   WHEREAS, CBOT is pursuing a strategic restructuring involving, among other things, (A) the demutualization of CBOT by creating CBOT Holdings as a stock, for-profit holding company, (B) the modernization of CBOT's corporate governance structure and (C) the reorganization and consolidation of CBOT's electronic trading business, in each case as further described in the Registration Statement (as defined below) (collectively, the "Restructuring Transactions");


   WHEREAS, as part of, and in order to effectuate, the Restructuring Transactions, CBOT Merger Sub will merge with and into CBOT pursuant to this Agreement, with CBOT surviving and becoming a subsidiary of CBOT Holdings (the "Merger");


   WHEREAS, immediately prior to the effective time of the Merger, the members of the CBOT will receive a dividend consisting of shares of the common stock of CBOT Holdings;


   WHEREAS, the boards of directors of CBOT and CBOT Merger Sub have each determined that this Agreement and the Merger are advisable and approved, adopted and authorized the Merger, this Agreement and their respective performance of their obligations hereunder.


   NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged and agreed, the Parties hereby agree as follows:

                                   ARTICLE I

                               BASIC TRANSACTION

   A. The Merger.

   (1) General. On the terms and subject to the conditions of this Agreement, CBOT Merger Sub shall merge with and into CBOT (as of the Effective Time (as defined below)), with CBOT as the surviving entity (sometimes referred to herein as the "Surviving Corporation"), and CBOT shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in order to effectuate the Merger. The Merger shall become effective at such time as CBOT files the Certificate of Merger or as is otherwise specified in the Certificate of Merger (the "Effective Time"). The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name of and on behalf of CBOT Merger Sub, CBOT or the members of the CBOT immediately prior to the Effective Time that the Surviving Corporation, in its sole and conclusive discretion, deems necessary or advisable in order to effect the transactions contemplated by this Agreement.

   (2) Surviving Entity. At the Effective Time, CBOT Merger Sub shall be merged with and into CBOT, whereupon the separate existence of the CBOT Merger Sub shall cease, and CBOT shall be the surviving entity of the Merger in accordance with Section 255 of the Delaware General Corporation Law.


   (3) Closing. The closing of the Merger (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, 60601, or at such other place, date and time as CBOT may determine (the "Closing Time"), which time shall be on or after the time at which all conditions to consummate the transactions contemplated hereby are satisfied or waived by CBOT.

   (4) Certificate of Incorporation; Bylaws; Rules and Regulations; Name. From and after the Effective Time, and until thereafter amended in accordance with applicable law, the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation (the "Surviving Charter"). From and after the Effective Time, and until thereafter amended in accordance with applicable law, the Bylaws attached hereto as Exhibit B shall be the Bylaws of the Surviving Corporation (the "Surviving Bylaws"). From and after the Effective Time, and until thereafter amended in accordance with applicable law, the Rules and Regulations attached hereto as Exhibit C shall be the Rules and Regulations of the Surviving Corporation (the "Surviving Rules and Regulations" and together with the Surviving Charter and Surviving Bylaws, the "Surviving Organization Documents").

   (5) Name. The name of the Surviving Corporation shall remain "Board of Trade of the City of Chicago, Inc."

   (6) Directors and Officers. At the Effective Time, the directors and officers of CBOT in office immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation and shall, in such capacity, retain their respective positions and terms of office and tenures held thereby immediately prior to the Effective Time.

   B. Conversion and Exchange of Memberships. At the Effective Time, by virtue of the Merger and without any action on the part of CBOT, CBOT Holdings, CBOT Merger Sub, or any other Person:


   (1) Each CBOT Full Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one (1) Series B-1, Class B membership and one (1) Class C membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.


   (2) Each CBOT Associate Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one (1) Series B-2, Class B membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

   (3) Each CBOT GIM Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one (1) Series B-3, Class B membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

   (4) Each CBOT IDEM Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one (1) Series B-4, Class B membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

   (5) Each CBOT COM Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one (1) Series B-5, Class B membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

   (6) The sole membership in CBOT Merger Sub shall be converted into and exchanged for the right to receive one (1) Class A membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.


   Accordingly, from and after the Effective Time, the holder(s) of record of
(i) CBOT Full Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-1, Class B memberships and Class C memberships in the Surviving Corporation for and into which such CBOT Full Memberships are exchanged and converted, (ii) CBOT Associate Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-2, Class B memberships in the Surviving Corporation for and into which such CBOT Associate Memberships are exchanged and converted, (iii) CBOT GIM Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-3, Class B memberships in the Surviving Corporation for and into which such CBOT GIM Memberships are exchanged, (iv) CBOT IDEM Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-4, Class B memberships in the Surviving Corporation for and into which such CBOT IDEM Memberships are exchanged and converted, (v) CBOT COM Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-5, Class B memberships in the Surviving Corporation for and into which such CBOT COM Memberships are exchanged and converted, and (vi) the sole membership in CBOT Merger Sub immediately prior to the Effective Time shall be deemed to be the holder of a Class A membership in the Surviving Corporation for and into which such membership in CBOT Merger Sub are exchanged and converted, in each case, pursuant to the provisions of this Article I.B.

   C. Closing of Transfer Records. From and after the Effective Time, transfers of CBOT Full Memberships, Associate Memberships, GIM Memberships, IDEM Memberships and COM Memberships outstanding prior to the Effective Time shall not be made on the books and records of the Surviving Corporation or otherwise.

                                   ARTICLE II

                              CONDITIONS TO CLOSE

   The obligation of the Parties to consummate the transactions contemplated hereby is subject to (A) the approval and adoption of this Agreement and the Merger contemplated hereby, pursuant to a combined proxy statement and
prospectus, dated               , 2001, contained in that certain Registration
Statement on Form S-4, Registration No. 333-72184, actually filed by CBOT Holdings relating to the Restructuring Transactions (as amended, the "Registration Statement"), and (B) satisfaction (or waiver by CBOT) of all other conditions to CBOT's obligation to complete the Restructuring Transactions as described in the Registration Statement.


                                  ARTICLE III

                                  TERMINATION

   A. Termination of Agreement. To the fullest extent permitted by applicable law, CBOT may, in its sole and exclusive discretion, terminate this Agreement at any time prior to the Effective Time.

   B. Effect of Termination. If CBOT terminates this Agreement pursuant to
Article III, A. above, all rights and obligations of the Parties shall terminate without any liability of any Party or Person to any other Party or Person.

                                   ARTICLE IV

                                 MISCELLANEOUS

   A. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

   B. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

   C. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

   D. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signatures), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

   E. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

   F. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

   G. Amendments and Waivers. To the fullest extent permitted by applicable law, the Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.

   H. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

   I. Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The term "including" shall mean "including without limitation" and all variants shall have similarly inclusive, but not limiting, meanings.

   J. Further Assurances. From time to time, as and when requested by either Party hereto, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, which documents, instruments or actions are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement.

                                    * * * *

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

                                          BOARD OF TRADE OF THE CITY OF
                                           CHICAGO, INC.

                                          By:

                                          Name:

                                          Title:

                                          CBOT MERGER SUB, INC.

                                          By:

                                          Name:

                                          Title:


                                          CBOT HOLDINGS, INC.

                                          By:

                                          Name:

                                          Title:

                                  APPENDIX D-1

              FAIRNESS OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.

                                                              September 24, 2001

The Independent Allocation Committee of the Board of Directors of
 the Board of Trade of the City of Chicago, Inc.
The Board of Directors of the Board of Trade of the City of Chicago, Inc. 141 West Jackson Blvd.
Chicago, IL 60604

Gentlemen:

   We understand that the Board of Trade of the City of Chicago, Inc., a Delaware nonstock, not-for-profit corporation (the "CBOT") intends to implement a series of restructuring transactions, which are designed to restructure and demutualize the CBOT. In connection with the initial proposal for such restructuring and demutualization ("Initial Restructuring Proposal"), you previously requested, and we delivered, our opinion dated May 5, 2000 (the "May 5 Opinion") as to the fairness, from a financial point of view, of the allocation of ownership described below (the "Allocation") among the members and holders of membership interests (the "Members") of the CBOT with respect to their respective memberships (the "Memberships").

   In August 2000, the Initial Restructuring Proposal was substantially revised (the "Revised Restructuring Proposal"). At your request, we updated our May 5 Opinion on November 21, 2000 and January 16, 2001 (the "January 16 Opinion"), in light of the Revised Restructuring Proposal. You have now advised us that you have further modified and amended the Revised Restructuring Proposal and that you currently intend to restructure and demutualize the CBOT by (i) creating a Delaware stock, for-profit holding company ("CBOT Holdings") that will own the Class A membership (described below) in a Delaware for-profit, non stock successor of the CBOT (the "CBOT Subsidiary") and (ii) distributing shares of CBOT Holdings to those members of the CBOT who were members immediately prior to completing such transactions (collectively the "Restructuring Transactions"). In connection with the Restructuring Transactions, you have now requested that we update the January 16 Opinion.

   More specifically, we understand that, as part of the Restructuring Transactions, the CBOT will declare and pay a dividend of common stock of CBOT Holdings to each Member. The common stock of CBOT Holdings will consist of a single class (not divided into series) with customary voting, liquidation and dividend rights, which, immediately following completion of the Restructuring Transactions, will represent all of the equity value and equity voting power of CBOT Holdings. Shares of common stock of CBOT Holdings will be issued to each member in accordance with the Allocation ratio in respect of his or her Membership. In addition, we understand that the CBOT will become a Delaware nonstock, for-profit corporation and a subsidiary of CBOT Holdings, and issue new Class A, Class B and Class C memberships. The sole Class A membership in the CBOT Subsidiary will be held by CBOT Holdings and will entitle CBOT Holdings to (a) receive all distributions, dividends and proceeds upon liquidation from the CBOT Subsidiary, and (b) the exclusive right to vote on most matters requiring a vote of the members of the CBOT Subsidiary. Each Member of the CBOT will receive one of the five series of Class B memberships in the CBOT Subsidiary in respect of each Membership held by such Member (i.e., each Full Member, Associate Member, GIM, IDEM and COM will receive one Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5, Class B membership in the CBOT Subsidiary, respectively). Each Class B membership will, subject to satisfaction of applicable membership and eligibility requirements, entitle the holder to trading rights and privileges that correspond to such holder's current class of membership in the CBOT. In addition, each Full Member will receive one Class C membership in the CBOT Subsidiary, which, subject to satisfaction of certain requirements, will entitle the holder to become a member of the Chicago Board Options Exchange Incorporated (the "CBOE") at no additional cost. The holders of Class B and Class C memberships will generally not have voting rights with respect to matters requiring a vote of the members of the CBOT Subsidiary, except that holders of Series B-1 and Series of B-2,

                                     D-1-1

Class B memberships will have voting rights to approve changes that would adversely affect certain core rights relating to the trading rights and privileges of Class B memberships.

   We understand that, as a result of the completion of the Restructuring Transactions, the CBOT's electronic trading operations now conducted by the Ceres Trading Limited Partnership ("Ceres") will be operated within a wholly-owned subsidiary of the CBOT Subsidiary focused exclusively on electronic trading (the "eCBOT"). Pursuant to this reorganization of the CBOT's electronic trading operations, Ceres will be liquidated and limited partnership interests in Ceres will be exchanged for cash payments. The fairness of the consideration received by the limited partners of Ceres in exchange for their partnership interests pursuant to the merger of a wholly owned subsidiary of the CBOT Subsidiary with and into Ceres and the fairness of the consideration received by the Members for their respective Memberships are beyond the scope of this opinion, which addresses only the fairness, from a financial point of view, of the Allocation on a relative basis among the different classes of Members. We have been advised by the Independent Allocation Committee of the Board of Directors of the CBOT in reliance upon the advice of the Implementation Committee of the Board of Directors of the CBOT that, for purposes of rendering this opinion, we may assume that the Restructuring Transactions will not be effected by means of a liquidation. Please note that we have made such assumption and that we have made such assumption without independent legal analysis.

   In connection with our review of the Restructuring Transactions and the preparation of our opinion herein, we have examined: (a) certain descriptive information concerning the Restructuring Transactions; (b) the draft dated September 17, 2001 of Amendment No. 5 to the Registration Statement on Form S-4 ("Form S-4") of CBOT Holdings relating to the proposed issuance of shares of common stock of CBOT Holdings; (c) the drafts dated September 17, 2001 of the Amended and Restated Certificate of Incorporation and By-Laws of CBOT Holdings;
(d) the drafts dated September 17, 2001 of the Amended and Restated Certificate of Incorporation and By-Laws of the for-profit CBOT Subsidiary; (e) various CBOT documents including the Chicago Board of Trade rules and regulations; (f) various trading and financial statistics for the CBOT; (g) certain publicly available information regarding terms of certain transactions involving restructurings of exchanges comparable to the CBOT and the allocation of value;
(h) presentations provided to the CBOT by consultants and financial and legal advisors; (i) letters to the CBOT from various members regarding the restructuring and demutualization of the CBOT; (j) information regarding the historical trading prices of Memberships; and (k) certain other information regarding the CBOT and its operations. We have also held discussions of the foregoing with current and former members of the senior management of the CBOT and of the various classes of Members, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

   Furthermore, in connection with our review of the Restructuring Transactions and the preparation of our opinion herein, we have assumed that: (a) there will not be any transaction (including any business combination) with the CBOE or any other party; in this connection, we understand that prior discussions between the CBOT and the CBOE of a possible business combination have terminated; and (b) all existing trading rights and privileges of each Membership class and the CBOE exercise right of Full Members will remain intact following the Restructuring Transactions; in this connection, we note the concerns raised by disclosures within the Form S-4 with respect to possible future actions by the CBOE adverse to the CBOE exercise right, the effects of which are beyond the scope of this opinion.

   In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the CBOT. We were not requested to, and did not, participate in the structuring of the Restructuring Transactions nor were we asked to consider, and our opinion does not address, the relative merits of the Restructuring Transactions as compared to any alternative business strategies that might exist for the CBOT or the effect of any other transaction in which the CBOT might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we

                                     D-1-2
do not have any obligation to update, revise or reaffirm this opinion except as provided in the letter agreement between William Blair & Company and the Independent Allocation Committee dated September 7, 2001.

   William Blair & Company has been engaged in the investment banking business since 1935. We have acted as the investment banker to the Independent Allocation Committee in connection with the Restructuring Transactions (and the Initial Restructuring Proposal and the Revised Restructuring Proposal) and have received fees from the CBOT for our services. In addition, the CBOT has agreed to indemnify us against certain liabilities arising out of our engagement.

   Our investment banking services and our opinion were provided for the use and benefit of the Independent Allocation Committee of the Board of Directors and the Board of Directors of the CBOT in connection with the Restructuring Transactions. Our opinion is limited to the fairness, from a financial point of view, to the Members of the CBOT of the Allocation of shares of common stock of CBOT Holdings in respect of their Memberships in connection with the Restructuring Transactions, and we do not address the merits of the underlying decision by the CBOT to engage in the Restructuring Transactions and this opinion does not constitute a recommendation to any Member as to how such Member should vote with respect to the Restructuring Transactions. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement and prospectus mailed to the Members by the CBOT in connection with the Restructuring Transactions.

   In arriving at our conclusion, we have considered various methodologies for allocating the shares of common stock of CBOT Holdings. We have concluded that an allocation methodology that takes into account a combination of factors rather than a single factor is appropriate, and that such combination of factors should include, with respect to each of the five classes of Members: (a) relative liquidation rights; (b) relative voting rights; (c) the allocation made in respect of each class of Membership in connection with the formation of Ceres; (d) the market values of Memberships; and (e) the contract volumes for which each class of Membership has been responsible on a historical basis. In arriving at our conclusion, we have attached greater importance to liquidation rights, voting rights and the allocation made in respect of each Membership in connection with the formation of Ceres.

   Based upon and subject to the foregoing, it is our opinion that the Allocation to Members of shares of common stock of CBOT Holdings in respect of their Memberships in connection with the Restructuring Transactions in the ratio of 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full, Associate, GIM, IDEM and COM Membership, respectively, is fair, from a financial point of view to each of the five classes of Members.

                                          Very truly yours,

                                          /S/ WILLIAM BLAIR & COMPANY, L.L.C.
                                          -------------------------------------
                                          WILLIAM BLAIR & COMPANY, L.L.C.

                                     D-1-3

                                  APPENDIX D-2

                    FAIRNESS OPINION OF ARTHUR ANDERSEN LLP

Boards of Directors
Board of Trade of the City of Chicago, Inc.
Electronic Chicago Board of Trade, Inc.
c/o
Ms. Carol A. Burke
Executive Vice President and
General Counsel
Board of Trade of the City of Chicago, Inc.
141 West Jackson Boulevard
Chicago, Illinois 60604

October 2, 2001

Ladies and Gentlemen:

   You have asked us to advise you with respect to the fairness from a financial point of view to the Ceres Trading Limited Partnership ("Ceres") and each class of the limited partners of Ceres of the consideration to be received by each limited partner of Ceres in exchange for their respective limited partnership interest pursuant to the Transaction (as defined below). We understand that Ceres is a Delaware limited partnership, having five classes of limited partners: Class A-1, Class A-2, Class A-3, Class A-4 and Class B. We also understand that the Electronic Board of Trade, Inc. ("eCBOT"), a wholly owned subsidiary of the Board of Trade of the City of Chicago, Inc. (the "CBOT"), is the general partner of Ceres.

   We understand that the CBOT is to be restructured pursuant to a series of transactions (collectively, the "Restructuring Transactions") that generally involve (i) the demutualization of the CBOT by creating a Delaware stock, for-profit holding company ("CBOT Holdings") and distributing shares of common stock of CBOT Holdings to your members in respect of their memberships in the CBOT; (ii) the modernization of the corporate governance mechanism of the CBOT; and (iii) the reorganization and consolidation of the electronic trading business of the CBOT, part of which is currently operated by Ceres, into eCBOT. Upon completion of the Restructuring Transactions, we further understand that the CBOT will become a nonstock for-profit membership corporation and a subsidiary of CBOT Holdings.

   We also understand that, as part of the reorganization of the electronic trading business of the CBOT in connection with the Restructuring Transactions, a newly formed corporate subsidiary of the CBOT subsidiary will merge with and into Ceres, with Ceres as the surviving entity (the "Transaction"). As a result of the Transaction, eCBOT will remain the general partner of Ceres and the CBOT subsidiary will become a limited partner of Ceres. Following the Transaction, Ceres will liquidate and its assets will be distributed to the CBOT subsidiary and eCBOT pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of Ceres. Pursuant to the Transaction, each limited partnership interest in Ceres (other than any limited partnership interests then held by the CBOT subsidiary or any of its affiliates) will be exchanged for a cash payment. The amount of the cash payment that will be distributed in exchange for each limited partnership interest will be determined by the Boards of Directors of the CBOT and eCBOT after considering that partnership interest's allocable portion of the value of Ceres as presented in the valuation report regarding the value of Ceres and the partnership interests in Ceres, to be delivered as of a date reasonably proximate to the consummation of the Transaction.

                                     D-2-1

   In connection with our analysis, you have furnished us with certain documents and other information concerning the Ceres and the CBOT, as we requested. We have performed such investigations and analyses as we considered appropriate. Among other items we have considered, we have:

  1) Read current and historical financial information including Ceres Consolidated Statements of Financial Position year-to-date for the period ended September 30, 2001 (unaudited), Ceres and CBOT Consolidated Financial Statements for the years ended December 31, 1999 and December 31, 2000 (audited), Ceres Consolidated Financial Statements for the years ended December 31, 1992, 1993, 1994 1995, 1996, 1997 and 1998
     (audited), CBOT Annual Reports for the years ended December 31, 1995, 1996, 1997, 1998, 1999 and 2000 including financial statements (audited), Ceres monthly reports of revenues and expenses for each month of fiscal year 2000 (unaudited) and January through June of 2001 (unaudited), Summary of Obligation and Payments to DBS Group for the Eurex software as of October 31, 2000 (unaudited);


  2) Read certain publicly available business and financial information relating to Ceres and the CBOT including Press Releases and public information extracted from CBOT's website;

  3) Read certain internal financial and operating information provided by management, including Member Trading Volume for various Quarters Ending March 31, 1999 through March 31, 2001 and Trailing Five-Quarter Average for Class B partners, Volume Report: CBOT Exchange Fees System, various Ceres CTI Volume Report for Agriculture and Financials by firm number sequence for year-to-date through September 30, 2001, Ceres Class B Units for the year ended December 31, 2000, CBOT Class B Capital Balance Summary;


  4) Held meetings and discussions with management and senior personnel to discuss the business, operations, assets, historical financial results and future prospects of the CBOT;

  6) Considered the investment in technology made by Ceres for the fiscal years ended December 31, 1997, 1998, 1999, 2000 and the interim through September 30, 2001 to establish an electronic trading system;


  7) Performed a discounted cash flow analysis of potential income generating scenarios for Ceres based upon independent research and input from management;

  8) Read various agreements related to Ceres, the CBOT, a/c/e, and Eurex from a financial point of view including the Ceres Trading Limited Partnership Second Amended and Restated Agreement of Limited Partnership dated as of September 8, 1997, Amended and Restated CBOT/Ceres License Agreement dated May 15, 1998, Electronic Trading Division Expense Agreement for CBOT/Ceres dated May 29, 1998, Implementation Regulations of Eurex Deutschland and Eurex Zurich Concerning Technical Equipment dated September 6, 1999, Alliance Agreement between CBOT, Ceres, Deutsche Borse, Swiss Stock Exchange, Eurex Zurich, Eurex Frankfurt, and Eurex Deutschland dated October 1, 1999, Software License Agreement between CBOT, Ceres, Deutsche Borse, and Swiss Stock Exchange dated October 1, 1999, the December 31, 1999 Unanimous Written Consent of the Supervisory Board of CBOT/Eurex Alliance, LLC, Interim Agreement for Ceres, JV, and DBS dated January 15, 2000, the July 27, 2000 Confirmation of Rights Agreement, the April 13, 2000 Market Supervision Services Agreement, Master Software Development Agreement, and Systems Operations Agreement and Supporting Documents;

  9) Considered the financial terms of certain recent business combination transactions in the securities and futures exchange industry; and

  10) Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   In our analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us or publicly available, and we have not assumed any responsibility for the independent verification of such information. We have further relied upon the assurances of management of Ceres and the CBOT that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. We have assumed, with your

                                     D-2-2
consent, that the financial forecasts and projections provided to us by Ceres and/or the CBOT, if any, were prepared in good faith and on a basis reflecting the best currently available judgments and estimates of management. We have not prepared an independent evaluation of the software, systems architecture, network capability, etc. of the technology assets held by the CBOT, eCBOT and Ceres. We express no view whatever as to the federal, state or local tax consequences of the Transaction.

   Our services to the eCBOT and the CBOT in connection with the Transaction have been comprised solely of financial advisory services and not accounting, audit, legal or tax services. Without limiting the foregoing, our services with respect to the Transaction do not constitute, nor should they be construed to constitute in any way, a review or audit of or any other procedures with respect to any financial information nor should such services be relied upon by any person to disclose weaknesses in internal controls, financial statement errors or irregularities, or illegal acts or omissions of any person affiliated with the Transaction. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof.

   We have not acted as financial advisor to the CBOT, eCBOT or Ceres in connection with the Transaction other than in connection with rendering this opinion and in connection with estimating the fair market value of Ceres and the partnership interests in Ceres for consideration by the Boards in effecting the Transaction. Additionally, we have not been authorized to and have not solicited alternative offers for Ceres or its assets, or investigated any other alternative transactions that may be available to Ceres. It is our understanding that none of the CBOT, eCBOT or Ceres has solicited or received any offers for Ceres or its assets. Our opinion does not address nor shall it be construed to address the underlying business decision to effect the Transaction. We have performed and continue to perform various internal accounting and tax services unrelated to the Transaction for Ceres and/or the CBOT and have received customary fees for the rendering of such services.

   It is understood that this letter is solely for the benefit and use of the Boards of Directors of the CBOT, eCBOT and Ceres in their consideration of the Transaction and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent with the exception of its inclusion in the United States Securities and Exchange Commission, Registration Statement on Form S-4, as may be amended, related to the Restructuring Transactions, including, among other things, the Transaction. This letter does not constitute a recommendation to any member with respect to whether to vote in favor of the Restructuring Transactions or take any other action in connection with the Restructuring Transactions or otherwise, and should not be relied upon by any member as such.

   Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the consideration to be received by each limited partner of Ceres in exchange for their respective limited partnership interests pursuant to the Transaction, is fair, from a financial point of view, to Ceres and each class of the limited partners of Ceres.

ARTHUR ANDERSEN LLP
/S/ ARTHUR ANDERSEN LLP

CHICAGO, ILLINOIS
OCTOBER 2, 2001

                                     D-2-3

                                  APPENDIX D-3

             PRELIMINARY VALUATION ANALYSIS OF ARTHUR ANDERSEN LLP

Board of Trade of the City of Chicago, Inc.
Electronic Chicago Board of Trade, Inc.
Members of the Boards of Directors
c/o
Board of Trade of the City of Chicago, Inc.
141 West Jackson Blvd.
Chicago, Illinois 60604-2994

Attn: Carol A. Burke, Executive Vice President and General Counsel

November 19, 2001


Ladies and Gentlemen:

   We have completed our valuation analysis of the Ceres Trading Limited Partnership ("Ceres") and the limited partnership interests in Ceres as of September 30, 2001. The objective of our analysis was to provide our opinion of the fair market value of Ceres and each of the underlying limited partnership interests as of September 30, 2001 in connection with the proposed restructuring transactions. We understand that a wholly owned affiliate of the Board of Trade of the City of Chicago, Inc. ("CBOT"), Electronic Chicago Board of Trade, Inc. ("eCBOT"), is the General Partner of Ceres and that the results of our analysis will be used to assist CBOT and eCBOT in considering a proposed merger transaction in connection with the restructuring transactions. Specifically, we understand that our analysis will be used to assist the Boards of Directors of CBOT and eCBOT with regard to the merger consideration to be distributed among the Ceres limited partners pursuant to the Ceres merger.


   Arthur Andersen LLP does not make specific recommendations to buy or sell; our work is designed to provide information that will assist you in making an informed decision. We confirm that our services as described herein do not present a conflict of interest. We have performed and continue to perform various accounting and tax services for the CBOT that are unrelated to the restructuring transactions and we have received customary fees for such services. No portion of our fee was contingent upon the completion of the Ceres merger or the conclusion reached in our analysis. Our valuation analysis and conclusion are subject to the attached Statement of General Assumptions and Limiting Conditions.

Definition of Value

   The basis of value in our analysis is fair market value, which is defined as the amount at which property would change hands between a willing buyer and a willing seller when neither is acting under compulsion and when both have reasonable knowledge of the relevant facts.

Scope of the Analysis and Methodology

   We considered a broad scope of information, both internal and external to Ceres, considered various approaches to estimating value, prepared independent analyses and considered appropriate documents including the Ceres Second Amended and Restated Agreement of Limited Partnership dated as of September 8, 1997 (the "Agreement"). We considered various valuation approaches, including an income approach, market approach and net asset approach.

   Income Approach. The income approach measures the value of an entity by the present value of its future economic benefits. Value indications are developed by discounting expected cash flows to their present value at

                                     D-3-1
a rate of return that incorporates the time value of funds and the risks associated with the particular investment. The discount rate selected is based on rates of return available from alternative investments of similar type and quality as of the valuation date.

   Market Approach. The market approach measures the value of an entity through an analysis of recent transactions or offerings of comparative entities. These entities may be companies whose stock is actively traded or private companies acquired in transactions for which the terms are known to us. Consideration is given to the financial condition and operating performance of the entity being appraised relative to those of the selected guideline companies operating in the same or a similar line of business, and which are potentially subject to corresponding economic, environmental, and political factors. The guideline companies would be considered reasonable investment alternatives.

   Cost or Net Asset Approach. The cost or net asset approach measures the value of an entity by the net aggregate fair market value of the entity's underlying assets. Application of this approach entails a restatement of the balance sheet of the enterprise, substituting the fair market value of its assets and liabilities for their recorded values as stated on their financial statements. This approach is frequently used in valuing holding companies or capital intensive firms.

   We considered the three approaches described above and concluded that the fair market value of Ceres is best determined by the net asset approach. As of the date of valuation, the assets of Ceres consisted of its interest in the a/c/e system software and in CBOT/Eurex Alliance, L.L.C. and its various licensing agreements related to electronic trading support for the CBOT.

   In arriving at our conclusions, we made the following assumptions:

  . The CBOT transitioned from the Project A platform to the a/c/e system on or about August 27, 2000.

  . The a/c/e system is deemed to be state-of-the-art by the CBOT and the Project A platform, as a local-area network platform, is no longer competitive. Therefore, the a/c/e system is valuable and the Project A platform is obsolete.

  . Except for order routing software to be financed and owned by the CBOT, Ceres owns the rights to the a/c/e system software pursuant to its alliance agreements with Deutsche Borse AG and the Swiss Stock Exchange.

  . Ceres has, both directly and indirectly, in accordance with its 50 percent ownership in CBOT/Eurex Alliance, L.L.C., incurred costs associated with certain a/c/e system modifications and, through September 30, 2001, these expenditures totaled $44,824,574. Additionally, purchases of computer software and systems related to the a/c/e system in the amount of $43,650,446 were capitalized by Ceres, as of September 30, 2001.


  . The CBOT intends to reorganize and consolidate its electronic trading business into its wholly owned eCBOT subsidiary in connection with the restructuring transactions. As a result, it would be necessary for the CBOT to acquire, directly or indirectly, all limited partnership interests in Ceres currently held by the members of the CBOT.

  . The Ceres limited partnership agreement provides that eCBOT, as general partner, may dissolve Ceres at will.

  . The Ceres limited partnership agreement states that, upon dissolution of Ceres, the assets of Ceres shall be liquidated and the proceeds shall be distributed to the partners of Ceres in accordance with their capital accounts and the balance, if any, in accordance with their percentage interests.

     We considered that rights to the use of a/c/e system and the a/c/e system modifications could conceivably provide Ceres with the ability to provide electronic trading capabilities to other exchanges. Under this scenario, it is feasible that Ceres' economic profile would be similar to that of its current operations (i.e. receiving fees for electronic trades, etc.) or that it could license the software for use with other exchanges for royalty payments. However, the economics under such scenarios are highly uncertain

                                     D-3-2
  due to the speculative nature of the fees achievable in an increasingly competitive environment and the operating costs associated with continued maintenance of the system. Additionally, given the ability of eCBOT, as the general partner of Ceres, to unilaterally liquidate the business, the probability of such a scenario is extremely low.

   Exhibit 1 presents the Electronic Trading Division's historical financial statements.

   Exhibit 2 presents our derivation of the net asset value of Ceres, as of September 30, 2001. As shown, the partners' equity restated at market value amounts to $25,560,364. Therefore, we conclude that the fair market value of Ceres, as of the valuation date, is $25,600,000 (rounded).


Allocation of Fair Market Value to Partnership Interests

   We understand that, pursuant to Section 3.4(a) of the Agreement, the partners' capital accounts shall be marked-to-market upon dissolution of Ceres in accordance with the terms and provisions of Section 4 of the Agreement. Accordingly, our allocation to the Class B unit holders adjusts their capital account balances such that 40 percent of the value is allocated pro rata according to the number of Class B units owned and 60 percent is allocated according to their respective Electronic Trading System Clearing Volume with respect to contracts traded on the CBOT. For tax purposes, we understand that the capital account balances for all Class B unit holders were zero, as of September 30, 2001. The allocation of Ceres' market value among the Class A and Class B unit holders is provided in Exhibit 3(a) through 3(b).


Very truly yours,

ARTHUR ANDERSEN LLP
/s/ ARTHUR ANDERSEN LLP

                                     D-3-3

            STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

   This report has been made with the following general assumptions and limiting conditions:

  1. No investigation has been made of, and no responsibility is assumed for, the legal description or legal matters related to the asset(s) being valued, including title or encumbrances. Title to the asset(s) is assumed to be good and marketable unless otherwise stated. The asset(s) is (are) assumed to be free and clear of any liens, easements or encumbrances unless otherwise stated.

  2. Information furnished by others, upon which all or portions of this valuation are based, is believed to be reliable, but has not been verified in all cases. No warranty is given as to the accuracy of such information.

  3. This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portions thereof including, without limitations, any conclusions as to value, the identity of Arthur Andersen or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated shall be disseminated to third parties by any means without the prior written consent and approval of Arthur Andersen. Arthur Andersen has consented to the inclusion of this report in the Registration Statement on Form S-4, of CBOT Holdings relating to the restructuring transactions described therein.


  4. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national, government or private entity or organization have been, or can readily be, obtained or renewed for any use on which the value estimate contained in this report is based.

  5. Full compliance with all applicable federal, state and local zoning, use, environmental and similar laws and regulations are assumed, unless otherwise stated.

   6. Responsible ownership and competent property management are assumed.

                                     D-3-4

                                  EXHIBIT 1(a)

                       CERES TRADING LIMITED PARTNERSHIP

         HISTORICAL SUMMARY OF OPERATIONS--ELECTRONIC TRADING DIVISION


                                                   1996                                             2000       09/30/01
                      1994 Actual  1995 Actual    Actual   1997 Actual 1998 Actual 1999 Actual     Actual       Actual
                      -----------  -----------  ---------- ----------- ----------- -----------  ------------  -----------
Average Daily
 Volume.............        1,789        2,086       9,526      28,812      46,161      44,640
Annual Volume.......       67,974      531,928   2,438,712   5,929,134  12,339,328  11,160,033
Revenue Per
 Contract...........  $      0.35  $      1.46  $     2.30 $      2.05 $      1.84 $      1.67
Revenues:
 Nonmember Fees.....  $    20,798  $   514,907  $3,213,283 $ 5,691,075 $22,751,000 $18,632,118
 Member Fees........        3,228      259,897   2,405,659   6,447,761         --          --
 Interest...........                                            67,036     359,000      54,133
                      -----------  -----------  ---------- ----------- ----------- -----------  ------------  -----------
   Total Revenues...  $    24,026  $   774,804  $5,618,942 $12,205,872 $23,110,000 $18,686,251  $  7,647,694  $27,941,884
Operating Expenses:
 Information
  Systems
  Allocation........      351,834      760,168   1,438,233   2,307,315   2,816,646   3,658,836       976,893    3,559,843
 Leased
  Programmers.......      145,020      493,365     940,660     995,196   4,355,979   4,048,777     1,167,157      444,201
 Other..............                                            66,401     103,677   1,419,848           --        61,192
 Equity (Gain)/Loss
  in CEJV...........                                                                                     --       217,237
 Eurex-Related
  Expenses..........                                                    10,874,753  11,024,878    21,446,626   16,784,928
                      -----------  -----------  ---------- ----------- ----------- -----------  ------------  -----------
   Subtotal-
    Operating
    Expenses........      496,854    1,253,533   2,378,893   3,368,912  18,151,055  20,152,339    23,590,677   21,067,401
Partnership Overhead
 Expenses:
 Administration
  Allocation........       62,256       88,800     102,183      97,484         --          --        109,709      264,859
 BOTCC Computer
  Services..........        8,774        9,747       8,631       8,816         --          --
 Audit/Legal Fees...        8,068       14,837      29,526      32,222         --          --
 Other Overhead
  Expenses..........        1,485        1,647         552         195         --          --
                      -----------  -----------  ---------- ----------- ----------- -----------  ------------  -----------
   Subtotal--
    Overhead
    Expenses........       80,583      115,031     140,892     138,717     168,808     246,859       109,709      264,859
Earnings Before
 Taxes, Interest &
 Depreciation.......  $  (553,411) $  (593,760) $3,099,157 $ 8,698,243 $ 4,790,137 $(1,712,947) $(16,052,691) $ 6,609,623
Depreciation
 Expense............      433,471      532,854     533,593     421,240      20,334     116,661     4,141,190    8,643,030
                      -----------  -----------  ---------- ----------- ----------- -----------  ------------  -----------
Earnings Before
 Taxes and Interest.  $  (986,882) $(1,126,614) $2,565,564 $ 8,277,003 $ 4,769,803 $(1,829,608) $(20,193,881) $(2,033,407)
Interest Expenses...      167,124      262,750     192,122      13,214                  12,059       988,331    3,341,103
TCAM Write-Off......                                                     1,962,856         --            --           --
Partnership
 Income/(Loss)......  $(1,154,006) $(1,389,365) $2,373,442 $ 8,263,789 $ 2,806,947 $(1,841,667) $(21,182,212) $(5,374,510)
                      ===========  ===========  ========== =========== =========== ===========  ============  ===========
Capital
 Expenditures.......  $   460,844  $         0  $    5,372 $ 1,433,454 $   701,000 $ 8,488,000  $ 26,962,000  $ 8,675,000


                                     D-3-5

                                  EXHIBIT 1(b)

                       CERES TRADING LIMITED PARTNERSHIP

    HISTORICAL STATEMENT OF FINANCIAL CONDITION--ELECTRONIC TRADING DIVISION


                                                     1996        1997       1998                     2000       09/30/01
                        1994 Actual  1995 Actual    Actual      Actual     Actual   1999 Actual     Actual       Actual
YEAR                    -----------  -----------  ----------  ---------- ---------- -----------  ------------  -----------
Assets:
 Cash and Cash
  Equivalents..........              $    15,190  $   45,430  $4,237,145 $4,613,000 $   685,524  $  2,354,835  $   146,771
 Accounts Receivable... $    24,026      129,194     600,642     992,856  1,800,000     993,558     1,704,872    4,386,067
 Capital Contributions
  Receivable...........                                            2,817
 Prepaid Expenses......                                          102,000                  1,435
 Deferred Organization
  and Development
  Costs................      70,977       45,928      20,880
 Computer Software and
  Systems..............   1,411,769      903,964     400,791   1,433,885    694,000   8,675,006    31,467,779   31,271,102
 Investment in &
  Advances to
  CBOT/Eurex Alliance,
  LLC..................                                                                               500,000      500,000
                        -----------  -----------  ----------  ---------- ---------- -----------  ------------  -----------
   Total Assets........ $ 1,506,772  $ 1,094,276  $1,067,743  $6,768,703 $7,107,000 $10,355,523  $ 36,027,486  $36,303,941
                        ===========  ===========  ==========  ========== ========== ===========  ============  ===========
Liabilities and
 Partners' Equity:
 Accounts Payable and
  Accrued Expenses..... $    34,353  $       907  $  115,624  $1,022,247 $5,209,000 $ 9,476,022  $    313,323  $   451,636
 Due to CBOT/Eurex
  Alliance LLC.........                                                                             9,152,623    4,811,131
 Notes Payable.........                                                                             9,069,252    5,881,139
 Advances from General
  Partner..............   2,757,899    3,768,212   1,253,520                          1,012,059    31,481,963   44,424,244
 Partners' Equity......  (1,285,480)  (2,674,843)   (301,401)  5,746,456  1,898,000    (132,558)  (13,989,674) (19,264,210)
                        -----------  -----------  ----------  ---------- ---------- -----------  ------------  -----------
   Total Liabilities
    and Partners'
    Equity............. $ 1,506,772  $ 1,094,276  $1,067,743  $6,768,703 $7,107,000 $10,355,523  $ 36,027,486  $36,303,941
                        ===========  ===========  ==========  ========== ========== ===========  ============  ===========


                                     D-3-6

                                   EXHIBIT 2

                       CERES TRADING LIMITED PARTNERSHIP

                          ELECTRONIC TRADING DIVISION

              Restated Balance Sheet as of September 30, 2001



                                                          Book      Fair Market
                                                         Value       Value (2)
                                                      ------------  -----------
Assets:
  Cash and Cash Equivalents.......................... $    146,771  $   146,771
  Accounts Receivable................................    4,386,067    4,386,067
  Capital Contributions Receivable...................            0            0
  Prepaid Expenses...................................            0            0
  Deferred Organization and Development Costs........            0            0
  Computer Software and Systems......................   31,271,102   31,271,102
  Investment in and Advances to CBOT/Eurex Alliance,
   LLC...............................................      500,000      500,000
  Previously Incurred, Non-Capitalized Eurex-Related
   Expenses (1)......................................                44,824,574
                                                      ------------  -----------
    Total Assets..................................... $ 36,303,941  $81,128,515
                                                      ============  ===========
Liabilities and Partners' Equity:
  Accounts Payable and Accrued Expenses.............. $    451,636  $   451,636
  Due to CBOT/Eurex Alliance LLC.....................    4,811,131    4,811,131
  Notes Payable......................................    5,881,139    5,881,139
  Advances from General Partner......................   44,424,244   44,424,244
  Partners' Equity...................................  (19,264,209)  25,560,364
                                                      ------------  -----------
    Total Liabilities and Partners' Equity........... $ 36,303,941  $81,128,515
                                                      ============  ===========
Concluded Value of Partnership (rounded).............               $25,600,000

--------
(1) Previously Incurred, Non-Capitalized Eurex-Related Development & Operating Loss Expenses:

      FY '98........................................................ $10,874,753
      FY '99........................................................  11,024,878
      FY '00........................................................  17,550,433
      YTD '01.......................................................   5,374,510
                                                                     -----------
          Total..................................................... $44,824,574
                                                                     ===========

(2) For assets and liabilities other than the Eurex Modification Expenses, Arthur Andersen has relied on book value as being representative of their fair market value.

                                     D-3-7

                                  APPENDIX E-1

                                   AGREEMENT

   This Agreement is made and entered into this 7th day of August, 2001 ("Effective Date") by and between the Board of Trade of the City of Chicago, Inc., a Delaware non-stock corporation (the "CBOT"), and the Chicago Board Options Exchange Incorporated, a Delaware non-stock corporation (the "CBOE").

   WHEREAS, paragraph (b) of Article Fifth of CBOE's Certificate of Incorporation ("Article Fifth(b)") provides, among other things, that every present and future member of the CBOT who applies for membership in the Corporation and who otherwise qualifies shall, so long as he remains a member of the CBOT, be entitled to be a member of the CBOE (this right of members of the CBOT to become members of the CBOE is referred to herein as the "Exercise Right";

   WHEREAS, the CBOT and the CBOE entered into an Agreement dated as of September 1, 1992 (the "1992 Agreement") for the purpose of resolving a dispute as to the meaning of certain terms as used in Article Fifth(b) and the nature and scope of the Exercise Right;

   WHEREAS, the CBOT intends to pursue a strategic restructuring as specifically contemplated by that certain Registration Statement on Form S-4 (Registration No. 333-54370);

   WHEREAS, additional disputes have arisen between the CBOT and the CBOE regarding the Exercise Right in the context of the CBOT's proposed strategic restructuring and the expanded operation of CBOT's electronic trading system proposed to be implemented in connection therewith; and

   WHEREAS, the parties, in their own capacity and on behalf of their respective members, wish to resolve these additional disputes to their mutual benefit;

   NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein (but subject to Section 11 below), the parties, in their own capacity and on behalf of their respective members, pursuant to the authorization of their respective Boards of Directors, agree as follows:

   1. DEFINITIONS.

   For purposes of this Agreement, the definitions set forth in this Section 1, including revised definitions of certain terms previously defined in the 1992 Agreement, shall apply. Capitalized terms used but not further defined in this Agreement shall have the respective meanings ascribed to such terms in the 1992 Agreement.

     (a) "Registration Statement" means that certain Registration Statement on Form S-4 filed by the CBOT with the Securities and Exchange Commission under the Securities Act of 1933 (Registration No. 333-54370).

     (b) "CBOT Restructuring Transactions" means the proposed strategic restructuring of the CBOT and the related expansion of its electronic trading operations described in the Registration Statement, as amended by Amendments No. 1 through 4, and as further amended subject to the provisions of Section 11(b).

     (c) "Exercise Right Coupon" means the instrument to be issued to each of the 1,402 CBOT Full Members pursuant to and as part of the CBOT Restructuring Transactions, which shall evidence and represent the Exercise Right and which shall, subject to satisfaction of the other conditions to being an Eligible CBOT Full Member as defined below, entitle the holder thereof to become an Exerciser Member.

     (d) "Eligible CBOT Full Member" has the meaning set forth in the definition of that term in the 1992 Agreement, provided that upon consummation of the CBOT Restructuring Transactions and in the absence of any other material changes to the structure or ownership of the CBOT or to the trading rights

                                     E-1-1
  and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions, an individual shall be deemed to be an Eligible CBOT Full Member if the individual: (i) is the owner of (A) 25,000 shares of Class A Common Stock of the CBOT (such number being subject to anti-dilution adjustment in the event the Class A Common Stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shareholders, or the issuance of shares to existing shareholders at less than fair market value), and (B) one (1) share of Class B Common Stock, Series B-1, of the CBOT, and (C) one (1) Exercise Right Coupon, (ii) has not delegated any of the rights or privileges appurtenant to such ownership, and (iii) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a "CBOT Full Member" under the CBOT's Rules and Regulations then in effect. CBOT Class A Common Stock, CBOT Class B Common Stock and Exercise Right Coupons may be separately bought and sold, and may be unbundled and rebundled, for purposes of qualifying the owner thereof as an Eligible CBOT Full Member.

     (e)"Eligible CBOT Full Member Delegate" has the meaning set forth in the definition of that term in the 1992 Agreement, provided that upon consummation of the CBOT Restructuring Transactions and in the absence of any other material changes to the structure or ownership of the CBOT or to the trading rights and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions, an individual shall be deemed to be an eligible CBOT Full Member delegate if the individual (i) is in possession of (A) 25,000 shares of Class A Common Stock of the CBOT (such number being subject to anti-dilution adjustment in the event the Class A Common Stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shareholders, or the issuance of shares to existing shareholders at less than fair market value), and (B) one (1) share of Class B Common Stock, Series B-1, of the CBOT, and (C) one (1) Exercise Right Coupon, (ii) holds one or more of the items listed in (i) above through delegation rather than ownership, and
  (iii) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a "CBOT Full Member Delegate under the CBOT's Rules and Regulations then in effect. For the purposes of this provision, the words "in possession of" shall be deemed to include possession by ownership, lease, or, in the case of shares, by pledge or assignment agreement relating to such shares whereunder the owner of such shares is precluded from selling or transferring them during the term of such pledge or assignment agreement.

   2 THE CBOT'S AGREEMENTS.

     (a) The CBOT agrees, in its own capacity and on behalf of its members, that only an individual who is an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate is a member of the CBOT within the meaning of Article Fifth(b) eligible to be an Exerciser Member, subject to the terms and conditions of this Agreement, and to the extent not inconsistent with this Agreement, the 1992 Agreement.

     (b) The CBOT agrees that as part of the CBOT Restructuring Transactions it shall issue exactly 1,402 shares of Class B Common Stock, Series B-1, and exactly 1,402 Exercise Right Coupons, and shall distribute one (1) such share of Class B Common Stock and one (1) such Exercise Right Coupon to each of the 1,402 CBOT Full Members, and will not issue any additional shares of Class B Common Stock, Series B-1, or any additional Exercise Right Coupons. The CBOT shall also issue and distribute 25,000 shares of its Class A Common Stock to each of the 1,402 CBOT Full Members. CBOE for its own account and CBOE members will be free to purchase and to hold, lease or sell the Class B shares and the Exercise Coupons without limitation, and may also purchase, hold, lease or sell the Class A shares subject to the same terms as other purchasers of Class A shares.

     (c) The CBOT agrees and represents that it has created and will maintain various incentives to promote the continued value of CBOT membership, including meaningful member and delegate fee preferences (applicable to the floor and electronic trading platform) and pit closing provisions as described in the Registration Statement. In addition, CBOT agrees to maintain seat ownership requirements for CBOT clearing firms. A schedule of such current fee preferences and incentives has been provided to CBOE by the CBOT and the CBOE has taken notice of the member and delegate fee preferences reflected in such schedule. These fee preferences and incentives are expected to serve the purpose of preventing

                                     E-1-2
  mass migration of CBOT exercisers to CBOE. Any questions that may subsequently arise as to the continued meaningfulness of such preferences and incentives for this purpose, as they may be amended from time to time, shall be submitted to binding arbitration in accordance with Section 7 of this Agreement. The arbitration panel will have the authority: 1) to determine whether the member and delegate fee preferences and other incentives maintained by the CBOT remain meaningful for the purposes set forth in this Section 2(c); 2) if that determination is unfavorable to CBOT, to specify a remedy for CBOT's failure to maintain meaningful fee preferences and incentives, including what CBOT must do to restore meaningful fee preferences and incentives; and 3) to prescribe the consequences of any failure by the CBOT to take any action required under the remedy specified by the arbitrators, including any failure to restore meaningful fee preferences and incentives in the manner specified, within thirty (30) days of the panel's decision.

     (d) The CBOT agrees that if a CBOT Full Member delegates his or her membership rights to a CBOT Full Member Delegate who exercises to become an Exerciser Member, the CBOT Full Member/delegator relinquishes all member trading rights at both the CBOT and the CBOE, and may trade only as a customer at customer rates at the CBOT unless the member/delegator owns another CBOT membership which entitles that member to member trading rights and transaction rates.

     (e) The CBOT agrees that CBOT Full Member Delegates who are Exerciser Members of the CBOE may trade on the CBOT's electronic trading platform only at customer rates. The CBOT agrees that CBOT Full Members who are Exerciser Members of the CBOE may trade on the CBOT's electronic trading platform as a CBOT member at member rates only if they are not physically present on the CBOE trading floor and are not logged on to the CBOE's electronic trading platform. If a CBOT Full Member is present on the CBOE trading floor or is logged on to the CBOE's electronic trading platform at the time an order is entered or altered on the CBOT's electronic trading platform by or on behalf of such member, then such member will be charged CBOT customer rates for trades resulting from the execution of such orders.

     (f) The CBOT agrees to amend its rules, effective no later than the consummation of the CBOT Restructuring Transactions, to the extent necessary to implement the provisions of this Agreement.

     (g) Within five (5) dates following the Effective Date of this Agreement, the CBOT will file a notice of voluntary dismissal of its amended complaint for declaratory and injunctive relief and damages, Civil Action No. 00CH1500, filed on February 16, 2001, in the Circuit Court of Cook County, Illinois, Chancery Division.

   3. THE CBOE'S AGREEMENTS.

     (a) The CBOE agrees, in its own behalf and on behalf of its members, that an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate is a member of the CBOT within the meaning of Article Fifth(b), and is eligible to be an Exerciser Member upon satisfaction of the terms and conditions of this Agreement and, to the extent not inconsistent with the terms and conditions of this Agreement, the 1992 Agreement.

     (b) The CBOE agrees to submit to binding arbitration in accordance with
  Section 7 of this Agreement questions concerning the continued meaningfulness of member and delegate fee preferences or other incentives for the purpose of preventing mass migration of CBOT exercisers to CBOE as described in Section 2(c).

     (c) Within five (5) days following the Effective Date of this Agreement, the CBOE will withdraw and terminate its proposed rulemaking request (File No. SR-CBOE-00-44), initially filed with the Commission on August 30, 2000 and further agrees that it shall take no action to amend, modify or otherwise limit, or terminate or cause to expire, whether by interpretation or otherwise, the Exercise Right as a result of the completion of the CBOT's Restructuring Transactions, except as contemplated herein.

   4. ELECTRONIC TRADING. The CBOT and CBOE are each free to develop, provide, maintain and use electronic trading platforms and to determine their respective trading hours and access policies for all their

                                     E-1-3
respective products without such action adversely affecting the Exercise Right except as such action may be inconsistent with the provisions of this Agreement.

   5. INFORMATION SHARING. The parties agree to provide full information regarding the status of all members including exercisers and delegate exercisers on a current and continuing basis.

   6. FURTHER ASSURANCES. The CBOT and the CBOE shall take such further steps toward ensuring that their respective memberships understand the implications of this Agreement as they shall reasonably agree, including, without limitation, the development of either a joint or separate "question and answer" publications, in either case subject to the approval of both the CBOT and the CBOE, and other appropriate materials for distribution to the membership of the CBOT and the CBOE. In addition, the CBOE and the CBOT will actively pursue cost-sharing and other mutually beneficial initiatives.

   7. ARBITRATION. Questions subject to arbitration in accordance with Sections 2(c) and 3(b) of this Agreement shall be submitted to arbitration in Chicago, Illinois under the auspices of the American Arbitration Association ("AAA") and pursuant to the Commercial Arbitration Rules of the AAA in effect at the time arbitration is initiated. The arbitration panel shall consist of three arbitrators: one arbitrator selected by each of the parties within 15 days after receipt of the demand for arbitration, and a neutral arbitrator selected by the two party-appointed arbitrators. If the two party-appointed arbitrators cannot agree upon a person to serve as the neutral arbitrator within 30 days after the parties have notified each other of the identity of the party-appointed arbitrators, the neutral arbitrator shall be selected by the AAA.

   8. GOVERNING LAW. Except to the extent that this Agreement is governed by any law of the United States or of a rule or regulation adopted by a regulatory agency pursuant to any such law, this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine.

   9. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party hereto, provided that no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other party. It is expressly understood and agreed by the parties that the conversion of the CBOT from a Delaware non-stock, not-for-profit corporation into a Delaware stock, for-profit corporation pursuant to the CBOT Restructuring Transactions shall have no effect whatsoever on the validity or enforceability of this Agreement or the 1992 Agreement.

   10. OTHER AGREEMENTS. The 1992 Agreement shall remain in full force and effect, and the CBOT and the CBOE hereby reaffirm all of their respective rights and obligations thereunder except that if any provision of the 1992 Agreement conflicts with any provision of this Agreement the provisions of this Agreement shall control. The CBOT and the CBOE agree that this Agreement and, to the extent consistent with this Agreement, the 1992 Agreement, reflect the complete and exclusive understanding and agreement of the parties concerning the Exercise Right, and supersede all prior proposals and communications (oral or written) by or between the parties on the same subject. The CBOT and the CBOE agree to be bound by this Agreement and not to take any action inconsistent with this Agreement.

   11. APPROVALS.

     (a) The CBOT and CBOE mutually agree that it is appropriate, and within the meaning and spirit of Article Fifth(b), for the CBOE to interpret Article Fifth(b) in accordance with the provisions of this Agreement. The CBOT and the CBOE acknowledge that, as an interpretation of Article Fifth(b), this agreement must be filed with and approved by the Securities and Exchange Commission ("SEC") in order to become effective. The CBOE will submit any rule changes required to implement this Agreement to the SEC for its review and approval. The CBOE also intends to submit this Agreement to the approval of the CBOE membership. The CBOE will use its best efforts to obtain approval from its membership and the SEC in the most expeditious manner possible. The CBOT intends to submit any rule changes required to

                                     E-1-4
  implement this Agreement to the Commodity Futures Trading Commission ("CFTC") for its review and approval. The CBOT will use its best efforts to obtain approval from the CFTC in the most expeditious manner possible. If the SEC, the CFTC, or both, refuse any of the above approvals unless certain changes are made, the parties agree to consider in good faith the adoption of the necessary changes as expeditiously as possible. If the SEC, the CFTC or the CBOE membership thereafter refuse their approval, despite the parties' good faith efforts, this Agreement shall be null and void, as if never executed, and neither party shall be deemed to be in any way bound by any term or provision, including any agreement or acknowledgement, of this Agreement.

     (b) This Agreement shall be attached as an exhibit to the CBOT's Registration Statement and the material provisions of this Agreement shall be summarized in that Registration Statement. This Agreement shall be null and void, as if never executed, and neither party shall be deemed to be in any way bound by any term or provision, including any agreement or acknowledgement, of this Agreement if 1) the SEC does not declare the Registration Statement effective; 2) if the CBOE does not consent to amendments to the Registration Statement subsequent to Amendments No. 1 through 4 which consent shall not be unreasonably withheld; 3) the CBOT membership does not vote to approve the restructuring transactions described in the Registration Statement; 4) the CBOT does not receive a favorable ruling from the Internal Revenue Service ("IRS"), in form and substance satisfactory to the CBOT's Board of Directors, relating to the restructuring transactions described in the Registration Statement; 5) the CBOT does not receive any required approvals by the CFTC relating to the restructuring transactions described in the Registration Statement; or 6) a court order or other government regulation prohibits or restricts the restructuring transactions described in the Registration Statement. The CBOT will use its best efforts to obtain approval from the SEC, the IRS and the CFTC in the most expeditious manner possible. If the SEC, the IRS or the CFTC refuse their approval unless certain changes are made, the CBOT agrees to consult with the CBOE and to consider in good faith the adoption of the necessary changes as expeditiously as possible.

CHICAGO BOARD OPTIONS EXCHANGE,           BOARD OF TRADE OF THE CITY OF
 INCORPORATED                              CHICAGO, INC.


       /s/ William J. Brodsky                    /s/ Nickolas J. Neubauer
By: _________________________________     By: _________________________________
          Chairman and CEO                               Chairman
Title: ______________________________     Title: ______________________________
          /s/ Mark F. Duffy                         /s/ David J. Vitale
By: _________________________________     By: _________________________________
            Vice Chairman                            President and CEO
Title: ______________________________     Title: ______________________________

                                     E-1-5

                                  APPENDIX E-2

                                LETTER AGREEMENT


                              CBOT HOLDINGS, INC.
                           141 West Jackson Boulevard
                            Chicago, Illinois 60604

                  BOARD OF TRADE OF THE CITY OF CHICAGO, INC.
                           141 West Jackson Boulevard
                            Chicago, Illinois 60604

October 24, 2001

Chicago Board Options Exchange Incorporated
400 South LaSalle Street
Chicago, Illinois 60605

Ladies and Gentlemen:

   We refer to that certain Agreement dated August 7, 2001, (the "August 7, 2001 Agreement") by and between the Chicago Board Options Exchange Incorporated, a Delaware nonstock corporation (the "CBOE") and the Board of Trade of the City of Chicago, Inc., a Delaware nonstock, not-for-profit corporation (the "CBOT"), which addressed the resolution of certain disputes that had arisen concerning the Exercise Right. Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings set forth in the August 7, 2001 Agreement and the 1992 Agreement as applicable.

   The purpose of this letter agreement is to specify the terms and conditions under which the August 7, 2001 Agreement will apply in the circumstances of the proposed restructuring of the CBOT revised to accommodate the proposed holding company structure as described in a new registration statement on form S-4 to be filed by CBOT Holdings, Inc. ("CBOT Holdings") on or shortly after October 24, 2001 (referred to herein as the "Holdings Registration Statement"). Under such holding company structure, the CBOT would be a for-profit, nonstock Delaware corporation (referred to herein as the "CBOT Subsidiary") and a subsidiary of a new stock, for-profit holding company, CBOT Holdings. Upon completion of the restructuring, each Existing Full Member of CBOT would receive 25,000 shares of common stock of CBOT Holdings, which corresponds to the 25,000 shares of Class A Common Stock of CBOT referred to in the August 7, 2001 Agreement, and would receive one Class B-1 membership in the CBOT Subsidiary and one Class C membership in the CBOT Subsidiary (which correspond to the Class B Common Stock, Series B-1, and the Exercise Right Coupon, respectively, referred to in the August 7, 2001 Agreement).

   It is our understanding, with which we ask you to evidence your agreement by signing a copy of this letter agreement in the space provided below, that subject to the conditions specified in this letter agreement, and in the absence of any other material changes to the structure or ownership of the CBOT Subsidiary or to the trading rights and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions as defined herein, the proposed restructuring of the CBOT as described in the Holdings Registration Statement will constitute "CBOT Restructuring Transactions" for the purposes of the August 7, 2001 Agreement, such that upon the consummation of the CBOT's restructuring as so described, Eligible CBOT Full Members and Eligible CBOT Full Member Delegates will continue to be entitled to become Exerciser Members of the CBOE in accordance with Article Fifth(b), the 1992 Agreement, the August 7, 2001 Agreement and this letter agreement; provided that all references in the August 7, 2001 Agreement to shares of Class A Common Stock of the CBOT, shares of Class B Common Stock, Series B-1, of the CBOT and the Exercise Right Coupon shall be deemed to refer to shares of common stock of CBOT Holdings, the Series B-1, Class B memberships of the CBOT Subsidiary and the Class C memberships of the CBOT Subsidiary, respectively. In addition, all references in Sections 2 and 11 of the August 7, 2001 Agreement to the Registration Statement shall be deemed to refer to the Holdings Registration Statement.

                                     E-2-1

   The agreed-upon conditions to the extension of the August 7, 2001 Agreement to the proposed holding company structure are the following:

   A. CBOT Holdings shall cause the CBOT Subsidiary to comply fully with each of the terms of the August 7, 2001 Agreement as modified by this letter agreement.

   B. CBOT Holdings will take no action, directly or indirectly, that, if taken by the CBOT Subsidiary itself, would amount to a violation of the terms of the August 7, 2001 Agreement as modified by this letter agreement, including but not limited to action that would cause the various incentives to promote the continued value of CBOT membership, including member and delegate fee preferences and pit closing provisions and seat ownership requirements for CBOT clearing firms as described in paragraph 2(c) of the August 7, 2001 Agreement, to no longer be meaningful for the purpose stated in said paragraph 2(c).

   C. In the event questions arise as to whether CBOT Holdings has taken or proposes to take action that would have the effect of causing the various incentives to promote the continued value of CBOT membership, including member and delegate fee preferences and pit closing provisions and seat ownership requirements for CBOT clearing firms to no longer be meaningful in violation of its obligation in paragraph B above, such questions shall be submitted to binding arbitration in accordance with Sections 2(c) and 7 of the August 7, 2001 Agreement, and the arbitrators will have the same authority as provided in the August 7, 2001 Agreement to decide such questions, to specify a remedy for CBOT Holding's failure to honor its obligation not to take any such action, and to prescribe the consequences of any failure by CBOT Holdings to take any action required under any such remedy specified by the arbitrators within thirty (30) days of the arbitrators' decision.

   The CBOE hereby consents to the filing with the SEC of the Holdings Registration Statement in a form substantially the same as the draft of the Holdings Registration Statement dated October 23, 2001, previously provided to the CBOE.

   It is understood that Sections 6, 7, 8, 9, 10 and 11 of the August 7, 2001 Agreement as modified by this letter agreement shall be incorporated by reference herein, and that the provisions of those Sections shall be binding upon CBOT Holdings to the same extent as upon CBOT, except where the context otherwise requires.

   This letter agreement supercedes in its entirety the letter agreement executed by the parties hereto on October 19, 2001, which upon the execution of this letter agreement shall cease to be of any force or effect.

                                        Very truly yours,

                                        CBOT Holdings, Inc.

                                          /s/ Nickolas J. Neubauer
                                        By: ____________________________________
                                        Nickolas J. Neubauer
                                        Its Chairman

                                        Board of Trade of the City of Chicago,
                                         Inc.

                                          /s/ Nickolas J. Neubauer
                                        By: ____________________________________
                                        Nickolas J. Neubauer
                                        Its Chairman

                                        Accepted and Agreed to this 24th day of
                                        October, 2001


                                        Chicago Board Options Exchange
                                        Incorporated

                                          /s/ William J. Brodsky
                                        By: ____________________________________
                                        William J. Brodsky
                                        Its Chairman and Chief Executive
                                        Officer


                                     E-2-2

                                   APPENDIX F

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              CBOT HOLDINGS, INC.
     (Originally incorporated in the State of Delaware on August 15, 2001)

                                   ARTICLE I

                                      NAME

   The name of the corporation is CBOT Holdings, Inc. (hereinafter referred to as the "Corporation").

                                   ARTICLE II

                                REGISTERED AGENT

   The address of the registered office of the Corporation in the State of Delaware is 9 Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

                                  ARTICLE III

                               CORPORATE PURPOSES

   The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL").

                                   ARTICLE IV

                                 CAPITAL STOCK

   A. Authorized Shares.

   The total number of shares of stock which the Corporation shall have the authority to issue is one hundred ten million (110,000,000), consisting of one hundred million (100,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").


   B. Preferred Stock.

   The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

   C. Common Stock Voting Rights.

   Each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).


   D. Initial Restriction on Transfer. The Common Stock shall be subject to the following transfer restrictions, and no Common Stock shall be sold, transferred or otherwise disposed of, except as follows:

 1. For a period commencing upon the effective date of the amendment and restatement of this Certificate of Incorporation providing restrictions on the transfer of Common Stock (the "Effective Date") and ending on the date occurring two hundred seventy (270) days thereafter, no share of Common Stock may be sold, transferred or otherwise disposed of except
       (a) by operation of law, (b) in a transaction specifically approved by the Board of Directors of the Corporation or a duly authorized committee thereof or (c) in a transaction consummated in connection with and conditioned upon the sale, transfer or disposal of a Class B membership and, to the extent applicable, a Class C membership, in the Board of Trade of the City of Chicago, Inc., a for-profit, nonstock corporation, which is a subsidiary of the Corporation (the "CBOT Subsidiary"), that results in the number of shares of Common Stock associated with the series of such Class B membership, as set forth hereinafter in this Section D.1, being simultaneously sold, transferred or disposed of to the same transferee of such Class B membership and, to the extent applicable, such Class C membership, in the CBOT Subsidiary. The number of shares of Common Stock that may be sold, transferred or otherwise disposed of in accordance with the preceding sentence is as follows: twenty five thousand (25,000) shares of Common Stock with one (1) Series B-1, Class B membership and one (1) Class C membership in the CBOT Subsidiary, five thousand (5,000) shares of Common Stock with one (1) Series B-2, Class B membership in the CBOT Subsidiary, two thousand five hundred (2,500) shares of Common Stock with one (1) Series B-3, Class B membership in the CBOT Subsidiary, three hundred (300) shares of Common Stock with one (1) Series B-4, Class B membership in the CBOT Subsidiary, and three hundred fifty (350) shares of Common Stock with one (1) Series B-5, Class B membership in the CBOT Subsidiary.


 2. For a period commencing on the day that is two hundred seventy one (271) days following the Effective Date and ending on the day that is four hundred fifty (450) days following the Effective Date, each holder of Common Stock may sell, transfer or otherwise dispose of an aggregate number of shares of Common Stock up to fifteen percent (15%) of the number of shares of Common Stock held thereby on the first day of such period or on the Effective Date, whichever is greater; and any shares so permitted to be sold, transferred or disposed shall not thereafter be subject to any restrictions under this Article IV.D. In addition, such holder may sell, transfer or otherwise dispose of such holder's Common Stock in compliance with the conditions and limitations set forth in
       Article IV.D.1 during such period.

 3. For a period commencing on the day that is four hundred fifty one (451) days following the Effective Date and ending on the day that is six hundred thirty (630) days following the Effective Date, each holder of Common Stock may sell, transfer or otherwise dispose of an aggregate number of shares of Common Stock up to forty percent (40%) of the number of shares of Common Stock held thereby on the first day of such period or on the Effective Date, whichever is greater; and any shares so permitted to be sold, transferred or disposed shall not thereafter be subject to any restrictions under this Article IV.D. In addition, such holder may sell, transfer or otherwise dispose of such holder's Common Stock in compliance with the conditions and limitations set forth in
       Article IV.D.1 during such period.

  4. For a period commencing on the day that is six hundred thirty one (631) days following the Effective Date and ending on the day that is eight hundred ten (810) days following the Effective Date, each holder of Common Stock may sell, transfer or otherwise dispose of an aggregate number of shares of Common Stock up to sixty-five percent (65%) of the number of shares of Common Stock held thereby on the first day of such period or on the Effective Date, whichever is greater; and any shares so permitted to be sold, transferred or disposed shall not thereafter be subject to any restrictions under this Article IV.D. In addition, such holder may sell, transfer or otherwise dispose of such holder's Common Stock in compliance with the conditions and limitations set forth in
       Article IV.D.1 during such period.

 5. On and after the day that is eight hundred eleven (811) days following the Effective Date, there shall be no restrictions applicable to the Common Stock under this Article IV.D.

 6. Any purported sale, transfer or other disposition of Common Stock not in accordance with this Article IV.D shall be void and shall not be recorded on the books of or otherwise recognized by the Corporation. In connection with any sale, transfer or other disposition subject to this
       Article IV.D, the transferor shall notify the Corporation and its transfer agent, as applicable, as to which provision of this Article IV.D such sale, transfer or disposition is being effected in compliance with and shall furnish such documents or other evidence as the Corporation or its transfer agent may request to verify such compliance. The shares of Common Stock shall be represented by stock certificates which shall have a legend thereon with respect to the restrictions of this Article IV.D, which legend shall be removed by the Corporation or its transfer agent, as applicable, upon issuance of any stock certificates representing shares not subject to the restrictions of this
       Article IV.D pursuant to the terms thereof.


   Notwithstanding the foregoing provisions of this Section, the Board of Directors may remove some or all of the foregoing restrictions on transfer if and to the extent that it determines, in its sole and absolute discretion, that such removal is appropriate.


                                   ARTICLE V

                             MANAGEMENT OF AFFAIRS

   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. In accordance with Section 141(a) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of a governing body, which shall be known as the "Board of Directors." The composition of the Board of Directors shall be as set forth in Article VI of this Certificate of Incorporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

     D. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President of the Corporation, or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

   A. The effectiveness of the amendment and restatement of this Certificate of Incorporation shall not change the size or composition of the Board of Directors and the directorships thereon shall continue to have the same voting rights (or no voting rights) associated therewith as were associated with such directorships prior to the Effective Date. Commencing with the election of directors at the first annual or special meeting of stockholders following the Effective Date (the "Initial Meeting"), the number of directors constituting the Whole Board shall be nine (9), plus any directors who the holders of any series of Preferred Stock may be entitled to elect under specified circumstances (hereinafter referred to as "Preferred Stock Directors"). The terms of all directors in office prior to the Initial Meeting shall expire as such initial meeting upon the due election and qualification of their successors thereat. At each annual meeting of stockholders following the Initial Meeting, directors elected to succeed those directors whose terms expire shall be elected to hold office until the next succeeding annual meeting of stockholders after their election or until their successors shall have been duly elected and qualified. Commencing with the Initial Meeting, the following qualifications for directors, other than Preferred Stock Directors, shall apply: two (2) directors, on the date of the first of their nomination or selection as nominees for the Board of Directors, shall be "independent directors" as such term is defined in the Bylaws (the "Independent Directors"); five (5) directors, on the date of the first of their nomination or selection as nominees for the Board of Directors, shall be holders of Class B memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Rules and Regulations of CBOT Subsidiary (the "Class B Directors"); one (1) director, not subject to any qualifications (the "At-large Director"), and one
(1) director, not subject to any qualifications, who shall serve as Chairman of the Board of Directors (the "Chairman Director").


   B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

   C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                  ARTICLE VII

                              AMENDMENT OF BYLAWS

   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by any Preferred Stock Designation, any adoption, amendment or repeal of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class based on their respective voting rights.

                                  ARTICLE VIII

                            LIMITATION OF LIABILITY

   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.


   Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

   The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

                                   ARTICLE X

                               ISSUANCE OF RIGHTS

   In addition to and not in limitation of any powers conferred upon the Board of Directors by the DGCL, the Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any stock of the Corporation or other securities or property, rights entitling any holders of stock of the Corporation to purchase or receive from the Corporation shares of Preferred Stock, Common Stock or other securities or assets of the Corporation or any other entity. The times at which and the terms upon which such rights are issued, are exercisable and are to remain outstanding shall be determined by the Board of Directors. The authority of the Board of Directors with respect to such rights shall include, without limitation, determination of the following:

   (A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

   (B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation;

   (C) Provisions which adjust the number or exercise price of such rights or the amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, subdivision or reclassification of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights;

   (D) Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

   (E) Provisions which permit the Corporation to redeem or to exchange such rights; and

   (F) The appointment of a rights agent with respect to such rights.

                                   ARTICLE XI

                                  SECTION 203

   The Corporation hereby elects to be governed by Section 203 of the DGCL.

                                    * * * *

                                   APPENDIX G

                          AMENDED AND RESTATED BYLAWS
                                       OF
                              CBOT HOLDINGS, INC.

   These Bylaws shall take effect at the effective time (the "Effective Time") of the Amended and Restated Certificate of Incorporation (as amended from time to time, the "Certificate of Incorporation") of CBOT Holdings, Inc. (the "Corporation") to be filed with the Secretary of State of the State of Delaware in connection with the demutualization and restructuring of the Board of Trade of the City of Chicago, Inc. (the "Restructuring") as described in the Registration Statement filed by the Corporation with the Securities and Exchange Commission in connection with the Restructuring.


                            ARTICLE I--STOCKHOLDERS

   Section 1. Annual Meeting.

   (1) An annual meeting of the stockholders of the Corporation, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors of the Corporation (the "Board of Directors") shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders.

   (2) Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

   (3) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL"), (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iii) of this paragraph, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation's voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than thirty (30) or more than seventy-five (75) days prior to the first anniversary (the "Anniversary") of the date on which the Corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders; provided, however, that for purposes of the first annual meeting of stockholders following the Effective Time, or if the date of an annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (x) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (y) whether the stockholder proposes to nominate such person to be an Independent Director (as defined in Section 1 of Article II of these Bylaws), a Class B Director, the At-large Director or, if permitted by the Certificate of Incorporation, the Chairman Director (as such terms are defined in Section A of Article VI of the Certificate of Incorporation) and, if applicable, a statement that such person satisfies the applicable criteria for Independent Directors or Class B Directors, as applicable, and (z) such person's written consent to serve as a director if elected and, if applicable, a written undertaking to promptly provide to the Secretary of the Corporation upon request any information that the Corporation deems to be relevant to the determination of whether such person satisfies the applicable criteria for Independent Directors or Class B Directors, as applicable; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation's voting shares to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice").

   (4) Notwithstanding anything in the second sentence of the third paragraph of this Section 1 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least fifty-five
(55) days prior to the Anniversary, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

   (5) Only persons nominated in accordance with the procedures set forth in this Section 1 shall be eligible to be elected as directors at an annual meeting of stockholders, and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.


   (6) For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

   (7) Notwithstanding the foregoing provisions of this Section 1, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1. Nothing in this Section 1 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

   Section 2. Special Meetings.

   (1) Special meetings of the stockholders, other than those required by statute, may be called only by the Chairman of the Board or the President of the Corporation or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Bylaws, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

   (2) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 1 of this Article I. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice required by the third paragraph of Section 1 of this Article I shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the day on which public announcement is first made of the date of the special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

   (3) Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

   Section 3. Notice of Meetings.

   Notice of the place, if any, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given, not less than ten (10) nor more than sixty
(60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation).

   When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

   Section 4. Quorum.

   At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, the holders of a majority of the voting power of all of the shares of such class or classes or series entitled to participate in such separate vote, present in person or by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

   If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.


   Section 5. Organization.

   Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

   Section 6. Conduct of Business.

   The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

   Section 7. Proxies and Voting.

   At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

   The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

   All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

   Section 8. Stock List.

   A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

   The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

   Section 9. Initial Meeting.

   Notwithstanding anything in these Bylaws to the contrary, with respect to stockholder nominations of persons for election to the Board of Directors at the Initial Meeting (as such term is defined in Section A of Article VI of the Certificate of Incorporation), the Board of Directors may, in its sole and absolute discretion, establish stockholder nomination notice requirements and procedures to apply in lieu of all or part of the stockholder nomination notice requirements and procedures set forth in Section 1 of this Article I and in the second paragraph of Section 2 of this Article I.

                         ARTICLE II--BOARD OF DIRECTORS

   Section 1. Number, Election, Term and Qualifications of Directors.

   The effectiveness of the amendment and restatement of these Bylaws shall not change the size or composition of the Board of Directors and the directorships thereon shall continue to have the same voting rights (or no voting rights) associated therewith as were associated with such directorships prior to the effectiveness of the amendment and restatement of these Bylaws. Commencing with the election of directors at the Initial Meeting (as such term is defined in the Certificate of Incorporation), the number of directors constituting the whole Board (as such term is defined in the Certificate of Incorporation) shall be nine (9), plus any directors who the holders of any series of preferred stock may be entitled to elect under specified circumstances (hereinafter referred to as "Preferred Stock Directors"). The directors shall serve for such terms and be subject to such qualifications and requirements as are set forth in the Certificate of Incorporation.

   For purposes of these Bylaws and the Certificate of Incorporation, "independent director" means a person other than an officer or employee of the Corporation or it subsidiaries or any other individual having a relationship which, in the sole and absolute discretion of the Board of Directors, or in the case of a nominee, the nominating committee of the Board of Directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The following persons shall not be considered independent:

    (A) a director who is a Member of the Board of Trade of the City of Chicago, Inc., a nonstock, for-profit subsidiary of the Corporation ("CBOT Subsidiary"), or who is employed by the Corporation or the CBOT Subsidiary, or any of their respective affiliates for the current year or any of the past three (3) years;


    (B) a director who accepts any compensation from the Corporation or the CBOT Subsidiary, or any of their respective affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation or who primarily performs services for the Corporation or the CBOT Subsidiary in a capacity other than as a member of their respective boards of directors;

    (C) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or the CBOT Subsidiary, or any of their respective affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home;

    (D) a director who is a partner in, or a controlling stockholder or an executive officer of, any for-profit business organization to which the Corporation or the CBOT Subsidiary made, or from which the Corporation or the CBOT Subsidiary received, payments (other than those arising solely from investments in the Corporation's securities or the CBOT Subsidiary's memberships) that exceed 5% of the Corporation's, the CBOT Subsidiary's, or the business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

    (E) a director who is employed as an executive of another entity where any of the Corporation's or the CBOT Subsidiary's executives serve on that entity's compensation committee; and

    (F) a director who is an officer, principal (as defined in the Commodity Exchange Act and applicable Regulations promulgated thereunder) or employee of a firm, which holds a membership in the CBOT Subsidiary either in its own name or through an employee on behalf of the firm.

   Section 2. Chairman of the Board.

   The Chairman of the Board shall be the presiding officer at all meetings of the Board of Directors and shall exercise such other powers and perform such other duties as are delegated to him or her by the Board of Directors.

   Section 3. Newly Created Directorships and Vacancies.

   Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

   Section 4. Regular Meetings.

   Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

   Section 5. Special Meetings.

   Special meetings of the Board of Directors may be called only by the Chairman of the Board, the President of the Corporation or by a majority of the Whole Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

   Section 6. Quorum.

   At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

   Section 7. Participation in Meetings By Conference Telephone.

   Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

   Section 8. Conduct of Business.

   At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

   Section 9. Compensation of Directors.

   Unless otherwise restricted by the certificate of incorporation, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

                            ARTICLE III--COMMITTEES

   Section 1. Committees of the Board of Directors.

   The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors shall elect a director or directors to serve as the member or members of any such committee, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

   Section 2. Conduct of Business.

   Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Except as otherwise determined by the Board of Directors, adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

                              ARTICLE IV--OFFICERS

   Section 1. Generally.

   The officers of the Corporation shall consist of a President (who shall also be Chief Executive Officer), one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Corporation.

   Section 3. President.

   The President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers (other than Chairman of the Board), employees and agents of the Corporation.

   Section 4. Vice President.

   Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One (1) Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President's absence or disability.

   Section 5. Treasurer.

   The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

   Section 6. Secretary.

   The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

   Section 7. Delegation of Authority.

   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

   Section 8. Removal.

   Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

   Section 9. Action with Respect to Securities of Other Corporations.

   Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

                                ARTICLE V--STOCK

   Section 1. Certificates of Stock.

   The shares of capital stock of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairperson or Vice Chairperson of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. The form of such certificates and the signatures thereon shall comply with the requirements of the DGCL. Any or all of the signatures on the certificate may be by facsimile.


   Section 2. Transfers of Stock.

   Transfers of stock shall be subject to the restrictions on transfer set forth in the Certificate of Incorporation and shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

   Section 3. Record Date.

   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

   A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

   Section 4. Lost, Stolen, Mutilated or Destroyed Certificates.

   In the event of the loss, theft, mutilation or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft, mutilation or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

   Section 5. Regulations.

   The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

                              ARTICLE VI--NOTICES

   Section 1. Notices.

   If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

   Section 2. Waivers.

   A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

                           ARTICLE VII--MISCELLANEOUS

   Section 1. Facsimile Signatures.

   In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

   Section 2. Corporate Seal.

   The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

   Section 3. Reliance upon Books, Reports and Records.

   Each director, each member of any committee designated by the Board of Directors and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

   Section 4. Fiscal Year.

   The fiscal year of the Corporation shall be as fixed by the Board of Directors from time to time.


   Section 5. Time Periods.

   In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

            ARTICLE VIII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 1. Right to Indemnification.

   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, committee member or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, committee member or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, committee member or employee or in any other capacity while serving as a director, officer, trustee, committee member or employee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.


   Section 2. Right to Advancement of Expenses.

   In addition to the right to indemnification conferred in Section 1 of this
Article VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

   Section 3. Right of Indemnitee to Bring Suit.

   If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
(ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.


   Section 4. Non-Exclusivity of Rights.

   The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.


   Section 5. Insurance.

   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

   Section 6. Indemnification of Agents of the Corporation.

   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

   Section 7. Nature of Rights.

   The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.


                             ARTICLE IX--AMENDMENTS

   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class based on their respective voting rights.


                                    * * * *

                                   APPENDIX H

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             BOARD OF TRADE OF THE
                             CITY OF CHICAGO, INC.
        (Originally incorporated in the State of Delaware under the name
                      Delaware CBOT, Inc. on May 12, 2000)

                                   ARTICLE I

                                      NAME

   The name of the corporation is Board of Trade of the City of Chicago, Inc. (hereinafter referred to as the "Corporation").

                                   ARTICLE II

                                REGISTERED AGENT

   The address of the registered office of the Corporation in the State of Delaware is 9 Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

                                  ARTICLE III

                               CORPORATE PURPOSES

   The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL").

                                   ARTICLE IV

                                   MEMBERSHIP

   A. General.

   The Corporation shall have no authority to issue capital stock. The terms and conditions of membership in the Corporation shall be as provided in or pursuant to this Certificate of Incorporation and the Bylaws of the Corporation (the "Bylaws").

   B. Classes and Series of Membership.

   Membership in the Corporation shall be divided into classes and series as set forth in this Article IV.

   1. Class A Membership.

   There shall be one Class A Membership, which Class A Membership shall be held by CBOT Holdings, Inc., a Delaware corporation (including any successor thereto, "CBOT Holdings"). Except to the extent (if any) expressly provided herein or required by law, CBOT Holdings, as the holder of the sole Class A Membership, shall have the exclusive right to vote on any matter to be voted on by the members of the Corporation and shall have the exclusive right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation, and no other member of or class or series of membership in the Corporation shall be entitled to vote on any matter or to receive any such dividend or other distribution.

   2. Class B Membership.

   Class B Memberships shall represent the right to trade on and otherwise utilize the facilities of the Corporation in accordance with and to the extent permitted by this Certificate of Incorporation, the Bylaws and the Rules and Regulations of the Corporation (collectively the "Rules," a copy of which will be furnished to any member of the Corporation upon written request). There shall be three thousand seven hundred nine (3,709) Class B Memberships, which shall be divided into five (5) series ("Series") as follows:


   1,402 Series B-1, Class B Memberships;
     866 Series B-2, Class B Memberships;

     156 Series B-3, Class B Memberships;

     642 Series B-4, Class B Memberships; and
     643 Series B-5, Class B Memberships

   The respective rights and privileges of each Series of Class B Membership shall be as provided in or pursuant to this Certificate of Incorporation, the Bylaws and the Rules.

   3. Class C Membership.

   Class C Memberships shall represent the right, subject to satisfaction of certain requirements set forth in the Rules, to become a member of the Chicago Options Exchange Incorporated (including any successor thereto, the "CBOE") pursuant to Article Fifth(b) of CBOE's certificate of incorporation. There shall be one thousand four hundred two (1,402) Class C Memberships. The respective rights and privileges of Class C Memberships shall be as provided in or pursuant to this Certificate of Incorporation, the Bylaws and the Rules. The holders of Class C Memberships shall not be entitled to vote on any matter.

   C. Class B Voting Rights.

   Except as otherwise expressly provided in this Certificate of Incorporation, the holders of Class B Memberships shall not be entitled to vote on any matter. On any matter on which the holders of Series B-1, Class B Memberships and Series B-2, Class B Memberships are entitled to vote together as a single class pursuant to Section D(2) of this Article IV, each holder of Series B-1, Class B Memberships shall be entitled to one (1) vote per such memberships and each holder of Series B-2, Class B Memberships shall be entitled to one-sixth (1/6) of one (1) vote per such membership.


   D. Special Rights of Class B Membership.

   The holders of each Series of Class B Membership shall have the trading rights and other rights and privileges, and shall be subject to the restrictions, terms and conditions, set forth below.

   1. Series Trading Rights.

(a) Series B-1. Each holder of a Series B-1, Class B Membership who satisfies the qualifications for and requirements of Full Membership in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a Full Member as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

(b) Series B-2. Each holder of a Series B-2, Class B Membership who satisfies the qualifications for and requirements of Associate Membership in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, an Associate Member as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

(c) Series B-3. Each holder of a Series B-3, Class B Membership who satisfies the qualifications for and requirements of being a holder of a GIM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of a GIM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

(d) Series B-4. Each holder of a Series B-4, Class B Membership who satisfies the qualifications for and requirements of being a holder of an IDEM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of an IDEM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

(e) Series B-5. Each holder of a Series B-5, Class B Membership who satisfies the qualifications for and requirements of being a holder of a COM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of a COM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

(f) In addition to the rights and privileges set forth above, each holder of a Class B Membership of any Series shall be entitled to all trading rights and privileges with respect to those products that such holder is entitled to trade on the open outcry exchange system of the Corporation or any electronic trading system maintained by the Corporation or any of its affiliates or any of their respective successors or successors-in-interest.

   2. Series Voting Rights. In addition to any approval of the Board of Directors or the holder of the Class A Membership required by this Certificate of Incorporation or Bylaws, the affirmative vote of the holders of a majority of the voting power of the then-outstanding Series B-1, Class B Memberships and Series B-2, Class B Memberships, voting together as a class based on their respective voting rights, shall be required to adopt any amendment or make any change to this Certificate of Incorporation, the Bylaws or the Rules that, in the sole and absolute determination of the Board of Directors, adversely affects (a) the allocation of products that the holders of any Series of Class B Membership are permitted to trade on the exchange facilities of the Corporation (including both the open outcry trading system and the electronic trading system), (b) the requirement that holders of Class B Membership who meet the applicable membership and eligibility requirements will be charged transaction fees for trades of the Corporation's products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of Class B Membership for the same products, whether trading utilizing the open outcry trading system or the electronic trading system, (c) the authorized number of any classes or series of Memberships, (d) the membership qualifications or eligibility requirements for holding any Series of Class B Membership or exercising any of the membership rights and privileges associated with such Series or (e) the Commitment to Maintain Open Outcry Markets set forth in Section E of Article IV of this Certificate of Incorporation. For purposes of clause (a) of this Section, the allocation of products that the holders of any Series of Class B Membership are permitted to trade on the exchange facilities of the Corporation shall be deemed to be adversely affected only if a product is eliminated from the allocation of products the holders of a particular Series of Class B Membership is permitted to trade. The right of the holders of Series B-1, Class B Memberships and Series B-2, Class B Memberships to vote on the amendments and changes specified in this Section D(2) shall apply only if any such amendment or change is first approved by the Board of Directors or the holder of the Class A Membership, and the holders of Series B-1, Class B Memberships and Series B-2, Class B Memberships shall have no right to propose, initiate or unilaterally take any of the actions as to which they are entitled to vote pursuant to this Section D(2). For purposes of any vote of the holders of Series B-1, Class B Memberships and Series B-2, Class B Memberships permitted by this Certificate of Incorporation, the Board of Directors shall be entitled to fix a record date, and only holders of record as of such record date shall be entitled to vote on the matter to be voted on.

   3. Conversion Rights of Series B-3.

(a) Conversion. Subject to, and upon compliance with, the provisions of this Section D(3) of Article IV, any two (2) Series B-3, Class B Memberships shall be convertible at the option of the holder into one (1) Series B-2, Class B Membership.

(b) Mechanics of Conversion. A holder of Series B-3, Class B Memberships may exercise the conversion right specified in Section D(3)(a) of Article IV by surrendering to the Corporation or any transfer agent of the Corporation the certificates or other instruments, if any, representing the memberships to be converted, accompanied by written notice stating that the holder elects to convert such memberships represented thereby. Conversion shall be deemed to have been effected on the date when delivery of such certificate or other instrument, if any, accompanied by such written notice, is made, and such date is referred to herein as the Conversion Date. As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or other instrument representing the number of Series B-2, Class B Memberships to which such holder is entitled as a result of the exercise of such conversion right. The person in whose name the certificates or other instruments representing Series B-2, Class B Memberships are to be issued shall be deemed to have become the holder of record of such Series B-2, Class B Memberships on the applicable Conversion Date.


(c) Memberships Reserved for Issuance. The Corporation shall take all actions necessary to reserve and make available at all times for issuance upon the conversion of Series B-3, Class B Memberships, such number of Series B-2, Class B Memberships as are issuable upon the conversion of all outstanding Series B-3, Class B Memberships.

   E. Commitment to Maintain Open Outcry Markets. Subject to the terms and conditions of this Section E of Article IV, the Corporation shall maintain open outcry markets operating as of the date of the filing of the amendment and restatement of this Certificate of Incorporation creating Class B Memberships with the State of Delaware and provide financial support to each such market for technology, marketing and research, which the Board of Directors determines, in its sole and absolute discretion, is reasonably necessary to maintain each such open outcry market.

   Notwithstanding the foregoing or any other provision of this Certificate of Incorporation, the Board of Directors may discontinue any open outcry market at such time and in such manner as it may determine if (1) the Board of Directors determines, in its sole and absolute discretion, that a market is no longer "liquid" or (2) the holders of a majority of the voting power of the then outstanding Series B-1, Class B Memberships and Series B-2, Class B Memberships, voting together as a single class based on their respective voting rights, approve the discontinuance of such open outcry market.

   For purposes of the foregoing, an open outcry market will be deemed "liquid" for so long as it meets either of the following tests, in each case as measured on a quarterly basis:

(a) if a comparable exchange-traded product exists, the open outcry market has maintained at least 30 percent (30%) of the average daily volume of such comparable product (including for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market); or


(b) if no comparable exchange-traded product exists, the open outcry market has maintained at least 40 percent (40%) of the average quarterly volume in that market as maintained by the Corporation in 2001 (including, for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market).

                                   ARTICLE V

                             MANAGEMENT OF AFFAIRS

   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. In accordance with Sections 141(a) and 141(j) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of a governing body, which shall be known as the "Board of Directors." The composition of the Board of Directors shall be as set forth in Article VI of this Certificate of Incorporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation, the Bylaws or the Rules, the directors are hereby empowered to adopt, amend or repeal the Bylaws and the Rules of the Corporation, subject to Sections D(2) of Article IV of this Certificate of Incorporation, and to exercise all powers and do all acts and things as may be exercised or done by the Corporation. Any adoption, amendment or repeal of the Bylaws or the Rules by the Board of Directors shall require the approval of a majority of the Whole Board. The only member of the Corporation with any power to adopt, amend or repeal the Bylaws or the Rules of the Corporation shall be the holder of the Class A membership, and no other member of, or class or series of membership in, the Corporation shall have any such power, except to the extent that the approval of the holders of Series B-1, Class B Memberships and Series B-2, Class B Memberships is expressly required under Section D(2) of Article IV for the Board of Directors or the holder of the Class A Membership to adopt certain amendments and changes specified therein.

B. Special meetings of the members of the Corporation may be called only by the Chairman of the Board or the President of the Corporation, or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

                                   ARTICLE VI

                               BOARD OF DIRECTORS

   The holder of the Class A Membership shall have the exclusive right to vote for and elect the members of the Board of Directors. To qualify for election to, and continued service on, the Board of Directors as of any particular time, a person must, as of such time, be a member of the board of directors of CBOT Holdings. The Chairman of the Board of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors, be Chairman of the Board of Directors.


                                  ARTICLE VII

                            LIMITATION OF LIABILITY

   A director of the Corporation shall not be personally liable to the Corporation or its members for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the Corporation or its members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

   Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. For purposes of this Article, the term "director" shall, to the fullest extent permitted by the DGCL, include any person who, pursuant to this Certificate of Incorporation, is authorized to exercise or perform any of the powers or duties otherwise conferred upon a board of directors by the DGCL.

                                  ARTICLE VIII

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

   The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon the members of the Corporation are granted subject to this reservation. Any amendment of, or repeal of any provision contained in, this Certificate of Incorporation shall require the approval of (A) the holder of the Class A Membership and, (B) if and to the extent required by Section D(2) of Article IV hereof, the holders of a majority of the voting power of the then-outstanding Series B-1, Class B Memberships and Series B-2, Class B Memberships voting as a single class.


                                    * * * *

                                   APPENDIX I

                          AMENDED AND RESTATED BYLAWS

                                       OF

                             BOARD OF TRADE OF THE
                             CITY OF CHICAGO, INC.

   These Bylaws shall take effect at the effective time (the "Effective Time") of the Amended and Restated Certificate of Incorporation (as amended from time to time, the "Certificate of Incorporation") of Board of Trade of the City of Chicago, Inc. (the "Corporation") to be filed with the Secretary of State of the State of Delaware in connection with the merger of the Corporation and the demutualization and restructuring thereof (the "Restructuring") as described in the Registration Statement filed with the Securities and Exchange Commission in connection with the Restructuring; provided that, effective immediately upon the approval and adoption of these Bylaws by the membership of the Corporation at the meeting thereof called to vote upon the propositions relating to the Restructuring, for the avoidance of doubt, any limitation or restriction heretofore contained in the Bylaws, Rules (the "Rules") and Regulations (the "Regulations") of the Corporation with respect to the rights of any holder of a Full Membership, Associate Membership, GIM Membership Interest, IDEM Membership Interest or COM Membership Interest to receive the dividend to be declared and distributed in connection with the Restructuring shall be and hereby is eliminated and the holders of each of the foregoing categories of membership shall, until the Effective Time, be deemed to be members of the Corporation as that term is used in Section 170 of the Delaware General Corporation Law.

                        ARTICLE I--RULES AND REGULATIONS

   Section 1. Incorporation of Rules and Regulations.

   In accordance with the Certificate of Incorporation of the Corporation, the Rules and the Regulations, each as they may be amended from time to time, are hereby incorporated by reference into and made part of these Bylaws.

   Section 2. Member Consent to Be Bound.

   The Board of Directors may adopt, amend or repeal the Regulations, which shall not be in conflict with the Rules, and which shall have the binding effect of Rules. By majority vote, the Board of Directors may delegate, to particular committees as designated by the Board of Directors, the power to adopt, amend or repeal Regulations. Applicants for membership and any person or entity holding any membership in the Corporation shall be required to sign a written agreement to observe and be bound by the Certificate of Incorporation, the Bylaws, Rules and Regulations of the Corporation, as each may be amended from time to time. In addition, the Board of Directors may adopt interpretations of the Certificate of Incorporation, Bylaws, Rules and Regulations ("Interpretations") which shall be incorporated into and deemed to be Regulations.


                             ARTICLE II--MEMBERSHIP

   Section 1. Terms and Conditions.

   The terms and conditions of membership in the Corporation, including, without limitation, the rights and obligations of members, member firms and delegates, shall be as provided herein, in the Certificate of Incorporation and in the Rules and Regulations. Without limiting the foregoing, requirements with respect to, and restrictions and limitations on, the ownership, use, purchase, sale, transfer or other disposition of any membership or interest therein, or any other interest of or relating to the Corporation or membership therein, including the payment of proceeds from the sale, transfer or other disposition of any membership or interest therein, shall be as provided herein, in the Certificate of Incorporation and in the Rules and Regulations, or as otherwise provided in accordance with applicable law.

   Section 2. Voting Rights.

   In accordance with the Certificate of Incorporation, the holder of the Class A Membership shall have the exclusive right to vote on all matters, and no other member of or class or series of membership in the Corporation shall be entitled to vote on any matter, except as expressly provided otherwise in the Certificate of Incorporation. To the extent authorized by the Certificate of Incorporation, the Board of Directors shall be entitled to fix a record date for purposes of determining the members entitled to vote on any matter.

   Section 3. Annual and Special Meetings.

   The directors of the Corporation shall be elected by the holder of the Class A Membership at an annual meeting to be held on a date designated by the Board of Directors, provided that no annual meeting need be held if the holder of the Class A Membership has elected directors by written consent without a meeting. Special meetings of the members may be called only by those persons, and in the manner specified, in the Certificate of Incorporation. The purpose of any special meeting shall be stated in the notice thereof.

   Section 4. Notice of Meetings.

   Written notice of the place, date, and time of all meetings of the members shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each member entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation). The notice of any special meeting of members shall also state the purpose or purposes for which such meeting is called.

   When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting without regard to the presence of a quorum at such adjournment.

   Section 5. Quorum.

   The presence of the holder of the Class A Membership, in person or by proxy, shall constitute a quorum for any meeting of members; provided that, with respect to any matter on which the holders of Class B Memberships are entitled to vote pursuant to the Certificate of Incorporation, or any meeting called solely to vote on such matters, the presence of holders of Class B Memberships, in person or by proxy, representing a majority of the votes entitled to be cast on such matters, shall also be necessary to constitute a quorum. If a quorum shall fail to attend any meeting, the chairman of the meeting or, in his or her absence, the Chairman of the Board of Directors or the President, or the holder of the Class A Membership, may adjourn the meeting to a subsequent time.


   Section 6. Organization.

   Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of Directors or, in his or her absence, such person as may be chosen by the holder of the Class A Membership, shall call to order any meeting of the members and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

   Section 7. Conduct of Business.

   The chairman of any meeting of members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

   Section 8. Written Consent of Members in Lieu of Meeting.


   Any action required to be taken at any annual or special meeting of members of the Corporation, or any action which may be taken at any annual or special meeting of the members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the number of members that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of members are recorded. Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested.

   Every written consent shall bear the date of signature of each member who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of members to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.

                        ARTICLE III--BOARD OF DIRECTORS

   Section 1. General. The Board of Directors shall be comprised of such persons, who shall be subject to such qualifications, shall be appointed in such manner and shall have and exercise such powers, as provided in the Certificate of Incorporation.

   Section 2. Quorum. A majority of the total number of directors then in office shall constitute a quorum of the Board of Directors.

   Section 3. Attendance at Board Meetings.

   Members of the Board of Directors or any committee who are physically present at a meeting of the Board of Directors or any committee may adopt as the procedure of such meeting that, for quorum purposes or otherwise, any member not physically present but in continuous communication with such meeting shall be deemed to be present. Continuous communication shall exist only when, by conference telephone or similar communications equipment, a member not physically present is able to hear and be heard by each other member deemed present, and to participate in the proceedings of the meeting.


   Section 4. Regular Meetings.

   The Board of Directors shall hold regular meetings at such times as the Board of Directors may determine from time to time.


   Section 5. Special Meetings.

   Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President, and shall be called by the Secretary upon the written request of three Directors. The Secretary shall give at least one hour's notice of such meetings either by announcement on Change or by call letter.

   Section 6. Certain Rights and Restrictions.

   The right of any person to vote, participate or take any action in any capacity as a member of the Board of Directors or any committee, panel or other body shall be subject to such requirements and restrictions as may be provided herein, in the Certificate of Incorporation and in the Rules and Regulations.

                     ARTICLE IV--COMMITTEES AND DEPARTMENTS

   Section 1. General.

   To the fullest extent permitted by law and the Certificate of Incorporation, the Board of Directors shall have the power to appoint, and to delegate authority to, such committees of the Board of Directors as it determines to be appropriate from time to time.

   Section 2. Additional and Standing Committees.

   In addition to such committees as may be authorized by the Board of Directors from time to time, the Corporation shall have such additional and standing committees, which shall be comprised of such persons having such powers and duties, as provided in the Rules and Regulations. Any person may be disqualified from serving on or participating in the affairs of any committee to the extent provided in the Rules and Regulations.

   Section 3. Departments.

   The Corporation shall have such departments as are authorized in or in accordance with the Rules and Regulations.

                              ARTICLE V--OFFICERS

   Section 1. General.

   The Corporation shall have such officers, with such powers and duties, as provided herein and in the Certificate of Incorporation.

   Section 2. Chairman of the Board.

   The Chairman of the Board of Directors of CBOT Holdings, Inc. shall, whenever he or she is serving as a member of the Board of Directors of the Corporation, be the Chairman of the Board of Directors of the Corporation.


   Section 3. President.

   The President shall, subject to the powers of the Board of Directors, have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or as may be provided in these Bylaws.

   Section 4. Officers Other Than President.

   The Board of Directors shall appoint such Vice Presidents as it may deem necessary or desirable for the efficient management and operation of the Corporation. The Executive Vice President and any other Vice

Presidents shall be responsible to the President. The Board of Directors shall also appoint such other officers as may be necessary. The Board of Directors may prescribe the duties and fix the compensation of all such officers and they shall hold office during the will of the Board of Directors.


   Section 5. Bonding of Employees.

   The President, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer shall be placed under bond of $50,000 each, premiums to be paid out of the general funds of the Corporation; and such other employees of the Office of the Secretary, who handle funds of the Corporation, shall be bonded in the sum of $5,000 each, premiums to be paid out of the general funds of the Corporation.

   Section 6. Secretary.

   The Secretary shall perform such duties as may be delegated to him or her by the Board of Directors or the President. In addition he or she shall be charged with the following specific duties:


      (a) To take charge of the books, papers, and corporate seal of the Corporation;

      (b) To attend all meetings of the Corporation and the Board of Directors, and to keep official records thereof;


      (c) To give notices when required of all Board of Directors and membership meetings;


      (d) To conduct the correspondence of the Corporation under the direction of the proper officers;

      (e) To furnish to the Chairman of every Special Committee a copy of the resolution whereby such Committee was created;

      (f) To post all notices which may be required to be posted upon the bulletin board;

      (g) To keep his or her office open during usual business hours;

      (h) To see that the rooms and property of the Corporation are kept in good order;

      (i) To attest, upon behalf of the Corporation, all contracts and other documents requiring authentication;

      (j) To permit members to examine the records of the Corporation upon reasonable request; and

      (k) To post on the bulletin board from time to time the names of all warehouses, the receipts of which are declared regular for delivery, and also, upon direction of the Board of Directors, to post any fact tending to impair the value of receipts issued by such warehouses.


   Section 7. Assistant Secretaries.

   Assistant Secretaries shall perform such duties as the Secretary or the Board of Directors may require, and shall act as Secretary in the absence or disability of the Secretary.


   Section 8. Treasurer.

   The Treasurer shall have general charge of all funds belonging to the Corporation, and shall be charged with the following specific duties:

      (a) The Treasurer shall receive from the Secretary deposit of funds belonging to the Corporation. Checks in amounts over $10,000 shall be signed by either the President, the Chief Financial Officer, the Treasurer, the Secretary or the Assistant Secretary and countersigned by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors or one
  (1) of the three (3) other elected members of the Executive Committee;


      (b) To make an annual report to the Corporation of all receipts and disbursements; and

      (c) To keep all of his or her accounts in permanent books of account belonging to the Corporation, which books shall at all times be open to the examination of the Board of Directors or any committee thereof.

   Section 8. Assistant Treasurer.

   The Assistant Treasurer shall perform such duties as the Treasurer or the Board of Directors may require, and shall act as Treasurer in the absence or disability of the Treasurer.


                              ARTICLE VI--NOTICES

   Section 1. Notices.

   Except as otherwise specifically provided herein or required by law, all notices required to be given to any member, director, committee member, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such member, director, committee member, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram, shall be the time of the giving of the notice.

   Section 2. Waivers.

   A written waiver of any notice, signed by a member, director, committee member, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such member, director, committee member, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

                           ARTICLE VII--MISCELLANEOUS

   Section 1. Facsimile Signatures.

   Facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

   Section 2. Corporate Seal.

   The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.


   Section 3. Reliance upon Books, Reports and Records.

   Each director and each member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

   Section 4. Fiscal Year.

   The fiscal year of the Corporation shall be as fixed by the Board of Directors from time to time.

   Section 5. Time Periods.

   Except as otherwise specifically provided, in applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

            ARTICLE VIII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 1. Right to Indemnification.

   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer, committee member or employee of the Corporation or is or was serving at the request of the Corporation as a Director, officer, trustee, committee member or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, trustee, committee member or employee or in any other capacity while serving as a Director, officer, trustee, committee member or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.


   Section 2. Right to Advancement of Expenses.

   The right to indemnification conferred in Section 1 of this Article VIII shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, committee member or employee and shall inure to the benefit of the indemnitee's heirs, executors and administrators.


   Section 3. Right of Indemnitee to Bring Suit.

   If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
(ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of

Directors, independent legal counsel, or its members) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its members) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.


   Section 4. Non-Exclusivity of Rights.

   The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of members or disinterested Directors or otherwise.


   Section 5. Insurance.

   The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, committee member or employee of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

   Section 6. Indemnification of Agents of the Corporation.

   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

   Section 7. Corporation Defense Expenses.

   Any member or member firm who fails to prevail in a lawsuit or any other type of legal proceeding instituted by that member or member firm against the Corporation or any of its officers, Directors, committee members, employees or agents must pay to the Corporation all reasonable expenses, including attorney's fees, incurred by the Corporation in the defense of such proceeding. Any member or member firm required to compensate the Corporation pursuant to this section shall be assessed interest on such amount at the rate of Prime plus one percent (1%), which interest shall accrue from the date such amount was demanded in writing after the member or member firm failed to prevail in a lawsuit or any other type of legal proceeding against the Corporation.


                             ARTICLE IX--AMENDMENTS

   These Bylaws may be amended in the manner specified in the Certificate of Incorporation.

                                   APPENDIX J

    STATUS OF CERTAIN CURRENT CBOT RULES AND REGULATIONS AS A RESULT OF THE
                           RESTRUCTURING TRANSACTIONS

   The following summary provides the status of certain CBOT rules and regulations that will either be amended and restated, restated in their entirety or repealed in connection with the completion of the restructuring transactions. Where an existing rule or regulation will be either modified and restated or restated in its entirety, the location of the new provision in the certificate of incorporation of the CBOT subsidiary, the form of which is attached to this document as Appendix H, and/or the bylaws of the CBOT subsidiary, the form of which is attached to this document as Appendix I, has been identified for your information and reference. However, because changes are being made to many of the restated provisions, you should review and consider carefully the new provisions before voting on the propositions relating to the restructuring transactions. In addition, the CBOT's current rules and regulations and, subject to changes to the rules and regulations occurring from time to time after the date of this document, the form of the rules and regulations of the CBOT subsidiary immediately after the restructuring transactions have been filed as exhibits to the registration statement of which this document is a part. We urge you to review carefully all of these materials in connection with your consideration of the restructuring transactions.


   We currently expect that these changes to our rules and regulations, which will form part of the bylaws of the CBOT subsidiary, will take effect at the time that the certificate of incorporation of the CBOT subsidiary becomes effective and that the CBOT subsidiary will publish an amended and restated Rulebook as soon as reasonably practicable thereafter. We currently plan to make copies of this new Rulebook available to holders of Class B and Class C memberships in the CBOT subsidiary in accordance with our past practice and procedures.


110.00 Petition Ballot Vote Communications--In the event that a ballot vote is forced by petition, all official communications, either written or presented at a Member meeting, will be accompanied by the views of both the Board and the petitioners. The Exchange will provide to the petitioners a minimum of 10 days from the receipt of notice to prepare written or presentation materials to accompany Exchange official communications. The petitioners will be represented by a registered sponsor (an individual who submits the original petitions and who chooses to register as the sponsor) or his designee. If there is no registered sponsor for the petition, the views of the Board and the petitioners should be equitably represented by the Chief Legal Counsel of the Exchange. (01/01/00)

    Rule 110.00 will be repealed.

134.00 Board Member Voting Records--The voting record (except those involving strategic planning or disciplinary issues) of each individual Board member should be recorded and available the day following the vote at the Secretary's office to any interested Full or Associate Member. (01/01/00)

    Rule 134.00 will be repealed.

144.00 Assistant Secretaries--Assistant Secretaries shall perform such duties as the Secretary or the Board may require, and shall act as Secretary in the absence or disability of the Secretary. 78 (08/01/94)

    Rule 144.00 will be repealed.

156.00 Nominating Committee--Until the first business day of January, 2001, the Nominating Committee shall consist of seven members: six elected members and one elected Associate Member whose terms of office shall be three years. Beginning on the first business day of January, 2001, the Nominating Committee shall consist of five members: four elected Full Members and one elected Associate Member whose terms of office shall be three years, except as provided in the Certificate of Incorporation Exhibit B, Section 7. The Committee members shall elect their own Chairman who shall be a Full Member. The Associate Member shall serve as a full voting member of the Committee. No member of the Nominating Committee shall be eligible for re-election or reappointment for a period of three years after his term expires. 51 (11/01/00)

    Rule 156.00 will be repealed. See the Bylaws; Article III.

162.01 Standing Committees--Standing Committees may be made up of full and associate members of the Association and members of the staff of the Association, unless otherwise specifically provided for in the Rules and Regulations. In addition, holders of GIM, IDEM or COM Membership Interests may be appointed by the Chairman of the Board to serve as non-voting advisors to any Committee. The Chairman of the Board and the President shall be ex-officio (non-voting) members of all committees of which they are not regular members. The Chairman of the Board, with the approval of the Board of Directors, may appoint full or associate members to both committees and subcommittees. (08/01/94)

    Regulation 162.01 will be repealed. See the Bylaws; Article III.

162.03 Executive Committee--The Executive Committee shall consist of the Chairman of the Board, the Vice Chairman of the Board, the President, who shall be a non-voting member of the Committee, and three member Directors. Two such Directors may be nominated by the Chairman of the Board, subject to the approval of the Board. The other shall be elected by the Board in the following manner: Nominations may be made only by Directors who are members of the Exchange but every member of the Board, except the President, who is a non-voting member of the Board of Directors may vote. A majority of all votes cast shall be necessary for election. If no nominee shall receive a majority on three ballots, a fourth ballot shall be taken when a plurality shall elect. To be eligible to serve on the Executive Committee, a Director must have served at least one year as a Director. The Chairman of the Board shall be the Chairman of the Executive Committee. (08/01/94)

    Regulation 162.03 will be repealed. See the Bylaws; Article III.

162.05 Additional Committees--In addition to those appointed by the Chairman of the Board, the Board may appoint such committees as it sees fit and prescribe the duties thereof. 1023 (08/01/94)

    Regulation 162.05 will be repealed. See the Bylaws; Article III;
    Section 3.

162.09 Strategy Committee--The Strategy Committee shall consist of no more than eleven members of the Board. A Vice Chairman of the Board will be Chairman of the Strategy Committee. The Chairman of the Board, with the approval of the Board of Directors, may fill any vacancy on the Committee by appointing another member of the Board to serve on the Committee. The responsibilities of the Strategy Committee shall be as follows; (a) to review and recommend a strategic plan for the Exchange;
       (b) to develop and track performance milestones implied in the strategic plan; (c) to ensure that subcommittee activities are consistent with the strategic plan; (d) to establish policies and priorities for addressing member proposals; and (e) to understand the competitive position of the Exchange. (03/01/99)

    Regulation 162.09 will be repealed. See the Bylaws; Article III.

164.00 Finance Committee--The Chairman of the Board, with the approval of the Board, shall appoint a Finance Committee, which shall consist of seven members of the Board. All Finance Committee members shall be Full Members, except that one Finance Committee member may be an Associate Member. Each year the Chairman of the Board shall appoint the Chairman of the Committee for a one-year term provided that the Chairman of the Board upon the effective date of this Rule shall appoint the Chairman of the Committee for a term that shall expire in January 1995. The Chairman of the Board, with the approval of the Board, shall fill any vacancy in the Committee by appointing another member of the Board to serve on the Committee.

    The responsibilities of the Finance Committee shall be as follows: (a) to oversee the monetary affairs of the Exchange, including cash flow, balance sheet, financing activities and investment of member capital;
    (b) to review and recommend annual budgets and capital expenditure plans for Board approval; (c) to review and recommend specific capital expenditures over an amount to be determined by the Board; (d) to establish revenue-sharing policies for joint ventures and alliances;
    (e) to review and recommend service, transaction processing and other service fee structures; and (f) to review and recommend membership dues policy. (08/01/94)

    Rule 164.00 will be repealed. See the Bylaws; Article III.

165.02 Audit Committee--The Audit Committee shall be composed of four members of the Board nominated by the Chairman of the Board and approved by the majority vote of the Board. The Audit Committee shall be responsible for
       (a) recommending the outside auditor to conduct an annual audit of the financial affairs of the Association; (b) approving the scope of such audits; (c) ensuring that adequate financial reporting systems and controls are in place; (d) reviewing the audit findings and management's response to those findings; and (e) ensuring the effectiveness of outside auditors and the internal financial audit staff. (08/01/94)

    Regulation 165.02 will be repealed. See the Bylaws; Article III.

165.03 Human Resources Committee--The Human Resources Committee shall be composed of five members of the Board, including the Chairman of the Board. The Chairman of the Committee shall be the Chairman of the Board. The other members of the Committee shall be nominated by the Chairman of the Board and approved by the Board.

       The Human Resources Committee shall be responsible for (a) establishing human resource policies; (b) approving, up to certain specified levels which the Board from time to time shall establish, senior management compensation specifically as follows: officer salaries (excluding the salary of the President) and, in conjunction with the President, non-officer salaries; (c) reviewing and recommending senior management appointments; (d) reviewing senior management evaluations, development and succession plans; (e) reviewing and recommending basic organizational structure; and (f) evaluating the performance of the President. (03/01/98)

    Regulation 165.03 will be repealed. See the Bylaws; Article III.

170.00 Departments--The Board, or the President with the approval of the Board, is authorized to establish and maintain such departments as may be deemed necessary from time to time, and the Board shall make all needful Regulations applicable thereto. All such departments shall be under the supervision of the President, who shall be responsible to the Board. 81 (08/01/94)

    Rule 170.00 will be repealed.

181.00 Retirement--The Board is authorized to adopt, maintain, amend, and terminate, from time to time, a plan or plans for the retirement of employees of the Association and its wholly owned subsidiary corporations and for the payment of pensions to such retired employees; provided, however that no such plan or plans shall be applicable to employees who are covered by a collective bargaining agreement pension plan; and provided, further, that no retired employee now receiving retirement compensation shall have his combined Government assistance and retirement compensation which was in effect prior to September 1, 1950, reduced as a result of any such plan or plans. 76 (08/01/94)

    Rule 181.00 will be repealed.

184.00 Appropriations--There shall be no appropriation of money or property of the Association except for the purpose of its legitimate business or to promote the purposes of its organization. 601 (08/01/94)

    Rule 184.00 will be repealed.

185.00 Repealing Clause--These Rules shall be effective upon such days as may be proclaimed by the Board. Upon the taking effect of these Rules, all former Rules and Regulations shall be repealed, except as herein provided, and except that prior transactions shall be governed by the Rules previously in effect. 606 (08/01/94)

    Rule 185.00 will be repealed.

186.00 Liability Under Previous Rules and Regulations--The provisions of the Rules and Regulations in force immediately prior to the adoption of these Rules and Regulations shall be superseded hereby, except that such adoption shall not affect the liability of any member of the Association for any offense theretofore committed, or any rights or liabilities theretofore acquired or incurred. 607 (08/01/94)

    Rule 186.00 will be repealed.

190.00 Compensation Information--Information enumerating all compensation and gifts (over a value of $1,000) from the Exchange of any kind and nature, including, but not limited to, salaries, deferred payments, bonuses, retirement benefits, trusts, and potential severance payments to the President, Executive Vice-Presidents, members of the Board of Directors, or to any organizations, corporations, partnerships, or associations with which the above individuals are associated either as shareholders, partners, or by other means will be made available on a quarterly basis at the Secretary's office to any interested Full or Associate Member requesting this information. (01/01/00) OF FORMAL INTERPRETATION CBOT RULE 190.00-COMPENSATION INFORMATION (Adopted by Board of Directors February 15, 2000)

    Pursuant to Rule 190.00, the following information will be made available on a quarterly basis by the Secretary's Office to any Full or Associate member requesting this information:

      Compensation

      Information enumerating all direct compensation and gifts (over a value of $1,000) from the Exchange of any kind and nature since the beginning of the CBOT's last fiscal year, including but not limited to, salaries, deferred payments, bonuses, retirement benefits, trusts and potential severance payments to the President, Executive Vice-Presidents, and members of the Board of Directors.

      Transactions

      Information about any transaction or series of similar transactions to which the Exchange or any of its subsidiaries was or is a party, and in which the President, any Executive Vice-President, any member of the Board of Directors, or any immediate family member of such persons, had or has a material interest. An interest shall not be deemed "material" within the meaning of this rule:

              (a) Where the interest arises only (i) from such person's
                  position as a director of another corporation or organization which is a party to the transaction; or (ii) from the direct or indirect ownership by such person of less than a ten percent (10%) equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position and ownership.

              (b) Where the interest arises only from such person's position as a limited partner in a partnership in which the person and all other persons specified in the above paragraph have an interest of less than ten percent (10%); or

              (c) Where the interest arises solely from the holding of an equity interest (including a limited partnership interest, but excluding a general partnership interest) or a creditor interest in another person that is a party to the transaction with the Exchange or any of its subsidiaries, and the transaction in question represents five percent (5%) or less of the other entity's consolidated gross revenues for its last full fiscal year. (04/01/00)

    Rule 190.00 will be repealed.

   Interpretation--The Board of Directors adopted the following on April 17, 1990 as a formal rule interpretation which confirms established Exchange practice: "For purposes of all petition provisions in Rules 102.00 "Nominations for Elective Office' and 107.00 "Amendment of Rules', the signature of an Associate Member shall count for 1/6th of the signature of a Full Member." (08/01/94)

    The above Interpretation will be repealed.



   In addition, we currently expect that Rule 210.00, which relates to the exercise right, will be amended to reflect the interpretations set forth in the August 7, 2001 agreement and related October 24, 2001 letter agreement entered into by the CBOT, CBOT Holdings and the Chicago Board Options Exchange.


                                   * * * * *

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

 Delaware General Corporation Law

   Under Section 145 of the Delaware General Corporation Law, CBOT Holdings is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

   Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

   Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

   Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

   Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

   Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

 Amended and Restated Certificate of Incorporation

   The amended and restated certificate of incorporation, as amended, provides that a director of CBOT Holdings shall not be personally liable to CBOT Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to CBOT Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law ("DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the CBOT Holdings shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

 Bylaws

   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of CBOT Holdings or is or was serving at the request of CBOT Holdings as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by CBOT Holdings to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits CBOT Holdings to provide broader indemnification rights than such law permitted CBOT Holdings to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as otherwise provided in the bylaws with respect to proceedings to enforce rights to indemnification, CBOT Holdings shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

   In addition, an indemnitee shall also have the right to be paid by CBOT Holdings the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to CBOT Holdings of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses.

   If a claim for indemnification is not paid in full by CBOT Holdings within sixty (60) days after a written claim has been received by CBOT Holdings, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against CBOT Holdings to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by CBOT Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by CBOT Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, CBOT Holdings shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of CBOT Holdings (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by CBOT Holdings (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by CBOT Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under the bylaws or otherwise shall be on CBOT Holdings.

   The rights to indemnification and to the advancement of expenses conferred in the bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, CBOT Holdings' certificate of incorporation, agreement, vote of stockholders or directors or otherwise.

 Insurance

   CBOT Holdings may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of CBOT Holdings or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not CBOT Holdings would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits


     Exhibit
     Number                            Description
     -------                           -----------
      2.1      Form of Agreement and Plan of Merger between Ceres Trading
                Limited Partnership, the Board of Trade of the City of
                Chicago, Inc. and a wholly owned merger subsidiary.
      2.2      Form of Agreement and Plan of Merger between Board of
                Trade of the City of Chicago, Inc. and a wholly owned
                merger subsidiary (Reference is hereby made to Appendix C
                of the Proxy Statement and Prospectus).
      3.1      Amended and Restated Certificate of Incorporation of the
                not-for-profit Board of Trade of the City of Chicago,
                Inc. (Incorporated by reference to Exhibit 3.1 to the
                Registration Statement on Form S-4 filed by Board of
                Trade of the City of Chicago, Inc. (Reg. No. 333-54370)
                on March 6, 2001).**
      3.2      Form of Amended and Restated Certificate of Incorporation
                of the for-profit Board of Trade of the City of Chicago,
                Inc. (Reference is hereby made to Appendix H of the Proxy
                Statement and Prospectus).
      3.3      Amended and Restated Bylaws of the not-for-profit Board of
                Trade of the City of Chicago, Inc. (Incorporated by
                reference to Exhibit 3.3 to the Registration Statement on
                Form S-4 filed by Board of Trade of the City of Chicago,
                Inc. (Reg. No. 333-54370) on March 6, 2001).**
      3.4      Form of Amended and Restated Bylaws of the for-profit
                Board of Trade of the City of Chicago, Inc. (Reference is
                hereby made to Appendix I of the Proxy Statement and
                Prospectus).
      4.4      Rules and Regulations of the not-for-profit Board of Trade of the City of Chicago, Inc.
      4.5      Form of Rules and Regulations of the for-profit Board of
                Trade of the City of Chicago, Inc. (subject to further
                changes after the date of this Registration Statement).
      4.7      Form of Common Stock certificate for CBOT Holdings, Inc.**
      4.8      Form of Amended and Restated Certificate of Incorporation
                of CBOT Holdings, Inc. (Reference is hereby made to
                Appendix F of the Proxy Statement and Prospectus).
      4.9      Form of Amended and Restated Bylaws of CBOT Holdings, Inc.
                (Reference is hereby made to Appendix G of the Proxy
                Statement and Prospectus).
      4.10     Agreement, dated September 1, 1992, by and between Board
                of Trade of the City of Chicago and Chicago Board Options
                Exchange Incorporated (Incorporated by reference to
                Exhibit 4.10 to the Registration Statement on Form S-4
                filed by Board of Trade of the City of Chicago, Inc.
                (Reg. No. 333-54370))**
      4.11     Agreement, dated August 7, 2001, by and between Board of
                Trade of the City of Chicago, Inc. and Chicago Board
                Options Exchange Incorporated (Reference is hereby made
                to Appendix E-1 of the Proxy Statement and Prospectus).
      4.12     Letter Agreement, dated October 24, 2001, by and between
                Board of Trade of the City of Chicago, Inc., CBOT
                Holdings, Inc. and Chicago Board Options Exchange
                Incorporated (Reference is hereby made to Appendix E-2 of
                the Proxy Statement and Prospectus).
      5        Opinion of Morris, Nichols, Arsht & Tunnell as to legality of the securities being registered.
      8        Opinion of Kirkland & Ellis concerning certain tax
                matters.
     10.1      Agreement, dated April 14, 2000, between the Board of
                Trade of the City of Chicago and Thomas R. Donovan
                (Incorporated by reference to Exhibit 10.1 to the
                Registration Statement on Form S-4 filed by Board of
                Trade of the City of Chicago, Inc. (Reg. No. 333-54370)
                on March 26, 2001).**

     Exhibit
     Number                            Description
     -------                           -----------
     10.2      Letter Agreement, dated April 18, 2000, between the Board
                of Trade of the City of Chicago and Dennis A. Dutterer
                (Incorporated by reference to Exhibit 10.2 to the
                Registration Statement on Form S-4 filed by Board of
                Trade of the City of Chicago, Inc. (Reg. No. 333-54370)
                on March 26, 2001).**
     10.3      Letter Agreement, dated April 18, 2000, between the Board
                of Trade of the City of Chicago and Board of Trade
                Clearing Corporation (Incorporated by reference to
                Exhibit 10.3 to the Registration Statement on Form S-4
                filed by Board of Trade of the City of Chicago, Inc.
                (Reg. No. 333-54370) on March 26, 2001).**
     10.4      Executive Employment Agreement, dated May 18, 1999,
                between the Board of Trade of the City of Chicago and
                Patrick J. Catania (Incorporated by reference to Exhibit
                10.4 to the Registration Statement on Form S-4 filed by
                Board of Trade of the City of Chicago, Inc. (Reg. No.
                333-54370) on March 26, 2001).**
     10.5      Amendment to Executive Employment Agreement, dated
                February 28, 2001, between the Board of Trade of the City
                of Chicago, Inc. and Patrick J. Catania (Incorporated by
                reference to Exhibit 10.5 to the Registration Statement
                on Form S-4 filed by Board of Trade of the City of
                Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).**
     10.6      Executive Employment Agreement, dated May 18, 1999,
                between the Board of Trade of the City of Chicago and
                Carol A. Burke (Incorporated by reference to Exhibit 10.6
                to the Registration Statement on Form S-4 filed by Board
                of Trade of the City of Chicago, Inc. (Reg. No. 333-
                54370) on March 26, 2001).**
     10.7      Amendment to Executive Employment Agreement, dated
                February 28, 2001, between the Board of Trade of the City
                of Chicago and Carol A. Burke (Incorporated by reference
                to Exhibit 10.7 to the Registration Statement on Form S-4
                filed by Board of Trade of the City of Chicago, Inc.
                (Reg. No. 333-54370) on March 26, 2001).**
     10.8      Note Purchase Agreement, dated as of March 1, 1997, among
                the Board of Trade of the City of Chicago and each of the
                purchasers limited in Schedule A attached thereto
                (Incorporated by reference to Exhibit 10.8 to the
                Registration Statement on Form S-4 filed by Board of
                Trade of the City of Chicago, Inc. (Reg. No. 333-54370)
                on March 26, 2001).**
     10.9      Credit Agreement, dated as of August 11, 2000, between the
                Board of Trade of the City of Chicago, Inc. and Bank One,
                N.A. (Incorporated by reference to Exhibit 10.9 to the
                Registration Statement on Form S-4 filed by Board of
                Trade of the City of Chicago, Inc. (Reg. No. 333-54370)
                on March 26, 2001).**
     10.10     Security Agreement, dated as of August 11, 2000, between
                the Board of Trade of the City of Chicago, Inc. and Bank
                One, N.A. (Incorporated by reference to Exhibit 10.10 to
                the Registration Statement on Form S-4 filed by Board of
                Trade of the City of Chicago, Inc. (Reg. No. 333-54370)
                on March 26, 2001).**
     10.11     Second Amended and Restated Limited Partnership Agreement
                of Ceres Trading Limited Partnership, dated September 8,
                1997 (Incorporated by reference to Exhibit 10.11 to the
                Registration Statement on Form S-4 filed by Board of
                Trade of the City of Chicago, Inc. (Reg. No. 333-54370)
                on March 26, 2001).**
     10.12     Executive Employment Agreement, dated as of February 20,
                2001, between the Board of Trade of the City of Chicago,
                Inc. and David J. Vitale (Incorporated by reference to
                Exhibit 10.12 to the Registration Statement on Form S-4
                filed by Board of Trade of the City of Chicago, Inc.
                (Reg. No. 333-54370) on March 26, 2001).
     10.13     License Agreement, dated as of June 5, 1997, between Dow
                Jones & Company, Inc. and the Board of Trade of the City
                of Chicago (certain confidential portions have been
                omitted and filed separately with the SEC pursuant to a
                request for confidential treatment).**
     10.14     Amendment to License Agreement, dated as of September 9,
                1997, between Dow Jones & Company, Inc. and the Board of
                Trade of the City of Chicago (Incorporated by reference
                to Exhibit 10.14 to the Registration Statement on Form S-
                4 filed by Board of Trade of the City of Chicago, Inc.
                (Reg. No. 333-54370) on March 26, 2001).**

     Exhibit
     Number                            Description
     -------                           -----------
     10.15     Second Amendment to License Agreement, dated as of
                February 18, 1998, between Dow Jones & Company, Inc. and
                the Board of Trade of the City of Chicago (certain
                confidential portions have been omitted and filed
                separately with the SEC pursuant to a request for
                confidential treatment).**
     10.16     Third Amendment to License Agreement, dated as of May,
                1998, between Dow Jones & Company, Inc. and the Board of
                Trade of the City of Chicago (Incorporated by reference
                to Exhibit 10.16 to the Registration Statement on Form S-
                4 filed by Board of Trade of the City of Chicago, Inc.
                (Reg. No. 333-54370) on March 26, 2001).**
     10.17     Alliance Agreement, dated October 1, 1999, among the Board of Trade of the City of Chicago, Ceres, Ceres Alliance
                LLC, Deutsche Borse AG, Swiss Stock Exchange, Eurex
                Zurich AG, Eurex Frankfurt AG and Eurex Deutschland
                (Incorporated by reference to Exhibit 10.17 to the
                Registration Statement on Form S-4 filed by Board of
                Trade of the City of Chicago, Inc. (Reg. No. 333-54370)
                on March 26, 2001).**
     10.18     Software License Agreement, dated October 1, 1999, among
                Deutsche Borse AG, Swiss Stock Exchange, Ceres Trading
                Limited Partnership and the Board of Trade of the City of
                Chicago (certain confidential portions have been omitted
                and filed separately with the SEC pursuant to a request
                for confidential treatment).**
     10.19     Master Software Development Agreement, dated July 20,
                2000, among Deutsche Borse Aktiengesellschaft, Swiss
                Stock Exchange, the Board of Trade of the City of
                Chicago, Ceres, Ceres Alliance L.L.C., Eurex Frankfurt
                AG, Eurex Zurich AG, Eurex Clearing AG and Board of Trade
                of the City of Chicago/Eurex Alliance, L.L.C. (certain
                confidential portions have been omitted and filed
                separately with the SEC pursuant to a request for
                confidential treatment).**
     10.20     Confirmation of Rights Agreement, dated July 27, 2000,
                among Deutsche Borse AG, the Swiss Stock Exchange, Ceres
                and the Board of Trade of the City of Chicago (certain
                confidential portions have been omitted and filed
                separately with the SEC pursuant to a request for
                confidential treatment).**
     10.21     Systems Operations Agreement, dated July 20, 2000, between
                Deutsche Borse Systems AG and Deutsche Borse
                Aktiengesellschaft, Swiss Stock Exchange, the Board of
                Trade of the City of Chicago, Ceres, Ceres Alliance
                L.L.C., Eurex Frankfurt AG, Eurex Zurich AG, Eurex
                Clearing AG and Board of Trade of the City of
                Chicago/Eurex Alliance, L.L.C. (certain confidential
                portions have been omitted and filed separately with the
                SEC pursuant to a request for confidential treatment).**
     10.22     Second Amended and Restated License Agreement, dated as of
                August 25, 2000, between the Board of Trade of the City
                of Chicago and Ceres (certain confidential portions have
                been omitted and filed separately with the SEC pursuant
                to a request for confidential treatment).**
     10.23     ISDA Master Agreement and related foreign exchange forward contracts, dated as of September 27, 2000, between Bank
                of America, N.A. and Ceres (Incorporated by reference to
                Exhibit 10.23 to the Registration Statement on Form S-4
                filed by Board of Trade of the City of Chicago, Inc.
                (Reg. No. 333-54370) on March 26, 2001).**
     10.24     Promissory Note, dated March 30, 2001, given by the Board
                of Trade of the City of Chicago, Inc. to Hitachi Credit
                America Corp. (Incorporated by reference to Exhibit 10.24
                to the Registration Statement on Form S-4 filed by the
                Board of Trade of the City of Chicago, Inc. (Reg. No.
                333-54370) on April 6, 2001).**
     10.25     Security Agreement, dated March 30, 2001, between the
                Board of Trade of the City of Chicago, Inc. and Hitachi
                Credit America Corp. (Incorporated by reference to
                Exhibit 10.25 to the Registration Statement on Form S-4
                filed by the Board of Trade of the City of Chicago, Inc.
                (Reg. No. 333-54370) on April 6, 2001).**

     Exhibit
     Number                            Description
     -------                           -----------
     10.26     Letter Agreement, dated March 21, 2001, between the Board
                of Trade of the City of Chicago, Inc. and James P.
                Amaral. (Incorporated by reference to Exhibit 10.26 to
                the Registration Statement on Form S-4 filed by the Board
                of Trade of the City of Chicago, Inc. (Reg. No. 333-
                54370) on April 6, 2001).**
     10.27     Agreement, dated July 17, 2001, between the Board of Trade of the City of Chicago, Inc. and Patrick J. Catania.**
     21        Subsidiaries of CBOT Holdings.**
     23.1      Consent of Deloitte & Touche, LLP.
     23.2      Form of Consent of Morris, Nichols, Arsht & Tunnell
                (included in Exhibit 5).
     23.3      Form of Consent of Kirkland & Ellis (included in Exhibit
                8).
     23.4      Consent of William Blair & Company, L.L.C.
     23.5      Consent of Arthur Andersen LLP.
     24        Powers of Attorney (included in signature page).**
     99.1      Form of Proxy Card for Special Meeting of Members of the
                CBOT.

--------
* To be filed by amendment.

**Previously filed.


   (b) Financial Statement Schedules

     Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

   (c) Report, Opinion or Appraisal Exhibits

     1. Fairness Opinion of William Blair & Company, L.L.C., dated January 16, 2001 (included in the Proxy Statement and Prospectus as Appendix C-1 that is part of the Registration Statement on Form S-4 filed by the Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) filed on January 26, 2001).

     2. Fairness Opinion of Arthur Andersen LLP, dated January 16, 2001 (included in the Proxy Statement and Prospectus as Appendix C-2 that is part of the Registration Statement on Form S-4 filed by the Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) filed on January 26,
  2001).

     3. Preliminary Valuation Analysis of Arthur Andersen LLP, dated February 28, 2001 (included in the Proxy Statement and Prospectus as Appendix C-3 that is part of the Registration Statement on Form S-4 filed by the Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) filed on January 26, 2001).

     4. Fairness Opinion of William Blair & Company, L.L.C., dated September 24, 2001 (included in the Proxy Statement and Prospectus as Appendix D-1).

     5. Fairness Opinion of Arthur Andersen LLP, dated October 2, 2001 (included in the Proxy Statement and Prospectus as Appendix D-2).

     6. Preliminary Valuation Analysis of Arthur Andersen LLP, dated October 2, 2001 (included in the Proxy Statement and Prospectus as Appendix D-3).

Item 22. Undertakings.

   Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the document pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned Registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of or included in the registration statement when it became effective.

   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the document any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chicago, State of Illinois, on November 21, 2001.


                                          CBOT HOLDINGS, INC.

                                               /s/ David J. Vitale

                                          By: _________________________________

                                                   David J. Vitale


                                               President and Chief Executive
                                                       Officer


                                    *  *  *

   Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons on November 21, 2001 in the capacities indicated.




                 Signature                                     Title
                 ---------                                     -----


          /s/ David J. Vitale               President and Chief Executive Officer
___________________________________________   (Principal Executive Officer) and
              David J. Vitale                 Director

             *Glen M. Johnson               Chief Financial Officer (Principal
___________________________________________   Financial Officer)
              Glen M. Johnson

             *Jill A. Harley                Treasurer (Principal Accounting Officer)
___________________________________________
              Jill A. Harley

           *Nickolas J. Neubauer            Chairman of the Board
___________________________________________
           Nickolas J. Neubauer


     /s/ David J. Vitale


*By: ___________________________


         David J. Vitale


         Attorney-in-fact

                                 EXHIBIT INDEX


  Exhibit
  Number                             Description
  -------                            -----------
  2.1      Form of Agreement and Plan of Merger between Ceres Trading
            Limited Partnership, the Board of Trade of the City of
            Chicago, Inc. and a wholly owned merger subsidiary.
  2.2      Form of Agreement and Plan of Merger between Board of Trade of the City of Chicago, Inc. and a wholly owned merger
            subsidiary (Reference is hereby made to Appendix C of the
            Proxy Statement and Prospectus).
  3.1      Amended and Restated Certificate of Incorporation of the not-
            for-profit Board of Trade of the
            City of Chicago, Inc. (Incorporated by reference to Exhibit
            3.1 to the Registration Statement
            on Form S-4 filed by Board of Trade of the City of Chicago,
            Inc. (Reg. No. 333-54370) on March 6, 2001).**
  3.2      Form of Amended and Restated Certificate of Incorporation of
            the for-profit Board of Trade of the City of Chicago, Inc.
            (Reference is hereby made to Appendix H of the Proxy
            Statement and Prospectus).
  3.3      Amended and Restated Bylaws of the not-for-profit Board of
            Trade of the City of Chicago, Inc. (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4
            filed by Board of Trade of the City of Chicago, Inc. (Reg.
            No. 333-54370) on March 6, 2001).**
  3.4      Form of Amended and Restated Bylaws of the for-profit Board of
            Trade of the City of Chicago, Inc. (Reference is hereby made to Appendix I of the Proxy Statement and Prospectus).
  4.4      Rules and Regulations of the not-for-profit Board of Trade of the City of Chicago, Inc.
  4.5      Form of Rules and Regulations of the for-profit Board of Trade of the City of Chicago, Inc. (subject to further changes
            after the date of this Registration Statement).
  4.7      Form of Common Stock certificate for CBOT Holdings, Inc.**
  4.8      Form of Amended and Restated Certificate of Incorporation of
            CBOT Holdings, Inc. (Reference is hereby made to Appendix F of the Proxy Statement and Prospectus).
  4.9      Form of Amended and Restated Bylaws of CBOT Holdings, Inc.
            (Reference is hereby made to Appendix G of the Proxy
            Statement and Prospectus).
  4.10     Agreement, dated September 1, 1992, by and between Board of
            Trade of the City of Chicago and Chicago Board Options
            Exchange Incorporated (Incorporated by reference to Exhibit
            4.10 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370))**
  4.11     Agreement, dated August 7, 2001, by and between Board of Trade of the City of Chicago, Inc. and Chicago Board Options
            Exchange Incorporated (Reference is hereby made to Appendix
            E-1 of the Proxy Statement and Prospectus).
  4.12     Letter Agreement, dated October 24, 2001, by and between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc.
            and Chicago Board Options Exchange Incorporated (Reference is
            hereby made to Appendix E-2 of the Proxy Statement and
            Prospectus).
  5        Opinion of Morris, Nichols, Arsht & Tunnell as to legality of the securities being registered.
  8        Opinion of Kirkland & Ellis concerning certain tax matters.
 10.1      Agreement, dated April 14, 2000, between the Board of Trade of the City of Chicago and Thomas R. Donovan (Incorporated by
            reference to Exhibit 10.1 to the Registration Statement on
            Form S-4 filed by Board of Trade of the City of Chicago, Inc.
            (Reg. No. 333-54370) on March 26, 2001).**
 10.2      Letter Agreement, dated April 18, 2000, between the Board of
            Trade of the City of Chicago and Dennis A. Dutterer
            (Incorporated by reference to Exhibit 10.2 to the
            Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26,
            2001).**

  Exhibit
  Number                             Description
  -------                            -----------
 10.3      Letter Agreement, dated April 18, 2000, between the Board of
            Trade of the City of Chicago and Board of Trade Clearing
            Corporation (Incorporated by reference to Exhibit 10.3 to the
            Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc.
            (Reg. No. 333-54370) on March 26, 2001).**
 10.4      Executive Employment Agreement, dated May 18, 1999, between the Board of Trade of the City of Chicago and Patrick J.
            Catania (Incorporated by reference to Exhibit 10.4 to the
            Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26,
            2001).**
 10.5      Amendment to Executive Employment Agreement, dated February
            28, 2001, between the Board of Trade of the City of Chicago,
            Inc. and Patrick J. Catania (Incorporated by reference to
            Exhibit 10.5 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-
            54370) on March 26, 2001).**
 10.6      Executive Employment Agreement, dated May 18, 1999, between the Board of Trade of the City of Chicago and Carol A. Burke
            (Incorporated by reference to Exhibit 10.6 to the
            Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26,
            2001).**
 10.7      Amendment to Executive Employment Agreement, dated February
            28, 2001, between the Board of Trade of the City of Chicago and Carol A. Burke (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed by Board of
            Trade of the City of Chicago, Inc.
            (Reg. No. 333-54370) on March 26, 2001).**
 10.8      Note Purchase Agreement, dated as of March 1, 1997, among the
            Board of Trade of the City of Chicago and each of the
            purchasers limited in Schedule A attached thereto
            (Incorporated by reference to Exhibit 10.8 to the
            Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26,
            2001).**
 10.9      Credit Agreement, dated as of August 11, 2000, between the
            Board of Trade of the City of Chicago, Inc. and Bank One,
            N.A. (Incorporated by reference to Exhibit 10.9 to the
            Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26,
            2001).**
 10.10     Security Agreement, dated as of August 11, 2000, between the
            Board of Trade of the City of Chicago, Inc. and Bank One,
            N.A. (Incorporated by reference to Exhibit 10.10 to the
            Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26,
            2001).**
 10.11     Second Amended and Restated Limited Partnership Agreement of
            Ceres Trading Limited Partnership, dated September 8, 1997
            (Incorporated by reference to Exhibit 10.11 to the
            Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc.
            (Reg. No. 333-54370) on March 26, 2001).**
 10.12     Executive Employment Agreement, dated as of February 20, 2001, between the Board of Trade of the City of Chicago, Inc. and
            David J. Vitale (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed by Board of
            Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on
            March 26, 2001).
 10.13     License Agreement, dated as of June 5, 1997, between Dow Jones
            & Company, Inc. and the Board of Trade of the City of Chicago
            (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for
            confidential treatment).**
 10.14     Amendment to License Agreement, dated as of September 9, 1997, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (Incorporated by reference to Exhibit
            10.14 to the Registration Statement on Form S-4 filed by
            Board of Trade of the City of Chicago, Inc. (Reg. No. 333-
            54370) on March 26, 2001).**
 10.15     Second Amendment to License Agreement, dated as of February
            18, 1998, between Dow Jones & Company, Inc. and the Board of
            Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).**

 Exhibit
 Number                              Description
 -------                             -----------
 10.16     Third Amendment to License Agreement, dated as of May, 1998, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (Incorporated by reference to Exhibit
            10.16 to the Registration Statement on Form S-4 filed by
            Board of Trade of the City of Chicago, Inc. (Reg. No. 333-
            54370) on March 26, 2001).**
 10.17     Alliance Agreement, dated October 1, 1999, among the Board of
            Trade of the City of Chicago, Ceres, Ceres Alliance LLC,
            Deutsche Borse AG, Swiss Stock Exchange, Eurex Zurich AG,
            Eurex Frankfurt AG and Eurex Deutschland (Incorporated by
            reference to Exhibit 10.17 to the Registration Statement on
            Form S-4 filed by Board of Trade of the City of Chicago, Inc.
            (Reg. No. 333-54370) on March 26, 2001).**
 10.18     Software License Agreement, dated October 1, 1999, among
            Deutsche Borse AG, Swiss Stock Exchange, Ceres Trading
            Limited Partnership and the Board of Trade of the City of
            Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for
            confidential treatment).**
 10.19     Master Software Development Agreement, dated July 20, 2000, among Deutsche Borse Aktiengesellschaft, Swiss Stock
            Exchange, the Board of Trade of the City of Chicago, Ceres,
            Ceres Alliance L.L.C., Eurex Frankfurt AG, Eurex Zurich AG,
            Eurex Clearing AG and Board of Trade of the City of
            Chicago/Eurex Alliance, L.L.C. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).**
 10.20     Confirmation of Rights Agreement, dated July 27, 2000, among
            Deutsche Borse AG, the Swiss Stock Exchange, Ceres and the
            Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).**
 10.21     Systems Operations Agreement, dated July 20, 2000, between
            Deutsche Borse Systems AG and Deutsche Borse
            Aktiengesellschaft, Swiss Stock Exchange, the Board of Trade
            of the City of Chicago, Ceres, Ceres Alliance L.L.C., Eurex
            Frankfurt AG, Eurex Zurich AG, Eurex Clearing AG and Board of
            Trade of the City of Chicago/Eurex Alliance, L.L.C. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential
            treatment).**
 10.22     Second Amended and Restated License Agreement, dated as of
            August 25, 2000, between the Board of Trade of the City of
            Chicago and Ceres (certain confidential portions have been omitted and filed separately with the SEC pursuant to a
            request for confidential treatment).**
 10.23     ISDA Master Agreement and related foreign exchange forward contracts, dated as of September 27, 2000, between Bank of
            America, N.A. and Ceres (Incorporated by reference to Exhibit
            10.23 to the Registration Statement on Form S-4 filed by
            Board of Trade of the City of Chicago, Inc. (Reg. No. 333-
            54370) on March 26, 2001).**
 10.24     Promissory Note, dated March 30, 2001, given by the Board of
            Trade of the City of Chicago, Inc. to Hitachi Credit America
            Corp. (Incorporated by reference to Exhibit 10.24 to the
            Registration Statement on Form S-4 filed by the Board of
            Trade of the City of Chicago, Inc. (Reg. No.
            333-54370) on April 6, 2001).**
 10.25     Security Agreement, dated March 30, 2001, between the Board of
            Trade of the City of Chicago, Inc. and Hitachi Credit America
            Corp. (Incorporated by reference to Exhibit 10.25 to the
            Registration Statement on Form S-4 filed by the Board of
            Trade of the City of Chicago, Inc. (Reg. No.
            333-54370) on April 6, 2001).**
 10.26     Letter Agreement, dated March 21, 2001, between the Board of
            Trade of the City of Chicago, Inc. and James P. Amaral.
            (Incorporated by reference to Exhibit 10.26 to the
            Registration Statement on Form S-4 filed by the Board of
            Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on
            April 6, 2001).**
 10.27     Agreement, dated July 17, 2001, between the Board of Trade of the City of Chicago, Inc. and Patrick J. Catania.**

 Exhibit
 Number                              Description
 -------                             -----------
 21        Subsidiaries of CBOT Holdings.**
 23.1      Consent of Deloitte & Touche, LLP.
 23.2      Form of Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5).
 23.3      Form of Consent of Kirkland & Ellis (included in Exhibit 8).
 23.4      Consent of William Blair & Company, L.L.C.
 23.5      Consent of Arthur Andersen LLP.
 24        Powers of Attorney (included in signature page).**
 99.1      Form of Proxy Card for Special Meeting of Members of the CBOT.

--------

* Previously filed.


** To be filed by amendment.